Exhibit 10.3.3
Execution Version
AMENDMENT NO. 3 TO THE CREDIT AGREEMENT
AMENDMENT NO. 3 to the CREDIT AGREEMENT, dated as of June 27, 2023 (this “Amendment”), is entered into by BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
WHEREAS, reference is hereby made to the Credit Agreement, dated as of July 30, 2021 (as amended by Amendment No. 1, dated as of November 1, 2021, and Amendment No. 2, dated as of June 26, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the date hereof, the “Credit Agreement”; the Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”), among, inter alia, MAV INTERMEDIATE HOLDING II CORPORATION, a Delaware corporation (“Holdings”), McGraw-Hill Education, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, the Administrative Agent and the Collateral Agent;
WHEREAS, Term Loans under the Credit Agreement denominated in Dollars incur or are permitted to incur interest, fees, commissions or other amounts based on the London Interbank Offered Rate as administered by the ICE Benchmark Administration (“LIBOR”) in accordance with the terms of the Credit Agreement; and
WHEREAS, LIBOR has been or will be replaced with Term SOFR in accordance with the Credit Agreement and, in connection therewith, the Administrative Agent is exercising its right to amend the Credit Agreement to make certain Benchmark Replacement Conforming Changes in connection with the implementation of Term SOFR as the Benchmark Replacement as set forth herein.
WHEREAS, pursuant to Section 2.16(c)(iv) of the Credit Agreement, any amendment implementing Benchmark Replacement Conforming Changes by the Administrative Agent shall become effective without any further action or consent of any other party to the Credit Agreement.
NOW, THEREFORE, in accordance with the terms of the Credit Agreement, this Amendment is entered into by the Administrative Agent.
Section 1.    Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby. This Amendment is a “Credit Document” as defined under the Credit Agreement.
Section 2.    Amendments to the Existing Credit Agreement.
(a)    Effective as of the Amendment No. 3 Effective Date (as defined below), the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.
(b)    the exhibits to the Credit Agreement are, effective as of the Amendment No. 3 Effective Date (as defined below), hereby amended to (i) amend and restate Exhibit A-1, the Form of Notice of Borrowing, in the form attached as Exhibit B hereto, (ii) amend and restate Exhibit A-3, the Form of Notice of Conversion/Continuation, in the form attached as Exhibit C hereto, and (iii) amend and restate Exhibit D, the Form of Notice of Loan Prepayment, in the form attached as Exhibit D hereto (for the avoidance of doubt, all other exhibits to the Credit Agreement will remain in full force and effect in the form attached to the Credit Agreement on the Closing Date).
Section 3.    Effectiveness. This Amendment shall become effective on the earlier of (A) the date that all Available Tenors of Dollar LIBO Rate have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (B) June 30, 2023, upon proper execution by the Administrative Agent of this Amendment (such earlier date, the “Amendment No. 3 Effective Date”).
Section 4.    No Other Modifications. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document. It is understood and agreed that each reference in each Credit Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Amended Credit Agreement. This Amendment and the Amended Credit Agreement shall not constitute a novation of the Credit Agreement or any other Credit Document.
Section 5.    GOVERNING LAW.
THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. SECTION 13.08 OF THE AMENDED CREDIT AGREEMENT IS HEREBY INCORPORATED MUTATIS MUTANDIS AND SHALL APPLY HERETO.
Section 6.    Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity and enforceability of the remaining provisions hereof and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 7.    Counterparts; Electronic Execution. This Amendment may be in the form of an electronic record (in “.pdf” form or otherwise) and may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This Amendment may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Amendment.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed Amendment which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Amendment converted into another format, for transmission, delivery and/or retention. Section 13.21 of the Amended Credit Agreement shall apply to this Amendment, mutatis mutandis.
Section 8.    Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
Section 9.    Pre-Amendment Loans. Notwithstanding anything herein (a) effective as of the Amendment No. 3 Effective Date, with respect to Term Loans, Dollars shall not be considered a currency for which there is a published LIBOR Screen Rate, (b) to the extent any Term Loan bearing interest at the

LIBO Rate (as defined in the Credit Agreement) is outstanding on the Amendment No. 3 Effective Date (such Loans, the “Pre-Amendment Loans”), such Term Loan shall continue to bear interest at the LIBO Rate until the end of the current Interest Period or payment period applicable to such Loan, it being understood that such Pre-Amendment Loans shall remain subject to the terms of the Credit Agreement (without giving effect to this Amendment) until the end of the applicable Interest Period, (c) in no event shall the Borrower be entitled to request any Term Loans that are LIBO Rate Loans (as defined in the Credit Agreement) after the Amendment No. 3 Effective Date (or submit a Notice of Conversion/Continuation with respect to continuing any such Term Loans or requesting conversion of a Term Loan into a LIBO Rate Loan), (d) any request for a new Term Loan that is a LIBO Rate Loan denominated in Dollars, or to continue an existing Term Loan that is a LIBO Rate Loan denominated in Dollars, in each case, after the Amendment No. 3 Effective Date, shall be deemed to be a request for a new Term Loan bearing interest at Term SOFR and (e) at the end of the current Interest Period or payment period, as applicable, each Pre-Amendment Loan shall, unless otherwise instructed by the Borrower, be automatically converted to a Term SOFR Loan bearing interest at Term SOFR with the same Interest Period as such Pre-Amendment Loan.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Administrative Agent has caused this Amendment to be duly executed by its authorized officer as of the day and year first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ David J. Smith
	Name:	David J. Smith
	Title:	Vice President
[Signature Page to Amendment No. 3 to the Credit Agreement]

EXHIBIT A
TO AMENDMENT
AMENDED CREDIT AGREEMENT
[Attached]
Exhibit A-1

Exhibit A
Conformed Through Amendment No. ~~2~~3

CREDIT AGREEMENT
among
MAV INTERMEDIATE HOLDING II CORPORATION
as HOLDINGS,
MAV ACQUISITION CORPORATION,
as INITIAL BORROWER,
MCGRAW-HILL EDUCATION, INC.
as ULTIMATE BORROWER,
VARIOUS LENDERS AND ISSUING BANKS
and
BANK OF AMERICA, N.A.,
as ADMINISTRATIVE AGENT, COLLATERAL AGENT and SWINGLINE LENDER
_______________________________________
Dated as of July 30, 2021,
as amended by Amendment No.1, dated as of November 1, ~~2021~~
~~and~~2021, Amendment No. 2, dated as of June 26, 2023 and Amendment No. 3, dated as of June 27, 2023
_______________________________________
BANK OF AMERICA, N.A., BMO CAPITAL MARKETS CORP.,
MACQUARIE CAPITAL (USA) INC., BNP PARIBAS SECURITIES CORP.,
DEUTSCHE BANK SECURITIES INC., PNC CAPITAL MARKETS LLC and
UBS SECURITIES LLC,
as JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

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5.04	Method and Place of Payment	112
5.05	Net Payments	113

SECTION 6.	CONDITIONS PRECEDENT TO CREDIT EVENTS ON THE CLOSING DATE.	115

6.01	Credit Agreement	115
6.02	ABL Credit Agreement and Indentures	115
6.03	Opinions of Counsel	115
6.04	Corporate Documents; Proceedings, etc	116
6.05	Acquisition	116
6.06	Refinancing	116
6.07	Equity Contribution	116
6.08	Intercreditor Agreements	116
6.09	Security Agreement	116
6.10	Guaranty Agreement	117
6.11	Financial Statements; Pro Forma Balance Sheets; Projections	117
6.12	Solvency Certificate	118
6.13	Fees, etc	118
6.14	Representations and Warranties	118
6.15	Patriot Act	118
6.16	Notice of Borrowing	118
6.17	Officer’s Certificate	118
6.18	Material Adverse Effect	118

SECTION 7.	CONDITIONS PRECEDENT TO ALL CREDIT EVENTS AFTER THE CLOSING DATE.	118

7.01	Notice of Borrowing	118
7.02	No Default	119
7.03	Representations and Warranties	119
7.04	Eligible Currency	119

SECTION 8.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS.	119

8.01	Organizational Status	119
8.02	Power and Authority; Enforceability	119
8.03	No Violation	119
8.04	Approvals	120
8.05	Financial Statements; Financial Condition; Projections	120
8.06	Litigation	120
8.07	True and Complete Disclosure	120
8.08	Use of Proceeds; Margin Regulations	121
8.09	Tax Returns and Payments	121
8.10	ERISA	122
8.11	The Security Documents	122
8.12	Properties	123
8.13	Capitalization	123
8.14	Subsidiaries	123
8.15	Compliance with Statutes, Sanctions; Patriot Act; Anti-Corruption Laws	123
8.16	Investment Company Act	124
8.17	[Reserved]	124
8.18	Environmental Matters	124
8.19	Labor Relations	124
8.20	Intellectual Property	124
8.21	Affected Financial Institutions	124

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SECTION 9.	AFFIRMATIVE COVENANTS.	124

9.01	Information Covenants	125
9.02	Books, Records and Inspections; Conference Calls	128
9.03	Maintenance of Property; Insurance	129
9.04	Existence; Franchises	130
9.05	Compliance with Statutes, etc	130
9.06	Compliance with Environmental Laws	130
9.07	ERISA	131
9.08	End of Fiscal Years; Fiscal Quarters	131
9.09	[Reserved]	131
9.10	Payment of Taxes	131
9.11	Use of Proceeds	131
9.12	Additional Security; Further Assurances; etc	132
9.13	Post-Closing Actions	133
9.14	Permitted Acquisitions	133
9.15	Credit Ratings	134
9.16	Designation of Subsidiaries	134

SECTION 10.	NEGATIVE COVENANTS.	134

10.01	Liens	135
10.02	Consolidation, Merger, or Sale of Assets, etc	139
10.03	Dividends	143
10.04	Indebtedness	147
10.05	Advances, Investments and Loans	151
10.06	Transactions with Affiliates	155
10.07	Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc	157
10.08	Limitation on Certain Restrictions on Subsidiaries	158
10.09	Business	160
10.10	Negative Pledges	160
10.11	Financial Covenant	162

SECTION 11.	EVENTS OF DEFAULT.	163

11.01	Payments	163
11.02	Representations, etc	163
11.03	Covenants	163
11.04	Default Under Other Agreements	163
11.05	Bankruptcy, etc	163
11.06	ERISA	164
11.07	Security Documents	164
11.08	Guarantees	164
11.09	Judgments	164
11.10	Change of Control	164

SECTION 12.	THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT.	165

12.01	Appointment and Authorization	165
12.02	Delegation of Duties	165
12.03	Exculpatory Provisions	166
12.04	Reliance by Administrative Agent and Collateral Agent	166
12.05	No Other Duties, Etc	167
12.06	Non-reliance on the Administrative Agent, Collateral Agent, the Lead Arrangers and
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	the Other Lenders	167
12.07	Indemnification by the Lenders	168
12.08	Rights as a Lender	168
12.09	Administrative Agent May File Proofs of Claim; Credit Bidding	168
12.10	Resignation of the Agents	169
12.11	Collateral Matters and Guaranty Matters	170
12.12	Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements	171
12.13	Withholding Taxes	171
12.14	Certain ERISA Matters	172
12.15	Recovery of Erroneous Payments	173

SECTION 13.	MISCELLANEOUS.	173

13.01	Payment of Expenses, etc	173
13.02	Right of Setoff	174
13.03	Notices	175
13.04	Benefit of Agreement; Assignments; Participations, etc	176
13.05	No Waiver; Remedies Cumulative	181
13.06	Payments Pro Rata	182
13.07	Calculations; Computations	182
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	183
13.09	Counterparts; Integration; Effectiveness	184
13.10	[Reserved]	184
13.11	Headings Descriptive	184
13.12	Amendment or Waiver; etc	184
13.13	Survival	189
13.14	[Reserved]	189
13.15	Confidentiality	189
13.16	Patriot Act Notice	190
13.17	Waiver of Sovereign Immunity	190
13.18	[Reserved]	190
13.19	INTERCREDITOR AGREEMENTS	190
13.20	Absence of Fiduciary Relationship	191
13.21	Electronic Execution of Documents	192
13.22	Entire Agreement	192
13.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	192
13.24	Acknowledgement Regarding Any Supported QFCs	192
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SCHEDULE 1.01(a)	Existing Letters of Credit
SCHEDULE 1.01(b)	Unrestricted Subsidiaries
SCHEDULE 2.01	Commitments
SCHEDULE 2.20(a)	Reverse Dutch Auction Procedures
SCHEDULE 6.03	Jurisdictions of Local Counsel Opinions
SCHEDULE 8.12	Real Property
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.19	Labor Matters
SCHEDULE 9.13	Post-Closing Actions
SCHEDULE 10.01(iii)	Existing Liens
SCHEDULE 10.04(vii)	Existing Indebtedness
SCHEDULE 10.05(iii)	Existing Investments
SCHEDULE 10.06(viii)	Affiliate Transactions
SCHEDULE 13.03	Notice Information

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Swingline Loan Borrowing
EXHIBIT A-3	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT B-3	Form of Swingline Note
EXHIBIT C-1	Form of U.S. Tax Compliance Certificate for Foreign Lenders that Are Not Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT C-2	Form of U.S. Tax Compliance Certificate for Foreign Participants that Are Not Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT C-3	Form of U.S. Tax Compliance Certificate for Foreign Participants that Are Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT C-4	Form of U.S. Compliance Certificate for Foreign Lenders that Are Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT D	Form of Notice of Loan Prepayment
EXHIBIT E	Form of Officers’ Certificate
EXHIBIT F	[Reserved]
EXHIBIT G	Form of Security Agreement
EXHIBIT H	Form of Guaranty Agreement
EXHIBIT I	Form of Solvency Certificate
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment and Assumption
EXHIBIT L	Form of ABL Intercreditor Agreement
EXHIBIT M	Form of Pari Passu Intercreditor Agreement
EXHIBIT N	Form of Intercompany Subordination Agreement
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THIS CREDIT AGREEMENT, dated as of July 30, 2021, as amended as of November 1, 2021, and as amended by Amendment No. 2, dated June 26, 2023, and Amendment No. 3, dated June 27, 2023, among MAV INTERMEDIATE HOLDING II CORPORATION, a Delaware corporation (“Holdings”), MAV ACQUISITION CORPORATION, a Delaware corporation (“Initial Borrower”), and following the Closing Date Merger, MCGRAW-HILL EDUCATION, INC., a Delaware corporation (“Ultimate Borrower”, together with Initial Borrower, “Borrower”), the Lenders party hereto from time to time and BANK OF AMERICA, N.A. (“Bank of America”), as the Administrative Agent, the Collateral Agent and Swingline Lender. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.
W I T N E S S E T H:
WHEREAS, pursuant to the Acquisition Agreement, Initial Borrower will acquire from the Sellers, including the entity identified therein as the Seller Representative (each as defined in the Acquisition Agreement), Ultimate Borrower and its Subsidiaries (collectively, the “Target”) (such acquisition, the “Acquisition”). Upon or promptly following the consummation of the Acquisition, Initial Borrower will merge with and into Ultimate Borrower, with Ultimate Borrower continuing as the surviving entity (the “Closing Date Merger”).
WHEREAS, on the Closing Date (a) Borrower has requested that the Lenders make (i) Initial Term Loans under this Agreement, substantially simultaneously with the Acquisition, in an aggregate principal amount of $1,550,000,000 and (ii) Revolving Loans under this Agreement in an aggregate principal amount at any time outstanding not to exceed $150,000,000 and (b) Borrower has requested that (i) the Issuing Banks make available Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $50,000,000 and (ii) the Swingline Lender extend credit in the form of Swingline Loans in an aggregate stated amount at any time outstanding not to exceed $50,000,000.
WHEREAS, the Lenders are willing to extend such credit to Borrower, the Swingline Lender is willing to make Swingline Loans to Borrower and each Issuing Bank is willing to issue Letters of Credit for the account of Borrower and its Subsidiaries on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Section 1.    Definitions and Accounting Terms.
1.01    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“2021 Incremental Term Loan Lender” shall have the meaning provided in Amendment No. 1.
“ABL Collateral” shall have the meaning provided in the ABL Intercreditor Agreement.
“ABL Collateral Agent” shall mean Bank of America, as collateral agent under the ABL Credit Agreement or any successor thereto acting in such capacity.
“ABL Credit Agreement” shall mean (i) that certain asset-based revolving credit agreement, as in effect on the Closing Date and as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof (including by reference to the ABL Intercreditor Agreement) and thereof, among Holdings, Borrower, the other borrowers party thereto, certain lenders party thereto and Bank of America, as the administrative agent and collateral agent, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to refinance (subject to the limitations set forth herein (including by reference to the ABL Intercreditor Agreement)) in whole or in part the Indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent ABL Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.
“ABL Credit Documents” shall have the meaning ascribed to the term “Credit Documents” in the ABL Credit Agreement.
“ABL Intercreditor Agreement” shall mean that certain ABL Intercreditor Agreement in the form of Exhibit L, dated as of the Closing Date, by and among the Collateral Agent, the ABL Collateral Agent and the Secured Notes Agent, and acknowledged by Credit Parties, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“ABL Revolving Loans” shall have the meaning ascribed to the term “Revolving Loans” in the ABL Credit Agreement.
“Accounting Changes” shall have the meaning provided in Section 13.07(b).
“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of Borrower, which assets shall, as a result of the respective acquisition, become assets of Borrower or a Restricted Subsidiary of Borrower (or assets of a Person who shall be merged with and into Borrower or a Restricted Subsidiary of Borrower) or (y) a majority of the Equity Interests of any Person, which Person shall, as a result of the respective acquisition, become a Restricted Subsidiary of Borrower (or shall be merged with and into Borrower or a Restricted Subsidiary of Borrower).
“Acquisition” shall have the meaning provided in the recitals hereto.
“Acquisition Agreement” shall mean that certain Securities Purchase Agreement (including the schedules, exhibits and disclosure letters thereto), dated as of June 14, 2021 (as amended and/or supplemented), by and among Sellers, including the Seller Representative, Ultimate Borrower and Initial Borrower.
“Acquisition Agreement Representations” shall mean such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Agents and their Affiliates that are Lenders on the Closing Date, but only to the extent that Initial Borrower or its Affiliates have the right (taking into account any applicable cure periods) to terminate their obligations (or refuse to consummate the Acquisition) under the Acquisition Agreement or not to close thereunder as a result of the failure of such representations and warranties to be true and correct, in each case, without liability to Borrower or its Affiliates.
“Additional Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement among the Collateral Agent and one or more Junior Representatives for holders of Permitted Junior Debt (or Permitted Refinancing Indebtedness in respect thereof) providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be senior to such Liens in favor of the Junior Representatives (for the benefit of the holders of Permitted Junior Debt (or Permitted Refinancing Indebtedness in respect thereof)), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. Any Additional Junior Lien Intercreditor Agreement shall be in a form customary at such time for transactions of the type contemplated thereby and reasonably satisfactory to the Administrative Agent and Borrower.
“Additional Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement among the Collateral Agent and one or more Pari Passu Representatives for holders of Permitted Pari Passu Notes or Permitted Pari Passu Loans (or, in each case, Permitted Refinancing Indebtedness in respect thereof) providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be pari passu with such Liens in favor of the Pari Passu Representatives (for the benefit of the holders of Permitted Pari Passu Notes or Permitted Pari Passu Loans (or, in each case, Permitted Refinancing Indebtedness in respect thereof)), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. Any Additional Pari Passu Intercreditor Agreement shall be in a form customary at such time for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the Administrative Agent and Borrower (it being understood that the terms of the Pari Passu Lien Intercreditor Agreement are reasonably satisfactory.
“Additional/Replacement Revolving Commitment” shall have the meaning provided in Section 2.15(a).
“Additional Security Documents” shall have the meaning provided in Section 9.12(a).
“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets less Consolidated Current Liabilities at such time.
~~“Adjusted LIBO Rate” shall mean, with respect to any Borrowing of LIBO Rate Loans for any Interest Period or for any Base Rate Borrowing based on the Adjusted LIBO Rate, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.~~ “Administrative Agent” shall mean Bank of America, in its capacity as Administrative Agent for the Lenders hereunder, and shall include its branch offices and affiliates in any applicable jurisdiction and any successor to the Administrative Agent appointed pursuant to Section 12.10.
“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.
“Advisory Agreement” shall mean that certain Corporate Advisory Services Agreement, dated as of or around the Closing Date, by and between Borrower (and/or one of the Parent Companies) and the Sponsor, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.
“Affected Financial Institution” shall mean (i) any EEA Financial Institution or (ii) any UK Financial Institution.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of Borrower or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.
“Agent Parties” shall have the meaning provided in Section 13.03(d).
“Agents” shall mean the Administrative Agent, the Collateral Agent, any sub-agent or co-agent of either of the foregoing pursuant to the Credit Documents and the Lead Arrangers.
“Aggregate Commitments” shall mean, at any time, the aggregate amount of the Revolving Commitments of all Revolving Lenders.
“Aggregate Exposures” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of all Revolving Loans plus (b) the Outstanding Amount of the LC Exposure, plus (c) to the extent not included in clause (a) of this definition, the aggregate Outstanding Amount of all Swingline Loans, each determined at such time.
“Aggregate Initial Revolving Loan Exposure” shall mean, at any time, the sum of (a) the aggregate Outstanding Amount of all Initial Revolving Loans plus (b) the LC Exposure, each determined at such time.
“Agreed Currencies” shall mean Dollars and each Alternative Currency.
“Agreement” shall mean this Credit Agreement, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Alternative Currency” shall mean, with respect to a Revolving Loan, Australian dollars, Canadian dollars, Euros, New Zealand Dollars and Pounds Sterling, together with each other currency (other than Dollars) that is approved in accordance with Section 1.09; provided that for each Alternative Currency, such requested currency is an Eligible Currency.
“Alternative Currency Daily Rate” shall mean, for any day, with respect to any Credit Extension:
(a)    denominated in Pounds Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; and
(b)    denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a);
provided, that, if any Alternative Currency Daily Rate shall be less than 0.50%, such rate shall be deemed 0.50% for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.
“Alternative Currency Daily Rate Loan” shall mean a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.
“Alternative Currency Equivalent” shall mean, in relation to any Alternative Currency, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in such Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency Loan” shall mean an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.
“Alternative Currency Term Rate” shall mean, for any Interest Period, with respect to any Credit Extension:
(a)    denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;
(b)    denominated in Canadian dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) on the Interest Determination Date with a term equivalent to such Interest Period;
(c)    denominated in Australian dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Interest Determination Date with a term equivalent to such Interest Period;
(d)    denominated in New Zealand dollars, the rate per annum equal to the Bank Bill Reference Bid Rate (“BKBM”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Interest Determination Date with a term equivalent to such Interest Period; and
(e)    denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a);
provided, that, if any Alternative Currency Term Rate shall be less than 0.50%, such rate shall be deemed 0.50% for purposes of this Agreement.
“Alternative Currency Term Rate Loan” shall mean a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.
“Amendment No. 1” shall mean Amendment No. 1 to the Credit Agreement, dated as of the Amendment No. 1 Effective Date, by and among Holdings, the Borrower, the other Credit Parties party thereto, BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent, and each 2021 Incremental Term Loan Lender.
“Amendment No. 1 Effective Date” shall mean November 1, 2021.
“Amendment No. 1 Lead Arrangers” shall mean each of Bank of America, N.A., BMO Capital Markets Corp., Macquarie Capital (USA) Inc., BNP Paribas Securities Corp., Deutsche Bank Securities Inc., PNC Capital Markets, LLC, and UBS Securities LLC in their capacities as joint lead arrangers and/or joinder bookrunners for Amendment No. 1.
“Amendment No. 1 Transactions” shall have the meaning specified in Amendment No. 1.
“Amendment No. 2” shall mean Amendment No. 2 to the Credit Agreement, dated as of the Amendment No. 2 Effective Date, by and among Holdings, Borrower, the other Credit Parties party thereto, the Revolving Lenders party thereto and the Administrative Agent.
“Amendment No. 2 Effective Date” shall mean June 26, 2023.
“Amendment No. 3” shall mean Amendment No. 3 to the Credit Agreement, dated as of the Amendment No. 3 Effective Date, entered into by the Administrative Agent.
“Amendment No. 3 Effective Date” has the meaning ascribed to such term in Amendment No. 3.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended.
“Applicable Asset Sale/Recovery Event Prepayment Percentage” shall mean, at any time, 100%; provided that, if, within five Business Days (or within such later period as the Administrative Agent shall determine in its sole discretion) of the receipt of Net Sale Proceeds from the relevant Asset Sale or receipt of Net Insurance Proceeds from the relevant Recovery Event, Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that on a Pro Forma Basis immediately after giving effect to such Asset Sale or Recovery Event, as applicable, and the application of the proceeds thereof, the Consolidated First Lien Net Leverage Ratio is (i) less than or equal to 3.55:1.00 but greater than 3.05:1.00, the Applicable Asset Sale/Recovery Event Prepayment Percentage shall instead be 25% and (ii) less than or equal to 3.05:1.00, the Applicable Asset Sale/Recovery Event Prepayment Percentage shall instead be 0%.

“Applicable Authority” shall mean, with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case, acting in such capacity.
“Applicable ECF Prepayment Percentage” shall mean, at any time, 50%; provided that, if at any time the Consolidated First Lien Net Leverage Ratio as of the last day of the fiscal year for which the Applicable ECF Prepayment Percentage is calculated (as set forth in an officer’s certificate delivered pursuant to Section 9.01(e) for such fiscal year) is (i) less than or equal to 3.55:1.00 but greater than 3.05:1.00 the Applicable ECF Prepayment Percentage shall instead be 25% and (ii) less than or equal to 3.05:1.00, the Applicable ECF Prepayment Percentage shall instead be 0%.
“Applicable Increased Term Loan Spread” shall mean, with respect to any then outstanding Initial Term Loans at the time of the incurrence of any new Tranche of syndicated Incremental Term Loans pursuant to Section 2.15 or syndicated Permitted Pari Passu Loans pursuant to Section 10.04(xxvii), which new Tranche of such syndicated Incremental Term Loans or Permitted Pari Passu Loans is or are subject to an Effective Yield that is greater than the Effective Yield applicable to such Initial Term Loans by more than 0.50%, the margin per annum (expressed as a percentage) mutually determined by the Administrative Agent and Borrower in good faith (and notified by the Administrative Agent to the Lenders) as the margin per annum required to cause the Effective Yield applicable to such then existing Initial Term Loans to equal (i) the Effective Yield applicable to such new Tranche of syndicated Incremental Term Loans or such syndicated Permitted Pari Passu Loans pursuant to Section 10.04(xxvii), as applicable, minus (ii) 0.50%. Each mutual determination of the “Applicable Increased Term Loan Spread” by the Administrative Agent and Borrower shall be conclusive and binding on all Lenders absent manifest error.
“Applicable Margin” shall mean a percentage per annum equal to, (i)(a) in the case of Initial Term Loans maintained as Base Rate Loans, 3.75%, (b) in the case of Initial Term Loans maintained as ~~LIBO Rate~~Term SOFR Loans, 4.75% and (ii)(a) in the case of Initial Revolving Loans maintained as Base Rate Loans, 3.00%, and (b) in the case of Initial Revolving Loans maintained as Term SOFR Loans, Alternative Currency Daily Rate Loans or as Alternative Currency Term Rate Loans, 4.00%.
The Applicable Margins for any Tranche of Incremental Term Loans shall be (i) in the case of Incremental Term Loans added to an existing Tranche, the same as the Applicable Margins for such existing Tranche, and (ii) otherwise, as specified in the applicable Incremental Term Loan Amendment; provided that on and after the date of such incurrence of any Tranche of syndicated Incremental Term Loans or syndicated Permitted Pari Passu Loans which gives rise to a determination of a new Applicable Increased Term Loan Spread, the Applicable Margins for the Initial Term Loans shall be the higher of (x) the Applicable Increased Term Loan Spread for such Type of Initial Term Loans and (y) the Applicable Margin for such Type of Initial Term Loans as otherwise determined above in the absence of the foregoing clause (x). The Applicable Margins for any Tranche of Refinancing Term Loans shall be as specified in the applicable Refinancing Term Loan Amendment. The Applicable Margins for any Tranche of Extended Term Loans shall be as specified in the applicable Extension Amendment.
“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and, in the case of borrowing requests and payments by Borrower, notified in writing to Borrower.
“Approved Commercial Bank” shall mean a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.
“Approved Fund” shall mean, with respect to any Term Loans (and Term Loan Commitments) or Revolving Loans (and Revolving Commitments), any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) an existing Term Lender or Revolving Lender, as applicable, (b) an

Affiliate of an existing Term Lender or Revolving Lender, as applicable, or (c) an entity or an Affiliate of an entity that administers or manages an existing Term Lender or Revolving Lender, as applicable.
“Asset Sale” shall mean any sale, transfer or other disposition of all or any part of the property or assets by Borrower or any of its Restricted Subsidiaries, or entry into any Sale-Leaseback Transaction by Borrower or any of its Restricted Subsidiaries, in each case, pursuant to Sections 10.02(ii), (x) or (xii)(b).
“Assignment and Assumption” shall mean an Assignment and Assumption substantially in the form of Exhibit K (appropriately completed) or such other form as shall be acceptable to the Administrative Agent and Borrower (such approval by Borrower not to be unreasonably withheld, delayed or conditioned).
“Auction” shall have the meaning provided in Section 2.20(a).
“Auction Manager” shall have the meaning provided in Section 2.21(a).
“Audited Financial Statements” shall have the meaning provided in Section 6.11.
“Available Amount” shall mean, on any date (the “Determination Date”), an amount equal to:
(a)    the sum of, without duplication:
(i)    the greater of $125,000,000 and 25.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period; plus
(ii)    an amount (which may not be less than zero) equal to 50% of the Consolidated Net Income, if positive (or 0%, if negative) of Borrower for the period (taken as one accounting period) beginning on July 1, 2021 to the end of Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of the Determination Date; plus
(iii)    100% of the aggregate net cash proceeds and the fair market value of property other than cash received by Borrower after the Closing Date (A) as a contribution to its common equity capital (including any contribution to its common equity capital from any direct or indirect Parent Company with the proceeds of any issue or sale by such Parent Company of its Equity Interests) (other than any (w) Disqualified Stock, (x) Equity Interests sold to a Restricted Subsidiary of Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of any Parent Company or its Subsidiaries, (y) Contribution Amounts or (z) Specified Equity Contribution or any similar “cure amounts” under the ABL Credit Agreement) or (B) from the issue or sale of the Equity Interests of Borrower (other than Disqualified Stock and Specified Equity Contribution), in each case, to the extent not otherwise applied to any other basket or exception under this Agreement; plus
(iv)    100% of the aggregate net cash proceeds from the issue or sale of Disqualified Stock of Borrower or debt securities of Borrower after the Closing Date (other than Disqualified Stock or debt securities issued or sold to a Restricted Subsidiary of Borrower), in each case that have been converted into or exchanged for Equity Interests of Borrower or any direct or indirect Parent Company (other than Disqualified Stock); plus
(v)    100% of the aggregate amount of cash proceeds and the fair market value of property other than cash received by Borrower or a Restricted Subsidiary of Borrower from (A) the sale or disposition (other than to Borrower or a Restricted Subsidiary of Borrower) of Investments made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount and from repayments, repurchases and redemptions of such Investments from Borrower and its Restricted Subsidiaries by any Person (other than Borrower or its Restricted Subsidiaries) and not otherwise included in the Consolidated Net Income of Borrower for such period; (B) a return, profit, distribution or similar amounts from an Investment made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount, to the extent that such amounts were not otherwise included in the Consolidated Net Income of Borrower for such period; (C) the sale (other than to Borrower or its Restricted Subsidiaries) of the Equity Interests of any Unrestricted Subsidiary; (D) a distribution or dividend from an Unrestricted Subsidiary, to the extent that such amounts were not otherwise included in the Consolidated Net Income of Borrower for such period; and (E) any Investment that was made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount in a Person that is not a subsidiary at such time that subsequently becomes a Restricted Subsidiary of Borrower; plus
(vi)    in the event that any Unrestricted Subsidiary of Borrower designated as such in reliance on the Available Amount after the Closing Date is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, Borrower or a Restricted Subsidiary of Borrower, the fair market value of Borrower’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (limited, to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted an Investment not made entirely in reliance on the Available Amount, to the percentage of such fair market value that is proportional to the portion of such Investment that was made in reliance on the Available Amount); plus
(vii)    the amount of Specified Retained Declined Proceeds; plus
(viii)    the aggregate amount of any Leverage Excess Proceeds (which in no event shall be less than zero for any Fiscal Year);
(b)    minus the sum of, without duplication:
(i)    the aggregate amount of all Dividends made by Borrower and its Restricted Subsidiaries pursuant to Section 10.03(xiii) on or after the Closing Date and on or prior to the Determination Date; plus
(ii)    the aggregate amount of all Investments made by Borrower and its Restricted Subsidiaries pursuant to Section 10.05(xviii) on or after the Closing Date and on or prior to the Determination Date; plus
(iii)    the aggregate amount of repayments, repurchases, redemptions or defeasances of Indebtedness pursuant to Section 10.07(i)(B)(i) on or after the Closing Date and on or prior to the Determination Date.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark or Canadian Benchmark, as applicable, (x) if the then-current Benchmark or Canadian Benchmark is a term rate, any tenor for such Benchmark or Canadian Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark or Canadian Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean, (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” shall have the meaning provided in the preamble hereto.
“Bankruptcy Code” shall have the meaning provided in Section 11.05.
“Bankruptcy Proceedings” shall have the meaning provided in Section 13.04(g).
“Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day (which, if negative, shall be deemed to be 0.00%) plus ½ of 1%, (b) the Prime Rate in effect on such day and (c) (i) in the case of Initial Term Loans, ~~the Adjusted LIBO Rate for a LIBO Rate Loan with a one month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day)~~Term SOFR plus 1.00% or (ii) in the case of Revolving Loans, Term SOFR plus 1.00%. Notwithstanding any of the foregoing, the Base Rate shall not at any time be less than 1.50% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate~~, the Adjusted LIBO Rate~~  or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate~~, the Adjusted LIBO Rate~~  or Term SOFR, respectively.
“Base Rate Loan” shall mean each Loan which is designated or deemed designated as a Loan bearing interest at the Base Rate by Borrower at the time of the incurrence thereof or conversion thereto. All Base Rate Loans shall be denominated in Dollars.
“Benchmark” shall mean, with respect to (x) any Initial Term Loan denominated in Dollars, ~~the LIBO Rate~~Term SOFR and (y) any Revolving Loans denominated in Dollars, Term SOFR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.16(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” shall mean~~:~~
~~(1)  for purposes of Section 2.16(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:~~
~~(a) the sum of: (i) Unadjusted Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, or~~
~~(b) the sum of: (i) Daily Simple SOFR and (ii) 0.26161% (26.161 basis points);~~
~~provided that, if initially LIBO Rate is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent determines that Unadjusted Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and(2)    for purposes of Section 2.16(c)(ii),~~ the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for syndicated credit facilities denominated in Dollars at such time;

provided that, if the Benchmark Replacement ~~as determined pursuant to clause (1) or (2) above~~ would be less than 0.50%, the Benchmark Replacement will be deemed to be 0.50% for the purposes of this Agreement and the other Credit Documents.
Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark ~~other than LIBO Rate~~, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation and consistent with the LSTA form beneficial ownership certification.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Borrower” shall have the meaning provided in the preamble hereto. In the event that Borrower consummates any merger, amalgamation or consolidation in accordance with Section 10.02, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be a “Borrower” for all purposes of this Agreement and the other Credit Documents.
“Borrower Materials” shall have the meaning provided in Section 9.01.
“Borrowing” shall mean the borrowing of (a) the same Type of Term Loan pursuant to a single Tranche by Borrower from all the Lenders having Term Loan Commitments with respect to such Tranche on a given date (or resulting from a conversion or conversions on such date), having in respect of such Tranche, in the case of ~~LIBO Rate~~Term SOFR Loans, the same Interest Period; provided that any Incremental Term Loans incurred pursuant to Section 2.01(c) shall be considered part of the related Borrowing of the then outstanding Tranche of Term Loans (if any) to which such Incremental Term Loans are added pursuant to, and in accordance with the requirements of,

Section 2.15(c) or (b) the same Type of Revolving Loan pursuant to a single Tranche by Borrower in the same currency from all the Lenders having Revolving Commitments in respect of such Tranche on a given date (or resulting from a conversion or conversions on such date), having, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, the same Interest Period.
“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York City or the state where the Administrative Agent’s office is located a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in New York City, provided that:
(a)    if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;
(b)    if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Pounds Sterling, means a Business Day other than a day on which banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;
(c)    if such day relates to any fundings, disbursements, settlements and payments in respect of an Alternative Currency Loan denominated in a currency other than Euro and Pounds Sterling, or any other dealings in any currency other than Euro and Pounds Sterling to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any Business Day on which banks are open for foreign exchange business in the principal financial center of the country of such currency; and
(d)    if such day relates to rate settings as to a Term SOFR Loan, any fundings, disbursements, settlements and payments in respect of any such Term SOFR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Term SOFR Loan, means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the state where the Notice Office is located.
“Canadian Benchmark” shall mean, initially, CDOR; provided that if a replacement of the Canadian Benchmark has occurred pursuant to this Section 2.16(f), then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Canadian Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Canadian Benchmark Replacement” shall mean, for any Available Tenor:
(a)    For purposes of Section 2.16(f)(i), the first alternative set forth below that can be determined by the Administrative Agent:
(i)    the sum of: (A) Term CORRA and (B) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration, or
(ii)    the sum of: (A) Daily Compounded CORRA and (B) 0.29547% (29.547 basis points) for an Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for an Available Tenor of three-months’ duration; and
(b)    For purposes of Section 2.16(f)(ii), the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and Borrower as the replacement for such Available Tenor of such Canadian Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Canadian Governmental Body, for Canadian dollar-denominated syndicated credit facilities at such time;
provided that, if the Canadian Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than 0.50%, the Canadian Benchmark Replacement will be deemed to be 0.50% for the purposes of this Agreement and the other Credit Documents.
Any Canadian Benchmark Replacement shall be applied in a manner consistent with market practice; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Canadian Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Canadian Benchmark Replacement Conforming Changes” shall mean, with respect to any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “Interest Period”, the definition of “Alternative Currency Daily Rate”, the definition of “Alternative Currency Term Rate”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Canadian Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Canadian Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Canadian Benchmark Transition Event” shall mean, with respect to any then-current Canadian Benchmark other than CDOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Canadian Benchmark, the regulatory supervisor for the administrator of such Canadian Benchmark, any Governmental Authority with jurisdiction over such administrator for such Canadian Benchmark, or the Bank of Canada, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Canadian Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Canadian Benchmark or (b) all Available Tenors of such Canadian Benchmark are or will no longer be representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored.
“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which are required to be capitalized in accordance with U.S. GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by any Person other than a Credit Party or any of its Restricted Subsidiaries and for which no Credit Party or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (v) property, plant and equipment taken in settlement of accounts and (vi) expenditures made to restore, replace or rebuild property subject to any damage, loss, destruction or condemnation, to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any damage, loss destruction or condemnation.
“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under U.S. GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.

“Cash Collateralize” shall mean (a) to pledge and deposit with or deliver to the Administrative Agent for deposit into the LC Collateral Account, for the benefit of the Administrative Agent, the Issuing Banks or the Swingline Lender (as applicable) and the Revolving Lenders, cash as collateral for, or (b) to provide other credit support (including in the form of backstop letters of credit), in form and containing terms (including, to the extent not specifically set forth in this Agreement, the amount thereof) reasonably satisfactory to the Administrative Agent, the Issuing Banks, or the Swingline Lender, as applicable, for, in either case of clauses (a) and (b), the LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), in accordance with Section 2.17 or Section 2.18, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” shall mean:
(i)    Dollars, Canadian dollars, Pounds Sterling, Euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(ii)    readily marketable direct obligations of any member of the European Economic Area, Switzerland, Japan, the United Kingdom or any political subdivision, agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s, AA- (or the equivalent grade) by S&P or AA- (or the equivalent grade) by Fitch;
(iii)    marketable general obligations issued by (a) any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state or (b) Canada or any political subdivision, agency or instrumentality thereof that are guaranteed by the full faith and credit of Canada, and, in each case, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s, AA- (or the equivalent grade) by S&P or AA- (or the equivalent grade) by Fitch;
(iv)    securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by (a) the United States government or any agency or instrumentality of the United States government, the United Kingdom government or any agency or instrumentality thereof, or any member of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States, the United Kingdom or such member, as the case may be, is pledged in support of those securities) or (b) Canada or any agency or instrumentality thereof (provided that the full faith and credit of Canada is pledged in support of those securities), and, in each case, having maturities of not more than 24 months from the date of acquisition;
(v)    certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A-2” (or equivalent grade) by Moody’s, “A” (or the equivalent grade) by S&P or “A” (or the equivalent grade) by Fitch;
(vi)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;
(vii)    commercial paper having one of the two highest ratings obtainable from Moody’s, S&P or Fitch and, in each case, maturing within 24 months after the date of acquisition;
(viii)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition; and

(ix)    Indebtedness or preferred stock issued by Person having a credit rating of at least A-2 (or the equivalent grade) by Moody’s, A (or the equivalent grade) by S&P or A (or the equivalent grade) by Fitch, maturing within 24 months after the date of acquisition.
“CDOR Cessation Date” shall have the meaning assigned to such term in Section 2.16(f).
“CFC” shall mean a Subsidiary of Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Law” shall mean the occurrence after the Closing Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such applicable date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall be deemed to occur if:
(a)    at any time prior to an Initial Public Offering, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least 50.1% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;
(b)    at any time on and after an Initial Public Offering, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding (x) any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (y) any combination of Permitted Holders and (z) any one or more direct or indirect parent companies of Holdings in which the Permitted Holders, directly or indirectly, owns the largest percentage of such parent company’s voting Equity Interests and in which no other person or “group” directly or indirectly owns or controls (by ownership, control or otherwise) more voting Equity Interests of such parent company than the Permitted Holders, shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Relevant Public Company and the Permitted Holders shall own, directly or indirectly, less than such person or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of the Relevant Public Company;
(c)    a “change of control” (or similar event) shall occur under (i) the ABL Credit Agreement, (ii) the Secured Notes Indenture, (iii) the Unsecured Notes Indenture or (iv) the definitive agreements pursuant to which any Refinancing Notes/Loans or Indebtedness permitted under Section 10.04(xxvii) was issued or incurred, in each case of this subclause (iv) with an aggregate outstanding principal amount in respect of such series of Refinancing Notes/Loans or other Indebtedness in excess of the Threshold Amount; or
(d)    other than in connection with or after an Initial Public Offering, Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of Borrower.
Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, no person or “group” shall be deemed to beneficially own Equity Interests to be acquired by such person or “group” pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement.
“Claim” shall have the meaning provided in Section 13.04(g).
“Closing Date” shall mean July 30, 2021.
“Closing Date Material Adverse Effect” shall have the meaning ascribed to the term “Company Material Adverse Effect” in the Acquisition Agreement; provided that for the purposes of Section 6.14, the reference in such definition to “Business”, “Company” and to “Group Companies” shall instead mean a reference to “Borrower and its Subsidiaries”.
“Closing Date Merger” shall have the meaning provided in the recitals hereto.
“Closing Date Revolving Commitments” shall mean, for each Revolving Lender, the amount set forth opposite such Revolving Lender’s name in Schedule 2.01 directly below the column entitled “Closing Date Revolving Commitments” or in the Assignment and Assumption Agreement pursuant to which such Lender assumed its Closing Date Revolving Commitment, as the same may be (a) reduced from time to time pursuant to Section 4.02 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of Closing Date Revolving Commitments existing on the Closing Date shall be $150,000,000.
“CME” shall mean CME Group Benchmark Administration Limited.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document (including any Additional Security Documents), including, without limitation, all “Collateral” as described in the Security Agreement and all Mortgaged Properties; provided that in no event shall the term “Collateral” include any Excluded Collateral.
“Collateral Agent” shall mean Bank of America, in its capacity as Collateral Agent for the Secured Creditors pursuant to the Security Documents, and shall include its branch offices and affiliates in any applicable jurisdiction and any successor to the Collateral Agent appointed pursuant to Section 12.10.
“Commitment” shall mean (a) with respect to any Revolving Lender, such Revolving Lender’s Closing Date Revolving Commitment, LC Commitment, Swingline Commitment, Refinancing Revolving Commitment, Additional/Replacement Revolving Commitment or Extended Revolving Commitment; and (b) with respect to any Term Lender, such Term Lender’s Initial Term Loan Commitment, Refinancing Term Loan Commitment or Incremental Term Loan Commitment.
“Commitment Fee” shall have the meaning provided in Section 4.01(a).
“Commitment Fee Rate” shall mean a percentage per annum equal to 0.50%.
“Commitment Letter” shall mean that certain commitment letter, dated as of June 14, 2021, by and among Borrower, Bank of America and BofA Securities, Inc., as amended, supplemented or otherwise modified by the joinders thereto entered into among Initial Borrower, Bank of America, BofA Securities, Inc. and the other Commitment Parties.
“Commitment Parties” shall have the meaning provided to such term in the Commitment Letter.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Conforming Changes” shall mean, with respect to the use, administration of or any conventions associated with any Alternative Currency Daily Rate, Alternative Currency Term Rate or any proposed Successor Rate for an Alternative Currency, as applicable, any conforming changes to the definitions of “Base Rate”, “Alternative Currency Daily Rate”, “Alternative Currency Term Rate”, “Interest Period” (and, in each case, the definitions of any component thereof) timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Alternative Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Alternative Currency exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).
“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Borrower and its Restricted Subsidiaries at such time (other than cash and Cash Equivalents, amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans to third parties that are permitted under this Agreement, pension assets, deferred bank fees and derivative financial instruments).
“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Borrower and its Restricted Subsidiaries at such time (other than the current portion of any Indebtedness under this Agreement, the current portion of any other long-term Indebtedness which would otherwise be included therein, accruals of Interest Expense (excluding Interest Expense that is due and unpaid), accruals for current or deferred Taxes based on income or profits, accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of Consolidated EBITDA and the current portion of pension liabilities).
“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including, without limitation, amortization of turnaround costs, goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with U.S. GAAP.
“Consolidated EBITDA” shall mean, with respect to any Person for any period, Consolidated Net Income of such Person for such period; plus (without duplication):
(i)    provision for taxes based on income, profits, revenue or capital (including state, foreign income taxes, franchise taxes, excise, value added and similar taxes), franchise taxes, foreign withholding taxes (in each case, including any future taxes or levies that replace or are intended to be in lieu of taxes and any penalties and interest related to taxes or arising from tax examinations) of such Person and its Restricted Subsidiaries for such period, and including an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent such provision for taxes was deducted in computing such Consolidated Net Income; plus
(ii)    the Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(iii)    the Consolidated Interest Charges of such Person and its Restricted Subsidiaries for such period, to the extent such Consolidated Interest Charges were deducted in computing such Consolidated Net Income; plus
(iv)    any other non-cash losses, charges and expenses of such Person and its Restricted Subsidiaries (including write-offs and write-downs) for such period, to the extent such non-cash losses, charges or expenses were included in computing such Consolidated Net Income; provided that if any such non-cash loss, charge or expense represents an accrual or reserve for anticipated cash charges in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus
(v)    any losses from foreign currency transactions and foreign translations (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent such losses were taken into account in computing such Consolidated Net Income; plus
(vi)    (a) the Specified Permitted Adjustments and (b) any other cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, expenses attributable to the implementation of such cost savings initiatives and costs and expenses incurred after the Closing Date related to employment of terminated employees incurred by such Person during such period to the extent such costs and expenses were deducted in computing Consolidated Net Income) and in the case of this clause (b), subject to the Cost Savings Cap; plus
(vii)    losses in respect of pension and post-employment benefits of such Person, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus
(viii)    the amount of fees, indemnities and expenses incurred or reimbursed by such Person pursuant to (a) the Advisory Agreement as in effect on the Closing Date during such period or pursuant to any amendment, modification or supplement thereto or replacement thereof, so long as the Advisory Agreement, as so amended, modified, supplemented or replaced, taken as a whole, is otherwise permitted hereunder and (b) Section 10.06(xii) hereunder; plus
(ix)    any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus
(x)    any fees and expenses (including, for the avoidance of doubt, credit insurance) related to a Qualified Securitization Transaction or any Receivables Facility to the extent such fees and expenses are included in computing Consolidated Net Income; plus
(xi)    any contingent or deferred payments (including, without limitation, indemnification payments, adjustments of purchase or acquisition price, earn-outs, noncompetes, consulting payments and similar obligations) incurred in connection with the Transaction, Permitted Acquisitions or any other acquisitions, dispositions or Investments (including those consummated prior to the Closing Date), to the extent paid or accrued during such period; plus
(xii)    the amount of loss or discount on sales of receivables and related assets to a Securitization Entity in connection with a Qualified Securitization Transaction or otherwise in connection with a Receivables Facility to the extent included in computing Consolidated Net Income; plus
(xiii)    the amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly-Owned Restricted Subsidiary of such Person; plus

(xiv)    with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (i), (ii) and (iii) above relating to such joint venture corresponding to such Person’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income of such joint venture was reduced thereby; minus
(xv)    the amount of any gain in respect of pension and post-employment benefits as a result of the application of ASC 715, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus
(xvi)    any gains from foreign currency transactions and foreign translations (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent such gains were taken into account in computing such Consolidated Net Income; minus
(xvii)    non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period;
provided, that Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (i) through (xvii) above if any such item individually is less than $2,000,000 in any fiscal quarter.
“Consolidated First Lien Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (i) Consolidated First Lien Secured Debt as of the last day of such Test Period to (ii) Consolidated EBITDA of Borrower and its Restricted Subsidiaries for such Test Period, in each case, calculated on a Pro Forma Basis.
“Consolidated First Lien Secured Debt” shall mean, at any time, (i) the sum of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of Borrower or any of its Restricted Subsidiaries, less (ii) the aggregate principal amount of Indebtedness of Borrower and its Restricted Subsidiaries at such time that is secured solely by a Lien on the assets of Borrower and its Restricted Subsidiaries that is junior to the Lien securing the Obligations, less (iii) the aggregate amount of (a) unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries and (b) Permitted Restricted Cash.
“Consolidated Fixed Charge Coverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of Borrower and its Restricted Subsidiaries for such Test Period, minus (x) Capital Expenditures of Borrower and its Restricted Subsidiaries paid in cash (excluding the proceeds of any Indebtedness (other than Indebtedness hereunder)) for such Test Period, (y) the amount of cash payments made during such Test Period (net of cash refunds received during such period up to the amount of such cash payments) by Borrower and its Restricted Subsidiaries in respect of federal, state, local and foreign income taxes during such Test Period and (z) Dividends permitted by Section 10.03(xiii) or (xv) paid in cash for such Test Period to (b) Consolidated Fixed Charges for such Test Period, in each case, calculated on a Pro Forma Basis.

“Consolidated Fixed Charges” shall mean, with respect to any period, for Borrower and its Restricted Subsidiaries on a consolidated basis, (i) the sum, without duplication, of (a) Consolidated Interest Charges for such period to the extent paid in cash (or accrued and payable on a current basis in cash) and (b) the aggregate amount of scheduled amortization payments of principal made during such period in respect of long-term Consolidated Indebtedness less (ii) the consolidated interest income of Borrower and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income. Notwithstanding the foregoing, for purposes of calculating Consolidated Fixed Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Closing Date, Consolidated Fixed Charges shall be calculated from the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with U.S. GAAP.
“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Capitalized Lease Obligations of Borrower and its Restricted Subsidiaries, (ii) all Indebtedness of Borrower and its Restricted Subsidiaries of the type described in clause (i)(A) of the definition of “Indebtedness” and (iii) all Contingent Obligations of Borrower and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (i) and (ii), in each case, determined on a consolidated basis in accordance with U.S. GAAP and calculated on a Pro Forma Basis; provided that Consolidated Indebtedness shall not include Indebtedness in respect of any Refinancing Notes/Loans or Permitted Notes that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by Section 10.07. For the avoidance of doubt, it is understood that obligations under any Receivables Facility and any Qualified Securitization Transaction do not constitute Consolidated Indebtedness.
“Consolidated Interest Charges” shall mean, with respect to any period, for Borrower and its Restricted Subsidiaries on a consolidated basis, all cash interest, premium payments, debt discount, charges and related fees and expenses, net of interest income, of Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with U.S. GAAP (including commissions, discounts, yield and other fees (including related interest expenses) related to any Qualified Securitization Transaction or any Receivables Facility), excluding (a) up-front or financing fees, transaction costs, commissions, expenses, premiums or charges, (b) costs associated with obtaining, or breakage costs in respect of swap or hedging agreements, (c) amortization of deferred financing costs and (d) all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with U.S. GAAP. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Charges for any period that includes a fiscal quarter (or portion thereof) prior to the Closing Date (other than as a component of Consolidated EBITDA), Consolidated Interest Charges shall be calculated from the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365.
“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with U.S. GAAP; provided that:
(i)    any after-tax effect of all extraordinary (as determined in accordance with U.S. GAAP prior to giving effect to Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items), nonrecurring or unusual gains or losses or income or expenses or charges (including related to the Transaction) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;

(ii)    any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any equity issuance, Investment, New Project, acquisition, disposition, recapitalization or incurrence or repayment of, or amendment or waiver of the operative documents with respect to, Indebtedness permitted under this Agreement, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Transaction), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness or derivative instruments, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;
(iii)    the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded; provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;
(iv)    the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly-Owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties;
(v)    solely for the purpose of determining the amount available under clause (a)(ii) of the definition of “Available Amount”, the net income (but not loss) of any Restricted Subsidiary of Borrower (other than Borrower or any Subsidiary Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any Requirement of Law, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person in respect of such period, to the extent not already included therein;
(vi)    the cumulative effect of any change in accounting principles will be excluded;
(vii)    (a) any non-cash expenses, charges or expenses realized or resulting from the grant or periodic remeasurement of stock options, restricted stock grants, other equity incentive programs (including any stock appreciation and similar rights) or other management or employee benefit plan or agreement and (b) any costs, charges or expenses realized, resulting from or incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of Borrower or a Restricted Subsidiary of Borrower, will be excluded;
(viii)    the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities and the amortization of intangibles resulting from any non-cash impairment charges or write-up, write-downs or write-offs, in each case, arising from the application of U.S. GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;
(ix)    any net after-tax income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;
(x)    any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting will be excluded;
(xi)    an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) will be included as though such amounts had been paid as income taxes directly by such Person for such period;
(xii)    unrealized gains and losses relating to foreign currency transactions or foreign translations, including those relating to mark-to-market of Indebtedness resulting from the application of U.S. GAAP, including pursuant to ASC 830, Foreign Currency Matters, (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;
(xiii)    any net gain or loss from obligations under Interest Rate Protection Agreements or Other Hedging Agreements or in connection with the early extinguishment of Indebtedness or obligations under Interest Rate Protection Agreements or Other Hedging Agreements (including of ASC 815, Derivatives and Hedging) will be excluded;
(xiv)    the amount of any restructuring, business optimization, acquisition and integration costs and charges or reserves (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, recruiting and signing bonuses and expenses, contract termination costs, including future lease commitments, costs related to the start-up (including entry into new market/channels and new service offerings), preopening, opening, closure or relocation, reconfiguration or consolidation of facilities and costs to relocate employees, systems, facilities or equipment conversion costs, consulting fees, costs associated with tax projects and audits, inventory, distribution, marketing or sales optimization programs, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) or other fees related to any of the foregoing (including any such costs, charges or reserves and fees incurred in connection with the Transactions) will be excluded;
(xv)    accruals and reserves that are established or adjusted within 24 months after the Closing Date that are so required to be established as a result of the Transaction in accordance with U.S. GAAP will be excluded;
(xvi)    any Public Company Costs will be excluded;
(xvii)    all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;
(xviii)    all discounts, commissions, fees and other charges (including interest expense) associated with any Qualified Securitization Transaction will be excluded;
(xix)    (A) the non-cash portion of “straight-line” rent expense will be excluded and (B) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;
(xx)    losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(xxi)    non-cash charges or income relating to adjustments to deferred tax asset valuation allowances will be excluded;
(xxii)    cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date will be included;
(xxiii)    non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded; and
(xxiv)    (i) revenues, royalties and commissions otherwise deferred under GAAP, shall be included in the relevant period and (ii) the amount of previously deferred revenues, royalties and commissions recognized under GAAP during the relevant period shall be excluded;
provided, that Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (i) through (xxiv) above if any such item individually is less than $2,000,000 in any fiscal quarter.
“Consolidated Secured Debt” shall mean, at any time, (i) the sum of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of Borrower or any of its Restricted Subsidiaries, less (ii) the aggregate amount of (a) unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries and (b) Permitted Restricted Cash.
“Consolidated Secured Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (i) Consolidated Secured Debt as of the last day of such Test Period to (ii) Consolidated EBITDA of Borrower and its Restricted Subsidiaries for such Test Period, in each case, calculated on a Pro Forma Basis.
“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with U.S. GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period.
“Consolidated Total Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (i) Consolidated Indebtedness as of the last day of such Test Period, less the aggregate amount of (a) unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries and (b) Permitted Restricted Cash, to (ii) Consolidated EBITDA of Borrower and its Restricted Subsidiaries for such Test Period, in each case, calculated on a Pro Forma Basis.
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. Except as otherwise provided herein, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contract Consideration” shall have the meaning provided to such term in the definition of “Excess Cash Flow.”
“Contribution Amounts” shall mean the aggregate amount of capital contributions applied by Borrower to permit the incurrence of Contribution Indebtedness pursuant to Section 10.04(ix).
“Contribution Indebtedness” shall mean unsecured Indebtedness of Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not greater than 200% of the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Stock, contributions by Borrower or any Restricted Subsidiary or any Specified Equity Contribution or any similar “cure amounts” under the ABL Credit Agreement or with respect to any financial covenant under any refinancing thereof) made to the capital of Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of capital stock or otherwise), in each case, to the extent not otherwise applied to increase the Available Amount or any other basket or exception under this Agreement; provided that (a) the maturity date of such Contribution Indebtedness is no earlier than the Term Loans Latest Maturity Date as of the date such Contribution Indebtedness was incurred and (b) such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer of Borrower promptly following incurrence thereof.
“CORRA” shall mean the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Cost Savings Cap” shall have the meaning provided to such term in the definition of “Pro Forma Cost Savings”.
“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” shall have the meaning provided in Section 13.24(b).
“Credit Documents” shall mean this Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3, and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Guaranty Agreement, each Security Document, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Additional Junior Lien Intercreditor Agreement, any Additional Pari Passu Intercreditor Agreement, each Incremental Amendment, each Refinancing Amendment and each Extension Amendment.
“Credit Event” shall mean the making of any Loan.
“Credit Extension” shall mean, as the context may require, (i) the making of any Loan or (ii) the issuance, amendment (other than an amendment thereof that does not increase the face value amount of the Letter of Credit), extension or renewal of any Letter of Credit by any Issuing Bank; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.
“Credit Party” shall mean Holdings, Borrower and each Subsidiary Guarantor.
“Daily Compounded CORRA” shall mean, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate being established by the Administrative Agent.
“Daily Simple SOFR” with respect to any applicable determination date, shall mean the SOFR published on such date on the ~~Federal Reserve Bank of New York’s website~~NYFRB’s Website (or any successor source).
“Debt Fund Affiliate” shall mean any Affiliate of the Sponsor (other than Holdings, Borrower and its Restricted Subsidiaries) that is a bona fide diversified debt fund at the time of the relevant sale or assignment thereto pursuant to Section 2.22, with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Affiliate.
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Declined Proceeds” shall have the meaning provided in Section 5.02(k).
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” shall mean, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of (A) a proceeding under any Debtor Relief Law or (B) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to Borrower and each other Lender promptly following such determination.
“Designated Interest Rate Protection Agreement” shall mean each Interest Rate Protection Agreement and Other Hedging Agreements entered into by Borrower or any of its Restricted Subsidiaries with a Guaranteed Creditor that is (i) (x) either the Administrative Agent or an affiliate of the Administrative Agent or (y) designated as a “Designated Interest Rate Protection Agreement” (or similar term) in a writing executed by such Guaranteed Creditor and Borrower and delivered to the Administrative Agent (for purposes of the preceding notice requirement, all Interest Rate Protection Agreements under a specified master agreement, whether previously entered into or to be entered into in the future, may be designated as Designated Interest Rate Protection Agreements pursuant to a single notice); provided that Borrower may not make any such designation during the continuance of an Event of Default and (ii) secured by the Security Documents. It is hereby understood that an Interest Rate Protection Agreement or Other Hedging Agreement may not be a Designated Interest Rate Protection Agreement to the extent it is similarly treated as such under the ABL Credit Agreement and if any such Interest Rate Protection Agreement is permitted to be treated as a “Designated Interest Rate Protection Agreement” (or similar term) under both this Agreement and similarly treated under the ABL Credit Agreement, (x) if the Guaranteed Creditor is the administrative agent under the ABL Credit Agreement or an affiliate of such Person, such agreement shall be deemed so designated under the ABL Credit Agreement and not under this Agreement unless otherwise elected by Borrower in writing to the Administrative Agent or (y) if the Guaranteed Creditor is not the administrative agent under the ABL Credit Agreement or an affiliate thereof, such agreement shall be deemed so designated under the ABL Credit Agreement or this Agreement as elected by Borrower in writing to the Administrative Agent. Notwithstanding the foregoing, in no event shall any agreement evidencing any Excluded Swap Obligation with respect to a Subsidiary Guarantor constitute a Designated Interest Rate Protection Agreement with respect to such Subsidiary Guarantor.
“Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
“Designated Treasury Services Agreement” shall mean each Treasury Services Agreement entered into by Borrower or any of its Restricted Subsidiaries with a Guaranteed Creditor that is (i) (x) either the Administrative Agent or an affiliate of the Administrative Agent or (y) designated as a “Designated Treasury Services Agreement” (or similar term) in a writing executed by such Guaranteed Creditor and Borrower and delivered to the Administrative Agent; provided that Borrower may not make any such designation during the continuance of an Event of Default and (ii) secured by the Security Documents. It is hereby understood that a Treasury Services Agreement may not be a Designated Treasury Services Agreement to the extent it is similarly treated as such under the ABL Credit Agreement and if any such Treasury Services Agreement is permitted to be treated as a “Designated Treasury Services Agreement” (or similar term) both under this Agreement and similarly treated under the ABL Credit Agreement, (x) if the Guaranteed Creditor is the administrative agent under the ABL Credit Agreement or an affiliate thereof, such agreement shall be deemed so designated under the ABL Credit Agreement and not under this Agreement unless otherwise elected by Borrower in writing to the Administrative Agent or (y) if the Guaranteed Creditor is not the administrative agent under the ABL Credit Agreement or an affiliate thereof, such agreement shall be deemed so designated under the ABL Credit Agreement or this Agreement as elected by Borrower in writing to the Administrative Agent.
“Determination Date” shall have the meaning provided in the definition of the term “Available Amount.”
“Disqualified Lender” shall mean (a) competitors of Borrower and its Subsidiaries, and any person controlling or controlled by any such competitor, in each case identified in writing by Borrower (or its counsel) to the Administrative Agent at any time, (b) institutions designated in writing by the Sponsor (or its counsel) to Bank of America (or its counsel) on or prior to July 4, 2021 and (c) any affiliates of any such competitors, controlling or controlled persons or institutions reasonably identifiable as affiliates solely on the basis of their names (other than bona fide fixed income investors or debt funds that are Affiliates of competitors described in clause (a) above but not of institutions described in clause (b) above) or identified by Borrower (or its counsel) in writing to the Administrative Agent at any time (it being understood that any update pursuant to clause (a) or clause (c) above shall not become effective until the third Business Day following the Administrative Agent’s receipt of such notice, and, in any event, shall not apply retroactively (solely with regards to such amount already assigned) to any Lender or to any entity that is party to a pending trade as of the date of such notice).
“Disqualified Stock” shall mean, with respect to any Person, any capital stock of such Person other than common Equity Interests or Qualified Preferred Stock of such Person.
“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or made or caused to be made in respect of its

Equity Interests any other payment or delivery of property (other than common Equity Interests of such Person) to its stockholders, partners or members as such in respect of its Equity Interests, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests).
“Dollar” and “$” shall mean lawful money of the United States.
“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.
~~“Early Opt-in Effective Date” shall mean, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~
~~“Early Opt-in Election” shall mean the occurrence of:~~
~~(a) a determination by the Administrative Agent, or a notification by Borrower to the Administrative Agent that Borrower has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 2.16(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBO Rate, and~~
~~(b) the joint election by the Administrative Agent and Borrower to replace LIBO Rate with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.~~
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Yield” shall mean, as to any Term Loan or other Indebtedness, the effective yield on such Term Loan or other Indebtedness as mutually determined by the Administrative Agent and Borrower in good faith, taking into account the applicable interest rate margins in effect from time to time, any interest rate floors or similar devices in effect from time to time and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Term Loan or other Indebtedness and (y) the four years following the date of incurrence thereof) payable generally to lenders providing such Term Loan or other Indebtedness (and, in the case of Incremental Term Loans added to (and forming part of) of such Term Loans of the applicable Tranche, weighted average original issue discount based on the relative sizes of the Term Loans immediately prior to the addition of such Incremental Term Loans, on the one hand, and such Incremental Term Loans, on the other), but excluding any ticking, arrangement, structuring, commitment, underwriting or similar fees (regardless of whether paid in whole or in part to any or all lenders) and other fees payable in connection therewith that are not generally shared with the relevant lenders and customary consent fees paid generally to consenting lenders. Each mutual determination of the “Effective Yield” by the Administrative Agent and Borrower shall be conclusive and binding on all Lenders absent manifest error.

“Electronic Copy” shall have the meaning provided in Section 13.21.
“Electronic Record” shall have the meaning provided in Section 13.21.
“Electronic Signature” shall have the meaning provided in Section 13.21.
“Eligible Currency” shall mean any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Revolving Lenders in such market and as to which an Equivalent Amount may be readily calculated. If, after the designation by the Revolving Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the Issuing Bank (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) other than in the case of Euros or Pounds Sterling, such currency no longer being readily available, freely transferable and convertible into Dollars, (b) other than in the case of Euros or Pounds Sterling, an Equivalent Amount is no longer readily calculable with respect to such currency, (c) with respect to any currency designated as an Alternative Currency after the Closing Date only, providing such currency is impracticable for the Revolving Lenders or (d) with respect to any currency designated as an Alternative Currency after the Closing Date only, no longer a currency in which the Required Revolving Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days after receipt of such notice from the Administrative Agent, Borrower shall repay all Loans in such currency to which the Disqualifying Event applies.
“Eligible Transferee” shall mean and include any existing Lender, any Approved Fund or any commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (i) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) any Disqualified Lender (solely, in the case of a sale of a participation to such Person, to the extent that the list of Disqualified Lenders has been disclosed to all Lenders) and (iii) except to the extent provided in Sections 2.19, 2.20, 2.21 and 13.04(d) and (g), the Sponsor, Holdings, Borrower and their respective Subsidiaries and Affiliates (other than Debt Fund Affiliates).
“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata and natural resources such as wetlands, flora and fauna.
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demand letters, directives, claims, liens, notices of noncompliance or violation, and/or proceedings arising under or pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all Environmental Claims by governmental or regulatory authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the Environment due to the presence of Hazardous Materials, including any Release or threat of Release of any Hazardous Materials.
“Environmental Law” shall mean any federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, and rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment, human health and safety (as it pertains to Hazardous Materials).

“Equity Financing” shall have the meaning provided in Section 6.06.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for the foregoing.
“Equivalent Amount” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such currency as of the close of business on the immediately preceding Business Day.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any successor Section thereof.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which, together with Borrower or a Restricted Subsidiary of Borrower, is treated as a “single employer” under Section 414(b) or (c) of the Code and, solely with respect to Section 412 of the Code, Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Section 412 or 430 of the Code or Section 302 or 303 of ERISA, or the arising of such a Lien or encumbrance, with respect to a Plan, (c) the incurrence by Borrower, a Restricted Subsidiary of Borrower, or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any of Borrower, a Restricted Subsidiary of Borrower, or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (e) the receipt by Borrower, a Restricted Subsidiary of Borrower, or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (g) the receipt by Borrower, a Restricted Subsidiary of Borrower, or an ERISA Affiliate of any written notice concerning statutory liability arising from the withdrawal or partial withdrawal of Borrower, a Restricted Subsidiary of Borrower, or an ERISA Affiliate from a Multiemployer Plan or a written determination that a Multiemployer Plan is, or is reasonably expected to be, “insolvent,” within the meaning of Section 4245 of ERISA, (h) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to which Borrower or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Borrower or any Restricted Subsidiary would reasonably be expected to have liability, (i) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (j) the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Plan or Multiemployer Plan, (k) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (l) the receipt by Borrower, a Restricted Subsidiary of Borrower or any ERISA Affiliate of any notice that a Multiemployer Plan is, or is reasonably expected to be, in “endangered” or “critical” status within the meaning of Section 305 of ERISA, or (m) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan which would reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate Loan” shall mean each Loan bearing interest at the EURIBOR.
“Euro” or “€” shall mean the single currency of the Participating Member States.
“Event of Default” shall have the meaning provided in Section 11.
“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding any such decrease in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or dispositions of any Person by Borrower and/or its Restricted Subsidiaries during such period), minus (b) the sum of, without duplication, (i) [reserved], (ii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of Borrower following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (iii) [reserved], (iv) (A) the aggregate amount of Scheduled Repayments and other permanent principal payments and redemptions of Indebtedness (including any premium, make-whole or penalty payments relating thereto) of Borrower and its Restricted Subsidiaries during such period (other than any Voluntary Pari Passu Debt Prepayments), in each case, to the extent not financed with the proceeds of long-term Indebtedness (excluding the Revolving Loans, the ABL Revolving Loans and borrowings under any similar working capital facility permitted under Section 10.04 or any Receivables Facility permitted under Section 10.04) and (B) prepayments and repayments of Term Loans pursuant to Sections 5.02(d) or 5.02(f), and any equivalent prepayments and repayments under any Permitted Pari Passu Loan Documents, Pari Passu Notes Documents or any Refinancing Note/Loan Documents, in each case, to the extent the Asset Sale or Recovery Event giving rise to such prepayment or repayment resulted in an increase to Consolidated Net Income (but not in excess of the amount of such increase), (v) the portion of Transaction Costs and other transaction costs and expenses related to items (i)-(iv) above paid in cash during such fiscal year not deducted in determining Consolidated Net Income, (vi) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding any such increase in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or disposition of any Person by Borrower and/or the Restricted Subsidiaries during such period), (vii) cash payments in respect of non-current liabilities (other than Indebtedness) to the extent made with Internally Generated Cash, (viii) the aggregate amount of expenditures actually made by Borrower and its Restricted Subsidiaries with Internally Generated Cash during such period (including expenditures for the payment of financing fees, taxes, rent and pension and other retirement benefits) to the extent such expenditures are not expensed during such period, (ix) [reserved], (x) [reserved] and (xi) all non-cash gains to the extent included in Consolidated Net Income for such period (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period).
“Excess Cash Flow Payment Amount” shall have the meaning provided in Section 5.02(e).
“Excess Cash Flow Payment Date” shall mean the date occurring 10 Business Days after the date on which Borrower’s annual audited financial statements are required to be delivered pursuant to Section 9.01(b) (commencing with respect to the fiscal year ending March 31, 2023).
“Excess Cash Flow Payment Period” shall mean, with respect to any Excess Cash Flow Payment Date, the immediately preceding fiscal year of Borrower.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Collateral” shall have the meaning provided in the Security Agreement.

“Excluded Subsidiary” shall mean any Subsidiary of Borrower that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) a FSHCO, (d) not a Wholly-Owned Subsidiary of Borrower or one or more of its Wholly-Owned Restricted Subsidiaries, (e) an Immaterial Subsidiary, (f) established or created pursuant to Section 10.05(xi) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period prior to such acquisition, (g) prohibited (but only for so long as such Subsidiary would be prohibited) by Requirements of Law, rule or regulation from guaranteeing the facilities under this Agreement, or that would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee, in each case, unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (h) prohibited (but only for so long as such Subsidiary would be prohibited) from guaranteeing the Obligations by any contractual obligation in existence (x) on the Closing Date or (y) at the time of the acquisition of such Subsidiary after the Closing Date (to the extent such prohibition was not entered into in contemplation of such acquisition), (i) a not-for-profit Subsidiary, a Securitization Entity, a Regulated Subsidiary, a captive insurance company or a special purpose entity, (j) any other Subsidiary with respect to which Borrower and the Administrative Agent reasonably agree in writing that the cost or other consequences of guaranteeing the Obligations (including any adverse tax consequences) would be excessive in view of the benefits to be obtained by the Lenders therefrom, and (k) any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC; provided that, notwithstanding the above, (x) Borrower may designate any Restricted Subsidiary that would otherwise constitute an “Excluded Subsidiary” hereunder as a “Subsidiary Guarantor” and cause such Subsidiary to execute the Guaranty Agreement as a “Subsidiary Guarantor” (and from and after the execution of the Guaranty Agreement, such Subsidiary shall no longer constitute an “Excluded Subsidiary” unless released from its obligations under the Guaranty Agreement as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof; provided that such Restricted Subsidiary shall not be released solely on the basis that it was not required to become a Guarantor) so long as the Administrative Agent has consented to such designation, such Subsidiary shall grant a perfected lien on substantially all of its assets to the Collateral Agent for the benefit of the Secured Creditors regardless of whether such Subsidiary is organized in a jurisdiction other than the United States (notwithstanding anything to the contrary in this Agreement), pursuant to arrangements reasonably agreed between the Administrative Agent and Borrower and subject to customary limitations in such jurisdiction to be reasonably agreed to between the Administrative Agent and Borrower and in the case of any Foreign Subsidiary, the jurisdiction of such Subsidiary shall be reasonably acceptable to the Administrative Agent, taking into account the availability and enforceability of guarantees and collateral pledges in such jurisdictions and (y) if a Domestic Subsidiary serves as (i) a borrower or guarantor of the obligations of a Domestic Subsidiary (or Borrower) under the ABL Credit Agreement or (ii) an issuer or guarantor under (x) the Unsecured Notes Indenture or any refinancing of the Unsecured Notes Indenture or (y) the Secured Notes Indenture or any refinancing of the Secured Notes Indenture, in each case, where the applicable issuer is a Domestic Subsidiary, then it shall not constitute an “Excluded Subsidiary”. For the avoidance of doubt, Borrower shall not constitute an “Excluded Subsidiary”.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) Taxes imposed on (or measured by) its net income and franchise (and similar) Taxes imposed on it in lieu of income Taxes, in each case, as a result of such recipient being organized or having its principal office or applicable lending office located in such jurisdiction or as a result of any other present or former connection between it and the jurisdiction imposing such Tax (other than a connection arising from such Administrative Agent, Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, in each case imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by Borrower under Section 2.13), any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent such Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to Section 5.05(a), (d) Taxes attributable to such recipient’s failure to comply with Section 5.05(b), Section 5.05(c) or Section 5.05(e), as applicable, (e) any Taxes imposed under FATCA and (f) U.S. federal backup withholding Taxes pursuant to Section 3406 of the Code. For the avoidance of doubt, for purposes of the foregoing definition, the term “Lender” shall include any Issuing Bank and the Swingline Lender.
“Existing Indebtedness” shall have the meaning provided in Section 10.04(vii).
“Existing Letters of Credit” shall mean each of the letters of credit set forth on Schedule 1.01(a) hereto.
“Existing Revolving Commitments Tranche” shall have the meaning provided in Section 2.14(a).
“Existing Term Loan Tranche” shall have the meaning provided in Section 2.14(a).
“Extendable Bridge Loans” shall mean customary “bridge” loans which by their terms will be automatically converted, subject to customary conditions, into loans that have, or extended such that they have, a maturity date later than the Latest Maturity Date of all Tranches of Term Loans then in effect.
“Extended Revolving Commitments” shall have the meaning assigned to such term in Section 2.14(a).
“Extended Revolving Maturity Date” shall mean, with respect to any Extended Revolving Commitment, the date specified in the applicable Extension Amendment.
“Extended Term Loan Commitment” shall mean, collectively the Refinancing Term Loan Commitments or one or more commitments hereunder to convert Term Loans under an Existing Term Loan Tranche of a given Extension Series pursuant to an Extension Amendment.
“Extended Term Loan Maturity Date” shall mean, with respect to any Tranche of Extended Term Loans, the date specified as such in the applicable Extension Amendment.
“Extended Term Loans” shall have the meaning provided in Section 2.14(a).
“Extending Term Loan Lender” shall have the meaning provided in Section 2.14(c).
“Extension” shall mean any establishment of Extended Term Loans or Extended Revolving Commitments pursuant to Section 2.14 and the applicable Extension Amendment.
“Extension Amendment” shall have the meaning provided in Section 2.14(d).
“Extension Election” shall have the meaning provided in Section 2.14(c).

“Extension Request” shall have the meaning provided in Section 2.14(a).
“Extension Series” shall have the meaning provided in Section 2.14(a).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (or related laws, rules or official administrative guidance) implementing such Sections of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent; provided that if the rate determined in accordance with the foregoing is less than zero, the Federal Funds Effective Rate shall be deemed to be zero.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.
“Financial Covenant Testing Threshold” shall have the meaning provided in Section 10.11(a).
“Financial Statements” shall have the meaning provided in Section 6.11.
“Financial Statements Date” shall have the meaning provided in Section 6.11.
“Fitch” shall mean Fitch, Inc.
“Fixed Asset Collateral” shall have the meaning provided in the ABL Intercreditor Agreement.
“Fixed Incremental Amount” shall have the meaning provided in the definition of “Incremental Amount”.
“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Asset Sale” shall have the meaning provided in Section 5.02(j).
“Foreign Pension Plan” shall mean any pension or benefit plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Borrower or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of Borrower or such Restricted Subsidiaries residing outside the United States (other than plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Recovery Event” shall have the meaning provided in Section 5.02(j).

“Foreign Subsidiaries” shall mean each Subsidiary of Borrower that is not a Domestic Subsidiary.
“Fronting Exposure” shall mean a Defaulting Lender’s Pro Rata Share of LC Exposure or Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 2.23.
“Fronting Fee” shall have the meaning provided in Section 4.01(c)(ii).
“FSHCO” shall mean any Domestic Subsidiary that has no material assets other than (i) the Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries of Borrower that are CFCs or (ii) Equity Interests (or Equity Interests and Indebtedness) of one or more Domestic Subsidiaries of Borrower that hold no material assets other than the assets described in clause (i).
“Governmental Authority” shall mean the government of the United States of America, any other, supranational authority (such as the European Union or the European Central Bank) or nation or any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guaranteed Creditors” shall mean and include (x) each of the Lender Creditors, (y) any Person that was the Administrative Agent, the Collateral Agent, any Lender and any Affiliate of the Administrative Agent, the Collateral Agent or any Lender (even if the Administrative Agent, the Collateral Agent or such Lender subsequently ceases to be the Administrative Agent, the Collateral Agent or a Lender under this Agreement for any reason) (i) at the time of entry into a particular Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement or (ii) in the case of a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement existing on the Closing Date, on the Closing Date or within 60 days after the Closing Date and (z) any other Secured Creditor.
“Guarantor” shall mean and include Holdings, Borrower (other than with respect to its own Obligations) and each Subsidiary Guarantor.
“Guaranty” shall mean, as to any Guarantor, the guarantees granted by such Guarantor pursuant to the terms of the Guaranty Agreement.
“Guaranty Agreement” shall have the meaning provided in Section 6.10.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, perfluoroalkyl and polyfluoroalkyl substances, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance regulated under any Environmental Law.
“Holdings” shall mean (i) on or after the Closing Date, the entity specified in the preamble hereto or (ii) after the Closing Date, any other Person (“New Holdings”) that is a direct or indirect parent of Holdings (or the previous New Holdings, as the case may be) (“Previous Holdings”); provided that (a) New Holdings shall directly own 100% of the Equity Interests of Borrower, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (c)(i) all capital stock of Borrower and substantially all of the other assets of Previous Holdings shall be contributed or otherwise transferred, directly or indirectly, to New Holdings and pledged to secure the Obligations, (ii) all capital stock and all other assets of Borrower and the Subsidiary Guarantors that constituted Collateral prior to such substitution shall remain Collateral and shall remain subject to Liens thereon securing the Obligations that are valid and enforceable to the same extent as such Liens were valid and enforceable prior to such substitution, and the priority and the perfection of such Liens shall be maintained at all times, and (iii) New Holdings shall enter into a Guaranty Agreement on substantially the same terms as the Guaranty Agreement of Previous Holdings, (d)(i) no Event of Default shall occur and be continuing at the time of such substitution and such substitution shall not result in any Event of Default and (ii) such substitution shall not result in any material adverse tax consequences in the aggregate, to the Lenders or, individually, to the Administrative Agent, (e) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree in its reasonable discretion) of the proposed transaction and Previous Holdings, New Holdings and Borrower shall promptly and in any event at least three (3) Business Days’ prior to the consummation of the transaction provide all information any Lender or the Administrative Agent may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed successor New Holdings, (f) New Holdings shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia or any other jurisdiction permitted by the Administrative Agent in its reasonable discretion, (g) if reasonably requested by the Administrative Agent, (i) the Credit Parties shall execute and deliver amendments, supplements and other modifications to all Credit Documents, instruments and agreements executed in connection therewith necessary to perfect and protect the liens and security interests in the Collateral of New Holdings and to give effect to the new Guaranty, in each case in form and substance substantially consistent with the instruments and agreements previously delivered in respect thereof or reasonably satisfactory to the Administrative Agent; provided that, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned, delayed or denied), such amendments, supplements, modifications, instruments and/or agreements may be executed and delivered following such substitution and shall not constitute a condition to the effectiveness of New Holdings’ substitution for Previous Holdings and (ii) the Credit Parties shall execute and deliver any documentation reasonably necessary to comply with the local law requirements of the applicable jurisdiction and (h) Borrower shall deliver a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clauses (a), (c), (d)(i) and (h) of this definition; provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations as “Holdings” under the Credit Documents and any reference to “Holdings” in the Credit Documents shall refer to New Holdings.
“IFRS” shall mean international accounting standards as promulgated by the International Accounting Standards Board.
“Immaterial Subsidiary” shall mean any Restricted Subsidiary of Borrower that, as of the end of the most recently ended Test Period, does not have, when taken together with all other Immaterial Subsidiaries, (a) assets in excess of 5.00% of Consolidated Total Assets; or (b) revenues for the period of four consecutive fiscal quarters ending on such date in excess of 5.00% of the consolidated revenues of Borrower and the Restricted Subsidiaries for such period. For the avoidance of doubt, at all times prior to the first delivery of financial statements pursuant to Section 9.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of Borrower and its Subsidiaries delivered to the Administrative Agent prior to the Closing Date.
~~“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”~~
“Incremental Amendment” shall mean an amendment to this Agreement among Borrower, the Administrative Agent and each Lender or Eligible Transferee providing the Incremental Commitments to be established thereby, which amendment shall be not inconsistent with Section 2.15.
“Incremental Amount” shall mean, as of any date of determination, the sum of (a) the greater of $425,000,000 and 66.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis), plus (b) an amount equal to the sum of all Voluntary Debt Prepayments (to the extent not financed with the proceeds of long-term Indebtedness (excluding the Revolving Loans, the ABL Revolving Loans and borrowings under any working capital facility permitted under Section 10.04 or any Receivables Facility permitted under Section 10.04)) in each case prior to such date (the “Prepayment Available Incremental Amount”); provided that no Incremental Term Loan or Indebtedness incurred pursuant to Section 10.04(xxvii)(1) in reliance on the Prepayment Available Incremental Amount shall be secured on a greater priority basis than that by which the Indebtedness so repaid and underlying such portion of the Prepayment Available Incremental Amount so utilized was secured, less (c) the aggregate principal amount of Incremental Facilities incurred pursuant to Section 2.15(a)(v)(x) and Indebtedness incurred pursuant to Section 10.04(xxvii)(1), in each case, prior to such date (clauses (a), (b) and (c), collectively, the “Fixed Incremental Amount”), plus (d) an unlimited amount so long as either (A) in the case of any Indebtedness secured by a Lien on the Collateral that is pari passu with any Lien on the Collateral securing the Obligations, the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of such date, would not exceed 4.05:1.00 or (B) solely for purposes of Section 10.04(xxvii), (1) in the case of any Permitted Junior Debt consisting of Indebtedness secured by the Collateral on a junior lien basis relative to the Liens on such Collateral securing the Obligations, the Consolidated Secured Net Leverage Ratio, determined on a Pro Forma Basis as of such date, would not exceed 4.05:1.00 and (2) in the case of any Permitted Junior Debt consisting of unsecured Indebtedness, the Consolidated Fixed Charge Coverage Ratio, determined on a Pro Forma Basis as of such date, would not be less than either (x) 2.00:1.00 or (y) at the election of Borrower if such Indebtedness is incurred in connection with a Permitted Acquisition or another Investment permitted under this Agreement, the Consolidated Fixed Charge Coverage Ratio in effect immediately prior to the consummation of such transaction calculated on a Pro Forma Basis as of the most recently ended Test Period (amounts pursuant to this clause (d), the “Incurrence-Based Incremental Amount” and each calculation of the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, or Consolidated Fixed Charge Coverage Ratio in this clause (d), an “Incurrence-Based Incremental Facility Test”) (it being understood that (1) Borrower may utilize the Incurrence-Based Incremental Amount prior to the Fixed Incremental Amount (and without taking into account the amount incurred under the Fixed Incremental Amount) and that amounts under each of the Fixed Incremental Amount and the Incurrence-Based Incremental Amount may be used in a single transaction and (2) any amounts utilized under the Fixed Incremental Amount shall be reclassified, as Borrower may elect from time to time, as incurred under the Incurrence-Based Incremental Amount if Borrower meets any applicable Incurrence-Based Incremental Facility Test at such time on a Pro Forma Basis, and if any applicable Incurrence-Based Incremental Facility Test would be satisfied on a Pro Forma Basis as of the end of any subsequent Test Period after the initial utilization under the Fixed Incremental Amount, such reclassification shall be deemed to have automatically occurred whether or not elected by Borrower). For purposes of the proviso set forth in clauses (b) and (d)(A) of this definition, Indebtedness that is secured by a first priority Lien on ABL Collateral and a second priority Lien on Fixed Asset Collateral and Indebtedness that is secured by a second priority Lien on ABL Collateral and a first priority Lien on Fixed Asset Collateral shall also be considered to be secured on an equal priority or pari passu basis.
“Incremental Borrowing Date” shall mean (a) with respect to any Incremental Term Loan, any Incremental Term Loan Borrowing Date and (b) with respect to any Revolving Commitment Increase or Additional/Replacement Revolving Commitment, each date on which such Revolving Commitment Increase or Additional/Replacement Revolving Commitments become effective pursuant to Section 2.15, which date shall be the date of the effectiveness of the respective Incremental Amendment pursuant to which such Revolving Commitment Increase or Additional/Replacement Revolving Commitments are established.
“Incremental Commitment Requirements” shall mean, with respect to any provision of an Incremental Commitment on a given Incremental Borrowing Date, the satisfaction of each of the following conditions: (a) no Event of Default then exists or would result therefrom (provided, that with respect to any Incremental Commitment requested with respect to any Limited Condition Transaction, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05); (b) the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (provided, that any representation or warranty that is qualified as to “materiality or similar language” shall be true and correct in all respects as of such date; provided, further, that in the case of any Incremental Commitment requested in connection with the financing of a Permitted Acquisition or other Investment permitted hereunder, only the making and accuracy of the Specified Representations shall be required); (c) the delivery by the relevant Credit Parties of such technical amendments, modifications and/or supplements to the respective Security Documents as are reasonably requested by the Collateral Agent to ensure that the additional Obligations to be incurred pursuant to the Incremental Commitments are secured by, and entitled to the benefits of, the relevant Security Documents, and each of the Lenders hereby agrees to, and authorizes the Collateral Agent to enter into, any such technical amendments, modifications or supplements and (d) solely to the extent such certifications are not included in the relevant Incremental Amendment, the delivery by Borrower to the Administrative Agent of an officer’s certificate executed by a Responsible Officer certifying as to compliance with preceding clauses (a) and (b).
“Incremental Commitments” shall mean Revolving Commitment Increases, Additional/Replacement Revolving Commitments and/or Incremental Term Loan Commitments, as applicable.

“Incremental Facility” shall have the meaning provided in Section 2.15(a).
“Incremental Lender” shall have the meaning provided in Section 2.15(b).
“Incremental Loans” shall mean the Loans made pursuant to the Incremental Commitments.
“Incremental Revolving Loan” shall mean a Revolving Loan made under a Revolving Commitment Increase or Additional/Replacement Revolving Commitment.
“Incremental Term Loan” shall have the meaning provided in Section 2.15(a).
“Incremental Term Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 2.15, which date shall be the date of the effectiveness of the respective Incremental Amendment pursuant to which such Incremental Term Loans are to be made.
“Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans (whether by providing an additional Tranche of Term Loans or an increase of an existing Tranche of Term Loans) provided by such Lender pursuant to Section 2.15 on a given Incremental Term Loan Borrowing Date, in such amount as agreed to by such Lender in the Incremental Amendment delivered pursuant to Section 2.15, as the same may be terminated pursuant to Section 4.02 or Article 11.
“Incurrence-Based Incremental Amount” shall have the meaning provided in the definition of “Incremental Amount”.
“Incurrence-Based Incremental Facility Test” shall have the meaning provided in the definition the definition of “Incremental Amount”.
“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person (A) for borrowed money or (B) for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement, any Treasury Services Agreement or under any similar type of agreement and (vii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, (b) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement or (c) earn-outs and contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment has become fixed, due and payable for more than 10 Business Days without being paid and is required by U.S. GAAP to be reflected as a liability on the consolidated balance sheet of Borrower and its Restricted Subsidiaries.
“Indemnified Person” shall have the meaning provided in Section 13.01(a).
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party under any Credit Document other than (i) Excluded Taxes and (ii) Other Taxes.

“Independent Assets or Operations” shall mean, with respect to any Parent Company, that such Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in Borrower and the Restricted Subsidiaries), determined in accordance with U.S. GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 5.00% of such Parent Company’s corresponding consolidated amount.
“Initial Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the Incremental Amendment relating thereto; provided that the initial final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.
“Initial Lenders” shall have the meaning provided to such term in the Commitment Letter.
“Initial Maturity Date for Initial Revolving Loans” shall mean the date that is five years after the Closing Date, or if such date is not a Business Day, the immediately preceding Business Day.
“Initial Maturity Date for Initial Term Loans” shall mean the date that is seven years after the Closing Date, or if such date is not a Business Day, the next preceding Business Day.
“Initial Public Offering” shall mean (a) the offering of the common Equity Interests of any Parent Company in an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8 or S-4) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, as amended or (b) any SPAC IPO.
“Initial Revolving Loans” shall have the meaning provided in Section 2.01(b).
“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01 directly below the column entitled “Initial Term Loan Commitment”, as the same may be terminated pursuant to Sections 4.02 and/or 11.
“Initial Term Loans” shall mean the Term Loans made on the Closing date pursuant to Section 2.01(a) and the Incremental Term Loans made on the Amendment No. 1 Effective Date pursuant to Amendment No. 1.
“Initial Tranche” shall have the meaning provided in the definition of “Tranche.”
“Intellectual Property” shall have the meaning provided in Section 8.20.
“Intercompany Subordination Agreement” shall mean an intercompany subordination agreement, in substantially the form of Exhibit N hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Interest Determination Date” shall mean, with respect to any ~~LIBO Rate Loan,~~ Alternative Currency Term Rate Loan or Term SOFR Loan, the second Business Day (or in the case of Term SOFR Loans, the second U.S. Government Securities Business Day) prior to the commencement of any Interest Period relating to such ~~LIBO Rate Loan,~~ Alternative Currency Term Rate Loan or Term SOFR Loan.
“Interest Expense” shall mean the aggregate consolidated interest expense (net of interest income) of Borrower and its Restricted Subsidiaries in respect of Indebtedness determined on a consolidated basis in accordance with U.S. GAAP, including amortization or original issue discount on any Indebtedness and amortization of all fees payable in connection with the incurrence of such Indebtedness, including, without limitation, the interest portion of any deferred payment obligation and the interest component of any Capitalized Lease Obligations, and, to the extent not included in such interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities.

“Interest Payment Date” shall mean (a) with respect to any Base Rate Loan or Alternative Currency Daily Rate Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any ~~LIBO Rate Loan,~~ Term SOFR Loan or Alternative Currency Term Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” shall have the meaning provided in Section 2.09.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
“Internally Generated Cash” shall mean cash generated from Borrower and its Restricted Subsidiaries’ operations, Revolving Borrowings, borrowings under the ABL Credit Agreement or any working capital facility permitted under Section 10.04 or any Qualified Securitization Transaction or Receivables Facility permitted under Section 10.04 and not representing (i) a reinvestment by Borrower or any Restricted Subsidiaries of the Net Sale Proceeds of any Asset Sale or Net Insurance Proceeds of any Recovery Event, (ii) the proceeds of any issuance of any Equity Interests or any Indebtedness of Borrower or any Restricted Subsidiary (excluding Revolving Borrowings or borrowings under the ABL Credit Agreement or any working capital facility permitted under Section 10.04 or any Qualified Securitization Transaction or Receivables Facility permitted under Section 10.04) or (iii) any credit received by Borrower or any Restricted Subsidiary with respect to any trade-in of property for substantially similar property or any “like kind exchange” of assets.
“Investments” shall have the meaning provided in Section 10.05.
“ISDA CDS Definition” shall have the meaning provided in Section 13.12(j).
“Issuing Bank” shall mean, as the context may require, (a) each of the Revolving Lenders with a LC Commitment set forth on Schedule 2.01, (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(i) and 2.18(k), with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such affiliate, designee or branch with respect to Letters of Credit issued by such affiliate, designee or branch.
“Junior Representative” shall mean, with respect to any series of Permitted Junior Debt (or Permitted Refinancing Indebtedness in respect thereof), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt (or Permitted Refinancing Indebtedness in respect thereof) is issued, incurred or otherwise obtained and each of their successors in such capacities.
“Latest Maturity Date” shall mean, at any time, (a) with respect to the Term Loans, the latest Maturity Date applicable to any Term Loan hereunder at such time, including the latest maturity date of any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan, in each case as extended in accordance with this Agreement from time to time or (b) with respect to the Revolving Commitments, the latest Maturity Date applicable to any Revolving Commitments hereunder at such time, including the latest maturity date of any Refinancing Revolving Commitments, Revolving Commitment Increase or Additional/Replacement Revolving Commitments, in each case as extended in accordance with this Agreement from time to time.
“LC Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the Revolving Lenders and the Issuing Banks, in accordance with the provisions of Section 2.18.
“LC Commitment” shall mean, with respect to any Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.18, in an aggregate amount not to exceed the amount set forth opposite its name on Schedule 2.01 under the heading “LC Commitments”.

“LC Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.
“LC Documents” shall mean all documents, instruments and agreements delivered by Borrower or any Restricted Subsidiary that is a co-applicant in respect of any Letter of Credit to any Issuing Bank or the Administrative Agent in connection with any Letter of Credit.
“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.
“LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by Borrower for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom) and (b) the stated amount of all outstanding Letters of Credit.
“LC Participation Fee” shall have the meaning assigned to such term in Section 4.01(c)(i).
“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) in form and substance reasonably satisfactory to the applicable Issuing Bank.
“LCT Election” shall have the meaning provided in Section 1.03.
“LCT Test Date” shall have the meaning provided in Section 1.03.
“Lead Arrangers” shall mean BofA Securities, Inc., BMO Capital Markets Corp., Macquarie Capital (USA) Inc., BNP Paribas Securities Corp., Deutsche Bank Securities Inc., PNC Capital Markets LLC and UBS Securities LLC in their capacities as joint lead arrangers and/or joint bookrunners for this Agreement, together with the Amendment No 1. Lead Arrangers.
“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.15, 2.19 or 13.04(b) and, as the context requires, includes the Swingline Lender.
“Lender Creditors” shall mean the Agents, the Lenders, the Issuing Banks and the Indemnified Persons.
“Lender-Related Person” shall have the meaning provided in Section 13.01(c).
“Letter of Credit” shall mean any letters of credit (including standby letters of credit and documentary letters of credit) issued or to be issued by an Issuing Bank for the account of Borrower or any of its Subsidiaries pursuant to Section 2.18 to the extent the provisions of Section 2.18 are applicable thereto and shall include the Existing Letters of Credit, provided that neither UBS AG, Stamford Branch, in its capacity as an Issuing Bank, nor Deutsche Bank AG New York Branch, in its capacity as an Issuing Bank, shall be obligated to issue any Letter of Credit other than standby letters of credit.
“Letter of Credit Expiration Date” shall mean the date which is five (5) Business Days prior to the Initial Maturity Date for Initial Revolving Loans.
“Leverage Excess Proceeds” shall have the meaning provided in Section 5.02(d).
~~“LIBO Rate” shall mean:~~
~~(a)    for any Interest Period, with respect to any LIBO Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations~~

~~as may be designated) (the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and~~
~~(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Screen Rate, at approximately 11:00 a.m., London time on such day for deposits in the relevant currency with a term of one month commencing that day;~~
~~provided that, subject to Section 2.16, to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that, subject to Section 2.16, to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and in no event in a manner less favorable than as applied to similarly situated borrowers in similar circumstances at such time. Notwithstanding any of the foregoing, the LIBO Rate shall not at any time be less than 0.50% per annum.~~
~~“LIBO Rate Loan” shall mean each Loan which is designated as a Loan bearing interest at the Adjusted LIBO Rate by Borrower at the time of the incurrence thereof or conversion thereto. LIBO Rate Loans may be denominated in Dollars.~~
~~“LIBOR Screen Rate” shall have the meaning provided in the definition of “LIBO Rate.”~~
“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).
“Limited Condition Transaction” shall mean any transaction in connection with any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness), the making of any Dividend and/or the making of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07.
“Limited Originator Recourse” shall mean a letter of credit, cash collateral account or other such credit enhancement provided in connection with the incurrence of Indebtedness by a Securitization Entity under a Qualified Securitization Transaction, in each case, solely to the extent required to satisfy Standard Securitization Undertakings.
“Loans” shall mean the loans made by the Lenders to Borrower pursuant to this Agreement and may constitute Term Loans, Revolving Loans and Swingline Loans.
“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.
“Management Investor” shall mean any Person who is an officer or otherwise a member of management of Borrower, any of its Subsidiaries or any of its direct or indirect parent companies on the Closing Date, immediately after giving effect to the Acquisition or at any time thereafter.
“Margin Stock” shall have the meaning provided in Regulation U.
“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of capital stock of Borrower or any Parent Company on the date of declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Material Adverse Effect” shall mean (a) on the Closing Date, a Closing Date Material Adverse Effect, and (b) after the Closing Date, (i) a material adverse effect on the business, assets, financial condition or results of operations of Borrower and its Restricted Subsidiaries, taken as a whole, (ii) a material and adverse effect on the rights and remedies of the Administrative Agent and Collateral Agent, on behalf of the Lenders, taken as a whole, under the Credit Documents or (iii) a material and adverse effect on the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents.
“Material Real Property” shall mean each parcel of Real Property that is now or hereafter owned in fee by any Credit Party and located in the United States that (together with any other fee owned parcels constituting a single site or operating property) has a fair market value (as determined by Borrower in good faith) in excess of the greater of $25,000,000 and 4.5% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period, provided that any parcel of Real Property shall continue to be Material Real Property irrespective of any subsequent fair market value or Consolidated EBITDA changes after the date such parcel has first become Material Real Property.
“Maturity Date” shall mean (a) with respect to any Initial Term Loans that have not been extended pursuant to Section 2.14, the Initial Maturity Date for Initial Term Loans, (b) with respect to any Closing Date Revolving Commitments and LC Commitments, in each case, in effect on the Closing Date, and any Initial Revolving Loans that have not been extended pursuant to Section 2.14, the Initial Maturity Date for Initial Revolving Loans, (c) with respect to any Incremental Term Loans that have not been extended pursuant to Section 2.14, the Initial Incremental Term Loan Maturity Date applicable thereto, (d) with respect to any Revolving Loans provided pursuant to Additional/Replacement Revolving Commitments that have not been extended pursuant to Section 2.14, the final maturity date set forth for such Tranche of Additional/Replacement Revolving Commitments in the Incremental Amendment relating thereto, (e) with respect to any Tranche of Extended Term Loans, the Extended Term Loan Maturity Date applicable thereto and (f) with respect to any Tranche of Extended Revolving Commitments and any Revolving Loans made pursuant thereto, the Extended Revolving Maturity Date applicable thereto. For the avoidance of doubt, the parties understand that no waiver of any Default, Event of Default or mandatory prepayment shall constitute an extension of the Maturity Date.
“MFN Pricing Test” shall have the meaning provided in Section 2.15(a).
“Minimum Borrowing Amount” shall mean (a) with respect to Term Loans, $1,000,000 and (b) with respect to Revolving Loans, an aggregate principal amount that is (i) (A) in the case of Base Rate Loans, an integral multiple of $250,000 and not less than $500,000 and (B) in the case of ~~LIBO Rate Loans,~~ Term SOFR Loans or Alternative Currency Loans, an integral multiple of (or the applicable Alternative Currency Equivalent of) $250,000 and not less than $1,000,000, or (ii) equal to the remaining available balance of the applicable Revolving Commitments.
“Minimum Equity Percentage” shall have the meaning provided in Section 6.06.
“Minimum Purchase Condition” shall have the meaning provided in Section 2.20(b).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean a mortgage, debenture, deed of trust, deed to secure debt, or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.
“Mortgaged Property” shall mean any Material Real Property of Borrower or any of its Restricted Subsidiaries which is required to be encumbered by a Mortgage.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which Borrower or a Restricted Subsidiary of Borrower has any obligation or liability, including on account of an ERISA Affiliate.

“Net Debt Proceeds” shall mean, with respect to any incurrence of Indebtedness for borrowed money, an amount in cash equal to the gross cash proceeds received by the respective Person from such incurrence, net of underwriting discounts, commissions, fees and other costs of, and expenses associated with, such incurrence.
“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, an amount in cash equal to the gross cash proceeds received by the respective Person in connection with such Recovery Event, net of (i) costs of, and expenses associated with, such Recovery Event (including any costs incurred by Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of Borrower or such Restricted Subsidiary in respect thereof), (ii) any taxes paid or payable as a result of such Recovery Event (including Borrower’s good faith estimate of any incremental income taxes that will be payable as a result of such Recovery Event, including pursuant to tax sharing arrangements or any tax distributions), (iii) required payments of any Indebtedness or other obligations (other than the Loans and Indebtedness secured on a pari passu or junior basis to the Loans) which are secured by the assets which were the subject of such Recovery Event or would be in default under the terms thereof as a result of such theft, loss, physical destruction, damage, taking or similar event underlying such Recovery Event and (iv) to the extent such Recovery Event involves any theft, loss, physical destruction, damage, taking or similar event with respect to Investments made after the Closing Date, the permissibility of which was contingent upon the utilization of the Available Amount, the portion of the Available Amount so utilized in connection with such initial Investment.
“Net Sale Proceeds” shall mean, with respect to any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale), an amount in cash equal to the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (i) costs of, and expenses associated with, such Asset Sale (including fees and commissions), (ii) any taxes paid or payable as a result of such Asset Sale (including Borrower’s good faith estimate of any incremental income taxes that will be payable as a result of such Asset Sale, including pursuant to tax sharing arrangements or any tax distributions), (iii) payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness or other obligations (other than the Loans and Indebtedness secured on a pari passu or junior basis to the Loans) which are secured by the assets which were sold or would be in default under the terms thereof as a result of such Asset Sale, (iv) amounts provided as a reserve in accordance with U.S. GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve to Borrower or any of its Restricted Subsidiaries, such amounts shall constitute Net Sale Proceeds), (v) cash escrows from the sale price for such Asset Sale (provided that to the extent and at the time any such amounts are released from escrow to Borrower or any of its Restricted Subsidiaries, such amounts shall constitute Net Sale Proceeds) and (vi) to the extent such Asset Sale involves any disposition of Investments made after the Closing Date, the permissibility of which was contingent upon the utilization of the Available Amount, the portion of the Available Amount so utilized in connection with such initial Investment.
“Net Short Lender” shall have the meaning provided in Section 13.12(j).
“New Project” shall mean (x) each plant, facility or branch which is either a new plant, facility or branch or an expansion of an existing plant, facility or branch owned by Borrower or its Restricted Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit or product line to the extent such business unit or product line commences operations or each expansion (in one or a series of related transactions) of business into a new market or distribution or sales channel.
“Non-Debt Fund Affiliate” shall mean any Affiliate of the Sponsor other than (a) Holdings, (b) Borrower, (c) any Subsidiary of Holdings, (d) any Debt Fund Affiliate or (e) any natural Person.
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Note” shall have the meaning provided in Section 2.05(a).
“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.
“Notice of Loan Prepayment” shall mean the notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of Borrower.
“Notice Office” shall mean the office of the Administrative Agent set forth in Schedule 13.03, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Notice of Swingline Loan Borrowing” shall have the meaning provided in Section 2.17(b).
“NYFRB” shall mean the Federal Reserve Bank of New York or any successor thereto.
“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” shall mean (i) all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Agent or Indemnified Person by any Credit Party arising out of this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest on the Loans and Letters of Credit, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Credit Party or for which any Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument (in each case, including interest, fees, expenses and other amounts accruing during any case or proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such case or proceeding) and (ii) liabilities and indebtedness of Borrower or any of its Restricted Subsidiaries owing under any Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement (with respect to any Subsidiary Guarantor, other than any Excluded Swap Obligation of such Subsidiary Guarantor) entered into by Borrower or any of its Restricted Subsidiaries, whether now in existence or hereafter arising. Notwithstanding anything to the contrary contained above, (x) obligations of any Credit Party or Restricted Subsidiary under any Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or similar liability of such Person arising in connection with a sale by such Person of accounts or notes receivable, (ii) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person or (iii) any obligation under a Synthetic Lease.
“Open Market Purchase” shall have the meaning provided in Section 2.21(a).
“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.
~~“Other Rate Early Opt-in” shall mean the Administrative Agent and Borrower have elected to replace LIBO Rate with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 2.16(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.~~
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to

Section 2.13) that are imposed as a result of any present or former connection between the relevant Lender and the jurisdiction imposing such Tax (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Outstanding Amount” shall mean, with respect to Loans on any date, the Equivalent Amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Parent Company” shall mean any direct or indirect parent company of Borrower (other than the Sponsor or any other Permitted Holder).
“Pari Passu Intercreditor Agreement” shall mean that certain Pari Passu Intercreditor Agreement in the form of Exhibit M, dated as of the Closing Date, by and among the Collateral Agent and the Secured Notes Agent, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Pari Passu Representative” shall mean, with respect to any series of Permitted Pari Passu Notes or Permitted Pari Passu Loans (or, in each case, Permitted Refinancing Indebtedness in respect thereof), the trustee, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Permitted Pari Passu Notes or Permitted Pari Passu Loans (or, in each case, Permitted Refinancing Indebtedness in respect thereof) are issued and each of their successors in such capacities.
“Participant” shall have the meaning provided in Section 13.04(c).
“Participant Register” shall have the meaning provided in Section 13.04(c).
“Participating Member State” shall mean any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patent Security Agreement” shall have the meaning provided in the Security Agreement.
“Patriot Act” shall have the meaning provided in Section 13.16.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Perfection Certificate” shall have the meaning provided in the Security Agreement.
“Permitted Acquisition” shall mean the acquisition by Borrower or any of its Restricted Subsidiaries of an Acquired Entity or Business; provided that (i) the Acquired Entity or Business acquired is in a business permitted by Section 10.09 and (ii) all applicable requirements of Section 9.14 are satisfied.
“Permitted Asset Swap” shall mean the purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Borrower or any Restricted Subsidiary and another Person.
“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the mortgage title insurance policy delivered with respect thereto, all of which exceptions must be reasonably acceptable to the Administrative Agent in its reasonable discretion.
“Permitted Equity” shall mean common Equity Interests of Holdings or any other Equity Interests of Holdings that are reasonably accepteable to the Administrative Agent.

“Permitted Holders” shall mean (i) the Sponsor, (ii) any Related Party of the Sponsor, (iii) Management Investors and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group”, such Persons specified in clauses (i), (ii) or (iii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting Equity Interests of Borrower or any of its direct or indirect parent entities held by such “group”.
“Permitted Investment” shall have the meaning provided in Section 10.05.
“Permitted Junior Debt” shall mean any Permitted Junior Notes and any Permitted Junior Loans.
“Permitted Junior Debt Documents” shall mean any Permitted Junior Notes Documents and any Permitted Junior Loan Documents.
“Permitted Junior Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Junior Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Junior Loans” shall mean any Indebtedness of any Credit Party in the form of unsecured or secured loans; provided that (i) except as provided in clause (v) below, no such Indebtedness shall be secured by any asset of Borrower or any of its Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any Person other than the Credit Parties, (iii) (I) in the case of Indebtedness comprising a term loan facility, no such Indebtedness shall have a final stated maturity prior to the Term Loans Latest Maturity Date as of the date such Indebtedness was incurred, or shall have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity and (II) in the case of Indebtedness comprising a revolving credit facility, no such Indebtedness shall have a final stated maturity, prior to the Revolving Commitments Latest Maturity Date as of the date such Indebtedness was incurred, except, in each case, in the case of Extendable Bridge Loans, (iv) any “asset sale” mandatory prepayment provision included in the agreement governing such Indebtedness shall not prohibit Borrower or the respective Subsidiary from repaying obligations under this Agreement before prepaying or offering to prepay such Indebtedness, (v) in the case of any such Indebtedness that is secured, (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities or as otherwise reasonably satisfactory to the Collateral Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Junior Lien Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of any Credit Party, then the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered, and each Credit Party shall have acknowledged, the Additional Junior Lien Intercreditor Agreement and (vi) the covenants and events of default, taken as a whole, contained in the agreement governing such Indebtedness, shall not be materially more favorable to the lenders providing such Permitted Junior Loans than the related provisions contained in this Agreement; provided that (x) any such terms may be more favorable to the extent they take effect after the Term Loans Latest Maturity Date as of the date such Indebtedness was incurred and (y) in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants that are effective prior to the Term Loans Latest Maturity Date as of the date such Indebtedness was incurred, Borrower shall have offered in good faith to enter into an amendment to this Agreement to add any such financial covenants as are not then contained in this Agreement (provided that a certificate of a Responsible Officer of Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vi), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Junior Notes” shall mean any Indebtedness of any Credit Party in the form of unsecured or secured notes and incurred pursuant to one or more issuances of such notes; provided that (i) except as provided in clause (vii) below, no such Indebtedness shall be secured by any asset of Borrower or any of its Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any Person other than the Credit Parties, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity, in either case, prior to the date occurring ninety-one (91) days following the Term Loans Latest Maturity Date as of the date such Indebtedness was incurred, or shall have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity, except, in each case, in the case of Extendable Bridge Loans, (iv) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness, to the extent incurred by any Credit Party, shall not prohibit Borrower or the respective Subsidiary from repaying obligations under this Agreement before offering to purchase such Indebtedness, (v) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (vi) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” or a “cross-acceleration” and “cross-payment default” rather than a “cross-default”, (vii) in the case of any such Indebtedness that is secured, (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities or as otherwise reasonably satisfactory to the Collateral Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Junior Lien Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of any Credit Party, then the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered, and each Credit Party shall have acknowledged, the Additional Junior Lien Intercreditor Agreement and (viii) the covenants and events of default, taken as a whole, contained in the indenture governing such Indebtedness shall not be materially more favorable to the holders of such Permitted Junior Notes than the related provisions contained in this Agreement; provided that any such terms may be more favorable to the extent they take effect after the Term Loans Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (viii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).
“Permitted Junior Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Junior Notes Indenture, and the Permitted Junior Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Junior Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Junior Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Liens” shall have the meaning provided in Section 10.01.
“Permitted Notes” shall mean and include (i) any Permitted Junior Notes and (ii) any Permitted Pari Passu Notes.
“Permitted Pari Passu Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Pari Passu Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Pari Passu Loans” shall mean any Indebtedness of any Credit Party in the form of secured loans; provided that (i) no such Indebtedness shall be guaranteed by any Person other than the Credit Parties, (ii)(I) in the case of Indebtedness comprising a term loan facility, no such Indebtedness shall have a final stated maturity prior to the Term Loans Latest Maturity Date as of the date such Indebtedness was incurred, or shall have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity and (II) in the case of Indebtedness comprising a revolving credit facility, no such Indebtedness shall have a final stated maturity, prior to the Revolving Commitments Latest Maturity Date as of the date such Indebtedness was incurred, except, in each case, in the case of Extendable Bridge Loans, (iii) any “asset sale” mandatory prepayment provision included in the agreement governing such Indebtedness, to the extent incurred by any Credit Party, shall not prohibit Borrower or the respective Subsidiary from repaying obligations under this Agreement on at least a pro rata basis with such Indebtedness from asset sale proceeds, (iv)(a) such Indebtedness is secured only by assets comprising Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same in all material respects as the Security Documents (or with such differences as are reasonably satisfactory to the Collateral Agent) and (c) a Pari Passu Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement (or an Additional Pari Passu Intercreditor Agreement); (v) the covenants and events of default, taken as a whole, contained in the agreement governing such Indebtedness shall not be materially more favorable to the lenders providing such Permitted Pari Passu Loans than the related provisions contained in this Agreement; provided that any such terms may be more favorable to the extent they take effect after the Term Loans Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (v), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)) and (vi) such Indebtedness is subject to the MFN Pricing Test. For purposes of clause (iv) of this definition, Indebtedness that is secured by a first priority Lien on ABL Collateral and a second priority Lien on Fixed Asset Collateral and Indebtedness that is secured by a second priority Lien on ABL Collateral and a first priority Lien on Fixed Asset Collateral shall also be considered to be secured on a pari passu basis.
“Permitted Pari Passu Notes” shall mean any Indebtedness of any Credit Party in the form of secured notes and incurred pursuant to one or more issuances of such notes; provided that (i) no such Indebtedness shall be guaranteed by any Person other than the Credit Parties, (ii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity, in either case, prior to the Term Loans Latest Maturity Date as of the date such Indebtedness was incurred, or shall have a Weighted Average Life to Maturity of less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity, except, in each case, in the case of Extendable Bridge Loans, (iii) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness, to the extent incurred by any Credit Party, shall not prohibit Borrower or the respective Subsidiary from repaying obligations under this Agreement on at least a pro rata basis with such Indebtedness from asset sale proceeds, (iv) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (v) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” or a “cross-acceleration” and “cross-payment default” rather than a “cross-default”, (vi) (a) such Indebtedness is secured only by assets comprising Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same in all material respects as the Security Documents (or with such differences as are reasonably satisfactory to the Collateral Agent) and (c) a Pari Passu Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement (or an Additional Pari Passu Intercreditor Agreement); and (vii) the covenants and events of default, taken as a whole, contained in the indenture governing such Indebtedness shall not be materially more favorable to the holders of such Permitted Pari Passu Notes than the related provisions contained in this Agreement; provided that any such terms may be more favorable to the extent they take effect after the Term Loans Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)). For purposes of clause (vi) of this definition, Indebtedness that is secured by a first priority Lien on ABL Collateral and a second priority Lien on Fixed Asset Collateral and Indebtedness that is secured by a second priority Lien on ABL Collateral and a first priority Lien on Fixed Asset Collateral shall also be considered to be secured on a pari passu basis.
“Permitted Pari Passu Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Pari Passu Notes Indenture and the Permitted Pari Passu Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Pari Passu Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Pari Passu Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Permitted Refinancing Indebtedness” shall mean Indebtedness incurred by Borrower or any Restricted Subsidiary which serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, including any previously issued Permitted Refinancing Indebtedness, so long as:
(1)    the principal amount of such new Indebtedness does not exceed (a) the principal amount of Indebtedness (including any unused commitments therefor that are able to be drawn at such time) being Refinanced (such Indebtedness, the “Refinanced Debt”), plus (b) any accrued and unpaid interest and fees on such Refinanced Debt, plus (c) the amount of any tender or redemption premium paid thereon or any penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the Refinancing of such Refinanced Debt;
(2)    except in the case of Extendable Bridge Loans, such Permitted Refinancing Indebtedness has a:
(a)    Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and
(b)    final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date of the Term Loans and Revolving Commitments as of the date such Indebtedness was incurred);
(3)    to the extent such Permitted Refinancing Indebtedness Refinances (a) Indebtedness that is expressly subordinated in right of payment to the Obligations (other than Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), such Permitted Refinancing Indebtedness is subordinated to the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the subordination terms applicable to the Refinanced Debt (provided that any such terms may be more favorable to the extent they take effect after the Latest Maturity Date of the Term Loans and Revolving Commitments as of the date such Indebtedness was incurred), (b) Indebtedness that is secured by Liens that are subordinated to the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Lien subordination terms applicable to the Refinanced Debt (provided that any such terms may be more favorable to the extent they take effect after the Latest Maturity Date of the Term Loans and Revolving Commitments as of the

date such Indebtedness was incurred) or (c) Indebtedness that is secured by Liens that are pari passu with the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are pari passu or subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Collateral sharing provisions applicable to the Refinanced Debt (provided that any such terms may be more favorable to the extent they take effect after the Latest Maturity Date of the Term Loans and Revolving Commitments as of the date such Indebtedness was incurred); and
(4)    subject to Section 10.01(vi), such Permitted Refinancing Indebtedness shall not be secured by any assets or property of Borrower or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements and accessions thereon and proceeds in respect thereof);
provided that (a) Permitted Refinancing Indebtedness will not be guaranteed by, any Person other than Borrower or a Guarantor and (b) clause (2) of this definition will not apply to any Refinancing of any Indebtedness under Sections 10.04(iii) or (v).
“Permitted Restricted Cash” shall mean cash and Cash Equivalents of Borrower and its Restricted Subsidiaries restricted solely in favor of or pursuant to (x) any ABL Credit Document, any Credit Document, any Secured Notes Document, any Permitted Pari Passu Loan Document, any Permitted Pari Passu Notes Document, any Refinancing Note/Loan Document (to the extent such Refinancing Notes/Loans constitute Permitted Pari Passu Notes or Permitted Pari Passu Loans) or Refinancing Term Loan Amendment and (y) any Permitted Junior Debt Document and any Refinancing Note/Loan Document (to the extent such Refinancing Notes/Loans constitute Permitted Junior Debt), in the case of this clause (y), solely to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Foreign Pension Plan or a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) Borrower or a Restricted Subsidiary of Borrower or with respect to which Borrower or a Restricted Subsidiary of Borrower has, or may have, any liability, including, for greater certainty, liability arising from an ERISA Affiliate.
“Plan of Reorganization” shall have the meaning provided in Section 13.04(j)(ii).
“Platform” shall mean Debt Domain, Intralinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system.
“Pledged Collateral” shall have the meaning provided in the Security Agreement.
“Pounds Sterling” or “£” shall mean the lawful currency of the United Kingdom.
“Prepayment Available Incremental Amount” shall have the meaning provided in the definition of “Incremental Amount”.
“Prime Rate” shall mean the rate of interest publicly announced from time to time by the Administrative Agent as its “prime rate”, such “prime rate” to change when and as such prime lending rate changes. The Prime Rate is set by the Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” shall mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated First Lien Net Leverage Ratio, Consolidated Fixed Charge Coverage Ratio, Consolidated Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio and the calculation of Consolidated Total Assets and Consolidated EBITDA, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transaction, any acquisition, merger, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated) (but excluding the identifiable proceeds of any Indebtedness being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio), any issuance or redemption of preferred stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.
For purposes of making any computation referred to above:
(1)    if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreements or Other Hedging Agreements applicable to such Indebtedness if such Interest Rate Protection Agreements or Other Hedging Agreements have a remaining term of the lesser of (i) 12 months or more and (ii) the remaining time to the scheduled maturity date of such underlying Indebtedness);
(2)    interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with U.S. GAAP;
(3)    interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Borrower may designate;
(4)    interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and
(5)    to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act.
Any pro forma calculation may include, without limitation, adjustments calculated to give effect to any Pro Forma Cost Savings; provided that any such adjustments, other than Specified Permitted Adjustments, that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition of “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” shall mean, without duplication of any amounts referenced in the definition of “Pro Forma Basis”, an amount equal to the amount of cost savings, operating expense reductions, operating improvements and acquisition synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by Borrower (or any successor thereto) or any Restricted Subsidiary within 24 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that (a) such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Borrower (or any successor thereto)) and are reasonably anticipated to be realized within 24 months after the date of the relevant action or event and (b) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that, (i) except for the Specified Permitted Adjustments, the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income or Consolidated EBITDA in respect of such items) shall not exceed with respect to any four quarter period 25% of Consolidated EBITDA for such period (calculated after giving effect to any such adjustments and after giving effect to the Specified Permitted Adjustments, if applicable) (such limitation, the “Cost Savings Cap”) and (ii) the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall no longer be permitted to be added back to the extent the cost savings, operating expense reductions, operating improvements and synergies have not been achieved within 24 months of the action or event giving rise to such cost savings, operating expense reductions, operating improvements and synergies.
“Pro Forma Financial Statements” shall have the meaning provided in Section 6.11.
“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitment represented by such Lender’s Revolving Commitment.
“Pro Rata Share” shall mean, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Exposure of such Lender at such time and the denominator of which is the aggregate amount of all Aggregate Exposures at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.
“Projections” shall mean the detailed projected consolidated financial statements of Borrower and its Subsidiaries (after giving effect to the Transaction) delivered to the Administrative Agent on or prior to the Closing Date.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” shall mean as to any Person, costs relating to compliance with the provisions of the U.S. Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of listing of such Person’s equity securities on a national securities exchange.
“Public-Sider” shall mean a Lender whose representatives may trade in securities of Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by Borrower under the terms of this Agreement.

“Qualified Preferred Stock” shall mean any preferred capital stock of Holdings or Borrower so long as the terms of any such preferred capital stock (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the 91st day after the Latest Maturity Date of the Term Loans and Revolving Commitments as of the date such Qualified Preferred Stock was issued other than (i) provisions requiring payment solely (or with provisions permitting Holdings or Borrower, as applicable, to opt to make payment solely) in the form of common Equity Interests, Qualified Preferred Stock of Holdings or Borrower or cash in lieu of fractional shares, as applicable, or any Equity Interests of any direct or indirect Parent Company of Holdings or Borrower, as applicable, (ii) provisions requiring payment solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the payment in full of all Obligations in cash (other than (x) unasserted contingent indemnification obligations and (y) Letters of Credit which have been Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent and applicable Issuing Bank) or such payment is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder) and (iii) with respect to preferred capital stock issued to any plan for the benefit of employees of Holdings or Borrower, as applicable, or its Subsidiaries or by any such plan to such employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations and (y) give Holdings or Borrower the option to elect to pay such dividends or distributions on a non-cash basis or otherwise do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in an Event of Default hereunder.
“Qualified Reporting Subsidiary” shall have the meaning provided in Section 9.01.
“Qualified Securitization Transaction” shall mean any Securitization Transaction of a Securitization Entity that meets the following conditions:
(1)    the board of directors of Borrower or the applicable Restricted Subsidiary shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to Borrower or the applicable Restricted Subsidiary;
(2)    all transfers of Securitization Assets to the Securitization Entity are made at fair market value (as determined in good faith by Borrower or the applicable Restricted Subsidiary) and may include Standard Securitization Undertakings; and
(3)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Borrower) and may include Standard Securitization Undertakings and Limited Originator Recourse.
Notwithstanding anything to the contrary, the grant of a security interest in any accounts receivable of any Credit Party to secure Indebtedness or other obligations under this Agreement, the ABL Credit Agreement or the Secured Notes Indenture shall not be deemed a Qualified Securitization Transaction.
“RBSL” shall have the meaning assigned to such term in Section 2.16(f).
“Real Property” of any Person shall mean, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Receivables Assets” shall mean (a) any accounts receivable, and the proceeds thereof owed to Borrower or a Restricted Subsidiary subject to a Receivables Facility and (b) all collateral securing such accounts receivable, including in each case, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, lockbox accounts, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with an accounts receivable factoring arrangement and which are, in each case, sold, conveyed, assigned or otherwise transferred or pledged by Borrower or a Restricted Subsidiary to a commercial bank in connection with a Receivables Facility.
“Receivables Facility” shall mean an agreement between Borrower or a Restricted Subsidiary and a commercial bank, financial institution or other Person (other than Holdings and its Restricted Subsidiaries), pursuant to which (a) Borrower or such Restricted Subsidiary, as applicable, agrees to sell to such commercial bank, financial institution or other Person accounts receivable owing by customers of Borrower or such Restricted Subsidiary, together with Receivables Assets related thereto, and (b) the obligations of Borrower or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for (i) Standard Securitization Undertakings and (ii) in the case of any Foreign Subsidiary, recourse that is customary in the local market).
“Recipient Party” shall have the meaning provided in Section 12.15.
“Recovery Event” shall mean the receipt by Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Borrower or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by Borrower or any of its Restricted Subsidiaries in respect of any such event.
“Reference Period” shall have the meaning provided in the definition of the term “Pro Forma Basis.”
“Refinanced Debt” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness.”
“Refinancing” shall mean (i) the repayment in full of Indebtedness under (x) that certain First Lien Credit Agreement, dated as of May 4, 2016, among McGraw-Hill Global Education Intermediate Holdings, LLC, as holdings, McGraw Hill LLC, as the borrower, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent (as amended on December 15, 2017, February 19, 2020, January 6, 2021 and as further amended, restated, supplemented or otherwise modified prior to the Closing Date), (y) that certain First Lien Credit Agreement, dated as of January 6, 2021, among McGraw-Hill Global Education Intermediate Holdings, LLC, as holdings, McGraw Hill LLC, as the borrower, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent (as amended, restated, supplemented or otherwise modified prior to the Closing Date) and (z) that certain Receivables Financing Agreement, dated as of October 29, 2018, by and among MHE Receivables LLC, as the borrower, McGraw Hill LLC, as the initial servicer, and PNC Bank, National Association, as administrative agent and lender (as amended on October 28, 2019, January 1, 2021, August 28, 2020 and February 16, 2021 and as further amended, restated, supplemented or otherwise modified prior to the Acquisition Closing Date), and (ii) the redemption or satisfaction and discharge in full of Indebtedness under (x) that certain Indenture, dated as of May 4, 2016, by and among McGraw Hill LLC and McGraw-Hill Global Education Finance, Inc., as issuers, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee and collateral agent, pursuant to which the issuers thereunder issued 7.875% Senior Notes due 2024 (as supplemented by Supplemental Indenture No. 1 and Supplemental Indenture No. 2, dated as of January 6, 2021, and as may be further amended, restated, supplemented or otherwise modified prior to the Closing Date) and (y) that certain Indenture, dated as of January 6, 2021, by and among McGraw Hill LLC and McGraw-Hill Global Education Finance, Inc., as issuers, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee and collateral agent, pursuant to which the issuers thereunder issued 8.0% Senior Secured Notes due 2024 (as amended, restated, supplemented or otherwise modified prior to the Closing Date) and, in the case of each of clauses (i) and (ii), release all related guarantees and Liens securing such Indebtedness.
“Refinancing Effective Date” shall have the meaning specified in Section 2.19(a).
“Refinancing Note/Loan Documents” shall mean the Refinancing Notes/Loans, any indentures, credit agreements, other agreements, documents or instruments executed and delivered with respect to the Refinancing

Notes/Loans, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Refinancing Notes/Loans” shall mean Permitted Junior Debt, Permitted Pari Passu Notes or Permitted Pari Passu Loans (or, in each case, Indebtedness that would constitute Permitted Junior Debt, Permitted Pari Passu Notes or Permitted Pari Passu Loans except as a result of a failure to comply with any maturity, weighted life to maturity or amortization requirement applicable thereto), in each case, that constitute Permitted Refinancing Indebtedness in respect of any Term Loans.
“Refinancing Revolving Commitments” shall mean one or more tranches of Revolving Commitments hereunder that result from a Refinancing Revolving Amendment.
“Refinancing Revolving Loans” shall mean Revolving Loans made pursuant to any Refinancing Revolving Commitments.
“Refinancing Term Loan Amendment” shall have the meaning specified in Section 2.19(c).
“Refinancing Term Loan Commitments” shall mean one or more commitments hereunder to provide a new Tranche of Refinancing Term Loans or Refinancing Term Loans under an existing Tranche of Term Loans.
“Refinancing Term Loan Lender” shall have the meaning specified in Section 2.19(b).
“Refinancing Term Loan Series” shall have the meaning specified in Section 2.19(b).
“Refinancing Term Loans” shall have the meaning specified in Section 2.19(a).
“Register” shall have the meaning provided in Section 13.04(b)(iv).
“Regulated Bank” shall mean an (i) Approved Commercial Bank that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (ii) any Affiliate of a Person set forth in clause (i) above to the extent that (a) all of the Equity Interest of such Affiliate is directly or indirectly owned by either (x) such Person set forth in clause (i) above or (y) a parent entity that also owns, directly or indirectly, all of the Equity Interest of such Person set forth in clause (i) and (b) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.
“Regulated Subsidiary” shall mean any entity that is subject to United States or foreign, federal, state or local regulation over its ability to incur Indebtedness or create Liens (including Liens with respect to its own Equity Interests).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Rejection Notice” shall have the meaning provided in Section 5.02(k).

“Related Business Assets” shall mean assets used or useful in a Similar Business; provided that any assets received by Borrower or a Restricted Subsidiary in exchange for assets transferred by Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Party” shall mean (a) with respect to the Sponsor, (i) any investment fund advised, managed, controlled by or under common control with the Sponsor, any officer or director of the foregoing persons, or any entity controlled by any of the foregoing persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (a)(i); (b) with respect to any officer of Borrower or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships and (c) with respect to any Agent, such Agent’s Affiliates and the respective directors, officers, employees, agents and advisors of such Agent and such Agent’s Affiliates.
“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping or migrating, of any Hazardous Material into, through or upon the Environment or within, from or into any building, structure, facility or fixture.
“Relevant Canadian Governmental Body” shall mean the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.
“Relevant Governmental Body” shall mean the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.
“Relevant Public Company” shall mean the Parent Company that is the registrant with respect to an Initial Public Offering.
“Relevant Rate” shall mean with respect to any Credit Extension denominated in (a) Dollars, ~~(i) in the case of Initial Term Loans, the Adjusted LIBO Rate and (ii) in the case of Revolving Loans,~~ Term SOFR, (b) Pounds Sterling, SONIA, (c) Euros, EURIBOR, (d) Canadian dollars, the CDOR Rate, (e) Australian dollars, BBSY and (f) New Zealand Dollars, BKBM.
“Replaced Lender” shall have the meaning provided in Section 2.13.
“Replacement Lender” shall have the meaning provided in Section 2.13.
“Repricing Transaction” shall mean (1) the incurrence by Borrower or any of its Restricted Subsidiaries of any Indebtedness in the form of syndicated term loans of a like currency with the Initial Term Loans secured by the Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations (including, without limitation, any new or additional term loans under this Agreement (including Refinancing Term Loans), whether incurred directly or by way of the conversion of Initial Term Loans into a new tranche of replacement term loans under this Agreement) (i) having an Effective Yield that is less than the Effective Yield for Initial Term Loans and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (2) an amendment to this Agreement resulting in an effective reduction in the Effective Yield for Initial Term Loans (with such determination to be made in the reasonable judgment of the Administrative Agent, consistent with generally accepted financial practices), in each case, to the extent the primary purpose of such incurrence or amendment is to reduce the Effective Yield applicable to the Initial Term Loans; provided that any prepayment, replacement, refinancing or amendment in connection with a Change of Control, Initial Public Offering or acquisition or Investment not permitted by this Agreement or permitted but with respect to which Borrower has determined in good faith that this Agreement will not provide sufficient flexibility for the operation of the combined business following consummation thereof shall not constitute a Repricing Transaction.

“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Loans and unused Commitments as of any date of determination represents greater than 50% of the sum of all outstanding principal of Loans and unused Commitments of Non-Defaulting Lenders at such time.
“Required Revolving Lenders” shall mean as of any date of determination, Revolving Lenders the sum of whose Revolving Exposures and unused Revolving Commitments as of any date of determination represents more than 50% of the sum of (a) Aggregate Exposures (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Revolving Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required Term Lenders” shall mean, at any time, Lenders (other than Defaulting Lenders) holding a majority of the aggregate principal amount of the then outstanding Term Loans (excluding Term Loans held by Defaulting Lenders).
“Requirement of Law” or “Requirements of Law” shall mean, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction, official administrative pronouncement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Rescindable Amount” shall have the meaning provided in Section 5.04(a).
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean, with respect to any Person, its chief financial officer, chief executive officer, president, or any vice president, managing director, treasurer or assistant treasurer, controller, secretary or assistant secretary or other officer of such Person having substantially the same authority and responsibility and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean the chief financial officer, treasurer or controller of Borrower, or any other officer of Borrower having substantially the same authority and responsibility. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
“Restricted Subsidiary” shall mean each Subsidiary of Borrower other than any Unrestricted Subsidiaries.
“Returns” shall have the meaning provided in Section 8.09.
“Revaluation Date” shall mean (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan (ii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.02, (iii) for purposes of calculating the Commitment Fee, the last day of any fiscal quarter and (iv) such additional dates as the Administrative Agent shall determine or require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) for purposes of calculating the Commitment Fee, the LC Participation Fee and the Fronting Fee, the last day of any fiscal quarter.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (a) the applicable Maturity Date and (b) the date of termination of the applicable Revolving Commitments.
“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.
“Revolving Commitment” shall mean, with respect to each Lender, its (i) Closing Date Revolving Commitments, (ii) Refinancing Revolving Commitments, (iii) a Revolving Commitment Increase or (iv) Additional/Replacement Revolving Commitments.
“Revolving Commitment Increase” shall have the meaning provided in Section 2.15(a).
“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.
“Revolving Lender” shall mean a Lender with a Revolving Commitment.
“Revolving Loans” shall mean revolving advances made pursuant to Section 2 under the Revolving Commitments.
“Revolving Note” shall mean each revolving note substantially in the form of Exhibit B-2 hereto.
“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., and any successor owner of such division.
“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.
“Sanctioned Country” shall mean a country, region or territory that at any time is the subject or target of any comprehensive territorial Sanctions (as of the Closing Date, the Crimea region of the Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Country, or (c) any Person subject to Sanctions as a result of being owned 50 percent or more, individually or in the aggregate, directly or indirectly, by any such Person or Persons described in the foregoing clause (a) or (b).
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Scheduled Repayment” shall have the meaning provided in Section 5.02(a).
“Scheduled Repayment Date” shall have the meaning provided in Section 5.02(a).
“Scheduled Term SOFR Unavailability Date” shall have the meaning provided in Section 2.16(e)(B)(ii).
“Scheduled Unavailability Date” shall have the meaning provided in Section 2.16(d)(ii).

“SEC” shall have the meaning provided in Section 9.01(g).
“Section 9.01 Financials” shall mean the annual and quarterly financial statements required to be delivered pursuant to Sections 9.01(a) and (b), respectively.
“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.
“Secured Notes” shall mean the senior secured notes issued under the Secured Notes Indenture.
“Secured Notes Agent” shall mean, The Bank of New York Mellon, as trustee and notes collateral agent, under the Secured Notes Indenture.
“Secured Notes Documents” shall mean the Secured Notes Indenture, the “Security Documents” as such term is defined in the Secured Notes Indenture and all other documents executed and delivered with respect to the Secured Notes or the Secured Notes Indenture, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and.
“Secured Notes Indenture” shall mean (i) that certain Indenture as in effect on the Closing Date and as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof (including by reference to the Pari Passu Intercreditor Agreement) and thereof, among Holdings, Borrower, as issuer, the other guarantors party thereto and the Secured Notes Agent, pursuant to which $900,000,000 aggregate principal amount of 5.75% Senior Secured Notes due 2028 were issued, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to refinance (subject to the limitations set forth herein (including by reference to the Pari Passu Intercreditor Agreement)) in whole or in part the Indebtedness and other obligations outstanding under (x) the Indenture referred to in clause (i) or (y) any subsequent Secured Notes Indenture, unless such agreement or instrument expressly provides that it is not intended to be and is not a Secured Notes Indenture hereunder. Any reference to the Secured Notes Indenture hereunder shall be deemed a reference to any Secured Notes Indenture then in existence.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securitization Assets” shall mean (a) the accounts receivable subject to a Securitization Transaction and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guaranties or other obligations in respect of such accounts receivable, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts receivable in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by Borrower or any Subsidiary to a Securitization Entity in connection with a Securitization Transaction.
“Securitization Entity” shall mean a Wholly-Owned Subsidiary of Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with Borrower in which Borrower or any Subsidiary of Borrower makes an Investment and to which Borrower or any Subsidiary of Borrower transfers Securitization Assets) that is designated by the governing body of Borrower (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of Securitization Assets and:
(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Borrower or any of its Subsidiaries (other than one or more Securitization Entities) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (b) is recourse to or obligates Borrower or any of its Subsidiaries (other than a Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (c) subjects any asset of Borrower or any of its Subsidiaries (other than a Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;
(2)    with which neither Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Borrower; and
(3)    to which neither Borrower nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Entity in connection with any Qualified Securitization Transaction or a Receivables Facility.
“Securitization Repurchase Obligation” shall mean any obligation of a seller of Securitization Assets in a Qualified Securitization Transaction or a Receivables Facility, as applicable, to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Transaction” shall mean any transaction or series of transactions that may be entered into by Borrower, any of its Subsidiaries or a Securitization Entity pursuant to which Borrower, such Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, Borrower or any of its Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by Borrower or such Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of Borrower or any of its Subsidiaries which arose in the ordinary course of business of Borrower or such Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Security Agreement” shall have the meaning provided in Section 6.09.
“Security Document” shall mean and include each of the Security Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.
“Sellers” shall have the meaning provided in the recitals hereto.
“Similar Business” shall mean any business and any services, activities or businesses incidental, or reasonably related or similar to, complementary or corollary to any line of business engaged in by Borrower and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transaction) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.
“SOFR” shall mean the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Adjustment” shall mean (a) in the case of Revolving Loans (i) with respect to Daily Simple SOFR shall mean 0.10% (10 basis points); and (ii) with respect to Term SOFR, shall mean 0.10% (10 basis points) for any Interest Period.~~“SOFR Early Opt-in” shall mean the Administrative Agent and Borrower have elected to replace LIBO Rate pursuant to (1) an Early Opt-in Election and (2) Section 2.16(c)(i) and paragraph (1) of the definition of “Benchmark Replacement”.;~~ (b) in the case of Term Loans, 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, 0.26161% (26.161 basis points) for an Interest Period of three-months’ duration, 0.42826% (42.826 basis points) for an Interest Period of six-months’ duration, and 0.71513% (71.513 basis points) for an Interest Period of twelve-months’ duration.
“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (iii) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and (iv) such Person and its Subsidiaries on a consolidated basis have, and will have, adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting.
“SONIA” shall mean , with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“SONIA Adjustment” shall mean , with respect to SONIA, 0.1193% per annum.
“SPAC IPO” shall mean the acquisition, purchase, merger or combination of Borrower or any direct or indirect parent of Borrower, by, or with, a publicly traded special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing that results in the equity of Borrower or any direct or indirect parent of Borrower (or its successor by merger or combination) being traded on, or such parent being wholly-owned by another entity whose equity is traded on, a national securities exchange.
“Special Notice Currency” shall mean at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified Equity Contribution” shall have the meaning provided in Section 10.11(b).
“Specified Indebtedness” shall have the meaning provided in Section 13.12(j).
“Specified Permitted Adjustments” shall mean all adjustments identified in the calculation of “PF Adj. EBITDA” in the confidential information memorandum for the Initial Term Loans to the extent such adjustments, without duplication, continue to be applicable to the reference period (it being understood that such adjustments shall be calculated net of the amount of actual benefits realized or expected to be realized during such reference period that are otherwise included in the calculation of Consolidated EBITDA).
“Specified Representations” shall mean the representations and warranties of the Credit Parties set forth in Sections 8.02, 8.03(iii) (in the case of any Tranche of Loans with respect to which such Specified Representations are made, limited to the incurrence of such Tranche of Loans in the case of Borrower, the provision or reaffirmation of the applicable Guaranty in the case of each Guarantor and the grant or reaffirmation of the Liens in the Collateral to the Collateral Agent for the benefit of the Secured Creditors in the case of all Credit Parties), 8.05(b), 8.08(d)(ii) (in the case of any Tranche of Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.08(e) (in the case of any Tranche of Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.11, 8.15 (in the case of any Tranche of Term Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof and solely with respect to the Patriot Act, applicable Sanctions, and Anti-Corruption Laws) and 8.16.
“Specified Retained Declined Proceeds” shall have the meaning provided in Section 5.02(k).
“Sponsor” shall mean Platinum Equity Advisors, LLC and its Affiliates (excluding any operating portfolio company thereof).
“Sponsor Affiliate” shall mean the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by the Sponsor.
“Spot Rate” shall mean the exchange rate, as reasonably determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source reasonably designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding Business Day in the Administrative Agent’s principal foreign exchange trading office for the first currency.
“Standard Securitization Undertakings” shall mean representations, warranties, covenants, indemnities and guarantees of performance entered into by Borrower or any of its Subsidiaries which Borrower has determined in good faith to be customary in a Securitization Transaction including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
~~“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.~~
“Subordinated Indebtedness” shall mean any Indebtedness that is expressly subordinated in right of payment to the Obligations.
“Subsequent Transaction” shall have the meaning provided in Section 1.03.
“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.
“Subsidiary Guarantor” shall mean each Restricted Subsidiary that is not Borrower in existence on the Closing Date (after giving effect to the Transaction) other than any Excluded Subsidiary, as well as each Restricted Subsidiary that is not Borrower established, created or acquired after the Closing Date which becomes a party to the

Guaranty Agreement in accordance with the requirements of this Agreement and the provisions of the Guaranty Agreement.
“Successor Rate” shall have the meaning provided in Section 2.16(d).
“Supermajority Lenders” shall mean with respect to any Tranche of Loans, those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches of Loans under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the percentage “50%” contained therein were changed to “66-2/3%.”
“Supported QFC” shall have the meaning provided in Section 13.24.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.13, as the same may be reduced from time to time pursuant to Section 4.02 or Section 2.13.
“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” shall mean Bank of America.
“Swingline Loan” shall mean any Loan made by the Swingline Lender pursuant to Section 2.13. All Swingline Loans shall be Base Rate Loans.
“Swingline Note” shall mean each swingline note substantially in the form of Exhibit B-3 hereto.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Target” shall have the meaning provided in the recitals hereto.
“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” shall mean any day on which TARGET2 is open for the settlement of payments in Euro.
“Target Person” shall have the meaning provided in Section 10.05.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, assessments or withholdings, charges or fees imposed by any Governmental Authority, including interest, penalties and additions to tax with respect thereto.
“Term CORRA” shall mean, for the applicable corresponding tenor, the forward-looking term rate based on CORRA that has been selected or recommended by the Relevant Canadian Governmental Body, and that is published by an authorized benchmark administrator and is displayed on a screen or other information service, as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of an Interest Period determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice.

“Term CORRA Notice” shall mean the notification by the Administrative Agent to the Lenders and Borrower of the occurrence of a Term CORRA Transition Event.
“Term CORRA Transition Date” shall mean, in the case of a Term CORRA Transition Event, the date that is set forth in the Term CORRA Notice provided to the Lenders and Borrower, for the replacement of the then-current Canadian Benchmark with the Canadian Benchmark Replacement described in clause (a)(i) of such definition, which date shall be at least thirty (30) Business Days from the date of the Term CORRA Notice.
“Term CORRA Transition Event” shall mean the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Canadian Governmental Body, and is determinable for any Available Tenor, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent, (c) a Canadian Benchmark Replacement, other than Term CORRA, has replaced CDOR in accordance with Section 2.16(f) and (d) Borrower has provided a written request to Administrative Agent to transition to Term CORRA.
“Term Lender” shall mean, each Lender with a Term Loan Commitment.
“Term Loan Commitment” shall mean, for each Lender, its Initial Term Loan Commitment, its Refinancing Term Loan Commitment or its Incremental Term Loan Commitment.
“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.
“Term Loans” shall mean the Initial Term Loans, each Incremental Term Loan, each Refinancing Term Loan and each Extended Term Loan. All Term Loans shall be denominated in Dollars.
“Term Note” shall mean each term note substantially in the form of Exhibit B-1 hereto.
“Term SOFR” shall mean:
(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. (New York City time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. (New York City time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term;
provided that if Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than 0.50%, Term SOFR shall be deemed 0.50% for purposes of this Agreement.
“Term SOFR Conforming Changes” shall mean, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR or any Term SOFR Successor Rate, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).
“Term SOFR Loan” shall mean a Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR”.
“Term SOFR Replacement Date” shall have the meaning provided in Section 2.16(e)(B).
“Term SOFR Screen Rate” shall mean the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Term SOFR Successor Rate” shall have the meaning provided in Section 2.16(e)(B).
“Test Period” shall mean each period of four consecutive fiscal quarters of Borrower (in each case taken as one accounting period) for which Section 9.01 Financials have been (or were required to be) delivered or are otherwise internally available; provided that, until the first such Section 9.01 Financials are (or are required to be) delivered hereunder or are otherwise internally available, “Test Period” shall mean the four consecutive fiscal quarters of Borrower for which financial statements have been delivered pursuant to Section 6.11.
“Threshold Amount” shall mean the greater of $140,000,000 and 25.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period.
“Total Commitment” shall mean, at any time, the sum of (i) the Total Initial Term Loan Commitment, (ii) the Total Incremental Term Loan Commitment, (iii) the Total Refinancing Term Loan Commitment, (iv) the Total Closing Date Revolving Commitment, (v) the Total Refinancing Revolving Commitment and (vi) the Total Additional/Replacement Revolving Commitment.
“Total Additional/Replacement Revolving Commitment” shall mean, at any time, the sum of the Additional/Replacement Revolving Commitments of each of the Lenders with such a Commitment at such time.
“Total Closing Date Revolving Commitment” shall mean, at any time, the sum of the Closing Date Revolving Commitments of each of the Lenders with such a Commitment at such time.
“Total Incremental Term Loan Commitment” shall mean, at any time, the sum of the Incremental Term Loan Commitments of each of the Lenders with such a Commitment at such time.
“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.
“Total Refinancing Revolving Commitment” shall mean, at any time, the sum of the Refinancing Revolving Commitments of each of the Lenders with such a Commitment at such time.
“Total Refinancing Term Loan Commitment” shall mean, at any time, the sum of the Refinancing Term Loan Commitments of each of the Lenders with such a Commitment at such time.
“Trademark Security Agreement” shall have the meaning provided in the Security Agreement.
“Tranche” shall mean (a) with respect to the Term Loans, the respective facilities and commitments utilized in making Initial Term Loans or Incremental Term Loans made pursuant to one or more tranches designated pursuant to the respective Incremental Amendments in accordance with the relevant requirements specified in Section 2.15

(collectively, the “Initial Tranches” and, each, an “Initial Tranche”), and after giving effect to the Extension pursuant to Section 2.14, shall include any group of Extended Term Loans, extended, directly or indirectly, from the same Initial Tranche and having the same Maturity Date, interest rate and fees and after giving effect to any Refinancing Term Loan Amendment pursuant to Section 2.19, shall include any group of Refinancing Term Loans refinancing, directly or indirectly, the same Initial Tranche having the same Maturity Date, interest rate and fees; provided that only in the circumstances contemplated by Section 2.19(b), Refinancing Term Loans may be made part of a then existing Tranche of Term Loans; provided, further, that only in the circumstances contemplated by Section 2.15(c), Incremental Term Loans may be made part of a then existing Tranche of Term Loans and (b) with respect to Revolving Commitments, “Tranche” shall refer to the respective facilities and commitments in respect of the Closing Date Revolving Commitment, any Refinancing Revolving Commitment, Additional/Replacement Revolving Commitment or Extended Revolving Commitment.
“Transaction” shall mean, collectively, (i) the consummation of the Refinancing, (ii) the entering into of the Credit Documents and the incurrence of Initial Term Loans and the Revolving Loans (if applicable) on the Closing Date, (iii) the consummation of the Acquisition pursuant to the terms of the Acquisition Agreement (iv) and the payment of any earn-outs, deferred purchase price adjustments and/or any other amounts due and owing under the Acquisition Agreement, (v) entering into the ABL Credit Agreement and the initial borrowings thereunder (if any) on the Closing Date, (vi) entering into the Unsecured Notes Indenture, the issuance of Unsecured Notes on or before the Closing Date, (vii) entering into the Secured Notes Indenture, the issuance of Secured Notes on or before the Closing Date, (viii) the Equity Financing, and (ix) the payment of all Transaction Costs.
“Transaction Costs” shall mean the fees, premiums, commissions and expenses payable by Holdings, Borrower and its Subsidiaries in connection with the transactions described in clauses (i) through (v) of the definition of “Transaction.”
“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services, automated clearinghouse transfer of funds or trade letters of credit.
“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, ~~LIBO Rate Loan,~~ Term SOFR Loan, Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
~~“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.~~
~~“Unadjusted Term SOFR” shall mean, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on the secured overnight financing rate (SOFR) that has been selected or recommended by the Relevant Governmental Body.~~

“Unaudited Financial Statements” shall have the meaning provided in Section 6.11.
“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision, if applicable law requires that such appointment not be disclosed.
“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets of such Plan.
“United States” and “U.S.” shall each mean the United States of America.
“Unrestricted Subsidiary” shall mean (i) on the Closing Date, each Subsidiary of Borrower listed on Schedule 1.01, except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 9.16, (ii) any other Subsidiary of Borrower designated by the board of directors of Borrower as an Unrestricted Subsidiary pursuant to Section 9.16 subsequent to the Closing Date, except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 9.16 and (iii) any Subsidiary of an Unrestricted Subsidiary pursuant to the foregoing clause (i) or (ii); provided that each Securitization Entity shall be deemed an Unrestricted Subsidiary.
“Unsecured Notes” shall mean the senior unsecured notes issued under the Unsecured Notes Indenture.
“Unsecured Notes Documents” shall mean the Unsecured Notes Indenture and all other documents executed and delivered with respect to the Unsecured Notes or the Unsecured Notes Indenture, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.
“Unsecured Notes Indenture” shall mean (i) that certain Indenture as in effect on the Closing Date and as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof, by and among Borrower, as issuer, the guarantors party thereto and The Bank of New York Mellon, as trustee, pursuant to which $725,000,000 aggregate principal amount of 8.00% senior unsecured notes due 2029 were issued, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to refinance (subject to the limitations set forth herein) in whole or in part the Indebtedness and other obligations outstanding under (x) the Indenture referred to in clause (i) or (y) any subsequent Unsecured Notes Indenture, unless such agreement or instrument expressly provides that it is not intended to be and is not an Unsecured Notes Indenture hereunder. Any reference to the Unsecured Notes Indenture hereunder shall be deemed a reference to any Unsecured Notes Indenture then in existence.
“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations made pursuant to this Agreement in accordance with U.S. GAAP are subject (to the extent provided therein) to Section 13.07(a).
“U.S. Government Securities Business Day” shall mean any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” shall mean a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” shall have the meaning provided in Section 13.24.
“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.05(c).

“Voluntary Debt Prepayments” shall mean, without duplication, (i) voluntary prepayments (including buybacks and prepayments in connection with Section 5.01(b)) and redemptions of Term Loans, Refinancing Notes/Loans and Indebtedness incurred pursuant to Section 10.04(xxvii) (limited, in the case of any voluntary prepayment in accordance with the provisions of Section 2.20 or Section 2.21 or similar provisions in the definitive documentation with respect to such Refinancing Notes/Loans or other Indebtedness, to the cash payment made by any Credit Party or Restricted Subsidiary therefor), (ii) voluntary prepayments and redemptions of the Secured Notes and (iii) prepayments and buybacks of the Revolving Loans, ABL Revolving Loans (other than in connection with the refinancing thereof with other ABL Revolving Loans) or Indebtedness incurred pursuant to Section 10.04(xxvii) consisting of revolving loans, in each case, to the extent accompanied, in the case of this clause (iii), by a permanent reduction in commitments therefor.
“Voluntary Pari Passu Debt Prepayments” shall mean, without duplication, (i) voluntary prepayments (including buybacks and prepayments in connection with Section 5.01(b)) and redemptions of Term Loans, Refinancing Notes/Loans and Indebtedness incurred pursuant to Section 10.04(xxvii) that rank pari passu with the Term Loans (limited, in the case of any voluntary prepayment in accordance with the provisions of Section 2.20 or Section 2.21 or similar provisions in the definitive documentation with respect to such Refinancing Notes/Loans or other Indebtedness, to the cash payment made by any Credit Party or Restricted Subsidiary therefor), (ii) voluntary prepayments, buybacks and redemptions of any term Indebtedness permitted under Section 10.04 that is secured by a Lien on the Collateral ranking either senior or pari passu with the Lien on the Collateral securing the Term Loans (iii) voluntary prepayments and redemptions of the Secured Notes and (iv) prepayments and buybacks of the Revolving Loans, ABL Revolving Loans or any other revolving credit facility permitted under Section 10.04, in each case, that is secured by a Lien on the Collateral ranking either (a) pari passu with the Lien on the Collateral securing the Revolving Loans or ABL Revolving Loans or (b) senior or pari passu with the Lien on the Collateral securing the Term Loans, to the extent accompanied, in the case of this clause (iv), by a permanent reduction in commitments therefor.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment into (ii) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary of such Person.
“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.
“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Borrower and its Subsidiaries under Requirements of Law).
“Write-Down and Conversion Powers” shall mean, (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02    Terms Generally and Certain Interpretive Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). Any reference herein or in any other Credit Document to the satisfaction, repayment, or payment in full of the Obligations or the Obligations having been repaid in full, or words of similar import, shall mean (i) the payment or repayment in full of all such Obligations (other than (x) LC Exposure of the type described in clause (a) of the definition thereof and (y) contingent indemnification Obligations for which no claim has been asserted), (ii) the receipt by the Administrative Agent of Cash Collateral in such amount as set forth herein in order to secure LC Exposure of the type described in clause (a) of the definition thereof, and (iii) the termination of all of the Commitments of the Lenders.
1.03    Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement, in connection with any action being taken in connection with a Limited Condition Transaction (other than the making by any Lender or Issuing Bank, as applicable, of any Credit Extension unless otherwise agreed by such Lender or Issuing Bank), for purposes of:
(i)    determining compliance with any provision of this Agreement that requires the calculation of any financial ratio or test, including the Consolidated First Lien Net Leverage Ratio, Consolidated Fixed Charge Coverage Ratio, Consolidated Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio (and, for the avoidance of doubt, any financial ratio set forth in Section 2.15(a)); or
(ii)    testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or Consolidated Total Assets, as applicable); or
(iii)    determining other compliance with this Agreement (including the determination that representations and warranties are true and correct (other than the Specified Representations) and that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom);
in each case, at the option of Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be made (1) in the case of any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness or Liens in connection therewith), at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment, (y) the public announcement of an intention to make an offer in respect of the target of such acquisition or Investment or (z) the consummation of such acquisition or Investment, (2) in the case of any Dividend, at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended Test Period at the time of) (x) the irrevocable declaration of such Dividend or (y) the making of such

Dividend and (3) in the case of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(i), at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such payment or prepayment or redemption or acquisition of such Indebtedness or (y) the making of such voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness (the “LCT Test Date”), and if, for the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date (on a Pro Forma Basis after giving effect to such action) in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations; provided, that, notwithstanding anything to the contrary herein, if financial statements for one or more subsequent Test Periods shall have become available, Borrower may elect, in its sole discretion, to re-determine all such financial ratios or tests, with respect to, or as of the last day of, the most recently ended Test Period on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the LCT Test Date for purposes of such baskets, ratios and financial metrics. If Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Dividends, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, public announcement or irrevocable notice for such Limited Condition Transaction is terminated, revoked or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
1.04    Classification and Reclassification. It is understood and agreed that any Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, transaction with Affiliates or prepayment of Indebtedness need not be permitted solely by reference to one category of permitted Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, transactions with Affiliates or prepayment of Indebtedness under Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(i), respectively, but may instead be permitted in part under any combination thereof (it being understood that Borrower may utilize amounts under any category that is subject to any financial ratio or test, including the Consolidated Fixed Charge Coverage Ratio, Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, prior to amounts under any other category). For purposes of determining compliance at any time with Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(i), in the event that any Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, transaction with Affiliates or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(i), Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. Reclassifications of any utilization of the Incremental Amount shall occur automatically to the extent set forth in the definition thereof.
1.05    Currency Equivalents Generally.
(a)    Notwithstanding anything to the contrary in this Agreement, (i) any representation or warranty that would be untrue or inaccurate, (ii) any undertaking that would be breached, (iii) any basket is exceeded or (iv) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.
(b)    For purposes of determining the Consolidated Fixed Charge Coverage Ratio, the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (A) calculating any Consolidated Fixed Charge Coverage Ratio, the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio, at the Spot Rate as of the date of calculation, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with U.S. GAAP, of Interest Rate Protection Agreements and Other Hedging Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Equivalent Amount of such Indebtedness.
(c)    All references in the Credit Documents to Loans, Letters of Credit, Obligations and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Equivalent Amount of any amounts denominated or reported under a Credit Document in a currency other than Dollars shall be determined by the Administrative Agent and shall become effective as of such Revaluation Date and shall be the Equivalent Amount of such amounts until the next Revaluation Date to occur. Borrower shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Borrower shall repay such Obligation in such other currency.
1.06    Divisions.
For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.07    Treatment of Subsidiaries Prior to Joinder.
Each Subsidiary of Holdings that is required to be joined as a Credit Party pursuant to Section 9.12 shall, from the time of the requirement that such Subsidiary be joined as a Credit Party pursuant to Section 9.12 until the completion of such joinder, be deemed for the purposes of Article 10 of this Agreement to be a Credit Party from and after the date of formation or acquisition of such Subsidiary; provided that this Section 1.07 shall only apply to the extent such Subsidiary is actually subsequently joined as a Credit Party pursuant to Section 9.12.
1.08    Interest Rates.
The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to ~~the London interbank offered rate,~~ the secured overnight financing rate or other rates in the definition of “~~LIBO Rate”, “~~Term SOFR”, “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.16, whether upon the occurrence of a Benchmark Transition Event, ~~an Early Opt-in Election,~~ Canadian Benchmark Transition Event, the Scheduled Unavailability Date or the Scheduled Term SOFR Unavailability Date), (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.16(c)(iv), (iii) the implementation of any Term SOFR Conforming Changes and (iv) the implementation of any Canadian Benchmark Replacement Conforming Changes), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~LIBO Rate or the~~ secured overnight financing rate or have the same volume or liquidity as did the ~~London interbank offered rate or the~~ secured overnight financing rate prior to its discontinuance or unavailability. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain “Term SOFR” or any alternative, successor or replacement rate with respect to Term SOFR (including, without limitation, any Term SOFR Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
1.09    Additional Alternative Currencies.
(a)    Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders with Revolving Commitments in respect of the Tranche under which such additional Alternative Currency is being requested; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each applicable Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each applicable Revolving Lender (in the case of any such request pertaining to Revolving Loans) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Revolving Lender or the applicable Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender or the applicable Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders with Revolving Commitments in respect of the applicable Tranche under which such additional Alternative Currency is being requested consent to making Alternative Currency Loans in such requested currency and the Administrative Agent and such Revolving Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify Borrower and (i) the Administrative Agent and such Revolving Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Alternative Currency Loans of the applicable Tranche. If the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify Borrower and (iii) the Administrative Agent and the Issuing Bank may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (iv) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify Borrower.

Section 2.    Amount and Terms of Credit.
2.01    The Commitments.
(a)    Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make an Initial Term Loan to Borrower in Dollars, which Initial Term Loans (i) shall be incurred by Borrower pursuant to a single drawing on the Closing Date, (ii) shall, except as hereinafter provided, at the option of Borrower, be incurred and maintained as, and/or converted into, one or more Borrowings of Base Rate Loans or ~~LIBO Rate~~Term SOFR Loans; provided that all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iii) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Closing Date (before giving effect to the termination thereof pursuant to Section 4.02(a)). Once repaid, Initial Term Loans may not be reborrowed.
(b)    Subject to and upon the terms and conditions set forth herein and relying upon the representations and warranties herein set forth, each Revolving Lender with a Closing Date Revolving Commitment agrees, severally and not jointly, to make revolving credit loans denominated in Dollars or in one or more Alternative Currencies (the “Initial Revolving Loans”) to Borrower, at any time and from time to time on and after the Closing Date until the earlier of one Business Day prior to the Initial Maturity Date for Initial Revolving Loans and the termination of the Closing Date Revolving Commitment of such Revolving Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure with respect to Initial Revolving Loans exceeding such Lender’s Closing Date Revolving Commitment. Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow the Initial Revolving Loans.
(c)    Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment from time to time severally agrees to make Incremental Term Loans to Borrower, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing on the applicable Incremental Term Loan Borrowing Date, (ii) [reserved], (iii) shall, except as hereinafter provided, at the option of Borrower, be incurred and maintained as, and/or converted into one or more Borrowings of Base Rate Loans or ~~LIBO Rate~~Term SOFR Loans; provided that all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, and (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche (before giving effect to the termination thereof on such date pursuant to Section 4.02(b)). Once repaid, Incremental Term Loans may not be reborrowed.
(d)    Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect in any manner the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement or (ii) excuse or relieve any Lender from its Commitment to make any such Loan to the extent not so made by such branch or Affiliate.
2.02    Minimum Amount of Each Borrowing.
(a)    The aggregate principal amount of each Borrowing of Loans under any Tranche shall not be less than the Minimum Borrowing Amount. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten (10) Borrowings of ~~LIBO Rate Loans,~~ Term SOFR Loans and Alternative Currency Term Rate Loans in the aggregate for all Tranches of Loans.
(b)    Each Revolving Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their applicable Revolving Commitments; provided that the failure of any Revolving Lender to make any Revolving Loan shall not in itself relieve any other Revolving Lender of its obligation to lend hereunder (it being understood, however, that no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make any Revolving Loan required to be made by such other Revolving Lender).

Except for Revolving Loans deemed made pursuant to Section 2.04(b)(iv), Revolving Loans (other than Swingline Loans) comprising any Borrowing shall not be less than the Minimum Borrowing Amount.
2.03    Notice of Borrowing. Whenever Borrower desires to make a Borrowing of Loans hereunder, Borrower shall give the Administrative Agent at its Notice Office prior written notice (w) on the day of such Borrowing (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder, (x) at least three Business Days’ (or five Business Days’ in the case of a Special Notice Currency) (or such shorter period as the Administrative Agent shall agree in its sole and absolute discretion) prior written notice (or telephonic notice promptly confirmed in writing) of each ~~LIBO Rate Loan or~~ Alternative Currency Daily Rate Loan to be made hereunder, (y) at least two Business Days’ (or such shorter period as the Administrative Agent shall agree in its sole and absolute discretion) prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Term SOFR Loans to be made hereunder and (z) in the case of a Borrowing of an Alternative Currency Term Rate Loan, four Business Days (or five Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing to the Administrative Agent’s New York office; provided that (a) in each case, any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) (or, with respect to EURIBO Rate Loans and Term SOFR Loans, 11:00 a.m. (New York City Time)) on such day (or such later time as the Administrative Agent shall agree in its sole and absolute discretion), (b) in any event, any such notice with respect to Loans that are ~~LIBO Rate~~Term SOFR Loans to be incurred on the Closing Date may be given up to two Business Days prior to the Closing Date and (c) that if Borrower wishes to request ~~LIBO Rate Loans or~~ Term SOFR Loans having an Interest Period other than one, three or six months in duration, or less than one month in duration with the consent of the Administrative Agent, in each case as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time), four Business Days prior to the requested date of such Borrowing, conversion or continuation, in each case, having an Interest Period other than one, three or six months in duration, whereupon the Administrative Agent shall give prompt notice to each applicable Lender with a Commitment of the relevant Tranche of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. (New York City time), three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify Borrower (which notice may be by telephone) whether or not the requested Interest Period that is other than one, three or six months in duration has been consented to by such Lenders or the Administrative Agent, as applicable. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.11, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing by or on behalf of Borrower, in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission as shall be approved by the Administrative Agent, appropriately completed by a Responsible Officer of Borrower to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of Initial Term Loans, Incremental Term Loans, Refinancing Term Loans, Initial Revolving Loans, Refinancing Revolving Loans, Revolving Loans under the Revolving Commitment Increase or Revolving Loans under the Additional/Replacement Revolving Commitments, (iv) whether the Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans, Term SOFR Loans, ~~LIBO Rate Loans,~~ Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans, (v) in the case of ~~LIBO Rate Loans,~~ Term SOFR Loans or Alternative Currency Term Rate Loans, the Interest Period to be initially applicable thereto, (vi) in the case of the Revolving Borrowing, the currency of such Borrowing (which shall be an Agreed Currency) and (vii) the account of Borrower into which the proceeds of such Loans shall be deposited or other wire instructions therefor. The Administrative Agent shall promptly give each Lender of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof (determined in accordance with Section 2.07) and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing. If Borrower fails to specify a currency in a Notice of Borrowing, then the Loans so requested shall be made in Dollars. This Section 2.03 shall not apply to Swingline Loans, the borrowing of which shall be in accordance with Section 2.17.
2.04    Disbursement of Funds.
(a)    Term Loans. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Term Lender with a Term Loan Commitment of the relevant Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such

Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Notice Office, and the Administrative Agent will make all funds so received by it in like funds as received by the Administrative Agent by wire transfer of such funds to the account designated in writing by Borrower (including in any Notice of Borrowing) from time to time. Unless the Administrative Agent shall have been notified by any Term Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent such Term Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Term Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Term Lender. If such Term Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Term Lender or Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Term Lender, the greater of the Federal Funds Effective Rate (or, with respect to an Alternative Currency, overnight rate determined by the Administrative Agent) and a rate determined by the Administrative Agent in accordance with banking rules on interbank compensation and (ii) if recovered from Borrower, the rate of interest applicable to the relevant Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Term Lender from its obligation to make Term Loans hereunder or to prejudice any rights which Borrower may have against any Term Lender as a result of any failure by such Lender to make Term Loans hereunder.
(b)    Revolving Loans.
(i)    Except with respect to Loans made pursuant to Section 2.04(b)(iv), each Revolving Lender shall make each Revolving Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than (x) 3:00 p.m., New York City time (for Loans denominated in Dollars) (y) the Applicable Time (for Loans denominated in an Alternative Currency), and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Notice of Borrowing or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Revolving Lenders. Each Revolving Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such Term SOFR Loan shall be deemed to have been made and held by such Lender, and the obligation of Borrower to repay such Term SOFR Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use commercially reasonable efforts to minimize increased costs to Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).
(ii)    Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (i) above, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Revolving Lender shall not have made such portion available to the Administrative Agent, such Lender and Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Revolving Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Revolving Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Revolving Loan as part of such Borrowing for purposes of this Agreement.
(iii)    Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date of such Revolving Loan.
(iv)    Letters of Credit. If an Issuing Bank shall not have received from Borrower the payment required to be made by Section 2.18(e) within the time specified in such Section 2.18(e), such Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each Revolving Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Revolving Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute a Base Rate Loan (for LC Disbursements denominated in Dollars) or an Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan with an Interest Period of one month (for LC Disbursements denominated in any other currency) of such Revolving Lender, and such payment shall be deemed to have reduced the LC Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from Borrower pursuant to Section 2.18(e) prior to the time that any Revolving Lender makes any payment pursuant to this paragraph (iv); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Banks, as their interests may appear. If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (iv) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.08, and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate (or, with respect to an Alternative Currency, overnight rate determined by the Administrative Agent), and for each day thereafter, the Base Rate (for Dollars), the applicable Alternative Currency Daily Rate or Alternative Currency Term Rate (for Alternative Currencies).
2.05    Notes.
(a)    Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.04 and shall, if requested by such Lender, also be evidenced by a promissory note. In such event, Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B-1, Exhibit B-2 or Exhibit B-3, as applicable (each a “Note”).

(b)    Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect Borrower’s obligations in respect of such Loans. For the avoidance of doubt, to the extent any conflict arises between the records maintained pursuant to this Section and the Register, the Register shall control.
(c)    Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to Borrower shall affect or in any manner impair the obligations of Borrower to pay the Loans (and all related Obligations) incurred by Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guarantees therefor provided pursuant to the various Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in the preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.
2.06    Interest Rate Conversions. Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans of a given Tranche made pursuant to one or more Borrowings of one or more Types of Loans, into a Borrowing (of the same Tranche) of another Type of Loan; provided that (i) except as otherwise provided in Section 2.11, ~~LIBO Rate Loans or~~ Term SOFR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of ~~LIBO Rate Loans or~~ Term SOFR Loans shall reduce the outstanding principal amount of such ~~LIBO Rate Loans or~~ Term SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) to the extent the Required Lenders have, or the Administrative Agent at the request of the Required Lenders has, so notified Borrower in writing, (x) Base Rate Loans may not be converted into ~~LIBO Rate Loans or~~ Term SOFR Loans and (y) Alternative Currency Term Rate Loans may not be continued, if any Event of Default is in existence on the date of the conversion, and (iii) with respect to Revolving Loans, to the extent the Required Revolving Lenders have, or the Administrative Agent at the request of the Required Revolving Lenders has, so notified Borrower in writing, (x) Base Rate Loans may not be converted into Term SOFR Loans and (y) Alternative Currency Term Rate Loans may not be continued, if any Event of Default is in existence on the date of the conversion or continuation and (iv) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of ~~LIBO Rate Loans,~~ Term SOFR Loans or Alternative Currency Term Rate Loans than is permitted under Section 2.02. Such conversion shall be effected by Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York City time) (in the case of EURIBO Rate Loans and Term SOFR Loans, 11:00 a.m. (New York City time)) at least two Business Days’ prior notice (in the case of any conversion to or continuation of Term SOFR Loans), three Business Days’ prior notice (in the case of any conversion to or continuation of ~~LIBO Rate Loans or~~ Alternative Currency Daily Rate Loans denominated in any Alternative Currency other than Special Notice Currency), four Business Days’ prior notice (in the case of any conversion to or continuation of Alternative Currency Term Rate Loans denominated in any Alternative Currency other than Special Notice Currency), five Business Days’ prior notice (in the case of any conversion to or continuation of Loans denominated in Special Notice Currency) or same day notice (in the case of any conversion to Base Rate Loans) (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-3 or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission as shall be approved by the Administrative Agent, appropriately completed by a Responsible Officer of Borrower to specify the Loans of a given Tranche to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into ~~LIBO Rate Loans or~~ Term SOFR Loans, the Interest Period to be initially applicable thereto. If Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be continued as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Committed Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one (1) month. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Alternative Currency Term Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Administrative Agent shall give each

Lender prompt notice of any such proposed conversion affecting any of its Loans. No Borrowing may be converted into or continued as a Borrowing denominated in a different currency, but instead must be prepaid in the original currency of such Borrowing and reborrowed in the other currency.
2.07    Pro Rata Borrowings. All Borrowings of each Tranche of Loans under this Agreement, subject to Section 2.10(d), shall be incurred from the Lenders pro rata on the basis of such Lenders’ Commitments with respect to such Tranche, as the case may be. No Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder, and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
2.08    Interest.
(a)    Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan (including with respect to any ~~LIBO Rate Loan or~~ Term SOFR Loan converted into a Base Rate Loan pursuant to Section 2.06 or 2.09 and each Swingline Loan) made to Borrower hereunder from the date of Borrowing thereof (or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of the respective ~~LIBO Rate Loan or~~ Term SOFR Loan into a Base Rate Loan) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a ~~LIBO Rate Loan or~~ Term SOFR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, as in effect from time to time.
(b)    Borrower agrees to pay interest in respect of the unpaid principal amount of each ~~LIBO Rate Loan, each~~ Term SOFR Loan and each Alternative Currency Term Rate Loan made to Borrower from the date of Borrowing thereof until ~~(x) in the case of LIBO Rate Loans, the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBO Rate Loan to a Base Rate Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the applicable Adjusted LIBO Rate for such Interest Period,~~ (y) in the case of Term SOFR Loans, the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Term SOFR Loan to a Base Rate Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the applicable Term SOFR for such Interest Period and (z) in the case of Alternative Currency Term Rate Loans, the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the applicable Alternative Currency Term Rate for such Interest Period. Borrower agrees to pay interest in respect of the unpaid principal amount of each Alternative Currency Daily Rate Loan made to Borrower from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Alternative Currency Daily Rate as in effect from time to time.
(c)    Upon the occurrence and during the continuance of any Event of Default under Section 11.01 or 11.05 (x) overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to (i) for Base Rate Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate, (ii) for ~~LIBO Rate Loans,~~ Term SOFR Loans, Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for ~~LIBO Rate Loans,~~ Term SOFR Loans, Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans (as applicable) plus ~~the LIBO Rate,~~ Term SOFR, Alternative Currency Term Rate or Alternative Currency Daily Rate (as applicable) and (y) overdue amounts with respect to Fees shall bear interest at a rate equal to 2.00% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate, each as in effect from time to time, in each case with such interest to be payable on demand.
(d)    Accrued (and theretofore unpaid) interest shall be calculated daily and payable (i) on each Interest Payment Date and (ii) on (w) the date of any conversion of a ~~LIBO Rate Loan~~

~~or~~ a Term SOFR Loan to a Base Rate Loan (on the amount so converted) prior to the last day of the Interest Period applicable thereto, (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid) (other than a prepayment of any Revolving Loan that is a Base Rate Loan or Alternative Currency Daily Rate Loan prior to the end of the Revolving Availability Period), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.
(e)    Upon each Interest Determination Date, the Administrative Agent shall determine the ~~Adjusted LIBO Rate or~~ Term SOFR or Alternative Currency Term Rate for each Interest Period applicable to the respective ~~LIBO Rate Loans,~~ Term SOFR Loans or Alternative Currency Term Rate Loans and shall promptly notify Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
(f)    All interest hereunder and any Fees hereunder shall be computed on the basis of a year of 360 days, except that (x) interest computed by reference to the Base Rate or Alternative Currency Term Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), provided that, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, such interest shall be computed in accordance with such market practice, (y) interest on Loans denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, ~~LIBO Rate,~~ Term SOFR, Alternative Currency Term Rate or Alternative Currency Daily Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
(g)    With respect to SOFR or Term SOFR, in relation to Revolving Loans and Revolving Borrowings, the Administrative Agent will have the right (subject to, if applicable, the Borrower’s consultation rights set forth in the definition of “Term SOFR Conforming Changes”) to make Term SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Term SOFR Conforming Changes to Borrower and the Revolving Lenders reasonably promptly after such amendment becomes effective.
2.09    Interest Periods. At the time Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any ~~LIBO Rate Loan,~~ Term SOFR Loan or Alternative Currency Term Rate Loan (in the case of the initial Interest Period applicable thereto) or (x) with respect to ~~LIBO Rate Loans and~~ Alternative Currency Term Rate Loans, prior to 12:00 Noon (New York City time) on the third Business Day, and (y) with respect to Term SOFR Loans, prior to 11:00 a.m. (New York City time) on the second Business Day, prior to the expiration of an Interest Period applicable to such ~~LIBO Rate Loan,~~ Term SOFR Loan or Alternative Currency Term Rate Loan (in the case of any subsequent Interest Period), Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such ~~LIBO Rate Loan,~~ Term SOFR Loan or Alternative Currency Term Rate Loan, which Interest Period shall, at the option of Borrower be a one, three or six month period, or, if agreed to by all Lenders and, in the case of Term SOFR Loans, the Administrative Agent, a twelve month period or any other period~~, or, if agreed to by the Administrative Agent with respect to a LIBO Rate Loan, a period less than one month~~  (in the case of each requested Interest Period with respect to Term SOFR Loans, subject to availability); provided that (in each case):
(i)    all ~~LIBO Rate Loans,~~ Term SOFR Loans and all Alternative Currency Term Rate Loans comprising a Borrowing shall at all times have the same Interest Period;
(ii)    the initial Interest Period for any ~~LIBO Rate Loan,~~ Term SOFR Loan or Alternative Currency Term Rate Loan shall commence on the date of Borrowing of such ~~LIBO Rate Loan,~~ Term SOFR Loan or Alternative Currency Term Rate Loan (including, in the case of ~~LIBO Rate Loans or~~ Term SOFR Loans, the date of any conversion thereto from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such ~~LIBO Rate Loan,~~

Term SOFR Loan or Alternative Currency Term Rate Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
(iii)    if any Interest Period for a ~~LIBO Rate Loan,~~ Term SOFR Loan or Alternative Currency Term Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
(iv)    if any Interest Period for a ~~LIBO Rate Loan,~~ Term SOFR Loan or Alternative Currency Term Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a ~~LIBO Rate Loan,~~ Term SOFR Loan or Alternative Currency Term Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(v)    unless the Required Lenders otherwise agree, no Interest Period for a ~~LIBO Rate Loan,~~ Term SOFR Loan or Alternative Currency Term Rate Loan may be selected at any time when an Event of Default is then in existence;
(vi)    with respect to Revolving Loans, unless the Required Revolving Lenders otherwise agree, no Interest Period for a Revolving Loan that is a Term SOFR Loan or Alternative Currency Term Rate Loan may be selected at any time when an Event of Default is then in existence; and
(vii)    no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date therefor.
With respect to any ~~LIBO Rate Loans,~~ Term SOFR Loans or Alternative Currency Term Rate Loans, at the end of any Interest Period applicable to a Borrowing thereof, Borrower may elect to split the respective Borrowing of a single Type under a single Tranche into two or more Borrowings of different Types under such Tranche or combine two or more Borrowings under a single Tranche into a single Borrowing of the same Type under such Tranche, in each case, by Borrower giving notice thereof together with its election of one or more Interest Periods applicable thereto, in each case so long as each resulting Borrowing (x) has an Interest Period which complies with the foregoing requirements of this Section 2.09, (y) has a principal amount which is not less than the Minimum Borrowing Amount applicable to Borrowings of the respective Type and Tranche, and (z) does not cause a violation of the requirements of Section 2.02. If (x) with respect to ~~LIBO Rate Loans and~~ Alternative Currency Term Rate Loans, by 12:00 Noon (New York City time) on the third Business Day, and (y) with respect to Term SOFR Loans, by 11:00 a.m. (New York City time) on the second Business Day, prior to the expiration of any Interest Period applicable to a Borrowing of ~~LIBO Rate Loans or~~ Term SOFR Loans, Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such ~~LIBO Rate or~~ Term SOFR, respectively, Borrower shall be deemed to have elected to convert such ~~LIBO Rate Loans and~~ Term SOFR Loans into Base Rate Loans with such conversion to be effective as of the expiration date of such current Interest Period.
2.10    Increased Costs, Illegality, etc.
(a)    [Reserved].
(b)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in ~~the Adjusted LIBO Rate or~~ Alternative Currency Daily Rate);

(ii)    impose on any Lender or Issuing Bank or the ~~London~~applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Loans made by such Lender or Letters of Credit issued by such Issuing Bank; or
(iii)    subject any Lender, Issuing Bank or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes) with respect to its loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or such Issuing Bank of issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender, Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.
(c)    If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender, Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(d)    If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund ~~LIBO Rate Loans or~~ Term SOFR Loans or Alternative Currency Loans in any affected currency or currencies, or to determine or charge interest rates based upon ~~the LIBO Rate,~~ Term SOFR, Alternative Currency Daily Rate or Alternative Currency Term Rate or, with respect to ~~LIBO Rate Loans or~~ Alternative Currency Loans, any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any Agreed Currency in the ~~London~~applicable interbank market, then, on notice thereof by such Lender to Borrower through the Administrative Agent, any obligation of such Lender to make or continue ~~LIBO Rate Loans or~~ Term SOFR Loans or Alternative Currency Loans in the affected currency or currencies or to convert Base Rate Loans to ~~LIBO Rate Loans or~~ Term SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all affected Alternative Currency Loans~~, LIBO Rate Loans~~  and Term SOFR Loans or, if applicable, convert all ~~LIBO Rate Loans and~~ Term SOFR Loans of such Lender to Base Rate Loans, either (in the case of ~~LIBO Rate Loans,~~ Term SOFR Loans and Alternative Currency Term Rate Loans) on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such ~~LIBO Rate Loans,~~ Term SOFR Loans or Alternative Currency Term Rate Loans to such day, or immediately, in the case of Alternative Currency Daily Rate Loans or if such Lender may not lawfully continue to maintain such ~~LIBO Rate Loans,~~ Term SOFR Loans or Alternative Currency Term Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.
(e)    A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or its holding company, as the case may be, as specified in clause (b) or (c) of this Section, and certifying that it is the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances at such time to the extent it is legally permitted to do so, shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(f)    Failure or delay on the part of any Lender, any Issuing Bank or the Administrative Agent to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s, such Issuing Bank’s or the Administrative Agent’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender, any Issuing Bank or the Administrative Agent pursuant to this Section 2.10 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, any Issuing Bank or the Administrative Agent, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, such Issuing Bank’s or the Administrative Agent’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
2.11    Compensation. Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation; it being understood that no Lender shall be required to disclose (i) any confidential or price sensitive information or (ii) any other information, to the extent prohibited by any Requirement of Law), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its ~~LIBO Rate Loans,~~ Term SOFR Loans or Alternative Currency Term Rate Loans but excluding loss of anticipated profits (and without giving effect to the minimum “~~LIBO Rate”, “~~Term SOFR”, or “Alternative Currency Term Rate”, as applicable,)) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, ~~LIBO Rate Loans,~~ Term SOFR Loans or Alternative Currency Term Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation; (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its ~~LIBO Rate Loans,~~ Term SOFR Loans or Alternative Currency Term Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any ~~LIBO Rate Loans,~~ Term SOFR Loans or Alternative Currency Term Rate Loans is not made on any date specified in a Notice of Loan Prepayment given by Borrower; or (iv) as a consequence of any other default by Borrower to repay ~~LIBO Rate Loans,~~ Term SOFR Loans or Alternative Currency Term Rate Loans when required by the terms of this Agreement or any Note held by such Lender.
2.12    Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(b), (c) or (d) or Section 5.05 with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of Borrower or the right of any Lender provided in Sections 2.10 and 5.04.
2.13    Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 2.10(b), (c) or (d) or Section 5.05 with respect to such Lender or (z) in the case of a refusal by a Lender to consent to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), Borrower shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, the Swingline Lender and each Issuing Bank (to the extent the Administrative Agent’s, the Swingline Lender’s and such Issuing Bank’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01, (ii) all obligations of Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement; upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04 and (iii) in the case of any assignment resulting from clause (y) above, such assignment will result in a reduction in such compensation or payments thereafter. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.04 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.07 and 13.01), which shall survive as to such Replaced Lender with respect to actions or occurrences prior to it ceasing to be a Lender hereunder.
2.14    Extended Term Loans and Extended Revolving Commitments.
(a)    Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.14, Borrower may at any time and from time to time request that all or a portion of any Tranche of Term Loans (each, an “Existing Term Loan Tranche”) or any then-existing Revolving Commitments (each “Existing Revolving Commitments Tranche”), together with any related outstandings, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of such Existing Term Loan Tranche (any such Term Loans which have been so converted, “Extended Term Loans”) or such Existing Revolving Commitments Tranche (any such Revolving Commitments which have been so converted, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.14. In order to establish any Extended Term Loans or Extended Revolving Commitments, Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Term Lenders or each of the Revolving Lenders under the applicable Existing Term Loan Tranche or Existing Revolving Commitments Tranche, as applicable) (each, an “Extension Request”) setting forth the proposed terms of the Extended Term Loans or Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Term Lender under the relevant Existing Term Loan Tranche and/or be identical as offered to each Revolving Lender under the relevant Existing Revolving Commitments Tranche, as applicable (in each case, including as to the proposed interest rates and fees payable) and (y) have the same terms as the Existing Term Loan Tranche from which such Extended Term Loans are to be converted or the Revolving Loans under the relevant Existing Revolving Commitments Tranche from which the Extended Revolving Commitments are to be converted, as applicable, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche to the extent provided in the applicable Extension Amendment; (ii) repayments of principal of the Extended Revolving Commitments may be delayed to later dates than the Maturity Date applicable to the Existing Revolving Commitments Tranche; (iii) the Effective Yield with respect to the Extended Term Loans or the interest rate and fees on the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term Loans of such Existing Term Loan Tranche or the interest rate and fees of such Existing Revolving Commitments Tranche, as applicable, to the extent provided in the applicable Extension Amendment; (iv) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date of the Term Loans and Revolving Commitments that is in effect on the effective date of the applicable Extension

Amendment (immediately prior to the establishment of such Extended Term Loans or Extended Revolving Commitments); (v) Extended Term Loans may have mandatory prepayment terms which provide for the application of proceeds from mandatory prepayment events to be made first to prepay the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans have been converted before applying any such proceeds to prepay such Extended Term Loans; (vi) Extended Term Loans may have optional prepayment terms (including call protection and terms which allow Term Loans under the relevant Existing Term Loan Tranche from which such Extended Term Loans have been converted to be optionally prepaid prior to the prepayment of such Extended Term Loans) as may be agreed by Borrower and the Lenders thereof; and (vii) such Extended Term Loans or Extended Revolving Commitments may have other terms (other than those described in the preceding clauses (i) through (vi)) that differ from those of the Existing Term Loan Tranche or Existing Revolving Commitments Tranche, in each case, taken as a whole, that are not materially more favorable to the Lenders providing such Extended Term Loans or Extended Revolving Commitments than the provisions applicable to the Existing Term Loan Tranche or Existing Revolving Commitments Tranche, as applicable, or as are otherwise reasonably satisfactory to the Administrative Agent. Any Extended Term Loans or Extended Revolving Commitments converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Term Loans or Extended Revolving Commitments, as applicable, for all purposes of this Agreement; provided that, subject to the requirements set forth above, any Extended Term Loans converted from an Existing Term Loan Tranche or Extended Revolving Commitments converted from Existing Revolving Commitments Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Term Loan Tranche or Existing Revolving Commitments Tranche, as applicable.
(b)    With respect to any Extended Revolving Commitments, subject to the provisions of Sections 2.17(e) and 2.18(o), to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the Maturity Date applicable to the Existing Revolving Commitments Tranche, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments and/or Extended Revolving Commitments in accordance with their Pro Rata Share of the Aggregate Commitments (and, except as provided in Sections 2.17(e) and 2.18(o), without giving effect to changes thereto on the Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under the Aggregate Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (y) repayments required upon any Maturity Date of any Revolving Commitments or Extended Revolving Commitments). Notwithstanding the foregoing, if provided in any Extension Amendment with respect to any Extended Revolving Commitments, and with the consent of each Issuing Bank, participations in Letters of Credit may be reallocated from lenders holding Existing Revolving Commitments Tranche to lenders holding such Extended Revolving Commitments or may be retained by the lenders holding such Existing Revolving Commitments Tranche in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Commitment or upon or prior to the maturity date for any class of Revolving Commitments.
(c)    Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as to which the Administrative Agent may consent) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolving Commitments Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.14. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche converted into Extended Term Loans or of any Existing Revolving Commitments Tranche converted into Extended Revolving Commitments pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Loans or Commitments subject to such Extension Request converted into Extended Term Loans or Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or its Existing Revolving Commitments Tranche which it has elected to request be converted into Extended Term Loans or Extended Revolving Commitments, as applicable, (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the

Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. In the event that the aggregate principal amount of Term Loans under the applicable Existing Term Loan Tranche exceeds the amount of Extended Term Loans requested pursuant to such Extension Request, Term Loans of such Existing Term Loan Tranche, subject to such Extension Elections shall either (i) be converted to Extended Term Loans of such Existing Term Loan Tranche on a pro rata basis based on the aggregate principal amount of Term Loans of such Existing Term Loan Tranche included in such Extension Elections, subject to such rounding requirements as may be established by the Administrative Agent or (ii) to the extent such option is expressly set forth in the applicable Extension Request, be converted to Extended Term Loans upon an increase in the amount of Extended Term Loans so that such excess does not exist. In the event that the aggregate principal amount of Existing Revolving Commitments Tranche subject to Extension Elections relating to a particular Extension Request exceeds the amount of Extended Revolving Commitments requested pursuant to such Extension Request, Revolving Commitments subject to such Extension Elections shall either (i) be converted to Extended Revolving Commitments on a pro rata basis based on the aggregate principal amount of Revolving Commitments included in each such Extension Elections or (ii) to the extent such option is expressly set forth in the respective Extension Request, Borrower shall have the option to increase the amount of Extended Revolving Commitments so that such excess does not exist.
(d)    Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among Borrower, the Administrative Agent and each Extending Lender providing an Extended Term Loan or Extended Revolving Commitment thereunder, which shall be consistent with the provisions set forth in Section 2.14(a) above and each Issuing Bank (solely to the extent that such Extension Amendment would result in the extension of such Issuing Bank’s obligations with respect to Letters of Credit) (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment. After giving effect to the Extension, the Loans so extended shall cease to be a part of the Tranche they were a part of immediately prior to the Extension.
(e)    (i) Extensions consummated by Borrower pursuant to this Section 2.14 shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) with respect to Extended Revolving Commitments, if the aggregate amount extended is less than (A) the LC Commitment, the LC Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date applicable to the Existing Revolving Commitments Tranche (to the extent needed so that the LC Commitment does not exceed the aggregate Revolving Commitment which would be in effect after the Maturity Date of the Existing Revolving Commitments Tranche), and, if applicable, Borrower shall Cash Collateralize obligations under any issued Letters of Credit in an amount equal to 102% of the stated amount of such Letters of Credit or (B) the Swingline Commitment, the Swingline Commitment shall be reduced upon the date that is five (5) Business Days prior to the Maturity Date of the Existing Revolving Commitments Tranche (to the extent needed so that the Swingline Commitment does not exceed the aggregate Revolving Commitment which would be in effect after the Maturity Date of the Existing Revolving Commitments Tranche), and, if applicable, Borrower shall prepay any outstanding Swingline Loans. The Administrative Agent and the Lenders hereby consent to each Extension and the other transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Term Loans or Extended Revolving Commitments on such terms as may be set forth in the applicable Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02, 5.03, 13.02 or 13.06) or any other Credit Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section 2.14; provided that such consent shall not be deemed to be an acceptance of any Extension Request.
(f)    Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) reasonably necessary to (i) reflect the existence and terms of any Extended Term Loans incurred or Extended Revolving Commitments established pursuant thereto, (ii) modify the scheduled repayments set forth in Section 5.02(a) with respect to any Existing Term Loan

Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans converted pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 5.02(a)), (iii) make such other changes to this Agreement and the other Credit Documents consistent with the provisions and intent of Section 13.12(d), (iv) establish new Tranches in respect of Term Loans or Revolving Commitments so extended and such technical amendments as may be necessary in connection with the establishment of such new Tranches, in each case, on terms consistent with this Section 2.14 and (v) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrower, to effect the provisions of this Section 2.14, and each Lender hereby expressly authorizes the Administrative Agent to enter into any such Extension Amendment. In connection with any Extension, the Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date of the Term Loans and Revolving Commitments so that such maturity date is extended to the Latest Maturity Date of the Term Loans and Revolving Commitments (or such later date as may be advised by local counsel to the Administrative Agent), to the extent required pursuant to applicable local law.
2.15    Incremental Commitments.
(a)    Borrower may at any time and from time to time request one or more Lenders (or one or more Eligible Transferees who will become Lenders) to provide an increase in Revolving Commitments (a “Revolving Commitment Increase”), one or more additional Tranches of Revolving Commitments (an “Additional/Replacement Revolving Commitment”) or Incremental Term Loan Commitments (such Term Loans incurred in connection therewith, each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans” and, collectively with any Revolving Commitment Increase and any Additional/Replacement Revolving Commitment, each, an “Incremental Facility” and collectively, the “Incremental Facilities”) to Borrower and, subject to the terms and conditions contained in this Agreement and in the relevant Incremental Amendment, provide commitments and/or make Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Facility as a result of any such request by Borrower, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Facility without the consent of any other Lender, (iii) each Incremental Facility shall be denominated in Dollars or an Alternative Currency, (iv) the amount of any Incremental Facility made available pursuant to a given Incremental Amendment shall be in a minimum aggregate amount for all Lenders which provide such Incremental Facility thereunder (including Eligible Transferees who will become Lenders) of at least $10,000,000, (v) the aggregate principal amount of any Loan or Commitment, as applicable, pursuant to an Incremental Facility on the date of the incurrence thereof shall not exceed, when taken together with any incurrence of Permitted Pari Passu Notes, Permitted Pari Passu Loans or Permitted Junior Debt pursuant to Section 10.04(xxvii)(1) on such date, (x) the then-remaining Fixed Incremental Amount as of the date of incurrence plus (y) subject to the satisfaction of the applicable Incurrence-Based Incremental Facility Test, any Incurrence-Based Incremental Amount that may be incurred thereunder on such date, (vi) the proceeds of all Incremental Facilities incurred by Borrower may be used for any purpose not prohibited under this Agreement, (vii) Borrower shall specifically designate, in consultation with the Administrative Agent, any Tranche of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as any existing Tranche of Incremental Term Loans, Incremental Term Loan Commitments or other Term Loans), unless the requirements of Section 2.15(c) are satisfied), which designation shall be set forth in the applicable Incremental Amendment, (viii) if to be incurred as a new Tranche of Incremental Term Loans, such Incremental Term Loans shall have the same terms as each other Tranche of Term Loans as in effect immediately prior to the effectiveness of the relevant Incremental Amendment, except as to purpose (which is subject to the requirements of the preceding clause (vi)) and optional prepayment provisions and mandatory prepayment provisions (which are governed by Section 5.02; provided that each new Tranche of Incremental Term Loans shall be entitled to share in mandatory prepayments on a ratable basis with the other Tranches of Term Loans (unless the holders of the Incremental Term Loans of any Tranche agree to take a lesser share of any such prepayments)); provided, however, that (I) the maturity and amortization of such Tranche of Incremental Term Loans may differ, so long as, such Tranche of Incremental Term Loans shall have (a) a Maturity Date of no earlier than the Term Loans Latest Maturity Date as of the date such

Indebtedness was incurred and (b) a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity; provided, however, that Extendable Bridge Loans may have a maturity date earlier than the Latest Maturity Date of all then outstanding Term Loans and the Weighted Average Life to Maturity thereof may be shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans, (II) the Effective Yield applicable to such Tranche of Incremental Term Loans may differ from that applicable to the then outstanding Tranches of Term Loans, with the Effective Yield applicable thereto to be specified in the respective Incremental Amendment; provided, however, that, solely with respect to any syndicated Incremental Term Loan denominated in Dollars, if the Effective Yield for any such Incremental Term Loans exceeds the Effective Yield then applicable to any then outstanding Initial Term Loans by more than 0.50% per annum, the Applicable Margins for such then outstanding Initial Term Loans shall be increased as of such date (in accordance with the requirements of the definition of “Applicable Margin”) so that the difference between the Effective Yield with respect to such new Incremental Term Loans and the corresponding Effective Yield on such then outstanding Initial Term Loans is equal to 0.50% (the “MFN Pricing Test”); and (III) such Tranche of Incremental Term Loans may have other terms (other than those described in preceding clauses (I) and (II)) that may differ from those of other Tranches of Term Loans, including, without limitation, as to the application of optional or voluntary prepayments among the Incremental Term Loans and the existing Term Loans, in each case, taken as a whole, that are not materially more favorable to the lenders providing such Incremental Term Loans than the provisions applicable to the existing Term Loans or as are otherwise reasonably satisfactory to the Administrative Agent, (ix) the terms and provisions of any Revolving Commitment Increase shall be identical to the Initial Revolving Loans and the Closing Date Revolving Commitments, and, for purposes of this Agreement and the other Credit Documents, all Revolving Loans made under the Revolving Commitment Increase shall be deemed to be Initial Revolving Loans (including, without limitation, the following: (A) the rate of interest applicable to the Revolving Commitment Increase shall be the same as the rate of interest applicable to the Initial Revolving Loans, (B) unused line fees, fronting fees and letter of credit participation fees applicable to the Revolving Commitment Increase shall be calculated using the same Commitment Fee Rate, LC Participation Fee rate and Fronting Fee rate applicable to the Initial Revolving Loans, (C) the Revolving Commitment Increase shall share ratably in any mandatory prepayments of the Initial Revolving Loans, (D) the Revolving Commitment Increase shall require no scheduled amortization or mandatory commitment reduction prior to the Latest Maturity Date of the Revolving Commitments that is in effect on the effective date of the Revolving Commitment Increase (immediately prior to the establishment of such Revolving Commitment Increase), (E) after giving effect to such Revolving Commitment Increases, the Pro Rata Percentage of the Revolving Commitments of each Lender may be adjusted to give effect to the total Revolving Commitment as increased by such Revolving Commitment Increase, and (E) the Revolving Commitment Increase shall rank pari passu in right of payment and security with the Initial Revolving Loans, (x) the maturity, interest rate and fees of any Tranche of Additional/Replacement Revolving Commitments may differ, so long as such Tranche of Revolving Loans made under the Additional/Replacement Revolving Commitments shall have a maturity date of no earlier than the then latest maturing Tranche of outstanding Revolving Loans, (xi) any Tranche of the Additional/Replacement Revolving Commitments may have other terms that may differ from those of other Tranches of Revolving Commitments, taken as a whole, that are not materially more favorable to the Lenders providing such Revolving Commitments than the provisions applicable to the existing Revolving Commitments or as are otherwise reasonably satisfactory to the Administrative Agent, (xii) all Incremental Term Loans and Incremental Revolving Loans (and all interest, fees and other amounts payable thereon) incurred by Borrower shall be Obligations of Borrower under this Agreement and the other applicable Credit Documents and shall be secured by the Security Agreement, and guaranteed under each relevant Guaranty, on a pari passu basis with all other Loans secured by the Security Agreement and guaranteed under such Guaranty Agreement and shall not be secured by any assets that do not constitute Collateral for the outstanding Loans or be guaranteed by any guarantors that are not Credit Parties, (xiii) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Commitment pursuant to an Incremental Amendment shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Revolving Loans and/or Incremental Term Loans under the Tranche specified in such Incremental Amendment as provided in Section 2.01(c) (with respect to Incremental Term Loans) and applicable Incremental Amendment (with respect to Incremental Revolving Loans) and such Loans shall thereafter be deemed to be Incremental Revolving Loans or Incremental Term

Loans under such Tranche, as applicable, for all purposes of this Agreement and the other applicable Credit Documents and (xiv) all Incremental Commitment Requirements are satisfied.
(b)    At the time of the provision of Incremental Commitments pursuant to this Section 2.15, Borrower, the Administrative Agent and each such Lender (with the consent of the Administrative Agent, each Issuing Bank and the Swingline Lender (not to be unreasonably withheld or delayed) to the extent such consent, if any, would be required under Section 13.04(b) for an assignment of Loans to such Person) or other Eligible Transferee which agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to the Administrative Agent an Incremental Amendment (which shall not require the consent of any other Lender), with the effectiveness of the Incremental Commitment provided therein to occur on the date on which (w) a fully executed copy of such Incremental Amendment shall have been delivered to the Administrative Agent, (x) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon upfront or arrangement fees owing to the Administrative Agent to the extent it served as the arranger for the Incremental Commitments), (y) all Incremental Commitment Requirements are satisfied, and (z) all other conditions set forth in this Section 2.15 shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment, and at such time, (i) Schedule 2.01 shall be deemed modified to reflect the revised Incremental Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Lender, Term Notes or Revolving Notes, as applicable, will be issued at Borrower’s expense to such Incremental Lender, to be in conformity with the requirements of Section 2.05 (with appropriate modification) to the extent needed to reflect the new Incremental Loans and Incremental Commitments made by such Incremental Lender.
(c)    Notwithstanding anything to the contrary contained above in this Section 2.15, the Incremental Term Loan Commitments provided by an Incremental Lender or Incremental Lenders, as the case may be, pursuant to each Incremental Amendment shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement; provided that, with the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), the parties to a given Incremental Amendment may specify therein that the Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Term Loans, in any case so long as the following requirements are satisfied:
(i)    the Incremental Term Loans to be made pursuant to such Incremental Amendment shall have the same Borrower, the same Maturity Date and the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;
(ii)    the new Incremental Term Loans shall have the same Scheduled Repayment Dates as then remain with respect to the Tranche to which such new Incremental Term Loans are being added (with the amount of each Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Repayment of the respective Tranche proportionately); and
(iii)    on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the applicable Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender holding Term Loans under the respective Tranche of Term Loans participates in each outstanding Borrowing of Term Loans of the respective Tranche (after giving effect to the incurrence of such new Incremental Term Loans pursuant to Section 2.01(b)) on a pro rata basis.
To the extent the provisions of the preceding clause (iii) require that Incremental Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of ~~LIBO Rate~~Term SOFR Loans of such Tranche, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having irregular Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding ~~LIBO Rate~~Term SOFR Loans of such Tranche and which will end on the last day of such Interest Period), which irregular interest periods shall be permitted notwithstanding anything to the contrary in this Agreement. All determinations by any the Administrative Agent of ~~the LIBO Rate~~Term SOFR, in such circumstances pursuant to the immediately preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.
(d)    Subject to compliance with the other applicable requirements set forth in this Section 2.15, any new Incremental Term Loan may be established and incurred as a means of effectively extending the maturity of, effecting a repricing of or a refinancing, in whole or in part without utilizing the capacity under any incurrence tests or fixed baskets for other Incremental Term Loans, of any applicable Term Loans then outstanding so long as:
(i)    the Lenders with respect to the relevant series of Term Loans and/or Commitments being extended, repriced or refinanced are offered the opportunity to participate in such transaction on a pro rata basis (and on the same terms) and
(ii)    the amount of any Incremental Term Loans does not exceed the sum of (x) the principal amount of the applicable Term Loans effectively being extended, repriced or refinanced, (y) fees and expenses (including any prepayment premium, penalties or other call protection) related to such extension, repricing or refinancing, and (z) fees and expenses (including any upfront fees, original issue discount, underwriting discounts, amendment fees, commissions and arrangement, underwriting and similar fees) related to the establishment and incurrence of such Incremental Term Loans.
2.16    Successor Rate.
(a)    If in connection with any request for a ~~LIBO Rate Loan,~~ Term SOFR Loan or any Alternative Currency Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) ~~deposits in an Agreed Currency are not being offered to banks in the London interbank LIBO Rate market for the applicable amount and Interest Period of such LIBO Rate Loan, (B)~~ (x) adequate and reasonable means do not exist for determining ~~the LIBO Rate,~~ Term SOFR or Alternative Currency Term Rate for any requested Interest Period or Alternative Currency Daily Rate with respect to a proposed ~~LIBO Rate Loan,~~ Term SOFR Loan or Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 2.16(c)~~(i)~~ do not apply, (~~C~~B) no Successor Rate for the Relevant Rate for the applicable Alternative Currency has been determined in accordance with Section 2.16(d) and the circumstances under Section 2.16(d)(i) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable) or (~~D~~C) no Term SOFR Successor Rate for Term SOFR has been determined in accordance with Section 2.16(e) and the circumstances under Section 2.16(e)(A) or the Scheduled Term SOFR Unavailability Date has occurred with respect to Term SOFR, or (ii) the Administrative Agent or the Required Lenders determine that for any reason ~~the LIBO Rate,~~ Term SOFR or Alternative Currency Term Rate for any requested Interest Period or Alternative Currency Daily Rate with respect to a proposed ~~LIBO Rate Loan,~~ Term SOFR Loan or Alternative Currency Loan does not adequately and fairly reflect the cost to such Lenders of funding such ~~LIBO Rate Loan,~~ Term SOFR Loan or Alternative Currency Loan, the Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain ~~LIBO Rate Loans,~~ Term SOFR Loans and Alternative Currency Loans shall be suspended (to the extent of the affected ~~LIBO Rate Loans,~~ Term SOFR Loans, Alternative Currency Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to ~~the LIBO Rate or~~ Term SOFR component of the Base Rate, the utilization of ~~the LIBO Rate or~~ Term SOFR component in determining the Base Rate shall be suspended until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 2.16(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (I) Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of ~~LIBO Rate~~

~~Loans,~~ Term SOFR Loans or Alternative Currency Loans (to the extent of the affected ~~LIBO Rate Loans,~~ Term SOFR Loans, Alternative Currency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Base Rate Loans in Dollars in the amount specified therein and (II) any outstanding affected Alternative Currency Loans shall be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan.
(b)    If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Alternative Currency Daily Rate Loans, or to determine or charge interest rates based upon the Alternative Currency Daily Rate, then, on notice thereof by such Lender to Borrower through the Administrative Agent, any obligation of such Lender to make or continue Alternative Currency Daily Rate Loans shall be suspended until such Lender notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), in the case of a Borrowing in the affected Alternative Currency, prepay or, if applicable, convert all Alternative Currency Daily Rate Loans of such Lender to Borrowings at a rate determined in a customary manner in good faith by the Administrative Agent and Borrower, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Alternative Currency Daily Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.
(c)    Notwithstanding anything to the contrary herein or in any other Credit Document:
(i)    [Reserved]
(ii)     ~~(i) On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBO Rate’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month Dollar LIBO Rate tenor settings.~~ With respect to Term Loans only, ~~on the earliest of (A) the date that all Available Tenors of Dollar LIBO Rate have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBO Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Credit Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.(ii) (x) With respect to Term Loans only,~~ upon ~~(A)~~ the occurrence of a Benchmark Transition Event ~~or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of “Benchmark Replacement” are available,~~ the applicable Benchmark Replacement will replace the then-current Benchmark with respect to Term Loans for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error~~); provided that solely in the event that the then-current Benchmark for Loans denominated in Dollars at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Administrative Agent determines that neither of such alternative rates is available.~~

~~(y)    With respect to Term Loans only, on the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBO Rate for all purposes hereunder and under any Credit Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Credit Document.~~
(iii)    With respect to Term Loans only, at any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.
(iv)    With respect to Term Loans only, in connection with the implementation and administration of a Benchmark Replacement pursuant to this Section 2.16(c), the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(v)    With respect to Term Loans only, the Administrative Agent will promptly notify Borrower and the Term Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.16(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.16(c).
(vi)    At any time (including in connection with the implementation of a Benchmark Replacement or a Term SOFR Successor Rate), (A) if the then-current Benchmark is a term rate (including Term SOFR ~~or LIBO Rate~~), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement or Term SOFR Successor Rate) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement or Term SOFR Successor Rate) settings.
(d)    Replacement of Relevant Rate or Successor Rate for Alternative Currencies. Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrower or Required Revolving Lenders notify the Administrative Agent (with, in the case of the Required Revolving Lenders, a copy to Borrower) that Borrower or Required Revolving Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency (other than Canadian dollars) because none of the tenors of such

Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency (other than Canadian dollars) (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date” in the case of Alternative Currency Loans);
or if the events or circumstances of the type described in Section 2.16(d)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency (other than Canadian dollars) or any then current Successor Rate for an Alternative Currency (other than Canadian dollars) in accordance with this Section 2.16(d) with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Revolving Lenders and Borrower unless, prior to such time, Revolving Lenders comprising the Required Revolving Lenders have delivered to the Administrative Agent written notice that such Required Revolving Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.50%, the Successor Rate will be deemed to be 0.50% for the purposes of this Agreement and the other Credit Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make (subject to, if applicable, the Borrower’s consultation rights set forth in the definition of “Conforming Changes”) Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective.
For purposes of this Section 2.16(d), those Revolving Lenders that have not made and do not have an obligation under this Agreement to make, the relevant Loans in an Alternative Currency (other than Canadian dollars) shall be excluded from any determination of Required Revolving Lenders.

(e)    Inability to Determine SOFR Rates.
(A)    With respect to Revolving Loans and Revolving Borrowings, if in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (a) no Term SOFR Successor Rate has been determined in accordance with Section 2.16(e)(B), and the circumstances under Section 2.16(e)(B)(i) or the Scheduled Term SOFR Unavailability Date has occurred, or (b) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Revolving Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify Borrower and each Lender.
Thereafter, (x) the obligation of the Revolving Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Revolving Lenders described in this clause (y) of Section 2.16(e)(A), until the Administrative Agent upon instruction of the Required Revolving Lenders) revokes such notice.
Upon receipt of such notice, (i) Borrower may revoke any pending request for a Revolving Borrowing of, or conversion to, or continuation of Revolving Loans that are Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Revolving Loans that are Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.
(B)    Replacement of Term SOFR or Term SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, with respect to Revolving Loans or Revolving Borrowings, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrower or Required Revolving Lenders notify the Administrative Agent (with, in the case of the Required Revolving Lenders, a copy to Borrower) that Borrower or Required Revolving Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Term SOFR Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Term SOFR Unavailability Date, Term SOFR will be replaced hereunder and under any Credit Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document (the “Term SOFR Successor Rate”).
If the Term SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, with respect to Revolving Loans and Revolving Borrowings, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.16(e)(B)(i) or (ii) have occurred with respect to the Term SOFR Successor Rate then in effect, then in each case, the Administrative Agent and Borrower may amend this Agreement and the other Credit Documents solely for the purpose of replacing Term SOFR or any then current Term SOFR Successor Rate in accordance with this Section 2.16(e)(B) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Term SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Revolving Lenders and Borrower unless, prior to such time, Revolving Lenders comprising the Required Revolving Lenders have delivered to the Administrative Agent written notice that such Required Revolving Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify Borrower and each Revolving Lender of the implementation of any Successor Rate.
Any Term SOFR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Term SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Term SOFR Successor Rate as so determined would otherwise be less than 0.50%, the Term SOFR Successor Rate will be deemed to be 0.50% for the purposes of this Agreement and the other Credit Documents.
In connection with the implementation of a Term SOFR Successor Rate, the Administrative Agent will have the right to make (subject to, if applicable, the Borrower’s consultation rights set forth in the definition of “Term SOFR Conforming Changes”) Term SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Term SOFR Conforming Changes to Borrower and the Revolving Lenders reasonably promptly after such amendment becomes effective.
For purposes of this Section 2.16(e)(B), those Revolving Lenders that have not made and do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Revolving Lenders.
(f)    Canadian Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Credit Document:

(i)    Replacing CDOR. On May 16, 2022 Refinitiv Benchmark Services (UK) Limited (“RBSL”), the administrator of CDOR, announced in a public statement that the calculation and publication of all tenors of CDOR will permanently cease immediately following a final publication on Friday, June 28, 2024. On the earlier of (A) the date that all Available Tenors of CDOR have either permanently or indefinitely ceased to be provided by RBSL and (B) June 28, 2024 (the “CDOR Cessation Date”), if the then-current Canadian Benchmark is CDOR, the Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Credit Document in respect of any setting of such Canadian Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Credit Document. If the Canadian Benchmark Replacement is Daily Compounded CORRA, all interest payments will be payable on a quarterly basis.
(ii)    Replacing Future Canadian Benchmarks. Upon the occurrence of a Canadian Benchmark Transition Event, the Canadian Benchmark Replacement will replace the then-current Canadian Benchmark for all purposes hereunder and under any Credit Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from Lenders comprising the Required Revolving Lenders. At any time that the administrator of the then-current Canadian Benchmark has permanently or indefinitely ceased to provide such Canadian Benchmark or such Canadian Benchmark has been announced by the administrator or the regulatory supervisor for the administrator of such Canadian Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored, Borrower may revoke any request for a Borrowing of, conversion to or continuation of Loans denominated in Canadian dollars to be made, converted or continued that would bear interest by reference to such Canadian Benchmark until Borrower’s receipt of notice from the Administrative Agent that a Canadian Benchmark Replacement has replaced such Canadian Benchmark, and, failing that, (x) Borrower will be deemed to have converted any such request into a request for a borrowing of Base Rate Loans denominated in Dollars in the equivalent amount and (y) (1) if a Canadian Benchmark Replacement has replaced such Canadian Benchmark, any outstanding affected Alternative Currency Term Rate Loans shall be deemed to be converted immediately to the Canadian Benchmark Replacement at the end of their respective applicable Interest Period and any outstanding affected Alternative Currency Daily Rate Loans shall be deemed to be converted immediately to the Canadian Benchmark Replacement or (2) if no Canadian Benchmark Replacement has replaced such Canadian Benchmark, any outstanding affected Alternative Currency Loans shall be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan.
(iii)    Canadian Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Canadian Benchmark Replacement, the Administrative Agent will have the right to make (subject to, if applicable, the Borrower’s consultation rights set forth in the definition of “Canadian Benchmark Replacement Conforming Changes”) Canadian Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Canadian Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iv)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Canadian Benchmark Replacement, (ii) any occurrence of a Term CORRA Transition Event, and (iii) the effectiveness of any Canadian Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.16(f).
(v)    Unavailability of Tenor of Canadian Benchmark. At any time (including in connection with the implementation of a Canadian Benchmark Replacement), if the then-current Canadian Benchmark is a term rate (including Term CORRA or CDOR), then (i) the Administrative Agent may remove any tenor of such Canadian Benchmark that is unavailable or non-representative for Canadian Benchmark (including Canadian Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Canadian Benchmark (including Canadian Benchmark Replacement) settings.
(vi)    Secondary Term CORRA Conversion. Notwithstanding anything to the contrary herein or in any Credit Document and subject to the proviso below in this clause, if a Term CORRA Transition Event and its related Term CORRA Transition Date have occurred, then on and after such Term CORRA Transition Date (i) the Canadian Benchmark Replacement described in clause (a)(i) of such definition will replace the then-current Canadian Benchmark for all purposes hereunder or under any Credit Document in respect of any setting of such Canadian Benchmark on such day and all subsequent settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; and (ii) each Loan outstanding on the Term CORRA Transition Date bearing interest based on the then-current Canadian Benchmark shall convert, at the last day of the then current interest payment period, into a Loan bearing interest at the Canadian Benchmark Replacement described in clause (a)(i) of such definition for the respective Available Tenor as selected by Borrower as is available for the then-current Canadian Benchmark; provided that, this clause (vi) shall not be effective unless the Administrative Agent has delivered to the Lenders and Borrower a Term CORRA Notice, and so long as the Administrative Agent has not received, by 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date of the Term CORRA Notice, written notice of objection to such conversion to Term CORRA from Lenders comprising the Required Revolving Lenders or Borrower.
(vii)    Required Revolving Lenders. For the purposes of this Section 2.16(f), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Canadian dollars shall be excluded from any determination of Required Revolving Lenders.
2.17    Swingline Loans.
(a)    Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender may, but shall not be obligated to, make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the Aggregate Initial Revolving Loans Exposure exceeding the total Closing Date Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.
(b)    Swingline Loans. To request a Swingline Loan, Borrower shall notify the Administrative Agent of such request by electronic mail service, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan (the “Notice of Swingline Loan Borrowing”), in the form of Exhibit A-2 or such other form as may be approved by the

Administrative Agent. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower requesting a Swingline Loan. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower, with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of a LC Disbursement as provided in Section 2.18(e), by remittance to the applicable Issuing Bank) by 5:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of $100,000.
(c)    Prepayment. Borrower shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan, in whole or in part, upon giving written notice or notice via electronic mail service to the Swingline Lender and to the Administrative Agent before 1:00 p.m., New York City time on the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s administrative questionnaire. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.
(d)    Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders with the Closing Date Revolving Commitments to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to such Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Closing Date Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04(b)(iv) with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the applicable Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as its interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.
(e)    If the Maturity Date shall have occurred at a time when Extended Revolving Commitments are in effect, then on the Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided that, if on the occurrence of the Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.18(o)), there shall exist sufficient unutilized Extended Revolving Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Commitments which will remain in effect after the occurrence of the Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Commitments and such Swingline Loans shall not be so required to be repaid in full on the Maturity Date.
2.18    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, Borrower may request that (x) any Issuing Bank issue Letters of Credit in Dollars or (y) that Bank of America, in its capacity as the Issuing Bank, and one other Issuing Bank designated by Borrower at any time with the consent of the
Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Issuing Bank, to issue Letters of Credit in one or more applicable Alternative Currencies, in each case, for Borrower’s account or the account of any Restricted Subsidiary of Borrower in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of a Subsidiary); provided further that if a Letter of Credit is to be issued for the account of any Restricted Subsidiary of Borrower, the Issuing Bank shall only be required to issue such Letter of Credit to the extent such Restricted Subsidiary shall have provided the applicable Issuing Bank with all documentation and other information reasonably requested by the applicable Issuing Bank with respect to such Restricted Subsidiary required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, no later than five (5) Business Days prior to the date of issuance (or such later date as may be agreed by the applicable Issuing Bank). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything to the contrary herein, the Existing Letters of Credit shall be deemed issued under this Agreement in accordance with the provisions of this Section 2.18 on the Closing Date.
(b)    Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver (if arrangements for doing so been approved by the applicable Issuing Bank) or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) a LC Request to the applicable Issuing Bank and the Administrative Agent not later than 1:00 p.m. on the third Business Day (or, in the case of any Letter of Credit denominated in an Alternative Currency, the fifth Business Day) preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the applicable Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the type of Letter of Credit, amount and currency thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (vii) such other matters as the applicable Issuing Bank may reasonably require and shall attach the agreed form of the Letter of Credit. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (w) the Letter of Credit to be amended, renewed or extended; (x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day), (y) the nature of the proposed amendment, renewal or extension, and (z) such other matters as the applicable Issuing Bank may reasonably require. If requested by the applicable Issuing Bank, Borrower also shall submit a letter of credit application substantially on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant (solely in the case of (w) and (x) that)), after giving effect to such issuance, amendment, renewal or extension (A) the aggregate LC Exposure shall not exceed $50,000,000, (B) the Aggregate Initial Revolving Loans Exposure shall not exceed the total Closing Date Revolving Commitments, (C) the LC Exposure of any Issuing Bank shall not exceed its LC Commitment (provided that this clause (C) shall not apply to the issuance of the Existing Letters of Credit on the Closing Date), (D) the Revolving Exposure of such Issuing Bank does not exceed its Revolving Commitments and (E) if a Defaulting Lender exists, either such Revolving Lender or Borrower has entered into arrangements satisfactory to the Administrative Agent and the Issuing Banks to eliminate any Fronting Exposure associated with such Lender.
(c)    Expiration Date. Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) except to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank, the fifth business day prior to the latest Maturity Date applicable to Revolving Loans, provided that, subject to the terms of this Agreement, a standby Letter of Credit may provide that it shall automatically renew for additional periods but in any event not beyond the Letter of Credit Expiration Date unless Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Bank.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender with the Closing Date Revolving Commitment, and each such Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender with the Closing Date Revolving Commitment hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by Borrower on the date due as provided in paragraph (e) of this Section 2.18, or of any reimbursement payment required to be refunded to Borrower for any reason. Each applicable Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to such LC Disbursement not later than (x) in the case of reimbursement in Dollars, 2:00 p.m., New York City time, on the second Business Day after receiving notice from such Issuing Bank of such LC Disbursement or (y) in the case of reimbursement in an Alternative Currency, the Applicable Time specified by the Administrative Agent on the Business Day after receiving notice from such Issuing Bank of such LC Disbursement; provided that, whether or not Borrower submits a Notice of Borrowing, Borrower shall be deemed to have requested (except to the extent Borrower makes payment to reimburse such LC Disbursement when due) a Borrowing of Revolving Loans that are Base Rate Loans (in the case of LC Disbursement in Dollars), Alternative Currency Daily Rate Loans (in the case of LC Disbursement in Pounds Sterling) or Alternative Currency Term Rate Loans with an Interest Period of one month (in the case of LC Disbursement in any other currency), as applicable, in an amount necessary to reimburse such LC Disbursement. If Borrower fails to make such payment when due, the applicable Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each applicable Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed LC Disbursement (in Dollars, if the applicable Letter of Credit was denominated in Dollars, or in the applicable Alternative Currency, if the applicable Letter of Credit was denominated in an Alternative Currency) in the same manner as provided in Section 2.04(b)(iv) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. In the case of a Letter of Credit denominated in an Alternative Currency, Borrower shall reimburse the applicable Issuing Bank in such Alternative Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that Borrower will reimburse such Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify Borrower of the

Equivalent Amount of the amount of the drawing promptly following the determination thereof. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, distribute such payment to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans or Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the third sentence in this Section 2.18(e) and (B) the Dollar amount paid by Borrower shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, Borrower agrees, as a separate and independent obligation, to indemnify the applicable Issuing Bank for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.
(f)    Obligations Absolute.
(i)    Subject to the limitations set forth below, the obligation of Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.18 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (D) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary of any Letter of Credit, (E) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Borrower or any Subsidiary or in the relevant currency markets generally, (F) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of set-off against, the obligations of Borrower hereunder or (G) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Borrower or any Restricted Subsidiary or in the relevant currency markets generally; provided that Borrower shall have no obligation to reimburse an Issuing Bank to the extent that such payment was made in error due to the gross negligence, bad faith, or willful misconduct of such Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction). Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct, or bad faith on the part of an Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(ii)    No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by Borrower or other Person of any obligations under any LC Document. No Issuing Bank makes to the Revolving Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, such documents or any Credit Party. No Issuing Bank shall be responsible to any Revolving Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Document; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Credit Party.
(iii)    No Issuing Bank or any of its Affiliates or any of its or their respective officers, directors, employees, agents and investment advisors shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct as determined by court of competent jurisdiction in a final nonappealable judgment. No Issuing Bank shall have any liability to any Lender if such Issuing Bank refrains from any action under any Letter of Credit or such LC Documents until it receives written instructions from the Required Lenders.
(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.18(e)).
(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.18, then Section 2.08(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.18 to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Resignation or Removal of an Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and Borrower. Any Issuing Bank may be replaced at any time by agreement between Borrower and the Administrative Agent; provided that so long as no Event of Default under Section 11.01 or Section 11.05 exists, such successor Issuing Bank shall be reasonably acceptable to Borrower. One or more Revolving Lenders may be appointed as additional Issuing Banks in accordance with paragraph (k) below. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 4.01(c). From and after the effective date of any such resignation or replacement or addition, as applicable,

(i) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.
(j)    Cash Collateralization.
(i)    If any Event of Default under Section 11.01 or Section 11.05 shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent (acting at the request of the Required Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, Borrower shall deposit in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Secured Creditors, an amount in cash equal to 102% of the LC Exposure as of such date. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement, but shall be immediately released and returned to Borrower (in no event later than two (2) Business Days) once all such Events of Default are cured or waived. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made only in Cash Equivalents and at the direction of Borrower and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower.
(ii)    Borrower shall, on demand by an Issuing Bank or the Administrative Agent from time to time, Cash Collateralize the Fronting Exposure associated with any Defaulting Lender.
(k)    Additional Issuing Banks. Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Revolving Lender) to be an Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Credit Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.
(l)    No Issuing Bank shall be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date (or, with respect to any

Issuing Bank, such later date on which such Issuing Bank becomes an issuing bank hereunder), or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (or, with respect to any Issuing Bank, such later date on which such Issuing Bank becomes an issuing bank hereunder) and which such Issuing Bank in good faith deems material to it; or
(ii)    the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank.
(m)    No Issuing Bank shall be under any obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(n)    LC Collateral Account.
(i)    The Administrative Agent is hereby authorized to establish and maintain at the Notice Office, in the name of the Administrative Agent and pursuant to a control agreement, a restricted deposit account designated “Borrower LC Collateral Account.” Each Credit Party shall deposit into the LC Collateral Account from time to time the Cash Collateral required to be deposited under Section 2.18(j) hereof.
(ii)    The balance from time to time in such LC Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full. All funds in “Borrower LC Collateral Account” may be invested in accordance with the provisions of Section 2.18(j).
(o)    Extended Commitments. If the Maturity Date with respect to Initial Revolving Loans shall have occurred at a time when Extended Revolving Commitments or Additional/Replacement Revolving Commitments that have a later Maturity Date than the Initial Revolving Loans are in effect, unless otherwise provided for in any Extension Amendment or Incremental Amendment, then (i) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 2.18(d) and (e)) under (and ratably participated in by Revolving Lenders) the Extended Revolving Commitments and Additional/Replacement Revolving Commitments (allocated between the Extended Revolving Commitments and the Additional/Replacement Revolving Commitments at Borrower’s direction), up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Commitments and Additional/Replacement Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.18(j). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Maturity Date with respect to Existing Revolving Commitments Tranche shall have no effect upon (and shall not diminish) the percentage participations of the Lenders of Extended Revolving Commitments or Additional/Replacement Revolving Commitments in any Letter of Credit issued before the Maturity Date applicable to such Existing Revolving Commitments Tranche.
(p)    Reporting. To the extent that any Letters of Credit are issued by an Issuing Bank other than the Administrative Agent, each such Issuing Bank shall furnish to the Administrative Agent a report detailing the Equivalent Amount of the LC Exposure outstanding under all Letters of Credit issued by it, such report to be in a form and at reporting intervals as shall be agreed between the Administrative Agent and such Issuing Bank; provided that in no event shall such reports be furnished at intervals greater than monthly basis.
2.19    Refinancing Facilities.
(a)    Borrower may from time to time by written notice to the Administrative Agent elect to request the establishment of one or more additional Tranches of Term Loans under this Agreement (“Refinancing Term Loans”), which refinance, renew, replace, defease or refund all or any portion of one or more Tranches of Term Loans under this Agreement selected by Borrower; provided, that such Refinancing Term Loans may not be in an amount greater than the aggregate principal amount of the Term Loans being refinanced, renewed, replaced, defeased or refunded plus unpaid accrued interest and premium (if any) thereon and upfront fees, original issue discount, underwriting discounts, fees, commissions and expenses incurred in connection with the Refinancing Term Loans; provided that such aggregate principal amount may also be increased to the extent such additional amount is capable of being incurred at such time pursuant to Section 2.15 and such excess incurrence shall for all purposes hereof be an incurrence under the relevant subclauses of Section 2.15. Each such notice shall specify the date (each, a “Refinancing
Effective Date”) on which Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:
(i)    except in the case of Extendable Bridge Loans (when taken together with any Permitted Refinancing Indebtedness incurred with respect to the foregoing to the extent such Indebtedness does not otherwise meet the requirements set forth in this clause (i)), the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans being refinanced and the Refinancing Term Loans shall not have a final stated maturity before the Maturity Date applicable to the Term Loans being refinanced;
(ii)    such Refinancing Term Loans shall have pricing (including interest rates, fees and premiums), amortization, optional prepayment, mandatory prepayment (so long as such Refinancing Term Loans are not entitled to participate on a greater than pro rata basis in any mandatory prepayment than the then outstanding Term Loans) and redemption terms as may be agreed to by Borrower and the relevant Refinancing Term Loan Lenders (as defined below);
(iii)    such Refinancing Term Loans shall not be guaranteed by any Person other than the Credit Parties;
(iv)    in the case of any such Refinancing Term Loans that are secured, (x) such Refinancing Term Loans are secured only by assets comprising Collateral, and not secured by any property or assets of Borrower or any of its Subsidiaries other than the Collateral and (y) the holders of such Refinancing Term Loans shall have authorized the applicable Pari Passu Representative to be party to the Pari Passu Intercreditor Agreement (or an Additional Pari Passu Intercreditor Agreement) on their behalf; and
(v)    all other terms applicable to such Refinancing Term Loans (except as set forth above), taken as a whole, shall not be materially more favorable to the Refinancing Term Loan Lenders than the related provisions applicable to the existing Term Loans or otherwise reasonably satisfactory to the Administrative Agent, except to the extent such covenants and other terms apply solely to any period after the Term Loans Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (v), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).
(b)    Borrower may approach any Lender or (with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) to the extent such consent, if any, would be required under Section 13.04(b) for an assignment of Loans to such Person) any other Person that would be an Eligible Transferee of Term Loans to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Loan Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series of Refinancing Term Loans (a “Refinancing Term Loan Series”) for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment and subject to the restrictions set forth in clause (a) above, be designated as an increase in any previously established Tranche of Term Loans.
(c)    The Administrative Agent and the Lenders hereby consent to the transactions contemplated by Section 2.19(a) (including, for the avoidance of doubt, the payment of interest, fees, amortization (to the extent in compliance with Section 2.19(a)(i)) or premium in respect of the Refinancing Term Loans on the terms specified by Borrower) and hereby waive the requirements of this Agreement or any other Credit Document that may otherwise prohibit any transaction contemplated by Section 2.19(a). The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among Holdings, Borrower, the Administrative Agent and the Refinancing Term Loan Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) (which shall not require the consent of any other Lender) which shall be consistent with the provisions set forth in Section 2.19(a). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Administrative Agent, the Credit Parties party thereto and the other parties hereto without the consent of any other Lender and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrower, to effect the provisions of Section 2.19 including such technical amendments as may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 5.02(a) (insofar as such schedule relates to payments due to Lenders the Term Loans of which are refinanced with the proceeds of Refinancing Term Loans; provided that no such amendment shall reduce the pro rata share of any such payment that would have otherwise been payable to the Lenders, the Term Loans of which are not refinanced with the proceeds of Refinancing Term Loans). The Administrative Agent shall be permitted, and each is hereby authorized, to enter into such amendments with Borrower to effect the foregoing.
(d)    On one or more occasions after the Closing Date, Borrower may obtain, from any Lender or (with the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender (not to be unreasonably withheld or delayed) to the extent such consent, if any, would be required under Section 13.04(b) for an assignment of Loans to such Person) any Eligible Transferee that becomes a Lender (“Refinancing Revolving Lender”), Indebtedness which refinances all or any portion of the Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement in the form of Refinancing Revolving Commitments or Refinancing Revolving Loans pursuant to an amendment to this Agreement among Holdings, Borrower and the Lenders providing such Refinancing Revolving Commitments or Refinancing Revolving Loans (a “Refinancing Revolving Amendment”); provided that notwithstanding anything to the contrary in this Section 2.19 or otherwise, (1) the borrowing and repayment of Refinancing Revolving Loans (except for (A) payments of interest and fees at different rates on Refinancing Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments of Revolving Loans with respect to Refinancing Revolving Commitments after the date of obtaining any Refinancing Revolving Commitments) shall be made on a pro rata basis with all other Revolving Commitments, (2) subject to the provisions of Section 2.19 to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Commitments in accordance with their percentage of the Revolving

Commitments, (3) assignments and participations of Refinancing Revolving Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans, (4) such Refinancing Revolving Loans shall not mature prior to the maturity date of the Revolving Loans being refinanced as of the date of such Refinancing Revolving Amendment, (5) such Refinancing Revolving Loans shall not be guaranteed by any Person other than the Credit Parties, (6) in the case of any such Refinancing Revolving Loans that are secured, (x) such Refinancing Revolving Loans are secured only by assets comprising Collateral, and not secured by any property or assets of Borrower or any of its Subsidiaries other than the Collateral and (y) the holders of such Refinancing Revolving Loans shall have authorized the applicable Pari Passu Representative to be party to the Pari Passu Intercreditor Agreement (or an Additional Pari Passu Intercreditor Agreement) on their behalf and (7) the covenants and events of default applicable to such Refinancing Revolving Loans (except as set forth above), taken as a whole, shall not be materially more favorable to the Refinancing Revolving Lenders than the related provisions applicable to the existing Revolving Loans or otherwise reasonably satisfactory to the Administrative Agent, except to the extent such covenants and events of default apply solely to any period after the Revolving Commitments Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (7), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)). Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to a Refinancing Revolving Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Refinancing Revolving Commitments and/or Refinancing Revolving Loans incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Credit Documents consistent with the provisions of Section 13.12 and (iii) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrower, to effect the provisions of this Section 2.19, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Revolving Amendment.
2.20    Reverse Dutch Auction Repurchases.
(a)    Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Holdings, Borrower or any Restricted Subsidiary may, at any time and from time to time, conduct reverse Dutch auctions in order to purchase Term Loans of a particular Tranche (each, an “Auction”) (each such Auction to be managed exclusively by the Administrative Agent or any other bank or investment bank of recognized standing selected by Borrower (with the consent of the Administrative Agent or such other bank or investment bank) following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:
(i)    each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.20(a) and Schedule 2.20(a);
(ii)    no Event of Default shall have occurred and be continuing on the date of the delivery of each auction notice and at the time of purchase of Term Loans in connection with any Auction;
(iii)    the minimum principal amount (calculated on the face amount thereof) of all Term Loans that Holdings, Borrower or such Restricted Subsidiary offers to purchase in any such Auction shall be no less than $2,500,000 (unless another amount is agreed to by the Administrative Agent);

(iv)    Borrower shall not use the proceeds of any Revolving Borrowings or borrowing under the ABL Credit Agreement to finance any such repurchase; and
(v)    the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by Holdings, Borrower or such Restricted Subsidiary shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold).
(b)    Holdings, Borrower or such Restricted Subsidiary must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction. Holdings, Borrower or such Restricted Subsidiary may withdraw any Auction if the reply amounts are insufficient to complete the purchase of a minimum principal amount of the Term Loans designated in writing to the applicable Auction Manager by Holdings, Borrower or such Restricted Subsidiary (the “Minimum Purchase Condition”). No Credit Party or any Restricted Subsidiary shall have any liability to any Lender for any termination of such Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the such Auction, or for any termination of such Auction as a result of the failure to satisfy the Minimum Purchase Condition, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made pursuant to this Section 2.20, (x) Holdings, Borrower or such Restricted Subsidiary shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made therefor and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 13.06. At the time of purchases of Term Loans pursuant to an Auction, the then remaining Scheduled Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of Term Loans repurchased pursuant to such Auction, with such reduction to be applied to such Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments).
(c)    The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.20 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by Holdings, Borrower or any Restricted Subsidiary contemplated by this Section 2.20 shall not constitute Investments by such Person)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.21. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent and the Auction Manager shall cooperate in a reasonable manner in connection therewith.
2.21    Open Market Purchases.
(a)    Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Holdings, Borrower or any of its Restricted Subsidiaries may, at any time and from time to time, make open market purchases (including on a non-pro rata basis) of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:
(i)    no Event of Default shall have occurred and be continuing on the date of such Open Market Purchase;
(ii)    neither Holdings, Borrower nor any Restricted Subsidiary shall use the proceeds of any Revolving Borrowings or borrowing under the ABL Credit Agreement to finance any such purchase; and

(iii)    the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by Holdings, Borrower or any of its Restricted Subsidiaries shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold).
(b)    With respect to all purchases of Term Loans made pursuant to this Section 2.21, (x) Holdings, Borrower or such Restricted Subsidiary shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase documents as agreed by the respective selling Lender) and (y) such purchases (and the payments made therefor and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.01, 5.02 or 13.06. At the time of purchases of Term Loans pursuant to any Open Market Purchase, the then remaining Scheduled Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of Term Loans repurchased pursuant to such Open Market Purchase, with such reduction to be applied to such Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments).
(c)    The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.21 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by Holdings, Borrower or any Restricted Subsidiary
contemplated by this Section 2.21 shall not constitute Investments by such Person)) or any other Credit Document that may otherwise prohibit any Open Market Purchase by this Section 2.21.
2.22    Sponsor and Affiliate Term Loan Purchases. Notwithstanding anything to the contrary in this Agreement, the Sponsor and any Non-Debt Fund Affiliate may be an assignee in respect of Term Loans (and to such extent shall be deemed an “Eligible Transferee”); provided that:
(a)    at the time of acquisition thereof, the aggregate principal amount of Term Loans held by the Sponsor and Non-Debt Fund Affiliates, together with the aggregate principal amount of the Term Loans so acquired, shall not exceed 25% of the aggregate outstanding principal amount of the Term Loans at such time;
(b)    notwithstanding anything to the contrary in the definition of “Required Lenders”, or in Section 13.12, the holder of any Term Loans acquired pursuant to this Section 2.22(b) (other than Debt Fund Affiliates) shall not be entitled to vote such Term Loans in any “Required Lender” vote or direction pursuant to the terms of this Agreement or any other Credit Document, and for purposes of any such vote or direction such Term Loans shall be deemed not to be outstanding (it being understood that the holder of such Term Loans shall have the right to consent to votes requiring the consent of “all Lenders” or “all Lenders directly and adversely affected thereby” pursuant to Section 13.12 or otherwise, or any other amendment which treats such Lenders differently from other Lenders);
(c)    by acquiring a Term Loan hereunder, the Sponsor or such applicable Non-Debt Fund Affiliates shall be deemed to have (I) waived its right to receive information prepared by the Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with the Credit Documents (in each case to the extent not provided to the Credit Parties) and attend any meeting or conference call with the Administrative Agent or any Lender (unless any Credit Party has been invited to attend such meeting or conference call), (II) agreed that it is prohibited from making or bringing any claim (but not from joining any claim initiated by any other Lender and acting as a passive participant with respect thereto), in its capacity as a Lender, against Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, and (III) agreed, without limiting its rights as a Lender described in Section 2.21(b), that it will have no right whatsoever, in its capacity as a Lender, to require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document;

(d)    the Sponsor or such Non-Debt Fund Affiliate identifies itself as an Affiliate of the Credit Parties prior to the assignment of Term Loans to it pursuant to the applicable Assignment and Assumption; provided that this clause (d) shall not apply in the case of an acquisition of Term Loans through an un-Affiliated intermediary to the extent the Sponsor or such Non-Debt Fund Affiliate has made any representations and warranties to such intermediary as are required by such intermediary in connection with its engagement as such (which may include, to the extent required by such intermediary, a representation and warranty that it does not possess any material non-public information about the Credit Parties and their respective securities);
(e)    Term Loans acquired by the Sponsor and Non-Debt Fund Affiliates shall be subject to the voting limitations set forth in Section 13.04(g);
(f)    notwithstanding anything in Section 13.12 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any amendment, modification, waiver, consent or other action pursuant to Section 13.12; and
(g)    each assignor and assignee party to any relevant assignment under this Section 2.22 shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption.
2.23    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required Revolving Lenders” and “Required Term Lenders” and Section 13.12.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.02 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.18; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.18; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or amounts of LC Disbursement owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.23(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 4.01(a) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive LC Participation Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.18.
(C)    With respect to any LC Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or such Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Pro Rata Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 13.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender‘s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.23.
(b)    Defaulting Lender Cure. If Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.24    Settlement Amongst Lenders
(a)    The Swingline Lender may, at any time (but the Swingline Lender, in any event, shall weekly), on behalf of the Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Administrative Agent to cause the relevant Revolving Lenders to make a Revolving Loan (which shall be a Base Rate Loan) in an amount equal to such Revolving Lender’s Pro Rata Percentage of the Outstanding Amount of Swingline Loans, which request may be made regardless of whether the conditions set forth in Article 7 have been satisfied. Upon such request, each such Revolving Lender shall make available to the Administrative Agent the proceeds of such Loans for the account of the Swingline Lender. If the Swingline Lender requires such a Revolving Loan to be made by the Revolving Lenders and the request therefor is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each such Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any such Revolving Lender shall not have so made its transfer to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate.
(b)    The amount of each Revolving Lender’s Pro Rata Percentage of outstanding Revolving Loans (including outstanding Swingline Loans) under the relevant Tranche shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swingline Loans) under such Tranche and repayments of Revolving Loans (including Swingline Loans) under such Tranche received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.
(c)    The Administrative Agent shall deliver to each of the Revolving Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Swingline Loans) under the relevant Tranche for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Revolving Lender its applicable Pro Rata

Percentage of applicable repayments, and (ii) each Revolving Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Revolving Lender, such amounts as are necessary to ensure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Revolving Lender under any applicable Tranche with respect to Revolving Loans under such Tranche to the Borrower (including Swingline Loans) shall be equal to such Revolving Lender’s applicable Pro Rata Percentage under such Tranche of Revolving Loans (including Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Revolving Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Revolving Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate.
Section 3.     [Reserved].
Section 4.    Fees; Reductions of Commitment.
4.01    Fees.
(a)    Commitment Fee. Borrower shall pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders (other than any Defaulting Lender), a fee equal to the Commitment Fee Rate in Dollars multiplied by the amount by which the Revolving Commitments (other than Revolving Commitments of a Defaulting Lender) exceed the average daily balance of outstanding Revolving Loans (other than Swingline Loans) and stated amount of outstanding Letters of Credit during the applicable fiscal quarter (such fee, the “Commitment Fee”). Such fee shall accrue commencing on the Closing Date, and will be payable in arrears, on the last day of each fiscal quarter ending after the Closing Date.
(b)    Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Agency Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent.
(c)    LC and Fronting Fees. Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) in Dollars with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on the Revolving Loans that are Term SOFR Loans pursuant to Section 2.09, on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure of such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder as agreed among Borrower and such Issuing Bank from time to time. LC Participation Fees and Fronting Fees shall be payable on the last day of each fiscal quarter, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand (including documentation reasonably supporting such request). Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after written demand (together with backup documentation supporting such reimbursement request).

All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day).
(d)    At the time of the effectiveness of any Repricing Transaction that is consummated prior to the date that is twelve (12) months after the Closing Date, Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Initial Term Loans that are repaid or prepaid (and/or converted) pursuant to such Repricing Transaction (including, if applicable, each Lender that withholds its consent to a Repricing Transaction of the type described in clause (2) of the definition thereof and is replaced as a non-consenting Lender under Section 2.13), a fee in an amount equal to 1.00% of (x) in the case of a Repricing Transaction of the type described in clause (1) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted) by Borrower in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction of the type described in clause (2) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding with respect to Borrower on such date that are subject to an effective reduction of the Applicable Margin pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.
4.02    Reduction of Commitments.
(a)    The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the applicable Maturity Date.
(b)    Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) any such reduction shall be in an amount that is an integral multiple of $1,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 5.01, the Aggregate Exposures would exceed the Aggregate Commitments.
(c)    Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under paragraph (b) of this Section 4.02 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 4.02(c) shall be irrevocable except that, to the extent delivered in connection with a refinancing of the Obligations, such notice shall not be irrevocable until such refinancing is closed and funded. Any effectuated termination or reduction of the Aggregate Commitments shall be permanent. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.
(d)    In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Initial Term Loan Commitment shall terminate in its entirety on the Closing Date after the funding of all Initial Term Loans on such date.
(e)    In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Incremental Term Loan Commitment pursuant to an Incremental Amendment (and the Incremental Term Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Total Incremental Term Loan Commitment after the funding of all relevant Incremental Term Loans on such date.
(f)    Each reduction to the Total Initial Term Loan Commitment and the Total Incremental Term Loan Commitment under a given Tranche pursuant to this Section 4.02 as provided above (or pursuant to Section 5.02) shall be applied proportionately to reduce the Initial Term Loan Commitment or the Incremental Term Loan Commitment under such Tranche, as the case may be, of each Lender with such a Commitment.

Section 5.    Prepayments; Payments; Taxes.
5.01    Voluntary Prepayments.
(a)    Borrower shall have the right to prepay the Term Loans of any Tranche, without premium or penalty (other than as provided in Section 2.11 and Section 4.01(b)), in whole or in part at any time and from time to time on the following terms and conditions: (i) Borrower shall give the Administrative Agent at its Notice Office a Notice of Loan Prepayment (or telephonic notice promptly confirmed in writing) of its intent to prepay all of the Term Loans, or in the case of any partial prepayment, the Tranche of Term Loans to be prepaid, the amount of the Term Loans to be prepaid, the Types of Term Loans to be repaid, the manner in which such prepayment shall apply to reduce the Scheduled Repayments and, in the case of ~~LIBO Rate~~Term SOFR Loans, the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by Borrower (x) prior to 12:00 Noon (New York City time) at least one Business Day prior to the date of such prepayment in the case of Term Loans maintained as Base Rate Loans and (y) prior to ~~12~~11:00 ~~Noon~~a.m. (New York City time) at least ~~three~~two Business Days prior to the date of such prepayment in the case of ~~LIBO Rate~~Term SOFR Loans (or, in the case of clauses (x) and (y), such shorter period as the Administrative Agent shall agree in its sole and absolute discretion), and be promptly transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount as is acceptable to the Administrative Agent; provided that if any partial prepayment of ~~LIBO Rate~~Term SOFR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of ~~LIBO Rate~~Term SOFR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then if such Borrowing is a Borrowing of ~~LIBO Rate~~Term SOFR Loans, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans and any election of an Interest Period with respect thereto given by Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans; provided that it is understood and agreed that this clause (iii) may be modified as expressly provided in Section 2.14 in connection with an Extension Amendment; and (iv) each prepayment of principal of Term Loans of a given Tranche pursuant to this Section 5.01(a) shall be applied as directed by Borrower in the applicable Notice of Loan Prepayment delivered pursuant to this Section 5.01(a) or, if no such direction is given, in direct order of maturity. Notwithstanding anything to the contrary contained in this Agreement, any such Notice of Loan Prepayment pursuant to this Section 5.01(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including, but not limited to, the effectiveness of other credit facilities, the occurrence of a Change of Control or any similar event), in which case such notice may be revoked by Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(b)    In the event (i) of a refusal by a Lender to consent to proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders (or Required Term Lenders, as applicable) as (and to the extent) provided in Section 13.12(b) or (ii) any Lender becomes a Defaulting Lender, Borrower may, upon three Business Days’ prior written notice to the Administrative Agent at the Notice Office (or such shorter notice as may be agreed by the Administrative Agent) repay all Term Loans of such Lender, together with accrued and unpaid interest, Fees and other amounts owing to such Lender in accordance with, and subject to the requirements of, Section 13.12(b), so long as, in the case of any repayment pursuant to clause (i) hereof, the consents, if any, required under Section 13.12(b) in connection with the repayment pursuant to such clause (i) have been obtained. Each prepayment of any Term Loan pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Repayments of the applicable Tranche of Term Loans on a pro rata basis (based upon the then remaining unpaid principal amounts of Scheduled Repayments of the respective Tranche after giving effect to all prior reductions thereto).
(c)    Borrower shall have the right at any time and from time to time to prepay, without premium or penalty, any Revolving Borrowing, in whole or in part, subject to the requirements of Sections 5.02(l) and (m) and Section 5.03; provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000.

5.02    Mandatory Repayments.
(a)    In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled Repayment Date”), Borrower shall be required to repay to the Administrative Agent for the ratable account of the Lenders (i) on the last Business Day of each March, June, September and December, (a) commencing with December 31, 2021, an aggregate principal amount of Initial Term Loans equal to $5,312,500, and (ii) on the Initial Maturity Date for Initial Term Loans, the aggregate principal amount of all Initial Term Loans that remain outstanding on such date (each such repayment described in clauses (i) and (ii), as the same may be reduced as provided in this Agreement, including in Section 2.20, 2.21, 5.01 or 5.02(g), or as a result of the application of prepayments or otherwise in connection with any Extension as provided in Section 2.14, a “Scheduled Repayment”).
(b)    In addition to any other mandatory repayments pursuant to this Section 5.02, Borrower shall be required to make, with respect to each new Tranche (i.e., other than Initial Term Loans, which are addressed in the preceding clause (a)) of Term Loans to the extent then outstanding, scheduled amortization payments of such Tranche of Term Loans to the extent, and on the dates and in the principal amounts, set forth in the Incremental Term Loan Amendment, Refinancing Term Loan Amendment or Extension Amendment applicable thereto.
(c)    In addition to any other mandatory repayments pursuant to this Section 5.02, within 10 days following each date on or after the Closing Date upon which Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any issuance or incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.04 (other than Refinancing Term Loans and Refinancing Notes/Loans)), an amount equal to 100% of the Net Debt Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).
(d)    In addition to any other mandatory repayments pursuant to this Section 5.02, within 10 days following each date on or after the Closing Date upon which Borrower or any of its Restricted Subsidiaries receives any Net Sale Proceeds from any Asset Sale (other than in respect of ABL Collateral), an amount equal to the Applicable Asset Sale/Recovery Event Prepayment Percentage of the Net Sale Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however, with respect to an aggregate amount of no more than the greater of $55,000,000 and 10% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period, of such Net Sale Proceeds received by Borrower and its Restricted Subsidiaries in any fiscal year of Borrower, such Net Sale Proceeds shall not be required to be so applied or used to make mandatory repayments of Term Loans and any required prepayment shall be only the amount in excess thereof. Notwithstanding the foregoing, Borrower or such Restricted Subsidiary may apply all or a portion of such Net Sale Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder to reinvest in the purchase of assets useful in the business of Borrower and its Restricted Subsidiaries within 12 months following the date of receipt of such Net Sale Proceeds (or, if within such 12-month period, Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest such Net Sale Proceeds, within 180 days following such 12-month period during which Borrower so committed to such plan of reinvestment); provided, further, that if within 12 months (or, to the extent applicable, 18 months) after the date of receipt by Borrower or such Restricted Subsidiary of such Net Sale Proceeds, Borrower or such Restricted Subsidiary has not so used all or a portion of such Net Sale Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder, an amount equal to the remaining portion of such Net Sale Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h) on the last day of such 12-month (or, to the extent applicable, 18-month) period. Any Net Sale Proceeds in respect of any such Asset Sale not required to be applied in accordance with this Section 5.02(d) as a result of the application of the leverage-based step-down in the definition of Applicable Asset Sale/Recovery Event Prepayment Percentage shall collectively constitute “Leverage Excess Proceeds”.

(e)    In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Flow Payment Date, an amount (such amount the “Excess Cash Flow Payment Amount”) equal to the remainder of (i) the Applicable ECF Prepayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period less (ii) the aggregate amount of all Voluntary Pari Passu Debt Prepayments, less (iii) the aggregate amount of all Capital Expenditures made or accrued by Borrower and its Restricted Subsidiaries, less (iv) without duplication of any amounts deducted pursuant to clause (b)(ii) of the definition of “Excess Cash Flow,” the aggregate amount of all cash payments made in respect of any Permitted Acquisitions and other Investments permitted pursuant to Section 10.05 (other than Investments in Cash Equivalents or in Borrower or a Person that, prior to and immediately following the making of such Investment, was and remains a Restricted Subsidiary), less (v) Dividends made in cash to the extent permitted by Sections 10.03(iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xiii) or (xv), less (vi) the portion of transaction costs and expenses related to items (ii) – (v) above (to the extent not deducted in determining Consolidated Net Income), less (vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash that are required to be made in connection with any prepayment, buyback or redemption of Indebtedness pursuant to clause (ii) above, in each case of the foregoing clauses (ii) – (vii), made during the relevant Excess Cash Flow Payment Period or after such Excess Cash Flow Payment Period and prior to the time such Excess Cash Flow Payment Amount is due (or, at the election of Borrower, if committed to be made during the relevant Excess Cash Flow Payment Period or after such Excess Cash Flow Payment Period and prior to the time such Excess Cash Flow Payment Amount is due), to the extent not financed with the proceeds of long-term Indebtedness (excluding ABL Revolving Loans and borrowings under any similar working capital facility permitted under Section 10.04 or any Receivables Facility permitted under Section 10.04), shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, that no prepayment shall be required with respect to any Excess Cash Flow Payment Period to the extent Excess Cash Flow for such period is equal to or less than the greater of $27,500,000 and 5.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period, and, in such case, the required prepayment shall be only the amount in excess thereof.
(f)    In addition to any other mandatory repayments pursuant to this Section 5.02, within 10 days following each date on or after the Closing Date upon which Borrower or any of its Restricted Subsidiaries receives any Net Insurance Proceeds from any Recovery Event (other than in respect of ABL Collateral), an amount equal to the Applicable Asset Sale/Recovery Event Prepayment Percentage of the Net Insurance Proceeds from such Recovery Event shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however, with respect to an aggregate amount of no more than the greater of $55,000,000 and 10% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period, of such Net Insurance Proceeds received by Borrower and its Restricted Subsidiaries in any fiscal year of Borrower, such Net Insurance Proceeds shall not give rise to a mandatory repayment and any required prepayment shall be only the amount in excess thereof. Notwithstanding the foregoing, Borrower or such Restricted Subsidiary may apply all or a portion of such Net Insurance Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder to reinvest in the purchase of assets useful in the business of Borrower and its Restricted Subsidiaries within 12 months following the date of receipt of such Net Insurance Proceeds (or, if within such 12-month period, Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest such Net Insurance Proceeds, within 180 days following such 12-month period during which Borrower so committed to such plan of reinvestment); provided, further, that if within 12 months (or, to the extent applicable, 18 months) after the date of receipt by Borrower or such Restricted Subsidiary of such Net Insurance Proceeds, Borrower or such Restricted Subsidiary has not so used all or a portion of such Net Insurance Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder, an amount equal to the remaining portion of such Net Insurance Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h) on the last day of such 12-month (or, to the extent applicable, 18-month) period.
(g)    Each amount required to be applied pursuant to Sections 5.02(d), (e) and (f) in accordance with this Section 5.02(g) shall be applied to repay the outstanding principal amount of Term Loans, with each Tranche of then outstanding Term Loans to be allocated its Term Loan Percentage of each amount so required to be applied; provided that to the extent any Permitted Pari Passu Notes, any Permitted Pari Passu Loans, Refinancing Notes/Loans or Secured Notes (or, in each case, any Permitted Refinancing Indebtedness in respect of any of the foregoing that is secured on a pari passu basis with the Obligations) requires any mandatory prepayment or repurchase of pari passu Indebtedness from any Net Sale Proceeds or Net Insurance Proceeds that would otherwise be required to be applied to prepay Term Loans in accordance with clause (d) or (f) above, up to a pro rata portion (based on the aggregate principal amount of Term Loans and such pari passu secured Indebtedness then outstanding) of such Net Sale Proceeds or Net Insurance Proceeds that would otherwise be required to prepay Term Loans in accordance with clause (d) or (f) above may be applied to prepay or repurchase such pari passu secured Indebtedness in lieu of prepaying Term Loans as provided above. Prepayments pursuant to Section 5.02(c) shall be applied to the Tranche or Tranches of Term Loans selected by Borrower. Except as otherwise provided below, all repayments of outstanding Term Loans of a given Tranche pursuant to Sections 5.02(c), (d), (e) and (f) (and applied pursuant to this clause (g)) shall be applied to reduce the Scheduled Repayments of the applicable Tranche in direct order of maturity of such Scheduled Repayments.
(h)    With respect to each repayment of Term Loans required by this Section 5.02, Borrower may (subject to the priority payment requirements of Section 5.02(g)) designate the Types of Term Loans of the applicable Tranche which are to be repaid and, in the case of ~~LIBO Rate~~Term SOFR Loans, the specific Borrowing or Borrowings of the applicable Tranche pursuant to which such ~~LIBO Rate~~Term SOFR Loans were made; provided that: (i) repayments of ~~LIBO Rate~~Term SOFR Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all such ~~LIBO Rate~~Term SOFR Loans of the applicable Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the applicable Tranche have been paid in full; and (ii) each repayment of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans. In the absence of a designation by Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion.
(i)    In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Term Loans of any Tranche of Term Loans shall be repaid in full on the Maturity Date for such Tranche of Term Loans.
(j)    Notwithstanding any other provisions of this Section 5.02, (i) to the extent that any or all of the Net Sale Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Asset Sale”), the Net Insurance Proceeds of any Recovery Event incurred by a Foreign Subsidiary (a “Foreign Recovery Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary from being repatriated to the United States, an amount equal to the portion of such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.02 so long, but only so long, as the applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to the United States (Borrower hereby agreeing to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation and/or minimize any such costs of prepayment and/or use the other cash sources of Borrower and its Restricted Subsidiaries to make the relevant prepayment), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary, an amount equal to such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amounts and additional costs relating to such repatriation) to the repayment of the Term Loans pursuant to this Section 5.02, (ii) to the extent that Borrower has reasonably determined in good faith that repatriation of any of or all the Net Sale Proceeds of any Foreign Asset Sale, Net Insurance Proceeds of any Foreign Recovery Event, or Excess Cash Flow attributable to Foreign Subsidiaries would have material adverse tax consequences, an amount equal to such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 5.02 and (iii) to the extent that the Net Sale Proceeds of an Asset Sale are attributable to a non-Wholly-Owned Subsidiary, the Net Insurance Proceeds of a Recovery Event are attributable to a non-Wholly-Owned Subsidiary or Excess Cash Flow is attributable to a non-Wholly-Owned Subsidiary, the amount of such Net Sale Proceeds, such Net Insurance Proceeds and such Excess Cash Flow used to calculate the required prepayment pursuant to this Section 5.02 shall not exceed the lesser of (x) an amount corresponding to the proportionate ownership interests in such non-Wholly-Owned Subsidiary or (y) an amount corresponding to the amount of distributions permitted to be made from such non-Wholly-Owned Subsidiary to its direct or indirect parent entity that is a Wholly-Owned Subsidiary for such purposes at the time such prepayment is required to be made.
(k)    Borrower shall notify the Administrative Agent in writing of any mandatory repayment of Term Loans required to be made pursuant to Section 5.02(d), (e) or (f) at least three Business Days prior to the date of such repayment. Each such notice shall specify the date of such repayment and provide the amount of such repayment. The Administrative Agent will promptly notify the Lenders of the contents of Borrower’s Notice of Loan Prepayment and of such Lender’s pro rata share of any repayment. Each Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.02(d), (e) or (f) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and Borrower no later than 5:00 P.M. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled. Any Declined Proceeds that would otherwise have been payable pursuant to Section 5.02(d), (e) or (f), to the extent retained by Borrower following compliance with the provisions hereof, are referred to herein as “Specified Retained Declined Proceeds”.
(l)    Revolving Loan Prepayments.
(i)    In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all the outstanding Revolving Borrowings and all outstanding Swingline Loans and Cash Collateralize or backstop on terms reasonably satisfactory to the Administrative Agent the LC Exposure in accordance with Section 2.18(j).
(ii)    In the event of any partial reduction of the Revolving Commitments, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the Aggregate Exposures after giving effect thereto and (B) if the Aggregate Exposures would exceed the Aggregate Commitments then in effect, after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an amount sufficient to eliminate such excess.
(iii)    In the event that the Aggregate Exposures at any time exceeds the Aggregate Commitments then in effect, Borrower shall, immediately after demand (or, if such excess is due to the occurrence of a Revaluation Date, within five Business Days after demand), apply an amount equal to such excess to prepay the Revolving Loans and any interest accrued thereon, in accordance with this Section 5.02(l)(iii). Borrower shall, first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an amount sufficient to eliminate such excess.
(iv)    In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an amount sufficient to eliminate such excess.
(m)    Application of Prepayments.
(i)    Prior to any optional or mandatory prepayment of Revolving Borrowings hereunder, Borrower shall select the Revolving Borrowing or Revolving Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this paragraph (i) of this Section 5.02(m). Except as provided in Section 5.02(l)(iii) hereof, all mandatory prepayments of Revolving Loans shall be applied as follows: first, to fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to the Credit Documents; second, to interest then due and payable on Borrower’s Swingline Loans; third, to the principal balance of the Swingline Loans outstanding until the same has been prepaid in full; fourth, to interest then due and payable on the Revolving Loans and other amounts due pursuant to Sections 2.11 and 5.05; fifth, to the principal balance of the Revolving Loans until the same have been prepaid in full; sixth, to Cash Collateralize all LC Exposure plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.18(j) hereof); seventh, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding; and eighth, returned to Borrower or to such party as otherwise required by law.
(ii)    Amounts to be applied pursuant to this Section 5.02(m) to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Term SOFR Loans and Alternative Currency Loans. Notwithstanding the foregoing, if the amount of any prepayment of Revolving Loans required under this Section 5.02(m) shall be in excess of the amount of the Base Rate Loans and Alternative Currency Daily Rate Loans at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding Base Rate Loans and Alternative Currency Daily Rate Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (A) deposited in the LC Collateral Account and applied to the prepayment of Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, on the last day of the then next-expiring Interest Period for Term SOFR Loans or Alternative Currency Term Rate Loans (with all interest accruing thereon for the account of Borrower) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 13.06. Notwithstanding any such deposit in the LC Collateral Account, interest shall continue to accrue on such Loans until prepayment.
5.03    Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment of Revolving Loans hereunder (i) in the case of prepayment of a Revolving Borrowing of Term SOFR Loans, not later than 11:00 a.m. (New York City time), two Business Days before the date of prepayment, (ii) in the case of prepayment of a Revolving Borrowing of Alternative Currency Daily Rate Loans (other than Loans denominated in Special Notice Currencies), not later than 12:00 a.m., New York City time, three Business Days before the date of prepayment, (iii) in the case of prepayment of a Revolving Borrowing of Base Rate Loans (other than Swingline Loans), not later than 1:00 p.m., New York City time, on the date of prepayment, (iv) in the case of prepayment of a Revolving Borrowing of Alternative Currency Term Rate Loan (other than a Loan denominated in Special Notice Currency), to the Administrative Agent’s London office not later than 11:00 a.m., London time, four Business Days before the date of prepayment or (v) in the case of prepayment of a Revolving Borrowing of Alternative Currency Loan denominated in Special Notice Currency, to the Administrative Agent’s London office not later than 1:00 p.m., London time, five Business Days before the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Revolving Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Each notice of prepayment pursuant to Section 5.02 shall be irrevocable, except that Borrower may, by subsequent notice to the Administrative Agent, revoke any such notice of prepayment if such notice of revocation is received not later than 10:00 a.m. (New York City time) on the day on which such prepayment is scheduled to occur and, provided that (i) Borrower reimburses each Lender pursuant to Section 2.11 for any funding losses within five Business Days after receiving written demand therefor and (ii) the amount of Loans as to which such revocation applies shall be deemed converted to (or continued as, as applicable) Base Rate Loans (in the case of a Borrowing of Dollars), Alternative Currency Daily Rate Loans (in the case of a Borrowing in Pounds Sterling) or Alternative Currency Term Rate Loans with an Interest Period of one month (in case of any other currency) in accordance with the provisions of Section 2.09 as of the date of notice of revocation (subject to subsequent conversion in accordance with the provisions of this Agreement). Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08.
5.04    Method and Place of Payment.
(a)    All payments under this Agreement and under any Note (A) with respect to any Loans denominated in Dollars shall be made (i) to the Administrative Agent at its Notice Office for the account of the Lender or Lenders entitled thereto, or, except as otherwise specifically provided herein, directly to such Lender or Lenders, in each case, not later than 2:00 p.m. (New York City time) on the date when due (or, in connection with any prepayment of all outstanding Term Loans, such later time on the specified prepayment date as the Administrative Agent may agree), (ii) in Dollars in immediately available funds and (iii) free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff and (B) with respect to any Loans denominated in an Alternative Currency, except as otherwise expressly provided herein, shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s applicable office in such Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Equivalent Amount of the Alternative Currency payment amount. Any payment received after such time on such date referred to in the first sentence of this Section 5.04 shall, at the option of the Administrative Agent, be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) Borrower has not in fact made such payment; (ii) the Administrative Agent has made a payment in excess of the amount so paid by Borrower (whether or not then owed); or (iii) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (a) shall be conclusive, absent manifest error.
(b)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 12.07 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 12.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 12.07.
5.05    Net Payments.
(a)    All payments made by or on account of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable Requirements of Law. If any Taxes are required to be withheld or deducted in respect of any such payments, then the Credit Parties jointly and severally agree that (i) to the extent such deduction or withholding is on account of an Indemnified Tax or Other Tax, the sum payable by the applicable Credit Party shall be increased as necessary so that after all required deductions or withholdings (including deduction or withholdings applicable to additional sums payable under this Section 5.05) have been made by the applicable withholding agent, the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent will make such deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law. In addition, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law. The Credit Parties will furnish to the Administrative Agent within 45 days after the date the payment by any of them of any Taxes is due pursuant to applicable Requirements of Law certified copies of tax receipts evidencing such payment by the applicable Credit Party, or other evidence of such payment reasonably satisfactory to the Administrative Agent. Without duplication of amounts compensated pursuant to the other provisions of this Section 5.05, the Credit Parties jointly and severally agree to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and each Lender, within 10 Business Days of written request therefor, for the amount of any Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed on amounts payable under this Section 5.05) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered by a Lender or by the Administrative Agent on behalf of a Lender shall be conclusive absent manifest error.
(b)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Credit Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduced rate of, withholding Tax. In addition, each Lender shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documents required below in Section 5.05(c)) expired, obsolete or inaccurate in any respect, deliver promptly to Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by Borrower or the Administrative Agent) or promptly notify Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
(c)    Without limiting the generality of the foregoing: (x) each Lender that is not a U.S. Person shall, to the extent it is legally eligible to do so, deliver to Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, two of whichever of the following is applicable (i) duly executed originals of IRS Form W-8BEN or W-8BEN-E claiming the benefits of an income tax treaty to which the United States is a party; (ii) duly executed originals of IRS Form W-8ECI; (iii) in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit C-1to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of Borrower (or the direct or indirect owner of Borrower from which Borrower is disregarded as separate for U.S. federal income tax purposes) within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower, as described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Documents are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (B) duly executed originals of IRS Form W-8BEN or W-8BEN-E; (iv) to the extent such Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), duly executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the applicable Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of such direct or indirect partner(s); (v) duly executed originals of any other documentation prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; (y) each Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), two duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax; and (z) if any payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine, if necessary, the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.05(c)(z), “FATCA” shall include any amendment made to FATCA after the Closing Date.
Each Lender authorizes the Administrative Agent to deliver to Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to Section 5.04(b) or this Section 5.05(c).
Notwithstanding any other provision of this Section 5.05, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.
(d)    If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 5.05(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 5.05(a) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses, including any Taxes, of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Credit Party, upon the request of the Administrative

Agent or such Lender, shall repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.05(d), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.05(d) to the extent such payment would place the Administrative Agent or such Lender in a less favorable position (on a net after-Tax basis) than such party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing in this Section 5.05(d) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.
(e)    For the avoidance of doubt, for purposes of this Section 5.05, the term “Lender” shall include any Issuing Bank and the Swingline Lender.
(f)    On or prior to the date it becomes a party to this Agreement, the Administrative Agent shall deliver to Borrower either (i) two duly completed originals of IRS Form W-9, or (ii) if the Administrative Agent is not a U.S. Person (a) two duly completed originals of IRS Form W-8ECI with respect to payments to be received under the Credit Documents for its own account and (b) with respect to payments received on account of any Lender, two duly completed originals of IRS Form W-8IMY evidencing its agreement with Borrower to be treated as a U.S. Person for U.S. federal withholding Tax purposes and assuming primary responsibility for U.S. federal income Tax withholding. Notwithstanding anything to the contrary in this Section 5.05(e), the Administrative Agent shall not be required to deliver any documentation pursuant to this Section 5.05(e) that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.
(g)    The agreements in this Section 5.05 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.
Section 6.    Conditions Precedent to Credit Events on the Closing Date.
The obligation of the Issuing Banks, the Swingline Lender and each Lender to fund any Loans or issue any Letters of Credit on the Closing Date, is subject at the time of the making of such Loans or issuance of such Letters of Credit to the satisfaction or waiver of the following conditions:
6.01    Credit Agreement. On the Closing Date, Holdings, and Borrower shall have executed and delivered to the Administrative Agent a counterpart of this Agreement.
6.02    ABL Credit Agreement and Indentures. On the Closing Date, Holdings, Borrower and the other Subsidiaries of Borrower party thereto shall have executed and delivered to the Administrative Agent (i) a counterpart of the ABL Credit Agreement, (ii) an executed copy of the Unsecured Notes Indenture and (iii) an executed copy of the Secured Notes Indenture.
6.03    Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from (i) Willkie Farr & Gallagher LLP, special New York counsel to the Credit Parties, and (ii) local counsel to the Credit Parties listed on Schedule 6.03 hereto, a customary opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date.
6.04    Corporate Documents; Proceedings, etc.
(a)    On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by the Secretary or Assistant Secretary of such Credit Party, and attested to by a Responsible Officer of such Credit Party, substantially in the form of

Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of the governing body of such Credit Party referred to in such certificate, and each of the foregoing shall be in customary form.
(b)    The Administrative Agent shall have received good standing certificates (or equivalent evidence) and bring-down letters or facsimiles, if any, for the Credit Parties from their respective jurisdictions of organization which the Administrative Agent reasonably may have requested.
6.05    Acquisition. The Acquisition shall have been consummated or shall be consummated substantially concurrently with the initial funding of the Initial Term Loans in accordance in all material respects with the Acquisition Agreement without waiver or amendment thereof that is, in the aggregate when taken as a whole, materially adverse to the interests of the Initial Lenders (including any reduction in the acquisition consideration that does not meet the criteria below) unless consented to by the Initial Lenders (such consent not to be unreasonably withheld, delayed or conditioned); it being understood that (w) no reduction in the acquisition consideration shall be deemed to be materially adverse to the interests of the Initial Lenders if such reduction is applied first to reduce the Equity Financing by an amount such that the Equity Financing shall be no less than the Minimum Equity Percentage and second to reduce the principal amount of Initial Term Loans under this Agreement, the principal amount of the Unsecured Notes, the Secured Notes and the Equity Financing, on a ratable basis, (x) no increase in the acquisition consideration shall be deemed to be materially adverse to the interests of the Initial Lenders if such increase is funded solely by an increase in the Equity Financing, (y) no modification to the acquisition consideration as a result of any purchase price adjustment or working capital adjustment expressly contemplated by the Acquisition Agreement as of the date thereof shall constitute a reduction or increase in the acquisition consideration and (z) the Initial Lenders shall be deemed to have consented to any waiver or amendment of the Acquisition Agreement if it shall have not affirmatively objected to any such waiver or amendment within three Business Days (as defined in the Acquisition Agreement as of the date thereof) of receipt of written notice of such waiver or amendment.
6.06    Refinancing. The Refinancing shall have occurred, or shall occur substantially simultaneously with the initial funding of the Initial Term Loans pursuant to this Agreement.
6.07    Equity Contribution. Prior to or substantially concurrently with the consummation of the Acquisition, the Sponsor and its controlled affiliates or investment funds advised by the Sponsor or its controlled affiliates shall have made, directly or indirectly, cash investments (in the form of (x) common Equity Interests or (y) other Equity Interest on terms reasonably satisfactory to the Initial Lenders) in Borrower (the “Equity Financing”), in an aggregate amount that is not less than 30.0% (the “Minimum Equity Percentage”) of the sum of (i) the Equity Financing and (ii) the aggregate principal amount borrowed under this Agreement, the Unsecured Notes, the Secured Notes and the ABL Credit Agreement (excluding the portion of the Equity Financing or amounts borrowed under this Agreement, the Unsecured Notes Indenture, the Secured Notes Indenture, and the ABL Credit Agreement (x) applied to pay any transaction fees and expenses, including any transaction or advisory fees paid or payable to the Sponsor, (y) drawn under the ABL Credit Agreement and/or this Agreement to replace, backstop or cash collateralize existing letters of credit, guarantees, surety bonds or similar instruments and/or (z) drawn to fund any original issue discount or upfront fees in connection with the “flex” provisions of the Base Fee Letter on the Closing Date; provided that after giving effect to the Transactions, the Sponsor shall own, directly or indirectly, at least 50.1% of the voting Equity Interests of Borrower in the aggregate on the Closing Date.
6.08    Intercreditor Agreements. On the Closing Date, each Credit Party shall have executed and delivered an acknowledgment to each of the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement.
6.09    Security Agreement. On the Closing Date, each Credit Party shall have executed and delivered to the Collateral Agent the Security Agreement substantially in the form of Exhibit G (as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Security Agreement”) covering all of such Credit Party’s present and future Collateral referred to therein, and shall have delivered to the Collateral Agent:

(i)    proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC and filings with the United States Patent and Trademark Office and United States Copyright Office, if applicable, or other appropriate filing offices of each U.S. national or state jurisdiction as may be required to perfect the security interests purported to be created by the Security Agreement (except to the extent expressly not required by the Security Agreement);
(ii)    all of the Pledged Collateral, if any, referred to in the Security Agreement and then owned by such Credit Party together with executed and undated endorsements for transfer in the case of Pledged Collateral constituting certificated securities and all other documents and instruments required to perfect the security interest of the Collateral Agent in the Collateral (except to the extent expressly not required by the Security Agreement);
(iii)    certified copies of a recent date of requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective financing statements that name Borrower or any other Credit Party as debtor and that are filed in their respective jurisdictions of organization; and
(iv)    an executed Perfection Certificate;
provided that to the extent any lien search or, if applicable, insurance certificate or endorsement, or any security interest in any Collateral is not able to be provided and/or perfected on the Closing Date other than (x) Collateral constituting assets pursuant to which a security interest can be perfected by the filing of a financing statement under the UCC or (y) Collateral constituting certificated Equity Interests of Borrower and each of its material Domestic Wholly-Owned Subsidiaries to which a security interest can be perfected by the delivery of such certificates (to the extent required under the Credit Documents) (provided that, with respect to the Target on the Closing Date, the foregoing shall only apply to the extent such certificated Equity Interests are received from the Target after the Credit Parties’ use of commercially reasonable efforts and any such certificates not delivered on the Closing Date shall be delivered thereafter pursuant to Section 9.13), in each case, after the Credit Parties’ use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or delivery of any lien search or, if applicable, insurance certificate or endorsement, and/or the provision and/or perfection of a security interest in such Collateral (or related closing deliverables), as applicable, shall not be required as a condition to the Closing Date (and the provisions of this Section 6.09 shall be deemed to have been satisfied) but instead shall be required to be provided and/or perfected within 90 days after the Closing Date (or such later date as mutually agreed by the Administrative Agent and Borrower acting reasonably) pursuant to Section 9.13.
6.10    Guaranty Agreement. On the Closing Date, each Guarantor shall have executed and delivered the Guaranty Agreement substantially in the form of Exhibit H (as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Guaranty Agreement”).
6.11    Financial Statements; Pro Forma Balance Sheets; Projections. On or prior to the Closing Date, the Commitment Parties shall have received (i) the audited consolidated financial statements of the Target consisting of balance sheets as of and for the fiscal years ended December 31, 2018, March 31, 2020 and March 31, 2021, and the related statements of income and cash flows for such fiscal years (and in the case of the financial statements for the fiscal year ended March 31, 2020, an unaudited balance sheet as of December 31, 2019), in each case, prepared in accordance with U.S. GAAP (collectively, the “Audited Financial Statements”), (ii) the unaudited consolidated financial statements of the Target consisting of balance sheets as of and for each fiscal quarter ending after the date of the most recent audited consolidated balance sheets delivered pursuant to clause (i) and at least 45 days prior to the Closing Date (other than the fourth fiscal quarter of a fiscal year) (the last date of the last such applicable fiscal year or fiscal quarter, the “Financial Statements Date”) and the related consolidated statements of income and cash flows for the portion of the fiscal year then ended, in each case, prepared in accordance with U.S. GAAP (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), and (iii) a pro forma consolidated balance sheet for Borrower prepared as of the Financial Statements Date, in case of this clause (iii), prepared so as to give effect to the Transactions as if the Transactions had occurred as of such date or at the beginning of such period, as applicable, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended (the “Pro Forma Financial Statements”).

6.12    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer or another officer with equivalent duties of Borrower substantially in the form of Exhibit I.
6.13    Fees, etc. All fees required to be paid by Borrower on the Closing Date pursuant to the Base Fee Letter and, to the extent invoiced at least three Business Days prior to the Closing Date, all reasonable and documented out-of-pocket expenses required to be reimbursed by Borrower to the Commitment Parties in connection with the Transaction pursuant to the Commitment Letter shall have been paid, or substantially simultaneously with the initial funding of the amounts borrowed under this Agreement shall be paid, in each case to the extent due (which amount may be offset against the proceeds from the Loans made on the Closing Date under this Agreement).
6.14    Representations and Warranties. (a) The Acquisition Agreement Representations shall be true and correct in all material respects and (b) the Specified Representations shall be true and correct in all material respects as of the Closing Date (provided that the foregoing materiality qualifiers shall not be applicable to any representations qualified or modified by materiality; provided, further, that any “Material Adverse Effect” or “Material Adverse Change” or similar qualifier in any such Acquisition Agreement Representation or Specified Representation shall, for purposes of this Section 6.14, be deemed to refer to the Closing Date Material Adverse Effect).
6.15    Patriot Act. (i) The Credit Parties shall have provided or caused to be provided the documentation and other information to the Commitment Parties that are reasonably required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, in each case, at least two Business Days (as defined in the Acquisition Agreement) prior to the Closing Date and (ii) if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent and each Initial Lender that requests a Beneficial Ownership Certification shall have received, at least two Business Days (as defined in the Acquisition Agreement) prior to the Closing Date, a Beneficial Ownership Certification, consistent with the LSTA form beneficial ownership certification, in relation to Borrower, in each case of clauses (i) and (ii), to the extent that the Commitment Parties or Initial Lenders, as applicable, have reasonably requested such items in writing at least 10 Business Days (as defined in the Acquisition Agreement) prior to the Closing Date.
6.16    Notice of Borrowing. Prior to the making of any Loan on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03 (provided that no such Notice of Borrowing shall include any representation or statement as to the absence (or existence) of any Default or Event of Default).
6.17    Officer’s Certificate. On the Closing Date, Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Borrower certifying as to the satisfaction of the conditions Section 6.14.
6.18    Material Adverse Effect. Since the date of the Acquisition Agreement, no Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred.
Section 7.    Conditions Precedent to all Credit Events after the Closing Date.
The obligation of each Lender to make Loans after the Closing Date (other than the incurrence of any Incremental Commitments which shall be governed by Section 2.15 or Loans or Commitments extended under Section 2.19), and each Issuing Bank to make any Credit Extension (excluding the initial Credit Extension on the Closing Date) shall be subject to the satisfaction or waiver of the conditions set forth below:
7.01    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.18(b) or, in the case of the Borrowing of a

Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.17(b).
7.02    No Default. No Default or Event of Default shall exist at the time of, or result from, such Credit Extension.
7.03    Representations and Warranties. Each of the representations and warranties made by any Credit Party set forth in Section 8 hereof or in any other Credit Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).
7.04    Eligible Currency. In the case of a Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.
Section 8.    Representations, Warranties and Agreements.
In order to induce the Lenders to enter into this Agreement and to make the Loans and each Issuing Bank to make any Credit Extensions, Borrower (and, solely with respect to Sections 8.01, 8.02, 8.03, 8.04, 8.11 and 8.16 and solely with respect to itself, Holdings), makes the following representations and warranties (limited, on the Closing Date, to the Specified Representations), in each case after giving effect to the Transaction.
8.01    Organizational Status. Each of Holdings, Borrower and each of the Restricted Subsidiaries (i) is a duly organized and validly existing corporation, partnership, limited liability company or other applicable business entity, as the case may be, in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, (ii) has the requisite corporate, partnership, limited liability company or other applicable business entity power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect.
8.02    Power and Authority; Enforceability. Each Credit Party has the corporate, partnership, limited liability company or other applicable business entity power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership, limited liability company or other applicable business entity action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws and by equitable principles (regardless of whether enforcement is sought in equity or at law).
8.03    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any Requirement of Law, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject (in the case of the preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, in each case, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.
8.04    Approvals. Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no applicable order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.
8.05    Financial Statements; Financial Condition; Projections.
(a)    (i) The consolidated financial statements of the Target included in the Audited Financial Statements as of the fiscal years ended December 31, 2018, March 31, 2020 and March 31, 2021, and the related statements of income and cash flows for such fiscal years included in the Audited Financial Statements for the fiscal years ended December 31, 2018, March 31, 2020 and March 31, 2021 (and in the case of the financial statements for the fiscal year ended March 31, 2020, an unaudited balance sheet as of December 31, 2019), in each case, present fairly in all material respects the consolidated financial position of the Target with respect to such Audited Financial Statements, as the case may be, in each case, at the dates of such financial statements for the periods covered thereby. All of the foregoing historical financial statements have been audited by independent certified public accountants of recognized national standing and prepared in accordance with U.S. GAAP consistently applied.
(ii)    The unaudited consolidated financial statements of the Target included in the Unaudited Financial Statements present fairly in all material respects the consolidated financial position of the Target with respect to such Unaudited Financial Statements, at the dates of such consolidated financial statements of the Target for the periods covered thereby, subject to normal year-end adjustments and the absence of footnotes.
(iii)    The pro forma consolidated balance sheet for Borrower furnished to the Commitment Parties pursuant to Section 6.11(iii) has been prepared as of the Financial Statements Date so as to give effect to the Transactions as if the Transaction and the financing therefor had occurred on such date.
(b)    On the Closing Date, Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent after giving effect to the consummation of the Transaction.
(c)    The Projections have been prepared in good faith and are based on assumptions that were believed by Borrower to be reasonable at the time delivered to the Administrative Agent (it being understood and agreed that the Projections are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties and their Restricted Subsidiaries, no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by the Projections may differ from projected results, and such differences may be material).
(d)    Since the Closing Date there has been no change, event or occurrence that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
8.06    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened in writing (i) with respect to the Transaction or any Credit Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.
8.07    True and Complete Disclosure.

(a)    All written information (other than information consisting of statements, estimates, forecasts and Projections, as to which no representation, warranty or covenant is made (except with respect to Projections to the extent set forth in Section 8.05(c) above)) that has been or will be made available to the Administrative Agent or any Lender by any Credit Party or any representative of a Credit Party at its direction and on its behalf in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein, when taken as a whole and after giving effect to all supplements thereto, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in each case in light of the circumstances under which such statements are made, not materially misleading.
(b)    As of the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 6.15(ii) is true and correct in all respects.
8.08    Use of Proceeds; Margin Regulations.
(a)    All proceeds of the Initial Term Loans incurred on the Closing Date will be used by Borrower to finance, in part, the Transaction. All proceeds of the Revolving Loans incurred on the Closing Date may be utilized (i) to pay upfront fees or original issue discount pursuant to the “market flex” provisions of the Fee Letter, (ii) to replace, backstop or cash collateralize any existing letters of credit, guarantees, surety bonds or similar instruments for the account of Borrower and its subsidiaries and (iii) to finance working capital needs. All proceeds of the Incremental Term Loans incurred on the Amendment No. 1 Effective Date will be used by the Borrower to finance, in part, the Amendment No. 1 Transactions and the fees, commissions and expenses in connection with the Amendment No. 1 Transactions.
(b)    All proceeds of the Loans incurred after the Closing Date will be used for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions, and other Permitted Investments, Dividends and any other purpose not prohibited hereunder.
(c)    All proceeds of Incremental Term Loans will be used for the purpose set forth in Section 2.15(a).
(d)    (i) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. (ii) Neither the making of any Term Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System.
(e)    Borrower will not request any Borrowing, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and, to the knowledge of Borrower, agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (B) for the purpose of funding, financing or facilitating any activities, business or transaction with any Person, or in any jurisdiction, that, at the time of such funding, financing, or facilitating, is a Sanctioned Person or any Sanctioned Country, except to the extent permissible for a Person required to comply with applicable Sanctions.
8.09    Tax Returns and Payments. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the relevant Governmental Authority all Tax returns, statements, forms and reports for Taxes (the “Returns”) required to have been filed by, or with respect to the income, properties or operations of, Borrower and/or any of its Restricted Subsidiaries (in each case, including in its capacity as a withholding agent), (ii) the Returns accurately reflect all liability for Taxes of Borrower and its Restricted Subsidiaries for the periods covered thereby, and (iii) Borrower and each of its Restricted Subsidiaries have paid all Taxes due and payable by them, other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of Borrower and its Restricted Subsidiaries in accordance with U.S. GAAP. There is no action, suit, proceeding, audit or claim now pending and, to the knowledge of Borrower, there is no action, suit, proceeding, audit or claim threatened in writing by any relevant Governmental Authority or ongoing investigation by any relevant Governmental Authority, in each case, regarding any Taxes relating to Borrower or any of its Restricted Subsidiaries that is reasonably likely to be adversely determined, and, if adversely determined, would be reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
8.10    ERISA.
(a)    No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, is in the form of a prototype document that is the subject of a favorable opinion letter or has time remaining under applicable law to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.
(b)    There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect.
(c)    There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Borrower or any Restricted Subsidiary of Borrower, threatened, which would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(d)    Borrower, any Restricted Subsidiary of Borrower and, to the knowledge of Borrower, any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(e)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; and (iii) neither Borrower nor any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.
8.11    The Security Documents.
(a)    The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws or by equitable principles (regardless of whether enforcement is sought in equity or at law)) in all right, title and interest of the Credit Parties in the Collateral (as described in the Security Agreement), and upon (i) the timely and proper filing of financing statements listing each applicable Credit Party, as a debtor, and the Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, (ii) the receipt by the Collateral Agent of all Instruments, Chattel Paper and certificated pledged Equity Interests that constitute “securities” governed by

Article 8 of the New York UCC, in each case constituting Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank, (iii) sufficient identification of commercial tort claims (as applicable), (iv) execution of a control agreement establishing the Collateral Agent’s “control” (within the meaning of the New York UCC) with respect to any deposit account (as applicable), (v) the recordation of the Patent Security Agreement, if applicable, and the Trademark Security Agreement, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office and (vi) the recordation of the Copyright Security Agreement, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, the Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the Security Agreement) a fully perfected security interest in all right, title and interest in all of the Collateral (as described in the Security Agreement), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.
(b)    Upon delivery in accordance with Sections 9.12, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid, enforceable (except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws and by equitable principles (regardless of whether enforcement is sought in equity or at law)) and, upon recordation in the appropriate recording office, perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except as may exist pursuant to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).
8.12    Properties. All Material Real Property owned by any Credit Party as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 8.12. Borrower and each of its Restricted Subsidiaries has good and marketable title or valid leasehold interest in the case of Real Property, including Material Real Property, and good and valid title in the case of tangible personal property, to all material tangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens, except where the failure to have such title or interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of such Real Property or personal property necessary for the ordinary conduct of Borrower’s business, taken as a whole.
8.13    Capitalization. As of the Closing Date, after giving effect to the consummation of the Transaction, all outstanding shares of capital stock of Borrower have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of Borrower that may be imposed as a matter of law) and are owned by (i) Holdings, with respect to the shares of Borrower and (ii) a Credit Party, with respect to the shares of any other Credit Party. Borrower has no outstanding capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.
8.14    Subsidiaries. On and as of the Closing Date and after giving effect to the consummation of the Transaction, Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 correctly sets forth, as of the Closing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.
8.15    Compliance with Statutes, Sanctions; Patriot Act; Anti-Corruption Laws.
(a)    Each of Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders (including any laws relating to terrorism, money laundering, embargoed persons or the Patriot Act), and all applicable restrictions imposed by, governmental bodies or courts, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Borrower will not directly (or knowingly indirectly) use the proceeds of the Initial Term Loans, the Revolving Loans, Swingline Loans or Letters of Credit to violate or engage in conduct that would result in a violation of any such applicable statutes, regulations, orders or restrictions referred to in the immediately preceding sentence.
(b)    Borrower has implemented and maintains in effect policies and procedures reasonably and appropriately designed to ensure material compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and, to the knowledge of Borrower, their respective employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or the Transaction itself will violate any Anti-Corruption Law or applicable Sanctions.
8.16    Investment Company Act. None of Holdings, Borrower or any of its Restricted Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, required to be registered as such.
8.17    [Reserved].
8.18    Environmental Matters. Except for any matters that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:
(a) Borrower and each of its Restricted Subsidiaries and each of their respective facilities and operations are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, (b) there are no pending or, to the knowledge of any Credit Party, threatened (in writing) Environmental Claims against Borrower or any of its Restricted Subsidiaries or any Real Property currently or formerly owned, leased or operated by Borrower or any of its Restricted Subsidiaries and (c) to the knowledge of any Credit Party, there are no facts, circumstances, conditions or occurrences that would be reasonably expected (i) to form the basis of an Environmental Claim against Borrower or any of its Restricted Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Borrower or any of its Restricted Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law.
8.19    Labor Relations. Except as set forth in Schedule 8.19 or except, in each case, to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against Borrower or any of its Restricted Subsidiaries or, to the knowledge of Borrower, threatened (in writing) against Borrower or any of its Restricted Subsidiaries, (b) to the knowledge of Borrower, there are no questions concerning union representation with respect to Borrower or any of its Restricted Subsidiaries, (c) the hours worked by and payments made to employees of Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, or foreign law dealing with such matters and (d) to the knowledge of Borrower, no wage and hour department investigation has been made of Borrower or any of its Restricted Subsidiaries.
8.20    Intellectual Property. Each of Borrower and each of its Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its business, without any known conflict with the Intellectual Property rights of others, except for such failures to own or have the right to use and/or conflicts as would not reasonably be expected to have, a Material Adverse Effect.

8.21    Affected Financial Institutions. No Credit Party is an Affected Financial Institution.
Section 9.    Affirmative Covenants.
Borrower and each of its Restricted Subsidiaries hereby covenants and agrees that on and after the Closing Date and so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than any indemnification obligations arising hereunder which are not then due and payable and obligations in respect of Designated Interest Rate Protection Agreements or Designated Treasury Services Agreements), or any Letter of Credit shall remain outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank):
9.01    Information Covenants. Borrower will furnish to the Administrative Agent for distribution to each Lender, including each Lender’s Public-Siders except as otherwise provided below:
(a)    Quarterly Financial Statements. Within 45 days (or 75 days in the case of the first three fiscal quarters ending after the Closing Date for which delivery is required hereunder) after the close of each of the first three quarterly accounting periods in each fiscal year of Borrower, in each case, ending after the Closing Date, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case, beginning with the fiscal quarter ending September 30, 2022, setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by a Responsible Officer of Borrower that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.
(b)    Annual Financial Statements. Within 90 days (or 150 days for the first fiscal year ending after the Closing Date) after the close of each fiscal year of Borrower, (x) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for such fiscal year and setting forth comparative figures for the preceding fiscal year and certified, in the case of consolidated financial statements, by Ernst & Young or any other independent certified public accountants of recognized national standing, together with an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for any emphasis matter paragraph and except for qualifications for a change in accounting principles with which such accountants concur and which shall have been disclosed in the notes to the financial statements or other than as a result of, or with respect to, (A) an upcoming maturity date with respect to any Indebtedness, (B) any actual or potential inability to satisfy any financial maintenance covenant in any document governing any Indebtedness on a future date or in a future period or (C) the activities, operations, performance, assets or liability of any Unrestricted Subsidiary)) to the effect such statements fairly present in all material respects in accordance with U.S. GAAP the financial condition of Borrower and its Subsidiaries as of the date indicated and the results of their operations for the periods indicated, and (y) management’s discussion and analysis of the important operational and financial developments during such fiscal year.
(c)    Notwithstanding the foregoing, the obligations referred to in Sections 9.01(a) and 9.01(b) above and Section 9.01(d) below may be satisfied with respect to financial information of Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of (I) any Parent Company, (II) Holdings or any successor of Holdings or (III) any Wholly-Owned Restricted Subsidiary of Borrower that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of Borrower and its consolidated Subsidiaries (a “Qualified Reporting Subsidiary”) or (B) Borrower’s or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 9.01); provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to a Parent Company, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by, or Borrower shall separately deliver within the applicable time periods set forth in Sections 9.01(a) and 9.01(b) above and Section 9.01(d) below, consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand, (2) to the extent such information relates to a Qualified Reporting Subsidiary such information is accompanied by, or Borrower shall separately deliver within the applicable time periods set forth in Sections 9.01(a) and 9.01(b) above and Section 9.01(d) below, consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary, on the one hand, and the information relating to Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand and (3) to the extent such information is in lieu of information required to be provided under Section 9.01(b), such materials are accompanied by a report and opinion of independent certified public accountants of recognized national standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for any emphasis matter paragraph and except for qualifications for a change in accounting principles with which such accountants concur and which shall have been disclosed in the notes to the financial statements or other than as a result of, or with respect to, (x) an upcoming maturity date with respect to any Indebtedness, (y) any actual or potential inability to satisfy any financial maintenance covenant in any document governing any Indebtedness on a future date or in a future period) or (z) the activities, operations, performance, assets or liability of any Unrestricted Subsidiary).
(d)    Forecasts. Within 90 days (or 150 days for the first fiscal year ending after the Closing Date) after the close of each fiscal year of Borrower, in each case, ending after the Closing Date, a reasonably detailed annual forecast (including projected statements of income, sources and uses of cash and balance sheets for Borrower and its Subsidiaries on a consolidated basis), prepared on a quarter-by-quarter basis for such fiscal year and including a discussion of the principal assumptions upon which such forecast is based (it being agreed that such annual forecasts shall be provided only to “private-side” Lenders and not to Public-Siders, and shall only be required to be provided to “private-side” Revolving Lenders after an Initial Public Offering).
(e)    Officer’s Certificates. No later than five days after the time of the delivery of the Section 9.01 Financials, a compliance certificate from a Responsible Officer of Borrower substantially in the form of Exhibit J, certifying on behalf of Borrower that, to such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) if delivered with the financial statements for a period as of the end of which the Aggregate Exposures exceed the Financial Covenant Testing Threshold, the Consolidated First Lien Net Leverage Ratio (which shall be accompanied with a reasonably detailed calculation thereof) as of the most recently ended Test Period; (ii)(x) if delivered with the financial statements required by Section 9.01(b) for any fiscal year ending on or after March 31, 2023, set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the applicable Excess Cash Flow Payment Period and (y) if delivered with the financial statements required by Section 9.01(b) for any fiscal year ending on or after March 31, 2022, certify that there have been no changes to the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in any such certification, in each case since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this clause (ii)(y) or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii)(y), solely to the extent such changes would result in a change to the list of beneficial owners identified in any such certification) and (iii) if delivered with the financial statements required by Section 9.01(b) for any fiscal year ending on or after March 31, 2022, certify that there have been no changes to Schedules 1(a), 2(a), 5, 6, 7, 8(a), 8(b), 8(c), 9 and 10 of the Perfection Certificate, in each case since the Closing Date or, if later, since the date of the most recent certification delivered pursuant to this clause (iii), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents).
(f)    Notice of Default, Litigation and Material Adverse Effect. Promptly after any Responsible Officer of Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any default or event of default under (A) the Unsecured Notes Indenture or any refinancing thereof, (B) the Secured Notes Indenture or any refinancing thereof, (C) Refinancing Notes/Loans, Permitted Pari Passu Notes, Permitted Pari Passu Loans, Permitted Junior Debt or other Indebtedness constituting debt for borrowed money, in each case of this clause (C), with a principal amount outstanding in excess of the Threshold Amount or (D) the ABL Credit Agreement, (ii) any litigation, or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.
(g)    Other Reports and Filings. Promptly after the sending, filing or delivery thereof, as applicable, copies of (i) all financial information, proxy materials, and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) and (ii) material notices received from, or reports or other information or material notices furnished to, holders of Indebtedness under, (A) the Unsecured Notes Indenture or any refinancing thereof, (B) the Secured Notes Indenture or any refinancing thereof, (C) Refinancing Notes/Loans, Permitted Pari Passu Notes, Permitted Pari Passu Loans, Permitted Junior Debt or other Indebtedness constituting debt for borrowed money, in each case of this clause (C), with a principal amount outstanding in excess of the Threshold Amount or (D) the ABL Credit Agreement (in each case, other than any regularly required monthly, quarterly or annual certificates or notices specific to the nature of a specific facility or the internal requirements of the specific debtholders under such facility (e.g., borrowing base certificates, monthly financial statements, etc.)) (including, for the avoidance of doubt, any notices relating to an actual or purported default or event of default thereunder and any notices to the extent the action or occurrence described therein would reasonably be expected to be materially adverse to the interests of the Lenders, but excluding any administrative notices or regular reporting requirements thereunder).
(h)    Environmental Matters. Promptly after any Responsible Officer of Borrower obtains knowledge thereof, notice of a pending or threatened Environmental Claim to the extent such Environmental Claim, either individually or when aggregated with all other such Environmental Claims, would reasonably be expected to have a Material Adverse Effect. All such notices provided pursuant to this Section 9.01(h) shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Borrower’s or such Subsidiary’s response thereto.
(i)    Financial Statements of Unrestricted Subsidiaries. Simultaneously with the delivery of each set of Section 9.01 Financials, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.
(j)    Other Information. From time to time, (x) such other information or documents (financial or otherwise) with respect to Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender necessary for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation. Notwithstanding the foregoing, neither Borrower nor any of its Restricted Subsidiaries will be required to provide any information pursuant to this Section 9.01(j) to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege; provided that in the event that Borrower or any of its Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege).
Documents required to be delivered pursuant to this Section 9.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute “Public Side Information,” they shall be treated as set forth in Section 13.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
Borrower represents and warrants that it, Holdings or any other direct or indirect Parent Company and any Subsidiary, in each case, if any, either (x) has no registered or publicly traded securities outstanding, or (y) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, Borrower hereby (i) authorizes the Administrative Agent to make financial statements and other information provided pursuant to clauses (a) and (b) of this Section 9.01 above, along with the Credit Documents and the list of Disqualified Lenders, available to Public-Siders and (ii) agrees that at the time the Section 9.01 Financials are provided hereunder, they shall already have been, or shall substantially concurrently be, made available to holders of its securities. Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that Borrower has no outstanding publicly traded securities, including 144A securities (it being understood that Borrower shall have no obligation to request that any material be posted to Public-Siders). Notwithstanding anything herein to the contrary, in no event shall Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to Borrower’s compliance with the covenants contained herein.
9.02    Books, Records and Inspections; Conference Calls.
(a)    Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with U.S. GAAP shall be made of all dealings and transactions in relation to its business and activities (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization). Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent or, during the continuance of an Event of Default under Section 11.01 or 11.05, any Lender to visit and inspect, under guidance of officers of Borrower or such Restricted Subsidiary, any of the properties of Borrower or such Restricted Subsidiary (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which Borrower or such Restricted Subsidiary is a party), and to examine the books of account of Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of Borrower or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants (provided that neither Borrower nor any of its Restricted Subsidiaries will be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege); provided that in the event that Borrower or any of its Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege), all upon reasonable prior notice and at such reasonable times and intervals, subject to reasonable expense, and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided that the Administrative Agent shall give Borrower an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of an Event of Default under Section 11.01 or 11.05, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 9.02 and (ii) the Administrative Agent shall not exercise its inspection rights under this Section 9.02 more often than two times during any fiscal year and only one such time shall be at Borrower’s expense; provided, further, however, that when an Event of Default under Section 11.01 or 11.05 exists and is continuing, the Administrative Agent or any Lender and their respective designees may do any of the foregoing at the expense of Borrower at any time during normal business hours and upon reasonable advance notice.
(b)    Borrower will, within 30 days (or, if after using commercially reasonable efforts to schedule such call, at such later date as agreed to by the Administrative Agent at its reasonable discretion) after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 9.01(a) and (b), hold a conference call or teleconference, at a time selected by Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter or fiscal year, as the case may be, of Borrower (it being understood that any such call may be combined with any similar call held for any of Borrower’s other lenders or security holders).
9.03    Maintenance of Property; Insurance.
(a)    Borrower will, and will cause each of the Restricted Subsidiaries to, (i) except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, keep all tangible property necessary to the business of Borrower and its Restricted Subsidiaries in reasonably good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (ii) maintain with financially sound and reputable insurance companies (as determined in the good faith judgment of management of Borrower) insurance on all such property and against all such risks as is, in the good faith determination of Borrower, consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Borrower and its Restricted Subsidiaries, and (iii) furnish to the Collateral Agent, upon its request therefor, all information reasonably requested as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.
(b)    If any portion of any Mortgaged Property that contains improvements is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then Borrower shall, or shall cause the applicable Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and (ii) deliver to the Collateral Agent evidence reasonably requested by the Collateral Agent as to such compliance, including, without limitation, evidence of annual renewals of such insurance.
(c)    Borrower will, and will cause each of the Restricted Subsidiaries to, at all times keep its tangible property constituting Collateral insured in favor of the Collateral Agent, and all liability and property policies or certificates (or certified copies thereof) with respect to such insurance (i) shall, at all times after the time required by Section 9.13, be endorsed in a customary manner to the Collateral Agent for the benefit of the Secured Creditors (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured; provided, that, notwithstanding anything to the contrary in this Agreement, endorsements naming the Collateral Agent as “lender loss payable” shall not be required); and (ii) if agreed by the insurer (which agreement Borrower shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the Collateral Agent; provided, that the requirements of this Section 9.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as to which a secured lender is not customarily granted an insurable interest therein as the Collateral Agent may approve; and (y) self-insurance programs; provided, further, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from insurance policies shall be paid to Borrower or the applicable Subsidiary Guarantor, (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to Borrower (or, upon the written request of Borrower to the Collateral Agent, any designee of Borrower) any amounts received by it as an additional insured or loss payee under any property insurance maintained by Borrower and its Subsidiaries and (C) the Collateral Agent agrees that Borrower and/or its applicable Subsidiaries shall have the sole right to adjust or settle any claims under such insurance; provided, further, that any such proceeds shall be applied in accordance with Section 5.02(f) to the extent required thereby.
(d)    If Borrower or any of the Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or Borrower or any of the Restricted Subsidiaries shall fail to so endorse all policies with respect thereto, after any applicable grace period, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance so long as the Collateral Agent provides written notice to Borrower of its election to procure such insurance prior thereto, and the Credit Parties jointly and severally agree to reimburse the Collateral Agent for all reasonable costs and expenses of procuring such insurance.
9.04    Existence; Franchises. Borrower will, and will cause each of the Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, franchises, licenses and permits in each case to the extent material; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by Borrower or any of its Restricted Subsidiaries in accordance with Section 10.02, (ii) the abandonment by Borrower or any of its Restricted Subsidiaries of any franchises, licenses or permits that Borrower reasonably determines are no longer material to the operations of Borrower and its Restricted Subsidiaries taken as a whole or (iii) the withdrawal by Borrower or any of its Restricted Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company or other applicable business entity, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.05    Compliance with Statutes, etc. Borrower will, and will cause each of its Subsidiaries to, comply with the Anti-Corruption Laws, the Patriot Act and applicable Sanctions, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Borrower will, and will cause each of the Restricted Subsidiaries to, comply with all other applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Borrower will maintain in effect and enforce policies and procedures designed to ensure material compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
9.06    Compliance with Environmental Laws.
(a)    Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by Borrower or any of its Restricted Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of Borrower), except such Liens as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    (i) After the receipt by the Administrative Agent, Collateral Agent or any Lender of any notice of the type described in Section 9.01(h) or (ii) at any time that Borrower or any of its Restricted Subsidiaries are not in compliance with Section 9.06(a), at the written request of the Collateral Agent, Borrower will provide or cause the applicable Credit Party to provide an environmental site assessment report concerning any Mortgaged Property owned by Borrower or any other Credit Party that is the subject of or would reasonably be expected to be the subject of such notice or noncompliance, prepared by an environmental consulting firm reasonably approved by the Collateral Agent, indicating the presence or absence of Hazardous Materials and the reasonable estimated cost of any removal or remedial action in connection with such Hazardous Materials on such Mortgaged Property. If the Credit Parties fail to provide the same within 30 days after such request was made, the Collateral Agent may order the same, the reasonable cost of which shall be borne (jointly and severally) by the Credit Parties.
9.07    ERISA. Promptly upon a Responsible Officer of Borrower obtaining knowledge thereof, Borrower will deliver to the Administrative Agent a written notice setting forth in reasonable detail such occurrence and the action, if any, that Borrower, any Restricted Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Borrower, such Restricted Subsidiary or the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, the Multiemployer Plan sponsor or a Plan participant and any notices received by Borrower, such Restricted Subsidiary or such ERISA Affiliate from the PBGC or any other Governmental Authority, the Multiemployer Plan sponsor or a Plan participant with respect thereto: that (a) an ERISA Event has occurred that is reasonably expected to result in a Material Adverse Effect; (b) there has been an increase in Unfunded Pension Liabilities since the most recent date the representations hereunder are given, or from any prior notice, as applicable, in either case, which is reasonably expected to result in a Material Adverse Effect; (c) there has been an increase in the estimated withdrawal liability under Section 4201 of ERISA, if Borrower, any Restricted Subsidiary of Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans which is reasonably expected to result in a Material Adverse Effect; (d) Borrower, any Restricted Subsidiary of Borrower or any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which is reasonably expected to result in a Material Adverse Effect; (e) a contribution required to be made with respect to a Foreign Pension Plan has not been timely made which failure is reasonably likely to result in a Material Adverse Effect; or (f) a Foreign Pension Plan has been or is reasonably expected to be terminated, reorganized, partitioned, or declared insolvent, and such event is reasonably expected to result in a Material Adverse Effect.
9.08    End of Fiscal Years; Fiscal Quarters. Borrower will cause (i) its, and each of the Restricted Subsidiaries’ fiscal years to end on or near March 31 of each year; provided, however, that Borrower may, upon written notice to the Administrative Agent, change its fiscal year (or the fiscal year of its Restricted Subsidiaries) to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Borrower and the

Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and Borrower or Holdings, as applicable, to reflect such change in fiscal year and (ii) its, and each of its Restricted Subsidiaries’ fiscal quarters to end on or near March 31, June 30, September 30 and December 31 of each year.
9.09    [Reserved].
9.10    Payment of Taxes. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes imposed upon such entity or upon its income or profits or upon any properties belonging to it (including in its capacity as a withholding agent), prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither Borrower nor any of its Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).
9.11    Use of Proceeds. Borrower will use the proceeds of the Loans only as provided in Section 8.08.
9.12    Additional Security; Further Assurances; etc.
(a)    Holdings and Borrower will, and will cause each of the Subsidiary Guarantors to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and properties (in the case of Real Property, limited to Material Real Property) of Holdings, Borrower and the Subsidiary Guarantors as are acquired after the Closing Date (other than assets constituting Excluded Collateral) and as may be reasonably requested from time to time by the Collateral Agent (collectively, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation consistent with any Security Documents entered into on the Closing Date and shall include such other documents as the Collateral Agent may reasonably request, including, but not limited to, title policies, surveys and opinions of counsel, and otherwise reasonably satisfactory in form and substance to the Collateral Agent and (subject to exceptions as are reasonably acceptable to the Collateral Agent) shall constitute, upon taking all necessary perfection action (which the Credit Parties agree to take pursuant to clause (e) below) valid and enforceable perfected security interests and Mortgages (except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws and by equitable principles (regardless of whether enforcement is sought in equity or at law)), subject to the terms of the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Additional Junior Lien Intercreditor Agreement and any Additional Pari Passu Intercreditor Agreement, superior to and prior to the rights of all third Persons other than holders of Permitted Liens with priority by virtue of applicable law and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Collateral Agent) the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents. Notwithstanding any other provision in this Agreement or any other Credit Document, no Excluded Subsidiary shall be required to pledge any of its assets to secure any obligations of Borrower under the Credit Documents or guarantee the obligations of Borrower under the Credit Documents.
(b)    Subject to the terms of the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Additional Junior Lien Intercreditor Agreement and any Additional Pari Passu Intercreditor Agreement, with respect to any Person that is or becomes a Restricted Subsidiary (or ceases to be an Excluded Subsidiary) after the Closing Date, Holdings and Borrower will, and will cause each applicable Restricted Subsidiary to, (i) deliver to the Collateral Agent the certificates, if any, representing all (or such lesser amount as is required) of the Equity Interests of such Restricted Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Restricted Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party (in each case, to the extent required pursuant to the Security Agreement), (ii) cause such new Restricted Subsidiary (other than an Excluded Subsidiary) to (A) execute a joinder agreement to the Guaranty Agreement and a joinder agreement to each applicable Security Document, substantially in the form annexed thereto, and (B) take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and (iii) at the reasonable request of the Administrative Agent, deliver or cause to be delivered to the Administrative Agent an opinion, addressed to the Administrative Agent and the other Lenders, of counsel reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.12(b) as the Administrative Agent may reasonably request.
(c)    Holdings and Borrower will, and will cause each of the other Credit Parties to, at the expense of Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrower’s expense, any document or instrument supplemental to or confirmatory of the Security Documents to the extent deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority (subject to the terms of the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Additional Junior Lien Intercreditor Agreement and any Additional Pari Passu Intercreditor Agreement) of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens or as otherwise permitted by the applicable Security Document.
(d)    If the Administrative Agent or the Collateral Agent reasonably determines that it or the Lenders are required by law or regulation to have appraisals prepared in respect of any Mortgaged Property, Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended.
(e)    Borrower agrees that each action required by clauses (a) through (d) of this Section 9.12 shall be completed in no event later than 90 days after such action is required to be taken pursuant to such clauses or requested to be taken by the Administrative Agent, the Collateral Agent or the Required Lenders (or such longer period as the Administrative Agent or Collateral Agent shall otherwise agree, including with respect to any Real Property acquired after the Closing Date that Borrower has notified the Collateral Agent that it intends to dispose of pursuant to a disposition permitted by Section 10.04), as the case may be; provided that, in no event will Borrower or any of its Restricted Subsidiaries be required to take any action to obtain consents from third parties with respect to its compliance with this Section 9.12; provided, further, that, Borrower shall give the Collateral Agent 45 days written notice prior to granting any Mortgage to the Collateral Agent for the benefit of the Secured Creditors as required herein and shall not grant such Mortgage until (i) the Collateral Agent has provided written notice to Borrower of the completion of all required flood insurance due diligence and flood insurance compliance which notice states that the Collateral Agent is satisfied with the results thereof and (ii) the expiration of such 45 day period with no Lender having provided notice to Borrower that it has not completed any necessary flood insurance due diligence or flood insurance compliance or that it is not satisfied with the results of any such due diligence or compliance (and the date by which any Credit Party is required to deliver Mortgages hereunder shall automatically be extended to the extent necessary to comply with the foregoing). Each of the parties hereto acknowledges and agrees that the grant of any Mortgage on Mortgaged Property of the Credit Parties (or any increase, extension or renewal of any Loans or Commitments at a time when any Mortgaged Property is subject to a Mortgage) shall be subject to (and conditioned upon) the prior delivery to the Collateral Agent of “life-of-loan” Federal Emergency Management Agency standard flood hazard determinations with respect to each Mortgaged Property and, to the extent any improved Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be a special flood hazard area, (i) delivery by the Collateral Agent to Borrower of a notice of special flood hazard area status and flood disaster assistance and, if such notice is delivered to Borrower at least two (2) Business Days prior to such grant, increase, extension or renewal, a duly executed acknowledgment of receipt thereof by Borrower and (ii) evidence of flood insurance as required by Section 9.03 hereof. Notwithstanding anything in any Credit Document to the contrary, if the Collateral Agent or any Lender is not satisfied with the results of any flood insurance due diligence or flood insurance compliance or any of the deliveries referred to in the immediately preceding sentence, and determines it is in its best interest not to require a Mortgage on any Material Real Property, the Credit Parties shall not be required to grant a Mortgage on such Material Real Property in favor of such Person or otherwise comply with the provisions of the Credit Documents relating to Mortgages with respect to such Material Real Property.
9.13    Post-Closing Actions. Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.13 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13 with respect to such action or such later date as the Administrative Agent may reasonably agree in its reasonable discretion.
9.14    Permitted Acquisitions.
(a)    Subject to the provisions of this Section 9.14 and the requirements contained in the definition of “Permitted Acquisition,” Borrower and its Restricted Subsidiaries may from time to time after the Closing Date effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition), no Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect to such Permitted Acquisition on the date of consummation thereof.
(b)    Borrower shall cause each Restricted Subsidiary (other than an Excluded Subsidiary) which is formed to effect, or is acquired pursuant to, a Permitted Acquisition (and each Credit Party that is the direct parent of such Restricted Subsidiary that was so formed or acquired) to comply with, and to execute and deliver all of the documentation as and to the extent (and within the relevant time periods) required by, Section 9.12, to the reasonable satisfaction of the Collateral Agent.
9.15    Credit Ratings. Borrower shall use commercially reasonable efforts to maintain a corporate credit rating from S&P and a corporate family rating from Moody’s, in each case, with respect to Borrower, and a credit rating from S&P and Moody’s with respect to the Term Loans incurred pursuant to this Agreement, in all cases, but not a specific rating.
9.16    Designation of Subsidiaries. Borrower may at any time and from time to time after the Closing Date designate any Restricted Subsidiary of Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of the Equity Interests of the designated Subsidiary and any of its Subsidiaries that are owned by Borrower or any Restricted Subsidiary, immediately prior to such designation (such fair market value to be calculated without regard to any Obligations of such designated Subsidiary or any of its Subsidiaries under the Guaranty Agreement) and (y) the aggregate principal amount of any Indebtedness owed by such Subsidiary and any of its Subsidiaries to Borrower or any of its Restricted Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with U.S. GAAP), and such Investment shall be permitted under Section 10.05, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it or any of its Subsidiaries is a “Restricted Subsidiary” for the purpose of (I) the ABL Credit Agreement, (II) the Unsecured Notes Indenture or (III) the Secured Notes, (IV) any Refinancing Note/Loan Documents, any Permitted Pari Passu Notes Document, any Permitted Pari Passu Loan Documents or any Permitted Junior Notes Document, in each case of this clause (IV), with a principal amount in excess of the Threshold Amount, (iv) following the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, Borrower shall comply with the provisions of Section 9.12 with respect to such designated Restricted Subsidiary, (v) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary (and any Subsidiary of an Unrestricted Subsidiary that is acquired or formed after the date of designation shall automatically be designated as an Unrestricted Subsidiary), (vi) Borrower may not be designated an Unrestricted Subsidiary, (vii) no Unrestricted Subsidiary may hold Intellectual Property that is material to the operations of Borrower and its Subsidiaries taken as a whole and (viii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Borrower or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary and, in the case of a Securitization Entity, other than pursuant to Standard Securitization Undertakings and Limited Originator Recourse). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary and its Subsidiaries existing at such time and (ii) a return on any Investment by Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Borrower’s Investment in such Subsidiary.
Section 10.    Negative Covenants.
Borrower and each of the Restricted Subsidiaries (and Holdings in the case of Section 10.09(b)) hereby covenant and agree that on and after the Closing Date and so long as any Lender shall have any Commitment hereunder, Loan or other Obligation (other than any indemnification obligations arising hereunder which are not then due and payable and obligations in respect of Designated Interest Rate Protection Agreements or Designated Treasury Services Agreements) or any Letter of Credit shall remain outstanding (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank):
10.01    Liens. Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):
(i)    Liens for Taxes not yet overdue for 30 days or not yet due and payable or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);
(ii)    Liens in respect of property or assets of Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s, repairer’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (A) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien for which adequate reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles in their respective jurisdiction of organization) or (B) in respect of which no obligations are past due;
(iii)    Liens (x) in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.01(iii) (or to the extent not listed on such Schedule 10.01(iii), where the principal amount of obligations secured by such Lien is less than $10,000,000 in the aggregate) and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);

(iv)    (x) Liens created pursuant to the Credit Documents (including Liens securing Designated Interest Rate Protection Agreements or Designated Treasury Services Agreements) (y) Liens securing Obligations (as defined in the ABL Credit Agreement) under the ABL Credit Agreement and the credit documents related thereto and incurred pursuant to Section 10.04(i)(x), including any Secured Bank Product Obligations (as defined in the ABL Credit Agreement) that are guaranteed or secured by the guarantees and security interests thereunder; provided that in the case of Liens securing such Indebtedness under the ABL Credit Agreement, the ABL Collateral Agent (or other applicable representative thereof on behalf of the holders of such Indebtedness) shall have entered into with the Administrative Agent and/or the Collateral Agent the ABL Intercreditor Agreement and (z) Liens securing obligations under the Secured Notes Indenture and the Secured Notes Documents related thereto incurred pursuant to Sections 10.04(i)(z); provided that in the case of Liens securing such Indebtedness under the ABL Credit Agreement and/or the Secured Notes Indenture, the ABL Collateral Agent (or other applicable representative thereof on behalf of the holders of such Indebtedness) and/or the Secured Notes Agent (or other applicable representative thereof on behalf of the holders of such Indebtedness) shall have entered into with the Administrative Agent and/or the Collateral Agent the ABL Intercreditor Agreement and/or the Pari Passu Intercreditor Agreement, as applicable;
(v)    leases, subleases, licenses or sublicenses (including licenses or sublicenses of software, technology and other Intellectual Property) granted to other Persons not materially interfering with the conduct of the business of Borrower or any of its Restricted Subsidiaries, taken as a whole;
(vi)    Liens (x) upon assets of Borrower or any of its Restricted Subsidiaries securing Indebtedness permitted by Section 10.04(iii); provided that such Liens do not encumber any asset of Borrower or any of its Restricted Subsidiaries other than the assets acquired with such Indebtedness and after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);
(vii)    [reserved];
(viii)    easements, rights-of-way, restrictions (including zoning and other land use restrictions), covenants, conditions, licenses, encroachments, protrusions and other similar charges or encumbrances and title deficiencies, which in the aggregate do not materially interfere with the conduct of the business of Borrower or any of its Restricted Subsidiaries, taken as a whole;
(ix)    Liens arising from precautionary UCC or other similar financing statement filings regarding operating leases or consignments entered into in the ordinary course of business;
(x)    attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.09 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(xi)    statutory, common law and contractual landlords’ liens under leases to which Borrower or any of its Restricted Subsidiaries is a party;
(xii)    Liens (other than Liens imposed under ERISA or any pension standards legislation of any other applicable jurisdiction other than Canada) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance, statutory or registered pension plans and social security benefits and Liens securing leases and obligations permitted pursuant to Section 10.04(xvi) (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;
(xiii)    Permitted Encumbrances;
(xiv)    (A) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition and in each case, on after acquired property that is affixed or incorporated into such assets and proceeds and products thereof and other after acquired property to the extent required by the terms thereof (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition); provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Borrower or any of its Restricted Subsidiaries and (B) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (A);
(xv)    deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money) leases and obligations permitted pursuant to Section 10.04(xvi) (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business;
(xvi)    Liens on assets of non-Credit Parties securing Indebtedness of non-Credit Parties permitted pursuant to Section 10.04(viii);
(xvii)    any interest or title of, and any Liens created by, a lessor, lessee, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;
(xviii)    Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 10.02(xii);
(xix)    (x) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any joint venture or similar arrangement permitted by the terms of this Agreement arising pursuant to the agreement evidencing such joint venture or similar arrangement and (y) Liens on Equity Interests of any joint venture securing Indebtedness or other obligations of such joint venture;
(xx)    Liens in favor of Borrower or any Restricted Subsidiary securing intercompany Indebtedness permitted by Section 10.05; provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 10.05 shall be subordinated to the Liens created pursuant to the Security Documents;
(xxi)    Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business;
(xxii)    Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 10.04(x);

(xxiii)    Liens that may arise on inventory or equipment of Borrower or any of its Restricted Subsidiaries in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than Borrower and its Restricted Subsidiaries (including Liens arising out of conditional sale, title retention (including extended retention of title), consignment or similar arrangements for the sale of goods);
(xxiv)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(xxv)    Liens (i) of a collection bank arising under Section 4-210 of the UCC (or similar provisions of other Requirements of Law) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(xxvi)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.05(ii); provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(xxvii)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(xxviii)    Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder;
(xxix)    other Liens to the extent securing liabilities with a principal amount not in excess of the greater of $192,500,000 and 35.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of incurrence) in the aggregate at any time outstanding and any Liens securing Permitted Refinancing Indebtedness of any Indebtedness secured by a Lien set forth in this clause;
(xxx)    Liens on Collateral securing obligations in respect of Indebtedness permitted by Sections 10.04(xiii) (to the extent incurred under clause (y)(A) of the proviso thereof or in respect of Permitted Refinancing Indebtedness thereof), (xxvii), (xxix) and (xxxi);
(xxxi)    cash deposits with respect to any Indebtedness to the extent permitted by Section 10.07;
(xxxii)    Liens on accounts receivable sold in connection with the sale or discount of accounts receivable permitted by Section 10.02(iv);
(xxxiii)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiv)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(xxxv)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of Borrower and the Restricted Subsidiaries complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Borrower or any Restricted Subsidiary;
(xxxvi)    deposits made in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;
(xxxvii)    receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(xxxviii)    so long as no Event of Default has occurred and is continuing at the time of granting such Liens, Liens on cash deposits securing any Interest Rate Protection Agreement or Other Hedging Agreement permitted hereunder;
(xxxix)    Liens arising in connection with any Qualified Securitization Transaction or Receivables Facility with respect to Securitization Assets or Receivables Assets;
(xl)    customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the indenture is issued (including the indenture under which the notes are to be issued);
(xli)    leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of Borrower or any of its Restricted Subsidiaries;
(xlii)    Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Indebtedness;
(xliii)    Liens on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Agreement and that such deposit shall be deemed for purposes of Section 10.07 (to the extent applicable) to be a prepayment of such Indebtedness;
(xliv)    [reserved]; and
(xlv)    other ordinary course Liens or Liens consistent with past practice, in each case, incidental to the conduct of any Foreign Subsidiaries’ business or the ownership of its property not securing any Indebtedness of such Foreign Subsidiary, and which do not in the aggregate materially detract from the value of such Foreign Subsidiaries’ property when taken as a whole or materially impair the use thereof in the operation of its business.
In connection with the granting of Liens of the type described in this Section 10.01 by Borrower or any of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02    Consolidation, Merger, or Sale of Assets, etc. Borrower will not, and will not permit any of the Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any Sale-Leaseback Transaction, except that:
(i)    any Investment permitted by Section 10.05 (including those that may be structured as a merger, consolidation or amalgamation);
(ii)    Borrower and its Restricted Subsidiaries may sell assets (including Equity Interests), so long as, (x) Borrower or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by Borrower or such Restricted Subsidiary, as the case may be) and (y) in the case of any single transaction that involves assets having a fair market value of more than the greater of $55,000,000 and 10.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such sale), at least 75% of the consideration received by Borrower or such Restricted Subsidiary shall be in the form of cash, Cash Equivalents or, subject to the proviso below, Designated Non-cash Consideration (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory notes and the fair market value, as determined by Borrower or such Restricted Subsidiary, as the case may be, in good faith, of any other consideration (including Designated Non-cash Consideration)) and is paid at or about the time of the closing of such sale; provided, however, that for purposes of this clause (y), the following shall be deemed to be cash: (A) any liabilities (as shown on Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Borrower or such Restricted Subsidiary (or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Borrower’s or such Restricted Subsidiary’s balance sheet (or in the footnotes thereto) (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable disposition and for which Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes, other obligations or assets received by Borrower or such Restricted Subsidiary from such transferee that are convertible by Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable asset sale, (C) consideration consisting of Indebtedness of Borrower or such Restricted Subsidiary that is not Subordinated Indebtedness received from such transferee, (D) accounts receivable of a business retained by Borrower or any of its Restricted Subsidiaries, as the case may be, following the sale of such business; provided that such accounts receivable (1) are not past due more than 90 days and (2) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable and (E) any Designated Non-cash Consideration received by Borrower or any of its Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (y) that is at that time outstanding, not to exceed the greater of $165,000,000 and 30% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of the receipt of such Designated Non-cash Consideration) (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(iii)    each of Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iii));
(iv)    each of Borrower and its Restricted Subsidiaries may sell or discount, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(v)    each of Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Borrower or any of its Restricted Subsidiaries, including of Intellectual Property;
(vi)    (w) Initial Borrower may be merged with or into Ultimate Borrower, (x) any Subsidiary of Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into (I) Borrower (so long as (1) the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and, (2) if such surviving Person is not Borrower, (A) such Person expressly assumes, in writing, all the obligations of Borrower under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent and (B) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree in its reasonable discretion) of the proposed transaction and Borrower shall promptly and in any event at least three (3) Business Days’ prior to the consummation of such transaction provide all information any Lender or the Administrative Agent may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with Requirements of Law with respect to the proposed successor) or (II) any Subsidiary Guarantor (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a Wholly-Owned Domestic Subsidiary of Borrower, is a corporation, limited liability company or limited partnership and is or becomes a Subsidiary Guarantor concurrently with such merger, consolidation, dissolution, amalgamation or liquidation), (y) any Excluded Subsidiary (other than an Unrestricted Subsidiary) of Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into any other Excluded Subsidiary (other than an Unrestricted Subsidiary) of Borrower and (z) any Excluded Subsidiary (other than an Unrestricted Subsidiary) of Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into any Credit Party (so long as such Credit Party is the surviving corporation of such merger, consolidation, dissolution, amalgamation or liquidation); provided that other than clause (w), any such merger, consolidation, dissolution, amalgamation or liquidation shall only be permitted pursuant to this clause (vi), so long as (I) no Event of Default then exists or would exist immediately after giving effect thereto and (II) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall not be impaired in any material respect as a result of such merger, consolidation, dissolution, amalgamation or liquidation;
(vii)    any disposition of (i) Securitization Assets arising in connection with a Qualified Securitization Transaction or (ii) the Receivables Assets arising in connection with a Receivables Facility, in each case, permitted by Section 10.04;
(viii)    each of Borrower and its Restricted Subsidiaries may make sales or leases of (A) inventory in the ordinary course of business, (B) goods held for sale in the ordinary course of business and (C) immaterial assets with a fair market value, in the case of this clause (C), of less than the greater of $42,000,000 and 7.5% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such sale or lease, as applicable);
(ix)    each of Borrower and its Restricted Subsidiaries may sell or otherwise dispose of (i) outdated, obsolete, surplus or worn out property and (ii) property no longer used or useful in the conduct of the business of Borrower and its Restricted Subsidiaries;
(x)    each of Borrower and its Restricted Subsidiaries may sell or otherwise dispose of assets (A) acquired pursuant to a Permitted Acquisition or a transaction otherwise permitted hereunder so long as (x) such assets are not used or useful to the core or principal business of Borrower and its Restricted Subsidiaries and (y) such assets have a fair market value not in excess of the greater of $55,000,000 and 10.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such sale or other disposition) and (B) in connection with the approval of any antitrust authority or otherwise necessary or advisable in the good faith determination of Borrower to consummate a Permitted Acquisition;
(xi)    in order to effect a sale, transfer or disposition otherwise permitted by this Section 10.02, a Restricted Subsidiary of Borrower may be merged, amalgamated or consolidated with or into another Person, or may be dissolved or liquidated;
(xii)    each of Borrower and its Restricted Subsidiaries may effect Sale-Leaseback Transactions (a) involving real property acquired after the Closing Date and not more than 180 days prior to such Sale-Leaseback Transaction for fair market value (as determined by Borrower) and with at least 75% of the consideration in the form of cash or Cash Equivalents or (b) with respect to any other Sale-Leaseback Transactions not described in subclause (xii)(a), having an aggregate fair market value not in excess of the greater of $55,000,000 and 10% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such Sale-Leaseback Transaction);
(xiii)    the issuance of directors’ qualifying shares and shares of Equity Interests of Foreign Subsidiaries issued to foreign nationals to the extent required by Requirements of Law;
(xiv)    each of Borrower and its Restricted Subsidiaries may issue or sell Equity Interests in or of, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(xv)    each of Borrower and its Restricted Subsidiaries may make transfers of property subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;
(xvi)    each of Borrower and its Restricted Subsidiaries may abandon, allow to lapse or expire or otherwise become invalid Intellectual Property rights in the ordinary course of business, in the exercise of its reasonable good faith judgment;
(xvii)    each of Borrower and its Restricted Subsidiaries may make voluntary terminations of or unwind Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Services Agreements;
(xviii)    each of Borrower and its Restricted Subsidiaries may make dispositions resulting from foreclosures by third parties on properties of Borrower or any of its Restricted Subsidiaries and acquisitions by Borrower or any of its Restricted Subsidiaries resulting from foreclosures by such Persons or properties of third parties;
(xix)    each of Borrower and its Restricted Subsidiaries may terminate leases and subleases;
(xx)    each of Borrower and its Restricted Subsidiaries may use cash and Cash Equivalents (or other assets that were Cash Equivalents when the relevant Investment was made) to make payments that are not otherwise prohibited by this Agreement;
(xxi)    each of Borrower or its Restricted Subsidiaries may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property or (iii) such disposition constitutes Permitted Asset Swaps, in the case of this subclause (iii) in an amount not to exceed the greater of

$140,000,000 and 25% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period;
(xxii)    sales, dispositions or contributions of property (A) between Credit Parties (other than Holdings), (B) between Restricted Subsidiaries (other than Credit Parties), (C) by Restricted Subsidiaries that are not Credit Parties to the Credit Parties (other than Holdings) or (D) by Credit Parties to any Restricted Subsidiary that is not a Credit Party; provided with respect to clause (D) that (1) the portion (if any) of any such sale, disposition or contribution of property made for less than fair market value and (2) any noncash consideration received in exchange for any such sale, disposition or contribution of property, shall in each case constitute an Investment in such Restricted Subsidiary subject to Section 10.05.
(xxiii)    dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(xxiv)    transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; provided that the proceeds of such dispositions are applied in accordance with Section 5.02(f);
(xxv)    any disposition of any asset between or among Borrower and its Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to this Section 10.02;
(xxvi)    dispositions permitted by Section 10.03 and the granting of any Liens permitted by Section 10.01;
(xxvii)    dispositions or other transactions undertaken in good faith for Tax planning purposes, so long as after giving effect to such dispositions or other transactions, the security interest of the Collateral Agent in the Collateral for the benefit of the Secured Creditors, taken as a whole, is not materially impaired;
(xxviii)    other dispositions not to exceed the greater of $140,000,000 and 25% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period;
(xxix)    Borrower and its Restricted Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business or consistent with past practice or otherwise if Borrower determines in good faith that such action is in the best interests of Borrower and its Restricted Subsidiaries, taken as a whole.
To the extent the Required Lenders (or such other percentage of the Lenders as may be required by this Section 10.02) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to Borrower or a Guarantor), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by them in order to effect the foregoing.
Notwithstanding anything to the contrary in this Section 10.02, Borrower and its Restricted Subsidiaries shall not, directly or indirectly, sell or otherwise transfer any Intellectual Property that is material to the operations of Borrower and its Subsidiaries taken as a whole to any Unrestricted Subsidiary.

10.03    Dividends. Borrower will not, and will not permit any of the Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to Borrower or any of its Restricted Subsidiaries, except that:
(i)    any Restricted Subsidiary of Borrower may authorize, declare and pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to Borrower or to other Restricted Subsidiaries of Borrower which directly or indirectly own equity therein;
(ii)    any non-Wholly-Owned Subsidiary of Borrower may authorize, declare and pay cash Dividends to its shareholders generally so long as Borrower or its Restricted Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);
(iii)    so long as no Event of Default exists at the time of the applicable Dividend, redemption or repurchase or would exist immediately after giving effect thereto, Borrower may authorize, declare and pay cash Dividends to Holdings to allow Holdings to pay cash dividends or make cash distributions to any other Parent Company to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of Holdings or such other Parent Company from management, employees, officers and directors (and their successors and assigns) of Borrower and its Restricted Subsidiaries; provided that (A) the aggregate amount of Dividends made by Borrower to Holdings pursuant to this clause (iii), and the aggregate amount paid by Holdings or such other Parent Company in respect of all such Equity Interests so redeemed or repurchased shall not (net of any cash proceeds received by Holdings (but in no event from any Initial Public Offering) from issuances of its Equity Interests (other than to the extent included in the Available Amount) and contributed to Borrower in connection with such redemption or repurchase), in either case, exceed during any fiscal year of Borrower, (x) the greater of $35,000,000 and 6.25% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such Dividend) or (y) subsequent to the consummation of any Initial Public Offering of common stock or other comparable equity interests of Borrower or any direct or indirect parent of Borrower, the greater of $55,000,000 and 10% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such Dividend) (provided that the amount of cash Dividends permitted to be, but not, paid in any fiscal year pursuant to this clause (iii) shall increase the amount of cash Dividends permitted to be paid in the succeeding two fiscal years pursuant to this clause (iii)); (B) such amount in any calendar year may be increased by an amount not to exceed: (I) the cash proceeds of key man life insurance policies received by Borrower or any of its Restricted Subsidiaries after the Closing Date; plus (II) the net proceeds from the sale of Equity Interests of Holdings, in each case to members of management, managers, directors or consultants of any Parent Company or any of its Subsidiaries that occurs after the Closing Date, where the net proceeds of such sale are received by or contributed to Borrower; provided that the amount of any such net proceeds that are utilized for any Dividend under this clause (iii) will not be considered to be net proceeds of Equity Interests for purposes of clause (a)(iii) of the definition of “Available Amount”; less (III) the amount of any Dividends previously made with the cash proceeds described in the preceding clause (I); and (C) cancellation of Indebtedness owing to Borrower from members of management, officers, directors, employees of Borrower or any of its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any other Parent Company will not be deemed to constitute a Dividend for purposes of this Agreement;
(iv)    Borrower may authorize, declare and pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) to pay expenses incurred by Holdings or any other Parent Company in connection with offerings, registrations, or exchange listings of equity or debt securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to Borrower, (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings and any other Parent Company shall cause the amount of such expenses to be repaid to Borrower or the relevant Restricted Subsidiary of Borrower out of the proceeds of such offering promptly if such offering is completed;
(v)    Borrower may authorize, declare and pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) to pay costs (including all professional fees and expenses) incurred by Holdings or any other Parent Company in connection with reporting obligations under or otherwise incurred in connection with compliance with Requirements of Law, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder;
(vi)    Borrower may authorize, declare and pay cash Dividends or other distributions, or make loans or advances to, any Parent Company or the equity interest holders thereof in amounts required for any Parent Company or the equity interest holders thereof to pay, in each case without duplication:
(A)    franchise Taxes (and other fees and expenses) required to maintain their existence to the extent such Taxes, fees and expenses are reasonably attributable to the operations of Holdings, Borrower and its Restricted Subsidiaries;
(B)    with respect to any taxable period ending after the Closing Date for which Borrower and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or foreign income or similar tax purposes of which a direct or indirect parent of Borrower is the common parent, the portion of any such U.S. federal, state, local and/or foreign income and similar taxes (including any alternative minimum taxes) of such tax group that is attributable to the taxable income of Borrower and its applicable Restricted Subsidiaries and, to the extent of the amount actually received for such purpose from its applicable Unrestricted Subsidiaries, in amounts required to pay any such taxes that are attributable to the taxable income of such Unrestricted Subsidiaries; provided that the aggregate amount of such payments with respect to such period (regardless of when paid) shall not exceed the aggregate amount of such Taxes that Borrower and/or its applicable Restricted Subsidiaries (and, subject to the limitation described above, any applicable Unrestricted Subsidiaries of Borrower) would have been required to pay with respect to such period were such entities stand-alone corporate taxpayers or a stand-alone corporate tax group for all applicable taxable periods ending after the Closing Date taking into account any applicable limitations on the ability to utilize net operating loss carryforwards and similar tax attributes under the Code;
(C)    customary salary, bonus and other benefits payable to directors, officers and employees of any Parent Company to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operations of Borrower and its Restricted Subsidiaries;
(D)    general corporate operating and overhead costs, fees and expenses (including administrative, legal, accounting and similar expenses provided by third parties) of any Parent Company to the extent such costs, fees and expenses are reasonably attributable to the ownership or operations of Borrower and its Restricted Subsidiaries;
(E)    cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Borrower or any Parent Company;
(F)    the purchase or other acquisition by Holdings or any other Parent Company of Borrower of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by Borrower, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 9.14; provided that (A) such dividend, distribution, loan or advance shall be made concurrently with the closing of such purchase or other acquisition and (B) such Parent Company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to Borrower or any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 10.02) into Borrower or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchase or other acquisition; and
(G)    any customary fees and expenses related to any successful or unsuccessful debt or equity offering by any Parent Company directly attributable to the operations of Borrower and its Restricted Subsidiaries;
(vii)    Borrower and its Restricted Subsidiaries may give reasonable and customary indemnities to directors, officers and employees of Holdings or any other Parent Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of Borrower and its Restricted Subsidiaries;
(viii)    Borrower may authorize, declare and pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) for payment of (x) obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of Borrower and its Restricted Subsidiaries or (y) indemnification obligations owing to the Sponsor and Sponsor Affiliates under the Advisory Agreement;
(ix)    any Dividend used (x) to fund the Transaction, including Transaction Costs, and (y) in order to satisfy deferred purchase price, earn-outs and contingent payments in respect of any amounts due and owing as provided for in the Acquisition Agreement;
(x)    Borrower may authorize, declare and pay cash Dividends to Holdings (who may subsequently authorize, declare and pay cash Dividends to any other Parent Company) so long as the proceeds thereof are used to pay the Sponsor or Sponsor Affiliate fees, expenses and indemnification payments that are then permitted to be paid pursuant to Sections 10.06(v), 10.06(vii) and 10.06(xii);
(xi)    repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or similar equity incentive awards;
(xii)    a Dividend (including to any Parent Company) to fund a payment of dividends on Borrower’s or any Parent Company’s common stock following an Initial Public Offering of such common stock after the Closing Date, not to exceed, in any fiscal year, the sum of (x) 6.0% of the net cash proceeds received by or contributed to the capital of Borrower from any such Initial Public Offering and (y) 7.0% of Borrower’s (or any Parent Company’s) Market Capitalization;
(xiii)    any Dividends to the extent the same are made solely with the Available Amount, so long as, solely to the extent clause (a)(ii) of the definition of “Available Amount” is being utilized, at the time of, and after giving effect to such Dividend on a Pro Forma Basis, (i) no Event of Default shall have occurred and be continuing and (ii) the Consolidated First Lien Net Leverage Ratio, on a Pro Forma Basis as of the last day of the most recently ended Test Period, does not exceed 4.05:1.00;
(xiv)    purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by Borrower and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Investments pursuant to Section 10.05(xvii), shall not exceed the greater of $27,500,000 and 5.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such Dividend);
(xv)    the authorization, declaration and payment of Dividends or the payment of other distributions by Borrower in an aggregate amount since the Closing Date not to exceed the greater of $250,000,000 and 50.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of such Dividend);
(xvi)    Borrower and each Restricted Subsidiary may authorize, declare and make Dividend payments or other distributions payable solely in the Equity Interests of such Person so long as in the case of Dividend or other distribution by a Restricted Subsidiary, Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;
(xvii)    Borrower may authorize, declare and pay Dividends with the cash proceeds contributed to its common equity (including from the net cash proceeds of any equity issuance by any Parent Company), so long as, with respect to any such payments, no Event of Default shall have occurred and be continuing or would result therefrom; provided that the amount of any such cash proceeds that are utilized for any Dividend under this clause (xvii) will not be considered to be cash proceeds of Equity Interests for purposes of clause (a)(iii) of the definition of “Available Amount”;
(xviii)    Borrower and any Restricted Subsidiary may authorize, declare and pay Dividends within 90 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with another provision of this Section 10.03;
(xix)    any Dividends, so long as (x) at the time of and after giving effect to such Dividend, no Event of Default has occurred and is continuing and (y) on a Pro Forma Basis, as of the last day of the most recently ended Test Period, the Consolidated Total Net Leverage Ratio does not exceed 4.30:1.00;
(xx)    so long as no Event of Default under Section 11.01 or 11.05 has occurred and is continuing or would result therefrom, Borrower and any Restricted Subsidiary may authorize, declare and pay Dividends with any Leverage Excess Proceeds; and
(xxi)    any payment that is intended to prevent any Indebtedness of Borrower from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.
In determining compliance with this Section 10.03 (and in determining amounts paid as Dividends pursuant hereto for purposes of the definitions of “Consolidated EBITDA” and “Consolidated Net Income”), amounts loaned or advanced to Holdings pursuant to Section 10.05(vi) shall, to the extent such loan or advance remains unpaid, be deemed to be cash Dividends paid to Holdings to the extent provided in said Section 10.05(vi).
10.04    Indebtedness. Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(i)    (w) Indebtedness incurred pursuant to this Agreement and the other Credit Documents (including pursuant to any Incremental Facility), (x) Indebtedness incurred pursuant to the ABL Credit Agreement and the other ABL Credit Documents in an aggregate principal amount not to exceed $200,000,000 plus any amounts incurred under Section 2.15(a) of the ABL Credit Agreement (as in effect on the Closing Date, or any similar provision of any subsequent ABL Credit Agreement which does not modify the financial tests and dollar baskets set forth in Section 2.15(a) of the ABL Credit Agreement (as in effect on the Closing Date) in a manner that is less restrictive to the Credit Parties in any material respect), (y) Indebtedness incurred pursuant to the Unsecured Notes and the other Unsecured Notes Documents in an aggregate principal amount not to exceed $725,000,000 and (z) Indebtedness incurred pursuant to the Secured Notes and the other Secured Notes Documents in an aggregate principal amount not to exceed $900,000,000;
(ii)    Indebtedness under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;
(iii)    Indebtedness of Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) in connection with the acquisition, construction, installation, repair, replacement or improvement of fixed or capital assets and any Permitted Refinancing Indebtedness in respect thereof; provided that in no event shall the aggregate principal amount of all such Indebtedness incurred or assumed in each case after the Closing Date pursuant to this clause (iii) exceed the greater of $250,000,000 and 50.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of incurrence) at any one time outstanding;
(iv)    [reserved];
(v)    (A) Indebtedness of a Restricted Subsidiary of Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness of Borrower or a Restricted Subsidiary assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) either (I) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, shall not exceed 5.30:1.00 or (II) the Consolidated Fixed Charge Coverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended Test Period shall be at least 2.00:1.00 and (B) any Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (A);
(vi)    intercompany Indebtedness and cash management pooling obligations and arrangements among Borrower and its Restricted Subsidiaries to the extent permitted by Section 10.05(vi);
(vii)    Indebtedness outstanding on the Closing Date and listed on Schedule 10.04(vii) (or to the extent not listed on such Schedule 10.04(vii), where the outstanding principal amount of such Indebtedness is less than $10,000,000 in the aggregate) and any Permitted Refinancing Indebtedness in respect thereof;
(viii)    Indebtedness (a) of Foreign Subsidiaries and Permitted Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii)(a) shall not at any time exceed the greater of $275,000,000 and 50.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries as of the most recently ended Test Period (measured at the time of incurrence), (b) arising from secured local lines of credit of any Restricted Subsidiary that is not a Credit Party and is organized in a non-United States jurisdiction where no Collateral is located and Permitted Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii)(b) shall not at any time exceed the greater of $275,000,000 and 50.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries as of the most recently ended Test Period (measured at the time of incurrence);
(ix)    Contribution Indebtedness and any Permitted Refinancing Indebtedness in respect thereof;

(x)    Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;
(xi)    Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, including in each case, obligations under any Treasury Services Agreements;
(xii)    Indebtedness in respect of Other Hedging Agreements so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;
(xiii)    (a) Indebtedness of Borrower and its Restricted Subsidiaries; provided that (v) such Indebtedness shall not require any payments of principal prior to three months after the Latest Maturity Date of the Term Loans and Revolving Commitments at the time of such incurrence (other than pursuant to customary change of control and asset sale proceeds offer provisions) (w) such Indebtedness shall not have any financial maintenance covenants except for such financial maintenance covenants that apply solely to any period after the Latest Maturity Date of the Term Loans and Revolving Commitments that is in effect at the time such Indebtedness is incurred, (x) if such Indebtedness is secured, it shall be secured on a junior-lien basis relative to the Liens on such Collateral securing the Obligations and a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Junior Lien Intercreditor Agreement and (y) after giving pro forma effect to the incurrence thereof, (A) in the case of Indebtedness that is secured, the Consolidated Secured Net Leverage Ratio shall not exceed 4.05:1.00 calculated on a Pro Forma Basis as of the most recently ended Test Period and (B) in the case of Indebtedness that is unsecured, (I) the Consolidated Total Net Leverage Ratio shall not exceed either (x) 5.30:1.00 or (y) at the election of Borrower, if such Indebtedness is incurred in connection with a Permitted Acquisition or another Investment permitted under this Agreement, the Consolidated Total Net Leverage Ratio in effect immediately prior to the consummation of such transaction calculated on a Pro Forma Basis as of the most recently ended Test Period or (II) the Consolidated Fixed Charge Coverage Ratio, determined on a Pro Forma Basis as of such date, would not be less than 2.00:1.00 and (b) any Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (a); provided that, Indebtedness incurred by non-Credit Parties pursuant to this clause (xiii) shall not exceed the greater of $275,000,000 and 50.0% of Consolidated EBITDA of Borrower and its Subsidiaries as of the most recently ended Test Period;
(xiv)    Indebtedness arising from agreements providing for (a) contingent or deferred payments (including, without limitation, indemnification payments, adjustments of purchase or acquisition price, earn-outs, noncompetes, consulting payments and similar obligations) or other similar arrangements incurred or assumed in connection with the Transaction or Acquisition Agreement, any Permitted Acquisition, disposition or any other Investment, in each case, permitted under this Agreement and (b) other obligations of a similar nature owing by Target as of the Closing Date relating to acquisitions and investments made by Target prior to the Closing Date;
(xv)    additional Indebtedness of Borrower and its Restricted Subsidiaries and any Permitted Refinancing Indebtedness in respect thereof not to exceed the greater of $192,500,000 and 35.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries as of the most recently ended Test Period (measured at the time of incurrence) in aggregate principal amount outstanding at any time;
(xvi)    Indebtedness and obligations in respect of contracts (including trade contracts and government contracts), statutory obligations, tenders, performance bonds, bid bonds, custom bonds, stay and appeal bonds, surety bonds, indemnity bonds, judgment bonds, replevin bonds, performance and completion and return of money bonds and guarantees, financial assurances, bankers’ acceptance facilities, suretyship arrangements, completion guarantees and similar obligations and obligations of a like nature or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case not in connection with the borrowing of money;
(xvii)    Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;
(xviii)    guarantees made by Borrower or any of its Restricted Subsidiaries of Indebtedness of Borrower or any of its Restricted Subsidiaries permitted to be outstanding under this Section 10.04; provided that (x) such guarantees are permitted by Section 10.05 and (y) no Restricted Subsidiary that is not a Credit Party shall guarantee Indebtedness of a Credit Party pursuant to this clause (xviii);
(xix)    guarantees made by any Foreign Subsidiary of Indebtedness of any other Foreign Subsidiary permitted to be outstanding under this Section 10.04;
(xx)    guarantees made by Restricted Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with this Section 10.04, or any refinancing thereof pursuant to this Section 10.04; provided that such guarantees may only be made by Restricted Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to this Section 10.04 at the time of the consummation of the Permitted Acquisition or such other Investment to which such Indebtedness relates;
(xxi)    customary contingent obligations in connection with sales, other dispositions and leases permitted under Section 10.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;
(xxii)    guarantees of Indebtedness of directors, officers and employees of Borrower or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;
(xxiii)    guarantees of Indebtedness of a Person in connection with a joint venture and any Permitted Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of any Indebtedness so guaranteed that is then outstanding, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees, taken together with Investments made under Section 10.05(xxxi), shall not exceed the greater of $140,000,000 and 25.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries as of the most recently ended Test Period (measured at the time of incurrence);
(xxiv)    (x) Indebtedness incurred by a Securitization Entity in a Qualified Securitization Transaction that is not recourse to Borrower or any Restricted Subsidiary other than a Securitization Entity (except for Standard Securitization Undertakings) and (y) to the extent constituting Indebtedness, obligations incurred in connection with the disposition by Borrower and/or any Restricted Subsidiary of any account receivable in connection with factoring or other similar arrangements;
(xxv)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, to the extent such Indebtedness is extinguished reasonably promptly after receipt of notice thereof;

(xxvi)    (x) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former officers, employees and directors of Borrower or its Restricted Subsidiaries incurred in the ordinary course of business, (y) Indebtedness representing deferred compensation or stock-based compensation to current and former officers, employees and directors of Borrower and the Restricted Subsidiaries and (z) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Parent Company permitted by Section 10.03;
(xxvii)    Permitted Pari Passu Notes, Permitted Pari Passu Loans or Permitted Junior Debt in an aggregate principal amount not to exceed, as of the date of incurrence thereof, when taken together with any Incremental Commitments or Incremental Loans incurred on such date pursuant to Section 2.15(a)(v)(x), (1) the then-remaining Fixed Incremental Amount as of the date of incurrence thereof plus (2) subject to the satisfaction of the applicable Incurrence-Based Incremental Facility Test, any Incurrence-Based Incremental Amounts that may be incurred thereunder on such date, in each case, so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Permitted Pari Passu Notes”, “Permitted Pari Passu Loans”, “Permitted Junior Notes” or “Permitted Junior Loans”, as the case may be and (ii) no Event of Default then exists or would result therefrom (provided, that with respect to any such Indebtedness incurred to finance a Limited Condition Transaction, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05) (it being understood that the reclassification mechanics set forth in the definition of “Incremental Amount” shall apply to amounts incurred pursuant to this Section 10.04(xxvii)) and Permitted Refinancing Indebtedness in respect thereof;
(xxviii)    (x) guarantees made by Borrower or any of its Restricted Subsidiaries of obligations (not constituting Indebtedness for borrowed money) of Borrower or any of its Restricted Subsidiaries or any customers owing to vendors, suppliers and other third parties incurred in the ordinary course of business, (y) guarantees made by Borrower or its Restricted Subsidiaries in the ordinary course of business in respect of obligations of or to suppliers, customers, franchisees, lessors, licensees and sublicensees in connection with the purchase or acquisition of equipment, supplies or other property and (z) Indebtedness of any Credit Party (other than Holdings) as an account party in respect of trade letters of credit issued in the ordinary course of business;
(xxix)    Indebtedness in the form of ESG (environmental, social and corporate governance) bonds, “green” bonds or any similarly earmarked Indebtedness in respect thereof and any Permitted Refinancing Indebtedness in respect thereof not to exceed the greater of (x) $110,000,000 and (y) 20.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of incurrence), in aggregate principal amount outstanding at any time, provided that, (A) if such Indebtedness is secured by any Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, a Pari Passu Representative acting on behalf of the holders of such Indebtedness shall have become party to an Additional Pari Passu Intercreditor Agreement and (B) at the election of Borrower, if such Indebtedness is secured by any Collateral on a junior lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, a Junior Representative acting on behalf of the holders of such Indebtedness and the Administrative Agent shall each have become party to the Additional Junior Lien Intercreditor Agreement;
(xxx)    Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 10.01(xviii);
(xxxi)    Indebtedness under Refinancing Notes/Loans, 100% of the Net Debt Proceeds of which are applied to repay outstanding Term Loans in accordance with Section 5.02(c);

(xxxii)    Indebtedness supported by a letter of credit or bank guarantee issued pursuant to the ABL Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit; and
(xxxiii)    all premiums (if any), interest (including post-petition interest and interest paid-in-kind), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxii) above.
Borrower or any Restricted Subsidiary may incur Indebtedness permitted by this Section 10.04 (including, to the extent permitted by this Section 10.04, through the use of the same basket or other exception used to originally incur the debt securities being satisfied and discharged), to satisfy and discharge any debt securities permitted to be incurred by this Section 10.04 (including, without limitation, the Secured Notes and the Unsecured Notes), at the same time as such debt securities are outstanding, so long as the net proceeds of such Indebtedness are promptly deposited with the trustee to satisfy and discharge the applicable indenture (including, without limitation, the Secured Notes Indenture and the Unsecured Notes Indenture) in accordance with such debt securities.
For purposes of determining compliance with this Section 10.04, if any Indebtedness that was originally incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA or a fixed dollar-denominated amount is subsequently refinanced, and such refinancing would cause either (a) the percentage of Consolidated EBITDA to be exceeded if calculated based on the then applicable Consolidated EBITDA or (b) the fixed dollar-denominated amount to be exceeded, as applicable, then such percentage of Consolidated EBITDA or fixed dollar-denominated amount, as applicable, will not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Indebtedness does not exceed the amount permitted pursuant to clause (1) of the definition of “Permitted Refinancing Indebtedness”.
10.05    Advances, Investments and Loans. Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by Borrower and its Restricted Subsidiaries with respect thereto), except that the following shall be permitted (each of the following, a “Permitted Investment” and collectively, “Permitted Investments”):
(i)    Borrower and its Restricted Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of Borrower or such Restricted Subsidiary;
(ii)    Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;
(iii)    Borrower and its Restricted Subsidiaries may hold the Investments held by them (or may exist in the future pursuant to binding commitments) on the Closing Date and described on Schedule 10.05(iii), and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 10.05;
(iv)    Borrower and its Restricted Subsidiaries may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)    Borrower and its Restricted Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.04(ii), and Other Hedging Agreements to the extent permitted by Section 10.04(xii);
(vi)    (a) Borrower and any Restricted Subsidiary may make intercompany loans to and other investments (including cash management pooling obligations and arrangements) in Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03), including in connection with tax planning activities, so long as, after giving effect thereto, the security interest of the Collateral Agent for the benefit of the Secured Creditors in the Collateral, taken as a whole, is not materially impaired, (b) any Foreign Subsidiary may make intercompany loans to and other investments (including cash management pooling obligations and arrangements) in Borrower or any of its Restricted Subsidiaries so long as in the case of such intercompany loans (other than cash management pooling obligations and arrangements) to Credit Parties (other than Holdings), all payment obligations of the respective Credit Parties are subordinated to their obligations under the Credit Documents on terms reasonably satisfactory to the Administrative Agent (for the avoidance of doubt, the terms of the Intercompany Subordination Agreement are reasonably satisfactory for the purposes of this clause (b)), (c) the Credit Parties may make intercompany loans to, guarantees on behalf of, and other Investments (including cash management pooling obligations and arrangements) in, Restricted Subsidiaries that are not Credit Parties, (d) any Restricted Subsidiary that is not a Credit Party may make intercompany loans to, and other investments (including cash management pooling obligations and arrangements) in, any other Restricted Subsidiary that is also not a Credit Party and (e) Credit Parties may make intercompany loans and other investments (including cash management pooling obligations and arrangements) in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that results in the proceeds of the initial Investment being invested in one or more Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03);
(vii)    Permitted Acquisitions shall be permitted in accordance with Section 9.14;
(viii)    loans and advances by Borrower and its Restricted Subsidiaries to officers, directors and employees of Borrower and its Restricted Subsidiaries in connection with (i) business-related travel, relocations and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted and (ii) any such Person’s purchase of Equity Interests of Holdings or any Parent Company; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;
(ix)    advances of payroll payments to employees of Borrower and its Restricted Subsidiaries in the ordinary course of business;
(x)    non-cash consideration may be received in connection with any Asset Sale permitted pursuant to Section 10.02(ii), (x) or (xxviii);
(xi)    additional Restricted Subsidiaries of Borrower may be established or created if Borrower and such Subsidiary comply with the requirements of Section 9.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.05, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(xii)    extensions of trade credit may be made in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction of previously extended trade credit from financially troubled account debtors, Investments consisting of prepayments to suppliers made in the ordinary course of business and loans or advances made to distributors in the ordinary course of business;
(xiii)    earnest money deposits may be made to the extent required in connection with Permitted Acquisitions and other Investments to the extent permitted under Section 10.01(xxviii);
(xiv)    Investments in deposit accounts or securities accounts opened in the ordinary course of business;
(xv)    Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;
(xvi)    Investments in the ordinary course of business consisting of UCC Article 3 (or the equivalent under other Requirements of Law) endorsements for collection or deposit;
(xvii)    purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by Borrower and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Dividends pursuant to Section 10.03(xiv), shall not exceed the greater of $27,500,000 and 5.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time such purchase is made);
(xviii)    Investments to the extent made with the Available Amount;
(xix)    in addition to other Investments permitted by this Section 10.05, Borrower and its Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person (including a joint venture and Unrestricted Subsidiaries) in an aggregate outstanding amount for all loans, advances and other Investments made pursuant to this clause (xix), not to exceed the greater of $140,000,000 and 25.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries as of the most recently ended Test Period (measured at the time such Investment is made);
(xx)    the licensing, sublicensing or contribution of Intellectual Property rights pursuant to arrangements with Persons other than Borrower and the Restricted Subsidiaries in the ordinary course of business for fair market value, as determined by Borrower or such Restricted Subsidiary, as the case may be, in good faith;
(xxi)    loans and advances to any Parent Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Dividends made to any Parent Company), Dividends permitted to be made to any Parent Company in accordance with Section 10.03; provided that any such loan or advance shall reduce the amount of such applicable Dividends thereafter permitted under Section 10.03 by a corresponding amount (if such applicable subsection of Section 10.03 contains a maximum amount);
(xxii)    Investments to the extent that payment for such Investments is made in the form of common Equity Interests or Qualified Preferred Stock of Holdings or any Equity Interests of any other direct or indirect Parent Company to the seller of such Investments;
(xxiii)    Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 10.05 and/or Section 10.02, as applicable, to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(xxiv)    Investments in a Restricted Subsidiary that is not a Credit Party or in a joint venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Restricted Subsidiary or joint venture;
(xxv)    to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business;
(xxvi)    Investments by Borrower and its Restricted Subsidiaries (A) consisting of deposits, prepayment and other credits to suppliers or landlords and (B) in connection with obtaining, maintaining or renewing client contracts, each made in the ordinary course of business;
(xxvii)    guarantees made in the ordinary course of business of (a) obligations owed to landlords, suppliers, customers, franchisees and licensees of Borrower or its Subsidiaries and (b) operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness;
(xxviii)    Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;
(xxix)    Investments in Unrestricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this Section 10.05(xxix) that are at that time outstanding not to exceed the greater of $140,000,000 and 25.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time such Investment is made) at any one time outstanding so long as on the date of any such Investment no Event of Default has occurred and is continuing or would result therefrom;
(xxx)    any Investments, so long as, on the date of such Investment, (x) no Event of Default has occurred and is continuing or would result therefrom and (y) on a Pro Forma Basis, as of the last day of the most recently ended Test Period, the Consolidated Total Net Leverage Ratio does not exceed 4.30:1.00;
(xxxi)    Investments by Borrower and its Restricted Subsidiaries in joint ventures in an aggregate amount for all Investments made pursuant to this clause (xxxi), not to exceed, when added to the aggregate amount then guaranteed under Section 10.04(xxiii) and all unreimbursed payments theretofore made in respect of guarantees pursuant to Section 10.04(xxiii), the greater of $140,000,000 and 25.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time such Investment is made) at any time outstanding;
(xxxii)    (A) Investments in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction permitted by Section 10.04; provided, however, that any such Investment in a Securitization Entity is in the form of (x) a contribution of additional Securitization Assets, (y) Limited Originator Recourse or (z) loans in respect of the noncash portion of the purchase price of Securitization Assets not to exceed 15% of such purchase price and (B) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction or a Receivables Facility, as applicable;
(xxxiii)    repurchases of the Secured Notes and Unsecured Notes;

(xxxiv)    Investments in any Person to which Borrower or any Restricted Subsidiary outsources operational activities or otherwise related to the outsourcing of operational activities in the ordinary course of business in an aggregate amount not to exceed the greater of $27,500,000 and 5.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries as of the most recently ended Test Period (measured at the time such Investment is made) at any one time outstanding;
(xxxv)    Investments in connection with the Transactions;
(xxxvi)    Investments consisting of guarantees permitted pursuant to clauses (x) and (y) of Section 10.04(xxviii);
(xxxvii)    Investments in Similar Businesses in an aggregate amount not to exceed of the greater of $140,000,000 and 25.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries as of the most recently ended Test Period (measured at the time such Investment is made) at any one time outstanding;
(xxxviii)    Investments arising as a result of a Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted under Section 10.02(xii); and
To the extent an Investment is permitted to be made by a Credit Party directly in any Restricted Subsidiary or any other Person who is not a Credit Party (each such person, a “Target Person”) under any provision of this Section 10.05, such Investment may be made by advance, contribution or distribution by a Credit Party to a Restricted Subsidiary or Holdings, and further advanced or contributed by such Restricted Subsidiary or Holdings for purposes of making the relevant Investment in the Target Person without constituting an additional Investment for purposes of this Section 10.05 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds in, a provision of this Section 10.05 as if made by the applicable Credit Party directly to the Target Person).
10.06    Transactions with Affiliates. Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Borrower or any of its Subsidiaries involving aggregate payments or consideration in excess of the greater of $55,000,000 and 10.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries as of the most recently ended Test Period, other than on terms and conditions deemed in good faith by the board of directors (or any committee thereof) of Holdings or Borrower to be not less favorable to Borrower or such Restricted Subsidiary as would reasonably be obtained by Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:
(i)    Dividends (and loans and advances in lieu thereof) may be paid to the extent provided in Section 10.03;
(ii)    loans and other transactions among Holdings, Borrower and its Restricted Subsidiaries (and any Parent Company) may be made;
(iii)    customary fees and indemnification (including the reimbursement of out-of-pocket expenses) may be paid to directors, officers and employees of Holdings, Borrower and its Restricted Subsidiaries and, to the extent directly attributable to the operations of Borrower and the other Restricted Subsidiaries, to any other Parent Company);
(iv)    Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment or other service-related agreements, employee benefits plans, stock option plans, indemnification provisions, stay bonuses, severance and other similar compensatory arrangements with current and former officers, employees, consultants and directors of Holdings, Borrower and its Restricted Subsidiaries in the ordinary course of business;

(v)    so long as no Event of Default shall exist (both before and immediately after giving effect thereto) under Section 11.01 or 11.05, Holdings and/or Borrower may pay fees to the Sponsor or the Sponsor Affiliates (or dividend such funds to any Parent Company to be paid to the Sponsor or the Sponsor Affiliates) in an amount not to exceed $10,000,000 in any calendar year and perform its other obligations pursuant to the terms of the Advisory Agreement, as in effect on the Closing Date, subject to amendments, restatements, modifications and supplements not adverse to the Lenders in any material respect; provided, further, that upon the occurrence and during the continuance of Event of Default under Section 11.01 or 11.05, such amounts may accrue on a subordinated basis, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Event of Default;
(vi)    the Transaction (including Transaction Costs) shall be permitted, and all agreements entered into among the Target and the Permitted Holders in connection with the Acquisition shall be permitted;
(vii)    Borrower may make payments (or make dividends to Holdings or any other Parent Company to make payments) (i) to reimburse the Sponsor or the Sponsor Affiliates for its reasonable out-of-pocket expenses, and to indemnify it, pursuant to the terms of the Advisory Agreement, as in effect on the Closing Date, subject to amendments, restatements, modifications and supplements not adverse to the Lenders in any material respect and (ii) to reimburse any shareholders for their respective reasonable out-of-pocket expenses, and to indemnify them, pursuant to the terms of any stockholders agreement with respect to Holdings or any other Parent Company, as in effect on the Closing Date, subject to amendments, restatements, modifications and supplements not materially adverse to the Lenders in any material respect;
(viii)    transactions described on Schedule 10.06(viii) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;
(ix)    Investments in Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 10.05;
(x)    any payments required to be made pursuant to or in connection with the Acquisition Agreement;
(xi)    transactions between Borrower and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Borrower or any Parent Company; provided, however, that such director abstains from voting as a director of Borrower or such Parent Company, as the case may be, on any matter involving such other Person;
(xii)    payments by Holdings, Borrower or any of its Restricted Subsidiaries to the Sponsor or any Parent Company for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of Borrower in good faith;
(xiii)    transactions with joint ventures entered into in the ordinary course of business;
(xiv)    guarantees of performance by Borrower and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money;

(xv)    transactions (a) in connection with the issuance of Equity Interests in the form of common stock or Qualified Preferred Stock of Borrower to the Sponsor or any Parent Company, or to any director, officer, employee or consultant thereof or (b) related to any Affiliate’s capacity as holder of Indebtedness or preferred equity of Holdings and its Restricted Subsidiaries (including such Affiliate’s exercise of any permitted rights with respect thereto) so long as such transaction is with all holders of such class of Indebtedness or preferred equity and such Affiliates are treated no more favorably than the other holds of such class generally;
(xvi)    the entry into any tax-sharing arrangements between Borrower or any of its Restricted Subsidiaries and any of their direct or indirect parents; provided, however, that any payment made by Borrower or any of its Restricted Subsidiaries under such tax-sharing arrangements is, at the time made, otherwise permitted hereunder;
(xvii)    transactions with Unrestricted Subsidiaries, customers, clients, lessors, landlords, suppliers, contractors, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Borrower and its Restricted Subsidiaries, or made in the reasonable determination of senior management or the Board of Directors of Borrower or any direct or indirect parent of Borrower;
(xviii)    to the extent not otherwise prohibited by this Agreement, transactions between or among Holdings, Borrower and any one or more of its Restricted Subsidiaries shall be permitted (including equity issuances); and
(xix)    transactions in connection with a Qualified Securitization Transaction or Receivables Facility.
Notwithstanding anything to the contrary contained above in this Section 10.06, (a) in no event shall Borrower or any of its Restricted Subsidiaries pay any management, consulting or similar fee to the Sponsor or any Affiliate of the Sponsor except as specifically provided in clauses (v) and (vii) of this Section 10.06 and (b) Borrower and its Restricted Subsidiaries shall not, directly or indirectly, sell or otherwise transfer any Intellectual Property that is material to the operations of Borrower and its Subsidiaries taken as a whole to any Unrestricted Subsidiary.
10.07    Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Borrower will not, and will not permit any of the Restricted Subsidiaries to:
(i)    make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable and other than obligations in respect of Designated Interest Rate Protection Agreements or Designated Treasury Services Agreements) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event of (including, in each case without limitation, by way of depositing money or securities with the trustee with respect thereto or any other Person before due for the purpose of paying when due), any Indebtedness under the Unsecured Notes Indenture and the other Unsecured Notes Documents, any Permitted Junior Debt, any Subordinated Indebtedness or any Refinancing Notes/Loans (other than Refinancing Notes/Loans secured by Liens ranking pari passu with the Liens securing the Indebtedness under this Agreement) in an outstanding aggregate principal amount greater than the greater of $55,000,000 and 10% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries as of the most recently ended Test Period, except that (A) Borrower may consummate the Transaction, (B) Unsecured Notes, Permitted Junior Debt, Subordinated Indebtedness and such Refinancing Notes/Loans may be repaid, redeemed, repurchased or defeased (and any applicable deposit of money or securities with the trustee with respect thereto or any other Person for the purpose of paying such Unsecured Notes, Permitted Junior Debt,

Refinancing Notes/Loans or Subordinated Indebtedness when due may be made) (i) with the Available Amount; provided, that, so long as, solely to the extent clause (a)(ii) of the definition of “Available Amount” is being utilized, (x) no Event of Default shall have occurred and be continuing at the time of the consummation of the proposed repayment, prepayment, redemption, repurchase or defeasance or immediately after giving effect thereto and (y) the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, shall not exceed 4.05:1.00, (ii) so long as, (x) no Event of Default has occurred and is continuing at the time of the consummation of the proposed repayment, prepayment, redemptions, repurchase or defeasance or would exist immediately after giving effect thereto and (y) on a Pro Forma Basis, as of the last day of the most recently ended Test Period, the Consolidated Total Net Leverage Ratio does not exceed 4.30:1.00, and (iii) in an aggregate amount not to exceed the greater of $250,000,000 and 50.0% of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time such payment, prepayment, redemption or acquisition is made); provided, that nothing herein shall otherwise prevent Borrower and its Restricted Subsidiaries from refinancing any Indebtedness with Permitted Refinancing Indebtedness, paying regularly scheduled interest payments and payment of fees, expenses and indemnification obligations without utilizing any of the basket capacities of this Section 10.07(i) or any payment to the extent necessary to prevent such Permitted Junior Debt, Subordinated Indebtedness or Refinancing Notes/Loans from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, in each case, with respect to such Indebtedness under such Permitted Junior Debt, Subordinated Indebtedness or Refinancing Notes/Loans and (C) Permitted Junior Debt that is secured by a Lien on the Collateral may be repaid, redeemed, repurchased or defeased (and any applicable deposit of money or securities with the trustee with respect thereto or any other Person for the purpose of paying such Permitted Junior Debt when due may be made) with any Declined Proceeds that do not constitute Specified Retained Declined Proceeds solely to the extent required by the terms thereof;
(ii)    amend or modify, or permit the amendment or modification of any provision of, any Unsecured Note Document other than any amendment or modification that is not materially adverse to the interests of the Lenders;
(iii)    amend or modify, or permit the amendment or modification of any provision of, any Permitted Junior Debt Document (after the entering into thereof) with a principal amount in excess of the Threshold Amount, other than any amendment or modification (when taken as a whole) that is not materially adverse to the interests of the Lenders; or
(iv)    amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation) or certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents); accounting policies or reporting policies (except as required by U.S. GAAP or, for Foreign Subsidiaries, as required by generally accepted accounting principles in their respective jurisdictions of formation), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (iv) (when taken as a whole) is not materially adverse in the aggregate to the interests of the Lenders.
10.08    Limitation on Certain Restrictions on Subsidiaries. Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i)    Requirements of Law;
(ii)    this Agreement and the other Credit Documents, the ABL Credit Agreement, the Unsecured Notes Indenture, the Secured Notes Indenture and the other definitive documentation entered into in connection with any of the foregoing;
(iii)    any Refinancing Note/Loan Documents;
(iv)    customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Borrower or any of its Restricted Subsidiaries;
(v)    customary provisions restricting assignment of any licensing agreement (in which Borrower or any of its Restricted Subsidiaries is the licensee) or other contract entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(vi)    restrictions on the transfer of any asset pending the close of the sale of such asset;
(vii)    any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to Borrower or any Restricted Subsidiary of Borrower, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;
(viii)    encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;
(ix)    any agreement or instrument relating to Indebtedness of a Foreign Subsidiary incurred pursuant to Section 10.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary and any Subsidiary of such Foreign Subsidiary;
(x)    an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii);
(xi)    restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01;
(xii)    restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Restricted Subsidiary of Borrower that is not a Subsidiary Guarantor, which Indebtedness is permitted by Section 10.04;
(xiii)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture;
(xiv)    on or after the execution and delivery thereof, (i) the Permitted Junior Debt Documents, (ii) the Permitted Pari Passu Notes Documents and (iii) the Permitted Pari Passu Loan Documents;
(xv)    negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis; and
(xvi)    restrictions and conditions under the terms of the documentation governing any Qualified Securitization Transaction or a Receivables Facility that, in each case, permitted by Section 10.04, are necessary or advisable, in the good faith determination of Borrower or the applicable Restricted Subsidiary, to effect such Qualified Securitization Transaction or such Receivables Facility.
10.09    Business.
(a)    Borrower will not permit at any time the business activities taken as a whole conducted by Borrower and its Restricted Subsidiaries to be materially different from the business activities taken as a whole conducted by Borrower and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transaction) except that Borrower and its Restricted Subsidiaries may engage in any Similar Business.
(b)    Holdings will not engage in any business other than its ownership of the capital stock of, and the management of, Borrower and, indirectly, its Subsidiaries and activities incidental thereto; provided that Holdings may engage in those activities that are incidental to (i) the maintenance of its existence in compliance with Requirements of Law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under, this Agreement, the other Credit Documents to which it is a party, the Acquisition Agreement, the Advisory Agreement, the ABL Credit Agreement, the Unsecured Notes Indenture, the Secured Notes Indenture and the other definitive documentation entered into in connection with any of the foregoing, (iv) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions, (v) the making of dividends or distributions on its Equity Interests, (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vii) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (viii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (ix) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any Requirements of Law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (x) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf), (xi) the consummation of the Transaction, (xii) the making of loans to or other Investments in, or incurrence of Indebtedness from, Borrower or in the case of incurrence of Indebtedness, from any Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor as and to the extent not prohibited by this Agreement, (xiii) the purchase or other acquisition by Holdings of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person pursuant to Section 10.03(vi)(F) and (xiv) any other activity expressly contemplated by this Agreement to be engaged in by Holdings, including, without limitation, repurchases of Indebtedness of Borrower under this Agreement pursuant to Section 2.20 and Section 2.21 and entry into and performance of guarantees of Refinancing Notes/Loans, Permitted Junior Debt, Permitted Pari Passu Notes, Permitted Pari Passu Loans and, subject to any applicable limitations set forth herein, other permitted Indebtedness of Borrower and its Restricted Subsidiaries.
10.10    Negative Pledges. Holdings and Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders, other than pursuant to the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Additional Junior Lien Intercreditor Agreement, any Additional Pari Passu Intercreditor Agreement

or any other intercreditor agreement contemplated by this Agreement, and except that this Section 10.10 shall not apply to:
(i)    any covenants contained in this Agreement or any other Credit Documents or that exist on the Closing Date;
(ii)    covenants existing under the ABL Credit Documents, the Unsecured Notes Indenture and the Secured Notes Indenture, each as in effect on the Closing Date (or as amended in a manner consistent with any amendment to this Agreement or the other Credit Documents), and the other definitive documentation entered into in connection with any of the foregoing;
(iii)    the covenants contained in any Refinancing Term Loans, any Refinancing Note/Loan Documents, any Permitted Pari Passu Notes Documents, Permitted Pari Passu Loan Documents, any Permitted Junior Debt, any documentation governing a Qualified Securitization Transaction or Receivables Facility (in each case, so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement);
(iv)    covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;
(v)    customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;
(vi)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures that are applicable solely to such joint venture;
(vii)    restrictions imposed by law;
(viii)    customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale; provided such restrictions and conditions apply only to the Person or property that is to be sold;
(ix)    contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;
(x)    negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Closing Date and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis;
(xi)    restrictions on any Foreign Subsidiary pursuant to the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;
(xii)    restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and
(xiii)    any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (iii), (ix), (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Borrower, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
10.11    Financial Covenant.
(a)    Borrower and its Restricted Subsidiaries shall not permit the Consolidated First Lien Net Leverage Ratio at the end of any Test Period (beginning with the fiscal quarter of Borrower ending on or about March 31, 2022) when the Aggregate Exposures exceed 40% of the total Revolving Commitments at such date (the “Financial Covenant Testing Threshold”) (excluding (x) issued or undrawn letters of credit, (y) cash collateralized letters of credit, guarantees and any other contingent obligations and (z) draws of Revolving Loans on the Closing Date for the first four fiscal quarters after the Closing Date), to be greater than 6.95 to 1.00.
(b)    For purposes of determining compliance with the financial covenant set forth in Section 10.11(a) above (or for the financial covenant set forth in the ABL Credit Agreement), cash equity contributions (which equity shall be Permitted Equity and which shall be contributed in cash to Holdings (which shall be contributed to the common Equity Interests of Borrower) during such fiscal quarter or on or prior to the day that is 10 Business Days after the date financial statements are required to be delivered for such fiscal quarter pursuant to Section 9.01(a) or (b) (such 10-Business Day period being referred to herein as the “Interim Period”) will, at the request of Borrower, (x) be applied to reduce the Revolving Facility exposure to a level below the Financial Covenant Testing Threshold or (y) be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial covenant set forth in the ABL Credit Agreement or any refinancing thereof or the financial covenant under clause (a) of this Section 10.11 at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) Specified Equity Contributions may be made no more than two times in any four fiscal quarter period and no more than five times during the term of this Agreement, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Borrower to be in pro forma compliance with such financial covenant plus any similar “cure amounts” under the ABL Credit Agreement with respect to the financial covenant thereunder or under any refinancing thereof, (c) Borrower shall not be permitted to make any Borrowings and no Letters of Credit shall be issued, renewed, extended or amended hereunder (other than renewals, extensions or amendments thereof that do not increase the face value amount of the Letter of Credit) during the Interim Period until the relevant Specified Equity Contribution has been made, unless consented by the Required Revolving Lenders, (d) all Specified Equity Contributions shall be counted solely for purposes of compliance with such financial covenant and the financial covenant set forth in the ABL Credit Agreement or any refinancing thereof and shall be disregarded for all other purposes, including for purposes of determining any baskets with respect to the covenants contained herein and in the other Credit Documents, (e) other than as set forth above in this clause (b) there shall be no pro forma or other reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenant for the fiscal quarter in which such Specified Equity Contribution is made, except to the extent the proceeds of the Specified Equity Contribution are actually applied to repay or prepay Indebtedness, and (f) from the date of the Administrative Agent’s receipt of a written notice from Borrower that Borrower intends to exercise its cure rights under this Section 10.11(b) through the last Business Day of the Interim Period, neither the Administrative Agent nor any Lender shall have any right to accelerate the Loans or terminate the Commitments, and none of the Administrative Agent nor any Lender shall have any right to foreclose on or take possession of the Collateral or exercise any other right or remedy under the Credit Documents that would be available on the basis of an Event of Default resulting from the failure to comply with Section 10.11(a).
(c)    For the avoidance of doubt, the financial covenant set forth in Section 10.11(a) is solely for the benefit of the Revolving Lenders.

Section 11.    Events of Default.
Upon the occurrence of any of the following specified events (each, an “Event of Default”):
11.01    Payments. Borrower shall (i) default in the payment when due of any principal of any Loan or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan, or any Fees or any other amounts owing hereunder or under any other Credit Document; or
11.02    Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent, the Collateral Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
11.03    Covenants. Holdings, Borrower or any Restricted Subsidiary shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.04 (as to Borrower), 9.11, 9.14(a) or Section 10 10 (subject to, in the case of Section 10.11(a), the cure rights contained in Section 10.11(b) and the proviso at the end of this clause (i)); provided that an Event of Default for failure to comply with Section 10.11(a) shall not constitute an Event of Default with respect to any Term Loan unless and until the Required Revolving Lenders shall have terminated their Revolving Commitments and declared all Revolving Loans to be due and payable and such declaration has not been rescinded on or before the date that the requisite Term Lenders declare an Event of Default with respect to Section 10.11(a) or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01 and 11.02), and such default shall continue unremedied for a period of 30 days after written notice thereof to Borrower by the Administrative Agent, the Collateral Agent or the Required Lenders; or
11.04    Default Under Other Agreements. (i) Holdings, Borrower or any of the Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than Indebtedness under this Agreement) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than Indebtedness under this Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (ii) any Indebtedness (other than Indebtedness under this Agreement) of Holdings, Borrower or any of the Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that (A) it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in the preceding clauses (i) and (ii) is at least equal to the Threshold Amount, (B) the preceding clause (ii) shall not apply to Indebtedness that becomes due as a result of a voluntary sale or transfer of, or Recovery Event with respect to, the property or assets securing such Indebtedness, if such sale or transfer or Recovery Event is otherwise permitted hereunder and (C) an Event of Default under clause (i) of this Section 11.04 with respect to the ABL Credit Agreement shall not be an Event of Default until the earliest of (I) in the case of a payment event of default, the first date on which such payment event of default shall continue unremedied for a period of 30 days after the date of such event of default (during which period such default is not waived or cured), (II) the date on which the Indebtedness under the ABL Credit Agreement has been accelerated as a result of such default and (III) the date on which the administrative agent, the collateral agent and/or the lenders under the ABL Credit Agreement have exercised their secured creditor remedies as a result of such default; or
11.05    Bankruptcy, etc. Holdings, Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings, Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, trustee, monitor is appointed for, or takes charge of, all or substantially all of the property of Holdings, Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), or Holdings, Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other case or proceeding under Debtor Relief Law or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), or there is commenced against Holdings, Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) any such case or proceeding which remains undismissed for a period of 60 days, or Holdings, Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) suffers any appointment of any custodian, receiver, receiver-manager, trustee, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or
11.06    ERISA. (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect; (b) there is or arises Unfunded Pension Liability which has resulted or would reasonably be expected to result in a Material Adverse Effect; (c) a Foreign Pension Plan has failed to comply with, or be funded in accordance with, Requirements of Law which has resulted or would reasonably be expected to result in a Material Adverse Effect; or (d) Borrower or any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that, in each case, has resulted or would reasonably be expected to result in a Material Adverse Effect; or
11.07    Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation (to the extent provided therein), a perfected security interest, to the extent required by the Credit Documents, in, and Lien on, all or any material portion of the Collateral (other than as a result of the failure of the Collateral Agent to file continuation statements or the failure of the Collateral Agent or the collateral agent or trustee under the ABL Credit Agreement, the Secured Notes Indenture, any Permitted Pari Passu Loans, any Permitted Pari Passu Notes or any Refinancing Notes/Loans (to the extent secured on a pari passu basis with the Loans) (in each case, as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement or any Additional Pari Passu Intercreditor Agreement) to maintain possession of possessory collateral delivered to it)), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01); or
11.08    Guarantees. Any Guaranty shall cease to be in full force and effect as to any Guarantor (other than any Guarantor otherwise qualifying as an Immaterial Subsidiary, whether or not so designated), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guaranty to which it is a party; or
11.09    Judgments. One or more judgments or decrees shall be entered against Holdings, Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) involving in the aggregate for Holdings, Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiary) a liability or liabilities (not paid or fully covered (other than to the extent of any deductible) by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments and decrees (to the extent not paid or fully covered (other than to the extent of any deductible) by such insurance company) equals or exceeds the Threshold Amount; or
11.10    Change of Control. A Change of Control shall occur;
then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to Borrower, the result of which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (iv) enforce each Guaranty and (v) require the Credit Parties to Cash Collateralize LC Obligations.
Section 12.    The Administrative Agent and the Collateral Agent.
12.01    Appointment and Authorization.
(a)    Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Sections 12.08, 12.10 and 12.11) are solely for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and neither Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    Bank of America shall also act as the “Collateral Agent” and “security trustee” under the Credit Documents, and each of the Lenders (on behalf of itself and its Affiliates, including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement) hereby irrevocably appoints and authorizes Bank of America to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Credit Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Bank of America, as “Collateral Agent” or “security trustee” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Section 12 and Section 13 (including Section 13.01, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or “security trustee” under the Credit Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Guaranteed Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.
(c)    Each of the Lenders (including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement or a Designated Treasury Services Agreement) hereby authorizes the Administrative Agent and/or the Collateral Agent to enter into the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Additional Junior Lien Intercreditor Agreement, any Additional Pari Passu Intercreditor Agreement and any other intercreditor agreement or arrangement or supplement thereto permitted under this Agreement without any further consent by any Lender and any such intercreditor agreement shall be binding upon the Lenders.
12.02    Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent and/or the Collateral Agent. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and as Collateral Agent, as applicable. The Administrative Agent or Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.
12.03    Exculpatory Provisions. The Administrative Agent, the Collateral Agent and the Lead Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Collateral Agent or the Lead Arrangers, as applicable:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent and/or the Collateral Agent are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that each of the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent, as applicable, to liability or that is contrary to any Credit Document or applicable law;
(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Collateral Agent and/or the Lead Arrangers or any of their respective Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)    shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent and/or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11 and 13.12) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction and by a final and nonappealable judgment. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent and the Collateral Agent by Borrower or a Lender; and
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Collateral Agent.

12.04    Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel (excluding counsel for Borrower), accountants or experts.
12.05    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or any of their respective Affiliates shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.
12.06    Non-reliance on the Administrative Agent, Collateral Agent, the Lead Arrangers and the Other Lenders.
(a)    Each Lender expressly acknowledges that none of the Administrative Agent, the Collateral Agent nor the Lead Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent, the Collateral Agent or the Lead Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Credit Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Collateral Agent or the Lead Arrangers to any Lender as to any matter, including whether the Administrative Agent, the Collateral Agent or the Lead Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent, the Collateral Agent and the Lead Arrangers that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Lead Arranger of this credit facility or any amendment thereto or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Lead Arranger of this credit facility or any amendment thereto or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties. Each Lender represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing) and (iii) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

(b)    The Administrative Agent, and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Credit Documents (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
12.07    Indemnification by the Lenders. To the extent that Borrower for any reason fails to pay any amount required under Section 13.01(a) to be paid by them to the Administrative Agent or Collateral Agent (or any sub-agent of either of them), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on the amount of then outstanding Loans held by each Lender or, if the Loans have been repaid in full, based on the amount of outstanding Loans held by each Lender immediately prior to such repayment in full) of (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or Collateral Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 12.07 are subject to the provisions of Section 5.05.
12.08    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
12.09    Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any case or proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 4.01 and 13.01) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator, debtor, debtor-in-possession, or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, and the Issuing Banks to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.01 and 13.01.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Banks any plan of reorganization, arrangement, adjustment or composition or similar dispositive restructuring plan affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such case or proceeding.
The Secured Creditors hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to (subject to the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Additional Junior Lien Intercreditor Agreement, any Additional Pari Passu Intercreditor Agreement and any other intercreditor agreement or arrangement or supplement thereto permitted under this Agreement) credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any comparable provisions of any other applicable Debtor Relief Laws or any similar laws in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Creditors shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(v) of Section 13.12 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Creditor or any acquisition vehicle to take any further action.
12.10    Resignation of the Agents.
(a)    Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or Collateral Agent, as applicable, upon 30 days’ written notice to the Lenders and Borrower; provided that, if at the time of such resignation, there is a successor Administrative Agent or Collateral Agent, as applicable, satisfactory to each of the resigning Agent, the incoming Agent and Borrower, each, in its sole discretion, then the resigning Agent, the incoming Agent and Borrower may agree to waive or shorten the 30 day notice period. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (and consented to by Borrower, to the extent so required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent or

Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent may, with Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), on behalf of the Lenders, appoint a successor Administrative Agent or successor Collateral Agent, as applicable, in each case meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment within such period, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or retiring Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the Secured Creditors’ security interest thereon until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders (with the consent of Borrower, to the extent so required) appoint a successor Administrative Agent as provided for above in this Section 12.10. Upon the acceptance of a successor’s appointment as Administrative Agent or as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or retiring Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 and Section 13.01 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(b)    Any resignation by Bank of America as administrative agent pursuant to this Section 12.10 shall also constitute its resignation as Swingline Lender and as Issuing Bank to the extent that Bank of America is acting in such capacities at such time. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and the retiring Issuing Bank and (ii) the retiring Swingline Lender and retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents.
12.11    Collateral Matters and Guaranty Matters. Each of the Lenders (including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement) and the Issuing Bank irrevocably authorizes the Administrative Agent or Collateral Agent, as applicable,
(i)    to release, and to evidence the automatic release of, any Lien on any property granted to or held by the Collateral Agent under any Credit Document (A) upon termination of the Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements) and the expiration or termination of all Letters of Credit (unless Cash Collateralized or backstopped on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank), (B) that is sold or disposed of or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (C) that constitutes Excluded Collateral, (D) if the property subject to such Lien is owned by a Subsidiary Guarantor, subject to Section 13.12, upon release of such Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to clause (ii) below or (E) if approved, authorized or ratified in writing in accordance with Section 13.12;
(ii)    to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted hereunder; provided that in the case of any such Subsidiary Guarantor that becomes an Excluded Subsidiary solely as a result of becoming a non-Wholly Owned Subsidiary, such Subsidiary Guarantor shall only be released from its obligations under this Agreement or the Guaranty Agreement, as applicable, pursuant to this clause (ii) if such Restricted Subsidiary became a non-Wholly Owned Subsidiary pursuant to a transaction where such Subsidiary becomes a bona fide joint venture where the other Person taking an equity interest in such Subsidiary is not an Affiliate of Holdings (other than as a result of such joint venture); and
(iii)    to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Sections 10.01(iv)(y) (solely with respect to subordination (and not release) of Liens granted to or held by the Collateral Agent on any ABL Collateral), (vi) or (xiv) or any other Lien that is expressly permitted by Section 10.01 to be senior to the Lien securing the Obligations or to release, and to execute and/or deliver documents to evidence the release or non-existence of, any Lien securing the Obligations upon any Excluded Collateral; and
(iv)     to enter into the Pari Passu Intercreditor Agreement or any Additional Pari Passu Intercreditor Agreement and provide that any Lien on any property granted to or held by the Collateral Agent under any Credit Document is equal to and has the same priority as the Lien of any holder of such other Lien on such property that is permitted by Section 10.01(xxx) (solely as it relates to Indebtedness incurred pursuant to Section 10.04(xxvii)), each Permitted Pari Passu Note Document, each Permitted Pari Passu Loan Document, and each Refinancing Note/Loan Document (to the extent such Refinancing Notes/Loans constitute Permitted Pari Passu Notes or Permitted Pari Passu Loans).
Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, to provide that its interests in particular types or items of property are equal to the interests of any other Person or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.11. In each case as specified in this Section 12.11, the Administrative Agent and Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and Collateral Agent to), at Borrower’s expense, execute and deliver to the applicable Credit Party such documents, including (without limitation) termination or partial release statements, as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, to subordinate its interest in such item or to provide its interests are equal to the interests of any other Person, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 12.11.
The Administrative Agent and Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Without limitation of the operation of the releases described above or in any Security Document, a certificate of a Responsible Officer delivered either at the request of the Administrative Agent or Collateral Agent or at the option of Borrower, in either case, to the Administrative Agent or Collateral with respect to any release described in this Section 12.11 stating that Borrower has determined in good faith that such release satisfies the foregoing requirements shall be conclusive evidence that such release satisfies the foregoing requirement and such automatic release has occurred (and the Administrative Agent and the Collateral Agent will rely conclusively on such certificate without further inquiry), and the Administrative Agent and the Collateral Agent shall promptly execute and deliver all documentation evidencing such release and requested by Borrower.
12.12    Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements. No Guaranteed Creditor that is a counterparty to a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement, in its capacity as such, that obtains the benefits of any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as an Agent or a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 12.12 to the contrary, the Administrative Agent and Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Guaranteed Creditor. Each Guaranteed Creditor that is a counterparty to a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement, in its capacity as such, agrees to be bound by this Section 12 to the same extent as a Lender hereunder.
12.13    Withholding Taxes. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other relevant Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Credit Party pursuant to Section 5.05 and without limiting or expanding the obligation of any Credit Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply all amounts at any time owing to such Lender under this Agreement, any other Credit Document or from any other sources against any amount due the Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.13, the term “Lender” shall include any Issuing Bank and the Swingline Lender.
12.14    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
12.15    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any Issuing Bank (the “Recipient Party”), whether or not in respect of an Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Recipient Party promptly upon determining that any payment made to such Recipient Party comprised, in whole or in part, a Rescindable Amount.
Section 13.    Miscellaneous.
13.01    Payment of Expenses, etc.
(a)    The Credit Parties hereby jointly and severally agree, from and after the Closing Date, to: (i) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents and Issuing Banks (limited, in the case of legal expenses, to the reasonable fees and disbursements of one primary counsel to all Agents and Issuing Banks, taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions)) in connection with (x) the preparation, execution, enforcement and delivery of this Agreement and the other

Credit Documents and the documents and instruments referred to herein and therein, (y) the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective) and (z) their syndication efforts with respect to this Agreement; (ii) pay all reasonable invoiced out-of-pocket fees, costs and expenses of the Agents, each Lender and the Issuing Banks in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings (limited, in the case of legal expenses, to one primary counsel to all Agents, the Issuing Banks and Lenders to be retained by the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnified Person affected by such conflict informs Borrower of such conflict, of a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected Indemnified Persons); and (iii) indemnify each Agent, each Lead Arranger, each Lender and each Issuing Bank and their respective Affiliates, and the partners, shareholders, officers, directors, employees, agents, trustees, representatives and investment advisors of each of the foregoing, in each case, together with their respective successors and assigns (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding any Taxes, other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses, disbursements etc. arising from a non-Tax claim) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Bank or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials relating in any way to any Real Property owned, leased or operated, at any time, by Borrower or any of its Subsidiaries; the generation, storage, transportation, handling, Release or threat of Release of Hazardous Materials by Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by Borrower or any of its Subsidiaries; the non-compliance by Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any Environmental Claim or liability under Environmental Laws relating in any way to Borrower, any of its Subsidiaries or relating in any way to any Real Property at any time owned, leased or operated by Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Person (but excluding in each case (and each Indemnified Person, by accepting the benefits hereof, agrees to promptly refund or return any indemnity received hereunder to the extent it is later determined by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled thereto) any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnified Person, any Affiliate of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Credit Documents (in the case of each of the preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by any Credit Party or any of their respective affiliates and is brought by an Indemnified Person against another Indemnified Person (other than claims against any Agent solely in its capacity as such or in its fulfilling such role)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Bank or any Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b)    No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for any determination made by it pursuant to this Agreement or any other Credit Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment).
(c)    To the extent permitted by applicable law, (i) the Credit Parties shall not assert, each Credit Party hereby waives any claim against each Agent, each Lender, each Issuing Bank and their respective Affiliates, and the partners, shareholders, officers, directors, employees, agents, trustees, representatives and investment advisors of each of the foregoing, in each case, together with their respective successors and assigns (each, a “Lender-Related Person”) for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems and (ii) no party hereto (and no Indemnified Person or any Subsidiary or Affiliate of Holdings or Borrower) shall be responsible to any other party hereto (or any Indemnified Person or any Subsidiary or Affiliate of Holdings or Borrower) for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the financing contemplated hereby; provided that nothing in this Section 13.01(c) shall limit the Credit Parties’ indemnity obligations to the extent such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification under Section 13.01(a).
13.02    Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank and each Guaranteed Creditor is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent, the Collateral Agent, such Issuing Bank, such Lender or such Guaranteed Creditor (including, without limitation, by branches and agencies of the Administrative Agent, the Collateral Agent, such Issuing Bank, such Lender or such Guaranteed Creditor wherever located) to or for the credit or the account of Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, the Collateral Agent, such Lender or such Guaranteed Creditor under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender or such Guaranteed Creditor pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, the Collateral Agent, such Issuing Bank, such Lender or such Guaranteed Creditor shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The right of setoff described in this Section 13.02 shall not apply with respect to any Excluded Collateral.
13.03    Notices.
(a)    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, cable communication or electronic transmission) and mailed, telegraphed, telexed, telecopied, cabled, delivered or transmitted:
(i)    if to any Credit Party, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.03 or such other address as shall be designated by such party in a written notice to the other parties hereto; and

(ii)    if to any Lender, at its address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower) or at such other address as shall be designated by such Lender in a written notice to Borrower and the Administrative Agent.
All such notices and communications shall, when mailed or overnight courier, be effective when deposited in the mail, or overnight courier, as the case may be, or sent by facsimile or other electronic means of transmission, except that notices and communications to the Administrative Agent, Collateral Agent and Borrower shall not be effective until received by the Administrative Agent, Collateral Agent or Borrower, as the case may be.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Collateral Agent, Borrower or Holdings may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    (i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM ANY BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH ANY BORROWER MATERIALS OR THE PLATFORM. In no event shall each of the Administrative Agent and the Collateral Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, Borrower, the Subsidiary Guarantors, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, in the absence of gross negligence, bad faith or willful misconduct of any Agent Party, as determined by a court of competent jurisdiction and by a final and nonappealable judgment.
13.04    Benefit of Agreement; Assignments; Participations, etc.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void), except as contemplated by Section 10.02(vi) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.04. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, participations in Letters of Credit and Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)    Borrower; provided that, Borrower shall be deemed to have consented to an assignment of Term Loans or Term Loan Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of Borrower shall be required (x)(I) with respect to Term Loans or Term Loan Commitments, for an assignment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund or (II) with respect to Revolving Loans and Revolving Commitments, for an assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund or (y) if an Event of Default has occurred and is continuing under Section 11.01 or 11.05, any other Eligible Transferee; provided, further, for the avoidance of doubt and subject to the foregoing, consent of Borrower shall be required for any assignment from a Revolving Lender to a Term Lender or from a Term Lender to a Revolving Lender;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required (x) with respect to Term Loans or Term Loan Commitments, for an assignment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund and (y) with respect to Revolving Loans and Revolving Commitments, for an assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund; and
(C)    each Issuing Bank and the Swingline Lender, solely with respect to assignments of Revolving Loans and Revolving Commitments; provided that no consent of any Issuing Bank and the Swingline Lender shall be required for an assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund relating to an Revolving Lender;
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Tranche, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (I) $1,000,000 in the case of Term Loans and (II) $5,000,000 in the case of Revolving Loans or Revolving Commitments (or €5,000,000 in the case of Revolving Loans or Revolving Commitments denominated in Euros, £5,000,000 in the case of Revolving Loans or Revolving Commitments denominated in Pounds and an Alternative Currency Equivalent of $5,000,000 in the case of Revolving Loans or Revolving Commitments denominated in an Alternative Currency

(other than Euros and Pounds)), unless each of Borrower and the Administrative Agent otherwise consent; provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing under Section 11.01 or 11.05;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with the payment by the assignee of a processing and recordation fee of $3,500 (it being understood that such recordation fee shall not apply to any assignments by the Lenders or any of their affiliates pursuant to the primary syndication of the Loans under this Agreement); and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 5.04 and 13.01). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.
(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) and currency of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and, as to its own positions only, any Lender and any Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative

Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(C) above and any written consent to such assignment required by clause (b)(ii) above, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).
(c)    Any Lender may, without the consent of Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more Eligible Transferees (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including any participations in Letters of Credit) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender or each adversely affected Lender and that directly affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 5.04 (subject to the requirements and limitations therein (it being understood that the documentation required under Sections 5.04(b) and (c) shall be delivered solely to the participating Lender; provided, for the avoidance of doubt, that if the participating Lender is not a U.S. Person, such Lender shall include a copy of such documentation as an exhibit to its IRS Form W-8IMY in accordance with Section 5.05(c)(x)(iv))) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.04(b); provided that such Participant (A) shall be subject to the provisions of Section 2.12 as if it were an assignee under Section 13.04(b); and (B) shall not be entitled to receive any greater payment under Section 2.10 or 5.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.01 as though it were a Lender; provided that such Participant shall be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Letter of Credit, Loan or its other obligations under any Credit Document) to any Person except to the extent such disclosure is necessary to establish that such Commitment, Letter of Credit, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Holdings, Borrower and its Restricted Subsidiaries shall also be entitled to purchase (from Lenders) outstanding principal of Term Loans in accordance with the provisions of Sections

2.20 and 2.21, which purchases shall be evidenced by assignments (in form reasonably satisfactory to the Administrative Agent) from the applicable Lender to Borrower. Each assignor and assignee party to the relevant repurchases under Sections 2.20 and 2.21 shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption. No such transfer or assignment shall be effective until recorded by the Administrative Agent (which the Administrative Agent agrees to promptly record) on the Register pursuant to clause (b) above. All Term Loans purchased pursuant to Sections 2.20 and 2.21 shall be immediately and automatically cancelled and retired, and Borrower shall in no event become a Lender hereunder. To the extent of any assignment to Borrower as described in this clause (d), the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Term Loans.
(e)    Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or central banking authority in support of borrowings made by such Lender from such Federal Reserve Bank or central banking authority and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (e) shall release the transferor Lender from any of its obligations hereunder.
(f)    Each Lender acknowledges and agrees to comply with the provisions of this Section 13.04 applicable to it as a Lender hereunder.
(g)    Each Sponsor Affiliate, solely in its capacity as a Lender, hereby agrees, and each Assignment and Assumption entered into by a Sponsor Affiliate shall provide a confirmation, that, if any Credit Party shall be subject to any voluntary or involuntary case or proceeding commenced under any Debtor Relief Law now or hereafter in effect (“Bankruptcy Proceedings”), (i) such Sponsor Affiliate shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Sponsor Affiliate’s claim with respect to its Term Loans (a “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization or similar dispositive restructuring plan) so long as such Sponsor Affiliate is treated in connection with such exercise or action on the same or better terms in all material respects as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization or similar dispositive restructuring plan), the Term Loans held by such Sponsor Affiliate (and any Claim with respect thereto) shall be deemed to be voted by such Sponsor Affiliate in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Affiliates, so long as such Sponsor Affiliate is treated in connection with the exercise of such right or taking of such action on the same or better terms in all material respects as the other Lenders; provided, however, that the Administrative Agent shall vote on behalf of any such Sponsor Affiliates holding Term Loans in accordance with this Section 13.04(g) and the relevant Assignment and Assumption. For the avoidance of doubt, the Lenders and each Sponsor Affiliate agree and acknowledge that the provisions set forth in this Section 13.04(g) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code (or any similar provision of any other applicable Debtor Relief Law), and, as such, would be enforceable for all purposes in any case or proceeding where a Credit Party has filed for protection under any Debtor Relief Law or similar law now or hereafter in effect applicable to Credit Party. Except as expressly provided in this Section 13.04(g), the provisions of this Section 13.04(g) shall not be applicable to any Debt Fund Affiliate.
(h)    If Borrower wishes to replace the Term Loans or Commitments with Term Loans or Commitments having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders of such Term Loans or holding such Commitments, instead of prepaying the Term Loans or reducing or terminating the Commitments to be replaced, to (i) require such Lenders to assign such Term Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 13.12 (with such replacement, if applicable, being deemed to have been made pursuant to Section 13.12). Pursuant to any such assignment, all Term Loans and Commitments to be replaced shall be purchased at par (allocated among the applicable Lenders in the same manner as would be required if such Term Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.08. By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Term Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
(i)    The Administrative Agent shall have the right, and Borrower hereby expressly authorizes the Administrative Agent to provide to any requesting Lender, the list of Disqualified Lenders provided to the Administrative Agent by Borrower and any updates thereto. Borrower hereby agrees that any such requesting Lender may share the list of Disqualified Lenders with any potential assignee, transferee or participant. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders or Net Short Lenders (other than with respect to assignments or participations by it (in its capacity as a Lender) of its Loans and Commitments, if any). Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or Net Short Lender, (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender (other than with respect to assignments or participations by it (in its capacity as a Lender) of its Loans and Commitments, if any) or (z) have any liability with respect to or arising out of the voting in any amendment or waiver to any Credit Document by any Net Short Lender.
(j)    Disqualified Lenders. Notwithstanding anything to the contrary contained in this Agreement, any assignment to a Disqualified Lender shall not be void, but shall be subject to the following provisions:
(i)    If any assignment is made to any Disqualified Lender without Borrower’s prior written consent, or if any Person becomes a Disqualified Lender after the Closing Date, Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, cancel any unfunded Commitment the subject thereof and (A) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder (it being understood that, notwithstanding anything in the Credit Documents to the contrary, any such prepayment shall not be subject to any provisions requiring prepayments of the Loans on a pro rata basis and no other Loans shall be required to be repaid as a result of such prepayment) and/or (B) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.04), all of its interest, rights and obligations under this Agreement and related Credit Documents to an Eligible Transferee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided that (i) Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.04(b) (unless waived by the Administrative Agent) and (ii) in the case of clause (A), Borrower shall not use the proceeds from any Loans or loans under the ABL Credit Agreement to prepay any Loans held by Disqualified Lenders.

(ii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lender consented to such matter, and (y) for purposes of voting on any proposed plan of reorganization, plan of liquidation, or any other similar dispositive restructuring plan pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
13.05    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.
13.06    Payments Pro Rata.
(a)    The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
(b)    Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)    Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, (y) the express provisions of this Agreement which permit disproportionate payments with respect to various of the Tranches as, and to the extent, provided herein, and (z) any other provisions which permit disproportionate payments with respect to the Loans as, and to the extent, provided therein.
13.07    Calculations; Computations.
(a)    The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; provided, further, that if Borrower notifies the Administrative Agent that Borrower wishes to amend any leverage calculation or any financial definition used therein to implement the effect of any change in U.S. GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies Borrower that the Required Lenders wish to amend any leverage test or any financial definition used therein for such purpose), then Borrower and the Administrative Agent shall negotiate in good faith to amend such leverage test or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in U.S. GAAP; provided, further, that all determinations made pursuant to any applicable leverage test or any financial definition used therein shall be determined on the basis of U.S. GAAP as applied and in effect immediately before the relevant change in U.S. GAAP or the application thereof became effective, until such leverage test or such financial definition is amended. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) and (ii) the accounting for any lease shall be based on U.S. GAAP as in effect on December 15, 2018 and without giving effect to any subsequent changes in U.S. GAAP (or the required implementation of any previously promulgated changes in U.S. GAAP) relating to the treatment of a lease as an operating lease or capitalized lease.
(b)    Notwithstanding anything to the contrary contained in this Agreement, Borrower (or any Parent Company) may elect to switch from maintaining its accounting records from U.S. GAAP to IFRS by written notice to the Administrative Agent, and thereafter may provide all required financial information in accordance with IFRS, provided that such switch may only occur once after the Closing Date. In the event that Borrower (or any Parent Company) elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to reflect equitably the Accounting Changes (or if the Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders), with the desired result that the criteria for evaluating Borrower’s (or any Parent Company’s) financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower and the Administrative Agent, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with U.S. GAAP (as determined in good faith by a Responsible Officer of Borrower or such Parent Company, as applicable) as if such change had not occurred.
(c)    The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

13.08    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
(a)    THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN WITH RESPECT TO ANY CREDIT DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT”, AND WHETHER OR NOT SUCH “COMPANY MATERIAL ADVERSE EFFECT” HAS OCCURRED, (B) THE DETERMINATION OF THE ACCURACY OF ANY OF THE ACQUISITION AGREEMENT REPRESENTATIONS, AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE CONDITIONS SET FORTH IN SECTION 6.14 WITH RESPECT TO SUCH REPRESENTATIONS HAVE NOT BEEN SATISFIED, AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RELEVANT MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND

AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
13.09    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts and by the different parties hereto in different counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as otherwise provided herein, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
13.10    [Reserved].
13.11    Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
13.12    Amendment or Waiver; etc.
(a)    Except as expressly contemplated hereby, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto, the Administrative Agent and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) the Guaranty Agreement and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders) or the Administrative Agent with the written consent of the Required Lenders; provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender (and Issuing Bank, if applicable) directly and adversely affected thereby, reduce the amount or extend the final scheduled maturity of any Loan, or reduce the rate or extend the time of payment of interest or fees thereon; except in connection with the waiver of the applicability of any post-default increase in interest rates, (ii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral without the prior written consent of each Lender, (iii) except as otherwise provided in the Credit Documents, release all or substantially all of the value of the Guaranty by the Guarantors without the prior written consent of each Lender, (iv) amend, modify or waive any provision of this Section 13.12(a) or Section 13.06 or Section 7.4 of the Security Agreement (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Initial Term Loans on the Closing Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby, (v) (1) reduce the percentage specified in the definition of “Required Lenders” without the prior written consent of each Lender or (2) reduce the percentage specified in the definition of “Supermajority Lenders” without the prior written consent of each Lender (in each case, it being understood that, with the prior written consent of the Required Lenders or Supermajority Lenders, as applicable, additional extensions of credit pursuant to this Agreement that are permitted by the terms hereof or that have been consented to by the Required Lenders or Supermajority Lenders may be included in the determination of the Required Lenders or Supermajority Lenders, as applicable, on substantially the same basis as the extensions of Initial Term Loans are included on the Closing Date), (vi) except as permitted by

Section 10.02(vi), consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement without the consent of each Lender, (vii) reduce the percentage specified in the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that, with the prior written consent of the Required Revolving Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Revolving Lenders on substantially the same basis as the extension of Revolving Commitments are included on the Closing Date), (viii) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement without the consent of each Lender, (ix) (1) amend or otherwise modify Section 10.11 (or for the purposes of determining compliance with Section 10.11, any defined terms used therein), (2) waive or consent to any Default or Event of Default resulting from a breach of Section 10.11(a), (3) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article 11 as a result of a breach of Section 10.11(a), or (4) amend or waive any of the conditions to any Revolving Borrowing or issuance of Letters of Credit, any other provision that relates solely to the Revolving Facility and any Default or Event of Default that results from any representation made or deemed made by any Credit Party in the Credit Documents in connection with any Revolving Borrowing or issuance of Letters of Credit being untrue in any material respect as of the date made or deemed made, in each case, without the written consent of the Required Revolving Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (ix) shall not require the consent of any Lenders other than the Required Revolving Lenders, (x) amend Section 2.14 the effect of which is to extend the maturity of any Loan without the prior written consent of each Lender directly and adversely affected thereby, (xi) without the prior written consent of each Lender directly and adversely affected thereby, (x) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, or (y) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or (xii) amend Section 1.09 or the definition of “Alternative Currency” in a manner that could cause any Lender to be required to lend Loans in an additional currency without the written consent of such Lender; provided, further, that no such change, waiver, discharge or termination shall (1) increase or extend the Commitments of any Lender over the amount and term thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase or extension of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision of any Credit Document as the same relates to the rights or obligations of such Agent, (3) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) without the consent of an Issuing Bank or the Swingline Lender, amend, modify or waive any provision relating to the rights or obligations of the such Issuing Bank or Swingline Lender, (5) except in cases where additional extensions of term loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement as in effect on the Closing Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.01 or 5.02 (although (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Term Loans into another Tranche of Term Loans hereunder in like principal amount and any other conversion of any Tranche of Term Loans into Extended Term Loans pursuant to an Extension Amendment shall not be considered a “prepayment” or “repayment” for purposes of this clause (5)), (6) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of “Majority Lenders” (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date) or (7) without the consent of the Supermajority Lenders of the relevant Tranche, reduce the amount of or extend the date of, any Scheduled Repayment (except that, if additional Term Loans are made pursuant to a given Tranche, the scheduled repayments of such Tranche may be increased on a proportionate basis without the consent otherwise required by this clause (7)), or amend the definition of “Supermajority Lenders” (it being understood that, with the consent of the Required

Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the Initial Term Loans and Initial Term Loan Commitments are included on the Closing Date); and provided, further, that only the consent the Administrative Agent shall be necessary for amendments described in clause (y) of the first proviso contained in clause (vi) of the definition of “Permitted Junior Loans.”
(b)    If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Loans of such Lender in accordance with Section 5.01(b)(i); provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided, further, that in any event Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
(c)    Notwithstanding anything to the contrary contained in clause (a) of this Section 13.12, (i) Borrower, the Administrative Agent and each applicable Incremental Lender may, without the consent of any other Lender, (i) in accordance with the provisions of Section 2.15, enter into an Incremental Amendment; provided that after the execution and delivery by Borrower, the Administrative Agent and each such Incremental Lender of such Incremental Amendment, such Incremental Amendment, may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12, and (ii) the Incremental Amendment may, without the consent of any other Credit Party, Agent or Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrower, to effect the provisions of Section 2.15 and the Lenders expressly authorize the Administrative Agent to enter into every such Incremental Amendment, including any amendments that are not materially adverse to the interests of any Lender that amend this Agreement to increase the interest rate margin, increase the interest rate floor, increase, extend or add any prepayment premium, increase, extend or add any call protection or increase the amortization schedule with respect to any existing Tranche of Loans in order to cause any Incremental Loans to be fungible with such existing Tranche of Loans.
(d)    Notwithstanding anything to the contrary in clause (a) above of this Section 13.12, this Agreement may be amended (or amended and restated) (i) with the written consent of the Required Lenders, the Administrative Agent and Borrower, (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) with the written consent of the Administrative Agent, Borrower and the Refinancing Term Loan Lenders, this Agreement and the other Credit Documents shall be amended (or amended and restated) in connection with any refinancing facilities permitted pursuant to Section 2.19.
(e)    Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(f)    Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Majority Lenders, the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Majority Lenders”, “Required Revolving Lender”, “Required Term Lenders”, Required Lenders and “Supermajority Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.
(g)    Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Closing Date, (i) the Administrative Agent and/or the Collateral Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and/or the Collateral Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof or (ii) solely in connection with the incurrence of any additional Indebtedness by Borrower or its Subsidiaries that would otherwise be permitted under this Agreement, any amendment is proposed by Borrower to add one or more provisions to this Agreement that is, (A) necessary in the judgment of Borrower to satisfy the requirements or conditions of such additional Indebtedness in order for it to be permitted hereunder, (B) consistent with the applicable provisions in the definitive documentation relating to such additional Indebtedness and (C) in the reasonable judgment of the Administrative Agent, more favorable to the Lenders (or to the applicable subset thereof) than the existing Agreement, then the Administrative Agent and Borrower shall be permitted to amend such provisions without any further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five business days following receipt of notice thereof.
(h)    Further, notwithstanding anything to the contrary in this Section 13.12, Borrower and the Administrative Agent shall be permitted to amend any provision of a Credit Document in order to (i) comply with local law or the advice of local counsel or (ii) to cause any Credit Document (other than this Agreement) to be consistent with this Agreement and the other Credit Documents, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Credit Document.
(i)    Further, notwithstanding anything to the contrary contained in this Section 13.12, modifications to the Credit Documents may be made with the consent of Borrower and the Administrative Agent (and no other Person) to the extent necessary to make any amendments permitted by Section 13.07(b) to give effect to any election to adopt IFRS.
(j)    Further, notwithstanding anything to the contrary contained in this Section 13.12, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment, modification or waiver of any provision of this Agreement or any other Credit Document or any departure by Holdings or any Restricted Subsidiary therefrom, (B) otherwise acted on any matter related to this Agreement or any Credit Document or (C) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to, or under, this Agreement or any Credit Document, in connection with any amendment or waiver, each Lender (or any Affiliate of such Person (provided further that for the purposes of this Section 13.12(j), Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person and such Person is managed having independent fiduciary duties to the investors or other equityholders of such Person)) (other than (i) any Lender that is a Regulated Bank and (ii) any Revolving Lender (as defined in the ABL Credit Agreement) or any Affiliates of such Regulated Bank or Revolving Lender) that, as a result of its (or its Affiliates’) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments, or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by Holdings or any of its Restricted Subsidiaries (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness”), on the later of (x) the date such amendment or waiver is posted for review by Lenders generally and (y) the date, if any, that such Lender consents to such amendment or waiver (each such Lender, a “Net Short Lender”), shall be deemed to have voted its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (including in any plan of reorganization).  For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Equivalent Amount thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes Holdings or any other Restricted Subsidiary or any instrument issued or guaranteed by Holdings or any other Restricted Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) Holdings and the other Restricted Subsidiaries and any instrument issued or guaranteed by Holdings or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) Holdings or any other Restricted Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender or its Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of Holdings or any other Restricted Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) Holdings and the other Restricted Subsidiaries, and any instrument issued or guaranteed by Holdings or the other Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index.  In connection with any amendment, modification or waiver of this Agreement or the other Credit Documents, each Lender (other than any Lender that is a Regulated Bank or a Revolving Lender) will be deemed to have represented to Borrower and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified Borrower and the Administrative Agent prior to the requested response date with respect to such amendment, modification or waiver that it constitutes a Net Short Lender (it being understood and agreed that Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is a Net Short Lender.
13.13    Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 5.04, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
13.14    [Reserved].

13.15    Confidentiality.
(a)    Subject to the provisions of clause (b) of this Section 13.15, each Agent, Lead Arranger and Lender and Issuing Bank agrees that it will not disclose without the prior written consent, which may take the form of electronic mail, of Borrower (other than to its affiliates and its and their respective directors, officers, employees, auditors, agents, advisors or counsel, or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information in connection with the transactions contemplated by this Agreement and such Agent’s, Lead Arranger’s or Lender’s role hereunder or investment in the Loans; provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender (or language substantially similar to this Section 13.15(a)) any non-public information with respect to Borrower or any of its Subsidiaries (other than, for the avoidance of doubt, information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry) which is now or in the future furnished by or on behalf of any Credit Party pursuant to this Agreement or any other Credit Document; provided that each Agent, Lead Arranger, Lender and Issuing Bank may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.15(a) by such Agent, Lead Arranger, Lender or Issuing Bank, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal or supranational regulatory body having or claiming to have jurisdiction over such Agent, Lead Arranger, Lender or Issuing Bank or to the Federal Reserve Board or other central banking authority or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Agent, Lead Arranger, Lender or Issuing Bank, (v) in the case of any Lead Arranger, Lender or Issuing Bank, to the Administrative Agent or the Collateral Agent, (vi) to any prospective or actual direct or indirect contractual counterparty (other than any Disqualified Lender except that the list of Disqualified Lenders may be furnished) in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.15 (or language substantially similar to this Section 13.15(a)), (vii) in the case of any Lender, to any prospective or actual transferee, pledgee or participant (other than any Disqualified Lender, to the extent that the list of Disqualified Lenders has been furnished, and any pledgee to whom disclosure is permitted pursuant to clause (ii) above) in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, (viii) has become available to any Agent, Lead Arranger, any Lender, Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than Holdings, Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of Borrower or any Affiliate of Borrower, (ix) for purposes of establishing a “due diligence” defense, (x) to credit risk protection providers (or insurers, re-insurers and insurance brokers) and (xi) that has been independently developed by such Agent, Lead Arranger, Lender or Issuing Bank without the use of any other confidential information provided by Borrower or on Borrower’s behalf; provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.15 (or language substantially similar to this Section 13.15(a)); provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Agent, Lead Arranger, Lender or Issuing Bank, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Agent, Lead Arranger, Lender or Issuing Bank will use its commercially reasonable efforts to notify Borrower in advance of such disclosure so as to afford Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed.
(b)    Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings, Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings, Borrower and its Subsidiaries); provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender.

13.16    Patriot Act Notice. Each Lender hereby notifies Holdings and Borrower that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies Holdings, Borrower and each Subsidiary Guarantor, which information includes the name of each Credit Party and other information that will allow such Lender to identify the Credit Party in accordance with the Patriot Act and the Beneficial Ownership Regulation, and each Credit Party agrees to provide such information from time to time to any Lender.
13.17    Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that Holdings, Borrower, their respective Subsidiaries or any of their properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of Holdings, Borrower or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, Holdings and Borrower, for themselves and on behalf of their respective Subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, Holdings and Borrower further agree that the waivers set forth in this Section 13.17 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
13.18    [Reserved].
13.19    INTERCREDITOR AGREEMENTS.
(a)    EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE ABL INTERCREDITOR AGREEMENT, THE PARI PASSU INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY BORROWER AFTER THE CLOSING DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT, ANY ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT, ANY ADDITIONAL PARI PASSU INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT, IN EACH CASE, TO THE EXTENT CONTEMPLATED BY THIS AGREEMENT, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS, INCLUDING THE PURCHASE AND SALE OF PARTICIPATIONS BY VARIOUS LENDERS TO EACH OTHER IN ACCORDANCE WITH THE TERMS THEREOF.
(b)    THE PROVISIONS OF THIS SECTION 13.19 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT, THE PARI PASSU INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY BORROWER AFTER THE CLOSING DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT, ANY ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT, ANY ADDITIONAL PARI PASSU INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT, IN EACH CASE, TO THE EXTENT CONTEMPLATED BY THIS AGREEMENT. REFERENCE MUST BE MADE TO THE ABL INTERCREDITOR AGREEMENT, THE PARI PASSU INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY BORROWER AFTER THE CLOSING DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT, ANY ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT, ANY ADDITIONAL PARI PASSU INTERCREDITOR

AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT CONTEMPLATED BY THIS AGREEMENT, ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE ABL INTERCREDITOR AGREEMENT, THE PARI PASSU INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY BORROWER AFTER THE CLOSING DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT, ANY ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT, ANY ADDITIONAL PARI PASSU INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT CONTEMPLATED BY THIS AGREEMENT, AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE ABL INTERCREDITOR AGREEMENT, THE PARI PASSU INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY BORROWER AFTER THE CLOSING DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT, ANY ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT, ANY ADDITIONAL PARI PASSU INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT CONTEMPLATED BY THIS AGREEMENT. COPIES OF THE ABL INTERCREDITOR AGREEMENT AND THE PARI PASSU INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.
(c)    EACH OF THE ABL INTERCREDITOR AGREEMENT, THE PARI PASSU INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY BORROWER AFTER THE CLOSING DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT, ANY ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT, ANY ADDITIONAL PARI PASSU INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT CONTEMPLATED BY THIS AGREEMENT, IS AN AGREEMENT SOLELY AMONGST THE LENDERS (AND THEIR SUCCESSORS AND ASSIGNS) AND IS NOT AN AGREEMENT TO WHICH HOLDINGS OR ANY OF ITS SUBSIDIARIES IS PARTY. AS MORE FULLY PROVIDED THEREIN, THE ABL INTERCREDITOR AGREEMENT AND, TO THE EXTENT REQUESTED BY BORROWER AFTER THE CLOSING DATE TO BE ENTERED INTO IN CONNECTION WITH INDEBTEDNESS PERMITTED AND/OR NOT PROHIBITED BY THIS AGREEMENT, ANY ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT, ANY ADDITIONAL PARI PASSU INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT CONTEMPLATED BY THIS AGREEMENT, CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.
13.20    Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) none of the Lead Arrangers, any Lender or any of their respective Affiliates shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) Holdings and Borrower hereby waive, to the fullest extent permitted by law, any claims they may have against the Lead Arrangers, any Lender or any of their respective Affiliates for breach of fiduciary duty or alleged breach of fiduciary duty by reason of this Agreement, any other Credit Document or the transactions contemplated hereby or thereby. Each Agent, Lender and their Affiliates may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.
13.21    Electronic Execution of Documents. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Borrower agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of Borrower enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of Borrower without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
13.22    Entire Agreement. This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
13.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
13.24    Acknowledgement Regarding Any Supported QFCs.
(a)    To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Interest Rate Protection Agreements or Other Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any

Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
(b)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Signature Pages Intentionally Removed]
*             *             *

EXHIBIT B
TO AMENDMENT
AMENDED AND RESTATED EXHIBIT A-1 TO THE CREDIT AGREEMENT
[On file with the Administrative Agent]

EXHIBIT C
TO AMENDMENT
AMENDED AND RESTATED EXHIBIT A-3 TO THE CREDIT AGREEMENT
[On file with the Administrative Agent]

EXHIBIT D
TO AMENDMENT
AMENDED AND RESTATED EXHIBIT D TO THE CREDIT AGREEMENT
[On file with the Administrative Agent]